UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MANITEX INTERNATIONAL, INC.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

November 20, 2024

Dear Manitex International, Inc. Shareholder:

You are cordially invited to attend a special meeting of shareholders of Manitex International, Inc. that will be held on Friday, December 20, 2024, at 11:00 a.m. (Central Standard Time) ( as may be adjourned or postponed from time to time, the “special meeting”) at our principal executive offices located at 9725 Industrial Drive, Bridgeview, Illinois, 60455.

On September 12, 2024, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Tadano Ltd., a Japanese corporation (“Tadano”) and Lift SPC Inc., a Michigan corporation and a wholly owned subsidiary of Tadano (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Tadano. At the special meeting you will be asked to, among other things, consider and vote upon a proposal to approve the Merger Agreement.

If the Merger is completed, and upon the satisfaction of the conditions set forth in the Merger Agreement, you will be entitled to receive $5.80 in cash, without interest, less any required withholding taxes, for each share of our common stock owned by you. Acting in reliance upon the unanimous recommendation of a special committee of our board of directors, comprised solely of independent and disinterested directors (the “Transaction Committee”), our board of directors (the “Board”), has determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and the Company’s shareholders (other than holders of Excluded Shares, as defined below) and has adopted, authorized, approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement. The Board made its determination based in part on the recommendation of the Transaction Committee and after consultation with its legal and financial advisors and in part after consideration of a number of other factors as described in the accompanying proxy statement. “Excluded Shares” means shares of our common stock owned by Tadano, Merger Sub or the Company or their respective subsidiaries.

The proposed transaction contemplated by the Merger Agreement may be deemed a “Rule 13e-3 transaction” under the rules of the U.S. Securities and Exchange Commission (the “SEC”). If the transactions contemplated by the Merger Agreement are completed, we expect that the Company will become wholly-owned by Tadano. We further expect that the consummation of the transactions contemplated by the Merger Agreement will cause the Company’s common stock to be delisted from trading on Nasdaq.

Approval of the Merger Agreement requires the affirmative vote of holders of a majority of the shares of common stock outstanding at the close of business on the record date. The Board recommends that you vote “FOR” the proposal to approve the Merger Agreement, “FOR” the proposal to approve, by a non-binding advisory vote, the Merger-related compensation and “FOR” any proposal to adjourn the special meeting, if necessary or appropriate, including if there are not holders of a sufficient number of shares of common stock present or represented by proxy at the special meeting to constitute a quorum at the special meeting.

Your vote is very important. The Merger cannot be completed unless the Merger Agreement is approved by the affirmative vote of holders of a majority of the shares of common stock outstanding at the close of business on the record date. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or over the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to return your proxy or vote at the special meeting in person will have the same effect as a vote “AGAINST” the proposal to approve the Merger Agreement.

If your shares of common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of common stock “FOR” the proposal to approve the Merger Agreement will have the same effect as voting “AGAINST” the proposal to approve the Merger Agreement.

In considering the recommendation of the Board with respect to the proposal to approve the Merger Agreement, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, yours. Completion of the Merger is subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement.

The accompanying proxy statement provides you with detailed information about the special meeting and the Merger Agreement and the transactions contemplated by it, including the Merger. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement and is incorporated by reference therein. We encourage you to carefully read the entire proxy statement and its annexes, including the Merger Agreement. In addition, you should read the ‘Risk Factors’ section beginning on page 7 in our annual report on Form 10-K for the year ended December 31, 2023, and other risk factors detailed from time to time in the Company’s reports filed with the SEC and incorporated by reference in this proxy statement, for risks relating to our business and for a discussion of the risks that you should consider in evaluating the proposed transaction and how it may affect you. You may also obtain additional information about the Company from other documents we have filed with the SEC.

If you have any questions or need assistance voting your shares of the Company common stock, please contact InvestorCom LLC, which is acting as the proxy solicitation agent and information agent for the Company in connection with the special meeting, or the Company at the following addresses or telephone numbers:

19 Old Kings Highway S. – Suite 130

Darien, CT 06820

Shareholders may call toll-free: (877) 972-0090

Banks and brokers call collect: (203) 972-9300

E-mail: proxy@investor-com.com

– or –

Manitex International, Inc.

Attn: Corporate Secretary

9725 Industrial Drive

Bridgeview, Illinois 60455

(708) 237-2052

Thank you for your cooperation, continued support and interest in Manitex International, Inc.

Sincerely,

/s/ LYNN LOGERQUIST
Lynn Logerquist
Corporate Secretary

Neither the SEC, nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger, the Merger Agreement or the other transactions contemplated thereby, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated November 20, 2024 and is first being mailed to shareholders on or about November 20, 2024.

MANITEX INTERNATIONAL, INC.

9725 Industrial Drive

Bridgeview, Illinois 60455

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

December 20, 2024

11:00 a.m. (Central Standard Time)

Notice is hereby given that a Special Meeting of Shareholders of Manitex International, Inc. will be held at our principal executive offices located at 9725 Industrial Drive, Bridgeview, Illinois 60455 on Friday, December 20, 2024 at 11:00 a.m. (Central Standard Time) to consider and vote upon:

1.

A proposal to approve the Agreement and Plan of Merger, dated as of September 12, 2024 (as it may be amended from time to time in accordance with its terms, the “Merger Agreement”), by and among the Company, Tadano Ltd., a Japanese corporation (“Tadano”), and Lift SPC Inc., a Michigan corporation and a wholly owned subsidiary of Tadano (“Merger Sub”). The Merger Agreement provides for the acquisition by Tadano of the Company through the Merger of Merger Sub with and into the Company (the “Merger”) with the Company continuing as the surviving corporation and a wholly owned subsidiary of Tadano. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement.

2.

A proposal to approve, by a non-binding advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the Merger, which compensation arrangements we refer to as the Merger-related compensation.

3.

Any proposal to adjourn the special meeting, if necessary or appropriate, including if there are not holders of a sufficient number of shares of our common stock, no par value per share (“common stock”), present or represented by proxy at the special meeting to constitute a quorum.

The Merger Agreement and the Merger, along with the other transactions that would be effected in connection with the Merger, are described more fully in the attached proxy statement of which this notice forms a part, and we urge you to read the attached proxy statement carefully and in its entirety.

Approval of the Merger Agreement requires the affirmative vote of holders of a majority of the shares of common stock outstanding at the close of business on the record date. Approval of (i) the Merger-related compensation and (ii) any proposal to adjourn the special meeting, if necessary or appropriate, including if there are not holders of a sufficient number of shares of common stock present or represented by proxy at the special meeting to constitute a quorum, each requires the affirmative vote of holders of a majority of the votes cast by the holders entitled to vote thereon at the special meeting. Acting in reliance upon the unanimous recommendation of a special committee of the board of directors, comprised solely of independent and disinterested directors (the “Transaction Committee”), the Company’s board of directors (the “Board”) has determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and its shareholders (other than holders of Excluded Shares, as defined below) and has adopted, authorized, approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The Board made its determination based in part on the recommendation of the Transaction Committee and after consultation with its legal and financial advisors and in part after consideration of a number of other factors as described in the accompanying proxy statement. “Excluded Shares” means shares of our common stock owned by Tadano, Merger Sub or the Company or their respective subsidiaries.

The Board recommends that you vote “FOR” the proposal to approve the Merger Agreement, “FOR” the proposal to approve, by a non-binding advisory vote, the Merger-related compensation and “FOR”

any proposal to adjourn the special meeting, if necessary or appropriate, including if there are not holders of a sufficient number of shares of common stock present or represented by proxy at the special meeting to constitute a quorum at the special meeting.

Your vote is very important, regardless of the number of shares of common stock of the Company you own. The Merger cannot be completed unless the Merger Agreement is approved by the affirmative vote of holders of a majority of the shares of common stock outstanding at the close of business on the record date. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or over the Internet prior to the special meeting to ensure that your shares of common stock will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card or fail to submit your proxy by phone or over the Internet, it will have the same effect as a vote “AGAINST” the proposal to approve the Merger Agreement. If you are a shareholder of record, voting in person at the special meeting will revoke any proxy previously submitted. If you hold your shares of common stock through a bank, brokerage firm or other nominee, you should follow the procedures provided by your banker, brokerage firm or other nominee in order to vote.

The Board has fixed the close of business on November 19, 2024, as the record date for determination of shareholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. Only shareholders of record at the close of business on the record date are entitled to notice of, and to vote (in person or by proxy) at, the special meeting and at any adjournment or postponement thereof. You will be entitled to one vote for each share of common stock that you owned on the record date. A complete list of our shareholders of record entitled to vote at the special meeting will be available at the special meeting for inspection by any shareholder present at the special meeting.

Shareholders whose shares are registered directly with the Company’s transfer agent are considered, with respect to those shares, to be the shareholder of record. The Company has engaged Broadridge Financial Solutions, Inc. (“Broadridge”), to send this notice of special meeting, the proxy statement and the proxy card directly to shareholders of record. Shareholders of record have the right to vote online, vote by telephone, submit a proxy directly to Broadridge, or to vote in person at the special meeting. Shareholders whose shares are held in a brokerage account, or by another nominee, are considered the beneficial owners of shares held in “street name.” Materials for those shareholders are being forwarded to beneficial owners, together with a voting instruction card. Beneficial owners have the right to direct their bank, brokerage firm or other nominee as to how to vote and also are invited to attend the special meeting. Since a beneficial owner is not the shareholder of record, he or she may not vote those shares in person at the special meeting without a proxy from the bank, brokerage firm or other nominee that holds the shares, giving the beneficial owner the right to vote the shares at the meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR OVER THE INTERNET. IF YOU WILL ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED. IF YOU HOLD YOUR SHARES OF COMMON STOCK THROUGH A BANK, BROKERAGE FIRM OR OTHER NOMINEE, YOU SHOULD FOLLOW THE PROCEDURES PROVIDED BY YOUR BANK, BROKERAGE FIRM OR OTHER NOMINEE IN ORDER TO VOTE.

By Order of the Board of Directors,

/s/ LYNN LOGERQUIST
Lynn Logerquist
Corporate Secretary

Dated: November 20, 2024

ii

SUMMARY TERM SHEET

The following summary term sheet highlights selected information in this proxy statement related to the Merger of Merger Sub with and into the Company and may not contain all of the information that may be important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, we encourage you to carefully read this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary term sheet includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 110. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger. Unless indicated otherwise, any other capitalized term used herein but not otherwise defined herein has the meaning assigned to such term in the Merger Agreement.

Parties to the Merger (Page 23)

Manitex International, Inc. (the “Company,” “we,” “us” or “our”), is a leading provider of engineered lifting solutions. The Company designs, manufactures and distributes a diverse group of products that serve different functions and are used in a variety of industries. The Company reports in two business segments—Lifting Equipment and Rental Equipment—and has four operating segments, in which there are five reporting units.

The Company’s common stock is listed on the Nasdaq Capital Market (“Nasdaq”), under the symbol “MNTX.” The principal executive offices of the Company are located at 9725 Industrial Drive, Bridgeview, Illinois 60455 and its telephone number is (708) 430-7500. The Company’s website address is www.manitexinternational.com. Information contained on our website is not incorporated by reference into this proxy statement and such information should not be considered to be part of this proxy statement. For more information about the Company, see the section of this proxy statement entitled “Parties to the Merger—The Company.”

Tadano Ltd. (“Tadano”), is a Japanese corporation. Tadano is a premier original equipment manufacturer and distributor of construction and vehicle-mounted cranes, aerial work platforms, and other specialized material handling solutions sold globally under a set of highly recognized brands. Tadano has production sites in Japan, Germany and the United States.

Tadano’s stock is listed on the Tokyo Stock Exchange under the code “6395.” The principal executive offices of Tadano are located at Ko-34, Shinden-cho, Takamatsu, Kagawa 761-0185, Japan, and its telephone number is +81-87-839-5555. Tadano’s website address is www.tadano.com. Information contained on Tadano’s website is not incorporated by reference into this proxy statement and such information should not be considered to be part of this proxy statement. For more information about Tadano, see the section of this proxy statement entitled “Parties to the Merger—Tadano.”

Lift SPC Inc., (“Merger Sub”), is a Michigan corporation and a wholly owned subsidiary of Tadano. Merger Sub was formed on September 6, 2024, solely for the purpose of completing the Merger and has conducted no business activities other than those related to the structuring and negotiation of the Merger. Merger Sub has not engaged in any business except as contemplated by the Merger Agreement.

The principal executive offices of Merger Sub are located at Ko-34, Shinden-cho, Takamatsu, Kagawa 761-0185, Japan (c/o Tadano Ltd.) and its telephone number is +81-87-839-5555. For more information about Merger Sub, see the section of this proxy statement entitled “Parties to the Merger—Merger Sub.”

The Special Meeting (Page 25)

Date, Time and Place of the Special Meeting (Page 25)

A special meeting of the Company’s shareholders will be held on Friday, December 20, 2024, at 11:00 a.m., Central Standard Time, at the Company’s executive offices, located at 9725 Industrial Drive, Bridgeview, Illinois 60455, which we refer to as the special meeting.

At the special meeting, holders of our common stock, no par value (“common stock”), will be asked to vote on the proposal to approve the Merger Agreement and the proposal to approve, by a non-binding advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the Merger, which compensation arrangements we refer to as the Merger-related compensation. If there are not holders of a sufficient number of shares of common stock present or represented by proxy at the special meeting to constitute a quorum at the special meeting, the special meeting may be adjourned, if necessary or appropriate, by the affirmative vote of holders of a majority of the votes cast by the holders entitled to vote thereon at the special meeting.

Record Date and Quorum (Page 25)

You are entitled to receive notice of, and to vote at, the special meeting if you own shares of common stock at the close of business on November 19, 2024, which the Company has set as the record date for the special meeting (the “record date”). You will be entitled to one vote for each share of common stock that you owned on the record date. As of the close of business on the record date, there were 20,397,358 shares of common stock outstanding and entitled to vote at the special meeting.

The shareholders present at the special meeting in person or by proxy who, as of the record date for the special meeting, were holders of a majority of the outstanding shares of the Company’s common stock entitled to vote at the special meeting will constitute a quorum. Abstentions are counted as present for the purpose of determining whether a quorum is present, but broker non-votes (as described below) will not count toward the establishment of a quorum because no routine matters will be brought before the meeting.

Vote Required (Page 26)

Approval of the Merger Agreement requires the affirmative vote of holders of a majority of the shares of common stock outstanding at the close of business on the record date. As of the record date, 10,198,680 votes constitute a majority of the outstanding shares of common stock entitled to vote at the special meeting. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the proposal to approve the Merger Agreement.

The proposal to approve, by a non-binding advisory vote, the Merger-related compensation requires the affirmative vote of the holders of a majority of the votes cast by the holders entitled to vote thereon at the special meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote. The vote on this proposal is separate and apart from the vote to approve the Merger Agreement. Accordingly, you may vote not to approve this proposal and vote to approve the Merger Agreement. Because the vote on this proposal is advisory only, it will not be binding on either the Company or Tadano. Accordingly, if the Merger Agreement is approved and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding advisory vote of our shareholders.

Approval of any proposal to adjourn the special meeting, if necessary or appropriate, including if there are not holders of a sufficient number of shares of common stock present or represented by proxy at the special meeting to constitute a quorum, requires the affirmative vote of the holders of a majority of the votes cast by the holders entitled to vote thereon at the special meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote.

As of the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, 1,417,382 shares of common stock, representing approximately 7.0 percent of the outstanding shares of common stock as of the record date.

We currently expect that all of our directors and executive officers will vote their shares “FOR” each of the above proposals.

Proxies and Revocation (Page 28)

Any shareholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with instructions, as applicable, your shares of common stock will not be voted on the proposal to approve the Merger Agreement, which will have the same effect as a vote “AGAINST” the proposal to approve the Merger Agreement, and your shares of common stock will not be counted in respect of, and will not have an effect on, the proposal to approve, by a non-binding advisory vote, the Merger-related compensation or any proposal to adjourn the special meeting, if necessary or appropriate, including if there are not holders of a sufficient number of shares of our common stock, present or represented by proxy at the special meeting to constitute a quorum.

A proxy may be revoked at any time prior to its exercise by giving written notice of the revocation thereof to Lynn Logerquist, Corporate Secretary, 9725 Industrial Drive, Bridgeview, Illinois 60455, by attending the meeting and electing to vote in person or by properly submitting a duly executed Proxy bearing a later date. If you own shares in street name, you should ask your broker or bank for a legal proxy to bring with you to the meeting. If you do not receive the legal proxy in time, however, you will not be able to vote your shares at the meeting. Attending the special meeting without voting will not revoke your previously submitted proxy.

The Merger (Page 30)

The Merger Agreement provides that Merger Sub will merge with and into the Company. The Merger will be effective as of the date and time specified in the certificate of merger as duly filed with and accepted by the Michigan Department of Licensing and Regulatory Affairs (the “effective time”).

The Company will be the surviving corporation in the Merger, which we refer to as the surviving corporation. As a result of the Merger, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Tadano. If the Merger is completed, you will not own any shares of common stock of the surviving corporation.

Merger Consideration (Page 30)

If the Merger is completed, each share of common stock issued and outstanding immediately prior to the effective time (other than shares of our common stock owned by Tadano, Merger Sub or the Company or their respective subsidiaries (“Excluded Shares”)) will be converted into the right to receive cash in the amount of $5.80 per share, without interest, less any required withholding taxes. At the effective time, (i) each Excluded Share owned by Tadano or any subsidiary thereof will remain outstanding as a share of common stock of the surviving corporation and (ii) each other Excluded Share will be cancelled and will cease to exist, and no consideration will be payable therefor.

Reasons for the Merger; Recommendation of the Company’s Board of Directors (Page 38)

After careful consideration of various factors described in the section titled “Proposal 1: The Merger—Reasons for the Merger; Recommendation of the Company’s Board of Directors” beginning on page 38, the Company’s board of directors (the “Board”), acting in reliance upon the unanimous recommendation of a special committee of the Board, comprised solely of independent and disinterested directors (the “Transaction Committee”), has determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and its shareholders (other than holders of Excluded Shares) and has adopted, authorized, approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, resolved that the Merger Agreement be submitted for consideration by the shareholders of the Company at a special meeting of shareholders and recommended that the shareholders of the Company vote to approve the Merger Agreement.

In considering the recommendation of the Board with respect to the proposal to approve the Merger Agreement, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, yours. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the transactions contemplated by the Merger Agreement, and in recommending that the shareholders of the Company approve the Merger Agreement. The Company has also considered certain additional factors in determining to undertake the Merger, which are described in further detail in the section of this proxy statement entitled “Proposal 1: The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 77.

The transactions contemplated by the Merger Agreement may be deemed a “going private” transaction under the rules of the Securities and Exchange Commission (the “SEC”), for which a Schedule 13E-3 Transaction Statement is required to be filed with the SEC. Accordingly, Tadano, Merger Sub and the Company have filed such a Transaction Statement with the SEC with respect to such transactions solely for purposes of complying with the requirements of Rule 13e-3 and related rules and regulations under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. You may obtain additional information about the Schedule 13E-3 under the caption “Where You Can Find Additional Information.”

The Board recommends that you vote “FOR” the proposal to approve the Merger Agreement, “FOR” the proposal to approve, by a non-binding advisory vote, the Merger-related compensation and “FOR” any proposal to adjourn the special meeting.

Opinion of Brown Gibbons Lang & Company (Page 44)

On September 11, 2024, Brown Gibbons Lang & Company, which we refer to as BGL, orally rendered its opinion to the Transaction Committee (which was subsequently confirmed in writing by delivery of BGL’s written opinion addressed to the Transaction Committee dated September 12, 2024), as to the fairness, from a financial point of view, and as of such date, of the per share merger consideration to be received by the holders of common stock of the Company in the Merger pursuant to the Merger Agreement (other than holders of Excluded Shares), which opinion was based on and subject to the various procedures followed, assumptions made, qualifications, conditions and limitations on the review undertaken and other matters considered by BGL in connection with the preparation of its opinion.

BGL’s opinion was directed to the Transaction Committee and only addressed the fairness, from a financial point of view and as of such date, of the per share merger consideration to be received by holders of common stock of the Company in the Merger pursuant to the Merger Agreement (other than holders of Excluded Shares) and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding. The summary of BGL’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this proxy statement and describes certain of the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by BGL in connection with the preparation of its opinion. However, neither BGL’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Transaction Committee, the Board, the Company, any security holder or any other person as to how to act or vote with respect to any matter relating to the merger or otherwise. See the section of this proxy statement entitled “Proposal 1: The Merger—Opinion of Brown Gibbons Lang & Company.”

Pursuant to the terms of BGL’s engagement letters with the Company, the Company has agreed to pay BGL a fee for its services in the amount of approximately $3.1 million, of which (i) $125,000 was payable upon execution of the engagement letter, (ii) $125,000 was payable upon delivery of BGL’s opinion, regardless of the conclusion reached by BGL in its opinion, and (iii) the balance of which is payable contingent upon the consummation of the Merger. The Company has also agreed to reimburse BGL for its expenses and to indemnify BGL against certain liabilities arising out of its engagement.

Position of the Purchaser Filing Persons as to Fairness of the Merger (Page 56)

Tadano and Merger Sub (collectively, “the Purchaser Filing Persons”) did not participate in the deliberations of the Board or the Transaction Committee regarding, and did not receive advice from the Board’s or the Transaction Committee’s legal or financial advisors as to, the fairness of the Merger. The Purchaser Filing Persons have not performed, or engaged a financial advisor to perform, any valuation or other analysis for the purpose of assessing the fairness of the Merger to the Company’s unaffiliated security holders. However, based on the knowledge and analysis by the Purchaser Filing Persons of available information regarding the Company, and the factors considered by, and the analysis and resulting conclusions of, the Purchaser Filing Persons discussed in “Proposal 1: The Merger—Tadano Purpose of and Reasons for the Merger,” as well as the factors considered by, and the analysis and resulting conclusions of, the Board discussed in “Proposal 1: The Merger—Reasons for the Merger; Recommendation of the Company’s Board of Directors,” the Purchaser Filing Persons believe that the Merger is substantively and procedurally fair to the Company’s unaffiliated security holders. For a more complete discussion of the reasons of the Purchaser Filing Persons for the Merger, please see the section entitled “Proposal 1: The Merger— Position of the Purchaser Filing Persons as to Fairness of the Merger” beginning on page 56.

Tadano Purpose of and Reasons for the Merger (Page 59)

Under the SEC rules governing “going-private” transactions, including Rule 13e-3 under the Exchange Act, the Purchaser Filing Persons may be deemed to be “affiliates” of the Company and engaged in a “going-private” transaction, and therefore, may be required to disclose their purposes and reasons for the Merger to the Company’s “unaffiliated security holders” as defined under Rule 13e-3 under the Exchange Act. The Purchaser Filing Persons are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. However, the Purchaser Filing Persons are not making any recommendation to any holder of the majority of the outstanding common stock held by the Company’s shareholders other than Tadano (the “Minority Shareholders”) as to how that shareholder should vote on any proposal, and the views of each of the Purchaser Filing Persons should not be construed as a recommendation to any Minority Shareholder as to how such shareholder should vote. The Purchaser Filing Persons have interests in the Merger that are different from those of the Minority Shareholders.

For the Purchaser Filing Persons, the purpose of the Merger is to enable Tadano to acquire 100% ownership and control of the Company. The Purchaser Filing Persons will bear the rewards and risks of the ownership of the Company after completion of the Merger.

The Purchaser Filing Persons believe that after the Merger is consummated, the Company should have greater operating flexibility and more efficient access to capital, which should support the Company’s long-term growth and profitability. If that happens, the Purchaser Filing Persons (and not the Minority Shareholders) will benefit from any resulting increase in the value of the Company. Accordingly, the Purchaser Filing Persons have decided to undertake to pursue the Merger at this time for the reasons described in the section entitled “Proposal 1: The Merger—Tadano Purpose of and Reasons for the Merger,” among others.

For a more complete discussion of the reasons of the Purchaser Filing Persons for the Merger, please see the section entitled “Proposal 1: The Merger—Tadano Purpose of and Reasons for the Merger” beginning on page 59.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 77)

In considering the recommendations of the Board with respect to the proposals to (1) approve the Merger Agreement, (2) approve, by a non-binding advisory vote, the Merger-related compensation and (3) adjourn the special meeting, you should be aware that the executive officers and directors of the Company may have certain interests in the Merger that may be different from, or in addition to, the interests of the shareholders generally. In (i) evaluating and negotiating the Merger Agreement, (ii) approving the Merger Agreement and the Merger and (iii) recommending that the Merger Agreement be approved by shareholders, the Board and Transaction Committee were aware of these interests and considered them, among other matters, to the extent these interests existed at the time. Company shareholders should take these interests into account in deciding whether to approve the Merger Agreement. These interests include, but are not limited to, the following:

•

Restricted stock units that are subject solely to time-based vesting restrictions, or Company RSUs, outstanding immediately before the effective time of the Merger will automatically vest in full and be cancelled and converted into the right to receive a cash payment equal to the product of (i) the number of shares of common stock underlying such Company RSU multiplied by (ii) the per share merger consideration, less applicable withholding taxes;

•

Stock options (“Company Options”) outstanding immediately before the effective time of the Merger will automatically vest in full and be cancelled and converted into the right to receive a cash payment equal to the product of (i) the excess, if any, of the per share merger consideration over the per share exercise price of the Company Option multiplied by (ii) the number of shares of common stock underlying such Company Option, less applicable withholding taxes;

•

J. Michael Coffey, the Company’s Chief Executive Officer and a director, has been granted 100,000 Company RSUs, in connection with the Merger. Additionally, 300,000 restricted stock units that are subject to performance-based vesting restrictions, or Company PSUs, held by Mr. Coffey will be converted to Company RSUs, in connection with the Merger;

•	Joseph Doolan, the Company’s Chief Financial Officer, has been granted 50,000 Company RSUs, in connection with the Merger; and

•	Stephen J. Tober, a director and the chairman of the Transaction Committee, will receive a cash bonus of $250,000 at the effective time of the Merger.

The Company is party to employment agreements with the named executive officers that provide for certain severance protections upon, in certain cases (a) a termination without “cause” or resignation for “good reason” (each as defined in the employment agreements) within six months prior to and in anticipation of, or 24 months following, a change of control, or (b) a termination without “cause,” resignation for “good reason,” or termination due to “permanent disability.”

For further information with respect to the arrangements between the Company and its directors and executive officers, see the section titled “Proposal 1: The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 77.

Material U.S. Federal Income Tax Consequences of the Merger (Page 81)

The exchange of shares of common stock for cash pursuant to the Merger generally will be a taxable transaction to U.S. holders (as defined in “Proposal 1: The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page 81) for U.S. Federal income tax purposes. Shareholders who are U.S. holders and who exchange their shares of common stock in the Merger for cash will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares of common stock (determined before deduction of any applicable withholding taxes) and their adjusted tax basis in their shares of common stock. Backup withholding may apply to cash payments paid to a Shareholder pursuant to the Merger unless such Shareholder provides their taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “Proposal 1: The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 81 for a general discussion of the U.S. Federal income tax consequences of the Merger.

We recommend you consult your tax advisor regarding the tax consequences of the Merger to you based upon your particular circumstances, including the applicability and effect of any U.S. state or local or non-U.S. tax laws.

Regulatory Approvals (Page 83)

The Company, Tadano and Merger Sub will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law (including under any antitrust law and from the Committee on Foreign Investment in the United States, which we refer to as CFIUS) to consummate the Merger and the other transactions contemplated by the Merger Agreement, subject to the conditions and limitations set forth therein. You should read “Proposal 1: The Merger—Regulatory Approvals” beginning on page 83 for a more detailed discussion of the regulatory approvals required with respect to the Merger.

The Merger Agreement (Page 84)

Treatment of Common Stock and Equity Awards (Page 85)

Common Stock. At the effective time, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company, each share of common stock issued and outstanding immediately prior to the effective time, other than Excluded Shares, will be cancelled and will cease to exist and will be converted into the right to receive cash in the amount of $5.80 per share, without interest, less any required withholding taxes. Each Excluded Share owned by Tadano or any subsidiary thereof will remain outstanding as a share of common stock of the surviving corporation. Each other Excluded Share will be cancelled and will cease to exist, and no consideration will be payable therefor.

Company RSUs Outstanding as of the Effective Time. Company RSUs outstanding immediately before the effective time of the Merger will be automatically vested in full and converted into the right to receive a cash payment equal to the product of (i) the number of shares of common stock underlying such Company RSU multiplied by (ii) the per share merger consideration, less applicable withholding taxes.

Company PSUs Outstanding as of the Effective Time. Company PSUs outstanding immediately before the effective time of the Merger will be automatically cancelled without any cash payment or other consideration.

Company Options Outstanding as of the Effective Time. Company Options outstanding immediately before the effective time of the Merger will be automatically vested in full and converted into the right to receive a cash payment equal to the product of (i) the excess, if any, of the per share merger consideration over the per share exercise price of the Company Option multiplied by (ii) the number of shares of common stock underlying such Company Option, less applicable withholding taxes. If the exercise price per share of the Company Option is equal to or greater than the per share merger consideration, then such Company Option will be cancelled without any cash payment or other consideration.

Acquisition Proposals (Page 93)

The Company has agreed that neither it nor any of its subsidiaries nor any of its or their respective directors or officers shall, and the Company shall cause its and its subsidiaries other representatives not to, directly or indirectly:

•

solicit, initiate, knowingly encourage or knowingly facilitate any acquisition proposal (as defined in “The Merger Agreement—Acquisition Proposals” beginning on page 93) or offer or inquiry that would reasonably be expected to lead to any acquisition proposal, or the making or consummation thereof; and

•

refrain from engaging in certain specified activities set forth under “The Merger Agreement—Acquisition Proposals” beginning on page 93 with respect to acquisition proposals or circumstances that may lead to acquisition proposals.

Notwithstanding these restrictions, under certain specified circumstances, from the date of the Merger Agreement until the approval of the Merger Agreement by the Company’s shareholders, the Company may, in certain circumstances and among other things, respond to or engage in discussions or negotiations with a person in respect of an unsolicited, bona fide written acquisition proposal if the Board determines in good faith after consultation with outside legal counsel and its financial advisor that such acquisition proposal either constitutes a superior proposal or could reasonably be expected to result in a superior proposal (as defined in “The Merger Agreement—Acquisition Proposals” beginning on page 93). The Company must notify Tadano promptly, but no later than 24 hours, after receipt of any written Acquisition Proposal or any request that would reasonably be expected to lead to an acquisition proposal.

Change of Board Recommendation (Page 94)

The Board may not change its recommendation that shareholders approve the Merger Agreement, except that, notwithstanding the foregoing, at any time before the shareholders of the Company approve the Merger Agreement, the Board may change its recommendation, subject to the terms and conditions set forth in the Merger Agreement, in the event (x) the Company receives an unsolicited bona fide written acquisition proposal that the Board (acting on the recommendation of the Transaction Committee) or the Transaction Committee determines in good faith after consultation with outside legal counsel and its financial advisor constitutes a superior proposal or (v) an intervening event (as defined in “The Merger Agreement—Change of Board Recommendation” beginning on page 94) has occurred, and in each case, the Board determines in good faith that the failure of the Board to change its recommendation would be inconsistent with the Board’s fiduciary duties to shareholders under applicable law, and the Company has given Tadano notice of such superior proposal or intervening event and negotiated with Tadano in good faith for certain specified time periods.

Prior to the approval of the Merger Agreement by the Company shareholders, the Company is entitled to terminate the Merger Agreement for the purpose of entering into an agreement in respect of a Superior Proposal if it complies with certain procedures in the Merger Agreement, including, but not limited to, negotiating with Tadano in good faith over a five (5) business day period in an effort to amend the terms and conditions of the Merger Agreement (three (3) business days in the case of subsequent revisions to the material terms of such Superior Proposal), and the Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to terminate the Merger Agreement as a result of such Superior Proposal would be inconsistent with the Board of Directors’ fiduciary duties under applicable law. The termination of the Merger Agreement by the Company following the Board’s authorization for the Company to enter into an alternative acquisition agreement with respect to a Superior Proposal will result in the payment by the Company of a termination fee of $4,900,000. For more information, please see the section of this proxy statement entitled “The Merger Agreement—Change of Board Recommendation.”

Conditions to the Merger (Page 98)

The respective obligations of the Company, Tadano and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of certain customary conditions, including the approval of the Merger Agreement by our shareholders, receipt of certain regulatory approvals, the absence of any legal prohibitions and the accuracy of the representations and warranties of the parties set forth in the Merger Agreement, subject in most cases to “material adverse effect” qualifications. Additionally, each of the parties shall have performed in all material respects all material obligations required to be performed by such party. See “The Merger Agreement—Conditions to the Merger” beginning on page 98.

Termination (Page 99)

We and Tadano may, by mutual written consent, terminate the Merger Agreement and abandon the Merger at any time prior to the effective time, notwithstanding any approval of the Merger Agreement by our shareholders.

The Merger Agreement may also be terminated and the Merger abandoned at any time prior to the effective time as follows:

•	by either Tadano or the Company, if:

•

the Merger has not been consummated on or before June 12, 2025, which we refer to as the end date; provided, however, that such right of termination shall not be available to any party whose breach of any provision of the Merger Agreement results in the failure to consummate the Merger;

•

any governmental authority of competent jurisdiction has enacted, entered or enforced any order or law permanently restraining, enjoining or otherwise prohibiting consummation of the Merger that becomes final and non-appealable; provided, however, that such right of termination shall not be available to any party whose breach of or failure to perform any obligation of the Merger Agreement is a primary factor in the issuance of such order or law; or

•	the Company’s shareholders do not approve the Merger at the special meeting.

•	by Tadano, if:

•	the Board changes its recommendation to the Company’s shareholders at any time before, but not after, the Company’s receipt of shareholder approval; or

•

there has been any violation or breach of any representation, warranty or covenant made by the Company in the Merger Agreement that would cause the conditions to the consummation of the Merger not to be satisfied, and such breach or failure to be true cannot be cured by the end date or, if curable, is not cured prior to 30 days after Tadano provides notice of such breach or failure to be true; provided that Tadano and Merger Sub must not then be in material breach of its obligations under the Merger Agreement; or

•	by the Company, if:

•

there has been any violation or breach of any representation, warranty or covenant made by Tadano or Merger Sub in the Merger Agreement that would cause the conditions to the consummation of the Merger not to be satisfied, and such breach or failure to be true cannot be cured by the end date or, if curable, is not cured prior to 30 days after the Company provides notice of such breach or failure to be true; provided that the Company must not then be in material breach of the Merger Agreement; or

•	the Board authorizes the Company to enter into an alternative acquisition agreement with respect to a Superior Proposal in compliance with the terms of the Merger Agreement.

Termination Fees Payable by the Company (Page 100)

A termination fee of $4.9 million would be payable to Tadano by us in the event the Merger Agreement were terminated:

•	by Tadano if the Board changes its recommendation to the Company’s shareholders at any time before, but not after, the Company’s receipt of shareholder approval;

•

by the Company if the Board has determined to enter into an acquisition agreement with respect to a superior proposal in compliance with the terms of the Merger Agreement, including the requirements described under “The Merger Agreement—Acquisition Proposals” beginning on page 93; or

•

(i) by either Tadano or the Company, if the Merger has not been consummated on or before the end date; (ii) by either Tadano or the Company if the Company’s shareholders do not approve the Merger Agreement at the special meeting; or (iii) by Tadano if there has been any violation or breach of any representation, warranty, covenant or agreement made by the Company in the Merger Agreement that would cause the conditions to the consummation of the Merger not to be satisfied and (A) such violation or breach has not been waived by Tadano; (B) Tadano has provided written notice to the Company of such violation or breach and its intent to terminate the Merger Agreement; and (C) such violation or breach cannot be cured by the end date or has not been cured by the Company within 30 days of receipt of such written notice; provided that Tadano and Merger Sub are not then in material breach of the Merger Agreement, and (x) an acquisition proposal shall have been publicly announced or publicly made known to the shareholders of the Company, and was not withdrawn prior to termination of the Merger Agreement and (y) within 12 months following the date of such termination, the Company consummates a transaction contemplated by an acquisition proposal involving 50% or more of the Company’s common stock, or assets representing 50% or more of the Company’s assets, consolidated net revenues or consolidated book value.

Fees and Expenses (Page 100)

All fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees and expenses whether or not the Merger is completed, except that (i) all filing fees paid in respect of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, and any filing made under any other antitrust laws, shall be paid by Tadano, and (ii) all filing fees paid in respect of the notice to CFIUS shall be split equally as between Tadano and the Company.

Remedies (Page 100)

In the event the termination fee becomes payable, and is paid, by the Company, such termination fee will be the sole and exclusive remedy for monetary damages to which Tadano and Merger Sub will be entitled. Each of the parties is entitled to seek specific performance of the terms and provisions of the Merger Agreement and to obtain or to seek an injunction restraining any breach or violation or threatened breach or violation of the provisions of the Merger Agreement.

Market Price of Common Stock and Dividends (Page 104)

The Company’s common stock is listed for trading on Nasdaq under the symbol “MNTX.” The closing price of our common stock on Nasdaq on September 11, 2024, the last trading day completed prior to the public announcement of the execution of the Merger Agreement, was $3.81 per share of common stock. On November 19, 2024, the most recent practicable date before this proxy statement was mailed to our shareholders, the closing price for common stock on Nasdaq was $5.72 per share of common stock. You are encouraged to obtain current market quotations for common stock in connection with voting your shares of common stock.

The Company has not declared or paid any cash dividends on shares of Company common stock in the last five years.

No Appraisal Rights (Page 109)

Under Section 762(2) of the Michigan Business Corporation Act, which we refer to as the MBCA, as well as the governing documents of the Company, shareholders are not entitled to appraisal rights or dissenters’ rights in connection with the Merger, because the only consideration being received by holders of Company common stock is cash and shares of the Company common stock are listed on Nasdaq.

Delisting and Deregistration of Common Stock (Page 109)

If the Merger is completed, our common stock will be delisted from Nasdaq and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC.

Litigation Related to the Merger (page 83)

As of November 19, 2024, the Company had received four letters from purported Company shareholders asserting various purported disclosure deficiencies in the Company’s preliminary proxy materials. It is possible that other demand letters will be received. The Company believes that the claims raised by such purported shareholders are without merit. However, solely in order to avoid the risk that these demand letters may delay or otherwise adversely affect the consummation of the Merger, the Company has determined to voluntarily make certain disclosures that were requested in the demand letters. Nothing in this proxy statement shall be deemed an admission of the legal necessity or materiality under applicable laws of such disclosures.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the Merger, the Merger Agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Company shareholder. Please refer to the “Summary Term Sheet” beginning on page 1 and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 110.

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.

You are receiving this proxy statement and proxy card or voting instruction form because you own shares of our common stock. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of common stock with respect to such matters.

Q.	When and where is the special meeting?

A.

The special meeting of the shareholders will be held on Friday, December 20, 2024 at 11:00 a.m., Central Standard Time, at the Company’s executive offices, located at 9725 Industrial Drive, Bridgeview, Illinois 60455. Information on how to vote in person at the special meeting is discussed below.

Q.	What am I being asked to vote on at the special meeting?

A.	You are being asked to consider and vote on:

•	a proposal to approve the Merger Agreement that provides for the acquisition of the Company by Tadano;

•	a proposal to approve, by a non-binding advisory vote, the Merger-related compensation; and

•

a proposal to adjourn the special meeting, if necessary or appropriate, including if there are not holders of a sufficient number of shares of common stock present or represented by proxy at the special meeting to constitute a quorum.

Q.	What is the proposed Merger and what effects will it have on the Company?

A.

The Merger will result in the acquisition of the Company by Tadano, pursuant to the terms and subject to the conditions of the Merger Agreement. If the proposal to approve the Merger Agreement is approved by our shareholders and the other closing conditions set forth in the Merger Agreement are satisfied or waived and the Merger closes, Merger Sub will merge with and into the Company, with the Company being the surviving corporation. As a result of the Merger, the Company will become a wholly owned subsidiary of Tadano and will no longer be a publicly held corporation, and you, as a holder of common stock, will no longer have any interest in our future earnings or growth. In addition, following the Merger, our common stock will be delisted from Nasdaq and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC.

Q.	What will I receive if the Merger is completed?

A.

In the Merger, each share of common stock, other than Excluded Shares, will be converted into the right to receive cash in the amount of $5.80 per share, without interest. At the effective time, (i) each Excluded Share held by Tadano or any subsidiary thereof will remain outstanding as a share of common stock of the surviving corporation and (ii) each other Excluded Share will be cancelled and will cease to exist, and no consideration will be payable for such shares.

Q:	How does the Merger consideration compare to the market price of the Company common stock?

A:	The Merger consideration of $5.80 represents a premium of approximately 47.9% to the 30-day average closing share price of $3.92 as of September 11, 2024.

Q.	When do you expect the Merger to be completed?

A.

We are working towards completing the Merger as soon as possible. We anticipate that the Merger will be completed on the later of January 2, 2025, and the third business day following the receipt of required regulatory approvals and the satisfaction or waiver of other closing conditions, including approval by our shareholders of the proposal to approve the Merger Agreement. We anticipate that the Merger will be completed early in the first quarter of 2025.

Q.	What happens if the Merger is not completed?

A.

If the Merger Agreement is not approved by the shareholders or if the Merger is not completed for any other reason, the shareholders will not receive any payment for their shares of our common stock in connection with the Merger. Instead, the Company will remain an independent public company and our common stock will continue to be listed and traded on Nasdaq.

Under certain circumstances, upon termination of the Merger Agreement, we may be obligated to pay to Tadano a termination fee of $4.9 million. More information can be found in the section titled “The Merger Agreement—Termination Fees” beginning on page 100.

Q.	What conditions must be satisfied to complete the Merger?

A.

There are several conditions which must be satisfied to complete the Merger, including, among others, customary conditions relating to the approval of the Merger Agreement by the requisite vote of the Company’s shareholders, the receipt of certain foreign regulatory approvals, the approval of the Merger by CFIUS and the accuracy of the representations and warranties of the parties set forth in the Merger Agreement, subject in most cases to “materiality” and “material adverse effect” qualifications. Additionally, each of the parties shall have performed in all material respects all material obligations required to be performed by such party.

The parties have subsequently determined that a filing is not required to be made under the HSR Act.

Consummation of the Merger is not subject to any financing condition.

Q.	Am I entitled to exercise appraisal rights under the MBCA, instead of receiving the per share merger consideration for my shares of common stock?

A.

No. Under Section 762(2) of the MBCA, as well as the Company’s governing documents, shareholders are not entitled to appraisal rights or dissenters’ rights in connection with the Merger, as further explained under the section of this proxy statement entitled “No Appraisal Rights.”

Q.	What happens if I sell my shares of common stock before the special meeting?

A.

The record date for shareholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the Merger. If you transfer your shares of common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies the Company in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the per share merger consideration to the person to whom you transfer your shares.

Q.	What happens if I sell my shares of common stock after the special meeting but before the effective time?

A.

If you transfer your shares after the special meeting but before the effective time, you will have transferred the right to receive the per share merger consideration to the person to whom you transfer your shares. In order to receive the per share merger consideration, you must hold your shares of common stock through completion of the Merger.

Q.	Should I send in my stock certificates now?

A.

No. If the Merger Agreement is approved by shareholders, the other conditions to the Merger are satisfied or waived and the Merger closes, you will be sent a letter of transmittal promptly after the completion of the Merger, describing how you may exchange your shares of common stock for the per share merger consideration. If your shares of common stock that are held in “street name” through a bank, brokerage firm or other nominee, you should contact your bank, brokerage firm or other nominee for instructions as to how to effect the surrender of your “street name” shares of common stock in exchange for the per share merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	Is the Merger expected to be taxable to me?

A.

Yes. The exchange of shares of common stock for cash pursuant to the Merger generally will be a taxable transaction to U.S. holders (as defined in “Proposal 1: The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page 81) for U.S. Federal income tax purposes. If you are a U.S. holder and you exchange your shares of our common stock in the Merger for cash, you will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before deduction of any applicable withholding taxes) and your adjusted tax basis in such shares of our common stock. Backup withholding may apply to cash payments paid to a Shareholder pursuant to the Merger unless such Shareholder provides their taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “Proposal 1: The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 81 for a general discussion of the U.S. Federal income tax consequences of the Merger. You should also consult your own tax advisor regarding the tax consequences of the Merger to you based upon your particular circumstances, including the applicability and effect of any U.S. state or local or non-U.S. tax laws.

Q.	Why am I being asked to consider and vote on a proposal to approve, by a non-binding advisory vote, the Merger-related compensation?

A.

Under SEC rules, we are required to seek a non-binding advisory vote with respect to the compensation that may be paid or become payable to our named executive officers in connection with the Merger, or “golden parachute” compensation.

Q.	What will happen if the Company’s shareholders do not approve the Merger-related compensation?

A.

Approval of the Merger-related compensation is not a condition to completion of the Merger. The vote to approve the Merger-related compensation is an advisory vote and will not be binding on the Company or the surviving corporation. Because the Merger-related compensation is based on contractual arrangements with the named executive officers, such compensation may be payable, regardless of the outcome of this advisory vote, if the Merger Agreement is approved (subject only to the contractual obligations applicable thereto).

Q.	What vote is required for the Company’s shareholders to approve the Merger Agreement?

A.

Approval of the Merger Agreement requires the affirmative vote of holders of a majority of the shares of common stock outstanding at the close of business on the record date. A failure to vote your shares of common stock or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to approve the Merger Agreement. If your shares are held in “street name” by your bank, brokerage firm or other nominee and you do not instruct the nominee how to vote your shares, the failure to instruct your nominee will have the same effect as a vote “AGAINST” the proposal to approve the Merger Agreement.

Q.	What vote of our shareholders is required to approve, by a non-binding advisory vote, the Merger-related compensation?

A.	Approving Merger-related compensation requires the affirmative vote of holders of a majority of the votes cast by the holders entitled to vote thereon at the special meeting.

Abstentions and broker non-votes will have no effect on the outcome of the vote on this proposal.

Q.	What vote of our shareholders is required to approve any proposal to adjourn the special meeting, if necessary or appropriate?

A.

Approval of any proposal to adjourn the special meeting, if necessary or appropriate, including if there are not holders of a sufficient number of shares of our common stock, present or represented by proxy at the special meeting to constitute a quorum, requires the affirmative vote of holders of a majority of the votes cast by the holders entitled to vote thereon at the special meeting.

Abstentions and broker non-votes will have no effect on the outcome of the vote on this proposal.

Q.	How does the Board recommend that I vote?

A.

The Board recommends that you vote “FOR” the proposal to approve the Merger Agreement, “FOR” the proposal to approve, by a non-binding advisory vote, the Merger-related compensation and “FOR” any proposal to adjourn the special meeting, if necessary or appropriate, including if there are not holders of a sufficient number of shares of common stock present or represented by proxy at the special meeting to constitute a quorum.

Q.	How do the Company’s directors and officers intend to vote?

A.

We currently expect that the Company’s directors and executive officers will vote their shares in favor of the proposal to approve the Merger Agreement, the proposal to approve, by a non-binding advisory vote, the Merger-related compensation and any proposal to adjourn the special meeting, if necessary or appropriate, including if there are not holders of a sufficient number of shares of common stock present or represented by proxy at the special meeting to constitute a quorum.

Q.	Do any of the Company’s directors or officers have interests in the Merger that may differ from or be in addition to my interests as a shareholder?

A.

In considering the recommendation of the Board with respect to the proposal to approve the Merger Agreement, you should be aware that our directors and executive officers have certain interests in the Merger that may be different from, or in addition to, the interests of our shareholders generally. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that shareholders of the Company approve the Merger Agreement. See “Proposal 1: The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 77 and “Proposal 2: Advisory Vote on Merger-Related Compensation” beginning on page 106.

Q.	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A.

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, you are considered the shareholder of record with respect to those shares. As the shareholder of record, you have the right to vote, grant your voting rights directly to the Company or to a third party or to vote in person at the special meeting. Whether or not you plan to attend the special meeting, we urge you to submit your proxy or voting instructions as soon as possible.

Beneficial Owner of Shares Held in “Street Name.” If your shares of common stock are held by your bank, brokerage firm or other nominee, you are considered the beneficial owner of shares held in “street name,” and your bank, brokerage firm or other nominee, or their intermediary, is considered the shareholder of record with respect to those shares. Your bank, brokerage firm or other nominee should send you, as the beneficial owner, a package describing the procedure for voting your shares of common stock. You should follow the instructions provided by them to vote your shares of common stock. You may not vote these shares of common stock in person at the special meeting unless you obtain a “legal proxy” from your bank, brokerage firm or other nominee that holds your shares of common stock, giving you the right to vote the shares of common stock at the special meeting.

Q.	If my shares of common stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of common stock for me?

A.

Your bank, brokerage firm or other nominee will only be permitted to vote your shares of common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of common stock. Banks, brokerage firms or other nominees who hold shares in “street name” for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to approve the Merger Agreement, and, as a result, absent specific instructions from the beneficial owner of such shares of common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of common stock on non-routine matters. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of common stock, your shares of common stock will not be voted (“broker non-votes”) and the effect will be the same as a vote “AGAINST” the proposal to approve the Merger Agreement, and your shares of common stock will not be voted and will not have an effect on the proposal to approve by a non-binding advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the Merger or any proposal to adjourn the special meeting, if necessary or appropriate, including if there are not holders of a sufficient number of shares of common stock present or represented by proxy at the special meeting to constitute a quorum.

Q.	Who can vote at the special meeting?

A.	All of the shareholders as of the close of business on November 19, 2024, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting.

Q.	How many votes do I have?

A.

You are entitled to one vote for each share of common stock held of record by you as of the record date, November 19, 2024. As of the close of business on the record date, there were 20,397,358 outstanding shares of common stock.

Q.	What is a quorum?

A.

The shareholders present at the special meeting in person or by proxy who, as of the record date for the special meeting, were holders of a majority of the outstanding shares of the Company’s common stock entitled to vote at the special meeting will constitute a quorum. Abstentions are counted as present for the purpose of determining whether a quorum is present, but broker non-votes will not count toward the establishment of a quorum.

Q.	How do I vote?

A.	Shareholder of Record. If you are a shareholder of record, you may have your shares of common stock voted on matters presented at the special meeting in any of the following ways:

•	In Person. You may attend the special meeting and cast your vote there.

•	Via Our Internet Voting Site. Follow the instructions for Internet voting printed on your proxy card.

•

By Telephone. Call the toll-free number specified on your proxy card. You can vote by telephone by following the instructions provided on the Internet voting site or by following the instructions provided on your proxy card.

•	In Writing. You can vote by completing, signing, dating and returning the proxy card in the enclosed prepaid reply envelope.

Beneficial Owner. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting. To attend the special meeting in person (regardless of whether you intend to vote your shares in person at the special meeting), you must bring with you to the special meeting a valid photo identification and proof of your beneficial ownership. For more information, see the instructions under “The Special Meeting—Attendance” beginning on page 26 of this proxy statement.

IT IS IMPORTANT THAT YOU PROMPTLY VOTE YOUR SHARES OF COMMON STOCK. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR OVER THE INTERNET. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Q.	How can I change or revoke my vote?

A.	If you own shares in your own name, you may revoke any prior proxy or voting instructions, regardless of how your proxy or voting instructions were originally submitted, by:

•	sending a written statement to that effect to our Corporate Secretary, which must be received by us before the special meeting;

•	submitting a properly signed proxy card or voting instruction form dated a later date;

•	submitting a later-dated proxy or providing new voting instructions via the Internet or by telephone; or

•	attending the special meeting in person and voting your shares.

If you hold shares in “street name,” you should contact the intermediary for instructions on how to change your vote.

Q.	What is a proxy?

A.

A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of common stock is called a “proxy card.”

Q.	If a shareholder gives a proxy, how are the shares of common stock voted?

A.

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you own shares that are registered in your own name and return a signed proxy card or grant a proxy via the Internet or by telephone, but do not indicate how you wish your shares to be voted, the shares represented by your properly signed proxy will be voted “FOR” the proposal to approve the Merger Agreement, “FOR” the proposal to approve, by a non-binding advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the Merger and “FOR” any proposal to adjourn the special meeting, if necessary or appropriate, including if there are not holders of a sufficient number of shares of common stock present or represented by proxy at the special meeting to constitute a quorum.

Q.	How are votes counted?

A.

For the proposal to approve the Merger Agreement, each of the “FOR,” “AGAINST” or “ABSTAIN” categories will be tabulated separately. Abstentions and broker non-votes will have the same effect as votes “AGAINST” the proposal to approve the Merger Agreement.

For the proposals to approve certain compensation arrangements for the Company’s named executive officers in connection with the Merger and to adjourn the meeting, if necessary or appropriate, each of the “FOR,” “AGAINST” or “ABSTAIN” categories will be tabulated separately. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.

If you received more than one proxy card, your shares are likely registered in different names or with different addresses or are in more than one account. You must separately vote the shares shown on each proxy card that you receive in order for all of your shares to be voted at the special meeting.

Q.	What do I need to do now?

A.

Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares are represented at the special meeting. If you hold your shares of common stock in your own name as the shareholder of record, you may submit a proxy to have your shares of common stock voted at the special meeting in one of three ways: (i) using the Internet in accordance with the instructions set forth on the enclosed proxy card; (ii) calling the toll-free number specified on your proxy card; or (iii) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	What is householding and how does it affect me?

A.

The SEC permits companies to send a single set of proxy materials to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each shareholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of common stock held through brokerage firms. If your family has multiple accounts holding common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Who will solicit and pay the costs of soliciting proxies?

A:

The Company’s Board is soliciting your proxy, and we will bear the cost of soliciting proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. The Company has retained InvestorCom LLC (“InvestorCom”), a proxy solicitation firm, to assist the Board in the solicitation of proxies for the special meeting, and we expect to pay InvestorCom approximately $15,000, plus reimbursement of out-of-pocket expenses. Proxies may be solicited by mail, personal interview, email, telephone, or via the Internet by InvestorCom or, without additional compensation, by certain of the Company’s directors, officers and employees.

Q.	Where can I find more information about the Company?

A.	You can find more information about the Company from various sources described in the section titled “Where You Can Find More Information” beginning on page 110.

Q:	Who can help answer my other questions?

A:

If you have more questions about the Merger or any of the other matters set forth in this proxy statement, or require assistance in submitting your proxy or voting your shares or need additional copies of this document or the enclosed proxy card, please contact InvestorCom, which is acting as the proxy solicitation agent and information agent for the Company in connection with the special meeting, or the Company at the following addresses or telephone numbers:

19 Old Kings Highway S. – Suite 130

Darien, CT 06820

Shareholders may call toll-free: (877) 972-0090

Banks and brokers call collect: (203) 972-9300

E-mail: proxy@investor-com.com

– or –

Manitex International, Inc.

Attn: Corporate Secretary

9725 Industrial Drive

Bridgeview, Illinois 60455

(708) 237-2052

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements which are based on management’s current expectations or beliefs and on currently available competitive, financial and economic data and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the forward-looking statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of the Company, including many factors beyond our control. These risks and uncertainties include, but are not limited to, those associated with:

•	the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of its common stock;

•

the failure to satisfy the conditions to the consummation of the Merger, including the approval of the Merger Agreement by the shareholders of the Company, and the receipt of certain governmental and regulatory approvals in a timely manner or at all or that such approvals may be subject to conditions that are not anticipated;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	the effect of the announcement or pendency of the Merger on the Company’s business relationships, operating results and business generally;

•	the risk that the Merger disrupts the Company’s current plans and operations and potential difficulties in the Company’s employee retention as a result of the Merger;

•	the outcome of any legal proceedings that may be instituted against the Company related to the Merger Agreement or the Merger;

•

the risk that the Merger and its announcement could have an adverse effect on the ability of the Company to retain and hire key personnel and to maintain relationships with customers, vendors, employees, shareholders and other business partners and on its operating results and business generally;

•	the risk that the Company’s business and/or Tadano’s business will be adversely impacted during the pendency of the acquisition;

•	risks related to financial community and rating agency perceptions of the Company or Tadano or their respective businesses, operations, financial condition and the industry in which they operate;

•	risks related to disruption of management attention from ongoing business operations due to the Merger;

•	risks related to the potential impact of general economic, political and market factors on the Company, Tadano or the Merger;

•

expected cost savings, synergies and other financial benefits from the Merger not being realized within the expected time frames and costs or difficulties relating to integration matters being greater than expected;

•	a future substantial deterioration in economic conditions, especially in the United States and Europe;

•	the reliance of our customers on government spending, fluctuations in activity levels in the construction industry;

•	our level of indebtedness and our ability to meet financial covenants required by our debt agreements;

•	our ability to negotiate extensions of our credit agreements and to obtain additional debt or equity financing when needed;

•	any failure on our part to maintain an effective system of internal controls;

•	the cyclical nature of the markets in which we operate;

•	a substantial portion of our revenues are attributed to a limited number of customers which may decrease or cease purchasing at any time;

•	unfavorable changes in interest rates;

•	our increasingly international operations expose us to additional risks and challenges associated with conducting business internationally, including currency exchange risks;

•	difficulties in implementing new systems, integrating acquired businesses, managing anticipated growth, and responding to technological change;

•	the availability of the third-party financing that some of our customers rely on to purchase our products;

•	our highly competitive industry and the Company’s unique, acute risks arising out of such competition;

•	our dependency upon third-party suppliers makes us vulnerable to supply shortages;

•	the potential for future price increases in materials that could reduce our profitability;

•	the age of our rental fleet causing significant impact to profitability;

•	the risk that the Company is unable to collect on rental revenue;

•	the residual value risk of our rental fleet;

•	the risk arising out of the Company facing product liability claims and other liabilities due to the nature of its business;

•

the fact that the Company’s success depends upon the continued protections of its trademarks and that the Company may be forced to incur substantial costs to maintain, defend, protect and enforce its intellectual property rights;

•	the volatility relating to our stock price;

•	our ability to access the capital markets to raise funds and provide liquidity;

•	the willingness of our shareholders and directors to approve mergers, acquisitions, and other business transactions;

•	compliance with changing laws and regulations;

•	a disruption or breach in our information technology systems;

•	the significant percentage of our common stock is held by principal shareholders, executive officers and directors;

•	our reliance on the management and leadership skills of our senior executives;

•	the possibility of an impairment in the carrying value of goodwill and/or other intangible assets negatively affecting our operating results;

•	information technology system failures, data security breaches, data privacy compliance, network disruptions, and cybersecurity, malware or ransomware attacks;

•	provisions of the Michigan Business Corporation Act and the Company’s Articles of Incorporation that may discourage or prevent a change in control of the Company; and

•

other risks and uncertainties affecting the operations of our business, including those described in our filings with the SEC, including our annual report on Form 10-K and our quarterly reports on Form 10-Q.

The forward-looking statements speak only as of the date such statements are made. The Company does not undertake, and expressly disclaims, any obligation to update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise, except as required by applicable law.

For a discussion of the various factors that may cause actual plans implemented and actual results achieved to differ materially from those set forth in the forward-looking statements, please refer to the risk factors and other disclosures contained in the Company’s Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC, on February 29, 2024, Form 10-Q for the quarterly periods ended March 31, 2024, filed with the SEC on May 2, 2024, June 30, 2024, filed with the SEC on August 7, 2024, and September 30, 2024, filed with the SEC on November 7, 2024, and other filings made with the SEC after the date thereof. See the section titled “Where You Can Find More Information” for additional information.

The cautionary statements referred to above also should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by the Company or persons acting on the Company’s behalf. The Company undertakes no obligation to publicly update or revise any forward-looking statements for any facts, events or circumstances after the date hereof that may bear upon forward-looking statements except as required by law. Furthermore, the Company cannot guarantee future results, events, levels of activity, performance or achievements. The Company’s shareholders are advised to consult any future disclosures that the Company makes on related subjects as may be detailed in its other filings made from time to time with the SEC. To the extent that any of the periodic reports incorporated by reference in this proxy statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, the Company notes that these safe harbor provisions do not apply to any forward-looking statements the Company makes in connection with the going private transaction described in the proxy statement.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document or, in the case of documents referred to or incorporated by reference, the dates of those documents.

PARTIES TO THE MERGER

The Company

The Company is a leading provider of engineered lifting solutions. The Company designs, manufactures and distributes a diverse group of products that serve different functions and are used in a variety of industries. Following the completion of the Rabern Rentals, LLC (“Rabern”) acquisition in 2022, the Company reports in two business segments and has four operating segments, in which there are five reporting units.

Lifting Equipment Segment

The Company markets a comprehensive line of boom trucks, truck cranes, aerial platforms and electrical industrial cranes. The Company’s boom trucks and crane products are primarily used for industrial projects, energy exploration, energy distribution and infrastructure development, including roads, bridges and commercial construction and the tree care industry.

PM and Oil and Steel S.p.A. (“PM” or “PM Group”) is a leading Italian manufacturer of truck-mounted hydraulic knuckle boom cranes with a 65-year history of technology and innovation, and a product range spanning more than 50 models. PM has an innovative line of 1.5 to 210 ton hydraulic articulated cranes serving the power generation, transmission and distribution industry, tree care and landscaping industry and mining and mineral industries. PM is also a manufacturer of truck-mounted and self-propelled aerial platforms with a diverse product line and an international client base. Truck-mounted aerial work platforms are widely used in several diverse applications. High reach aerial work platforms are used in highway signage maintenance and construction, parking lot lighting applications, as well as telecommunication maintenance and upgrades. Medium reach aerial work platforms cover most retail shopping and commercial advertising. Larger capacity aerial work platforms are used as support vehicles to service and maintain equipment in mining applications. Cranes and aerial platforms are configured for tree management and removal, both manned and remote applications. Through its consolidated subsidiaries, PM Group has locations in Modena, Italy; Valencia, Spain; Arad, Romania; Chassieu, France; Buenos Aires, Argentina; Santiago, Chile; Singapore and Querétaro, Mexico. PM cranes are also distributed by the Company’s subsidiary, Manitex Inc., in Georgetown, Texas.

The Company’s subsidiary, Manitex Valla S.r.L. (“Valla”) produces a full range of precision pick and carry industrial cranes using electric, diesel, and hybrid power options. Its cranes offer wheeled or tracked, and fixed or swing boom configurations, with special applications designed specifically to meet the needs of its customers. The cranes have a lifting capacity of 2 to 25 metric tons and serve the industrial manufacturing, general construction and maintenance, signs and lifting industries. These products are sold internationally through dealers and into the rental distribution channel.

Rental Equipment Segment

On April 11, 2022, the Company entered into a Membership Interest Purchase Agreement (the “Rabern Agreement”) with Rabern and Steven Berner, as owner of 100% of Rabern’s outstanding membership interests. Pursuant to the Rabern Agreement, the Company acquired a 70% membership interest in Rabern from Steven Berner for a purchase price of approximately $26 million in cash plus assumed debt of $14 million. Rabern is a construction rental equipment provider, headquartered in Amarillo, Texas, primarily servicing business in the Texas panhandle.

The Company’s majority-owned subsidiary, Rabern, rents heavy duty and light duty commercial construction equipment, mainly to commercial contractors on a short-term rental basis. Rabern also rents equipment to homeowners for do-it-yourself projects. Rabern operates through commercial distribution and delivery stores (branches). Rabern has four branches: three located in the greater Amarillo, Texas market and one located in Lubbock, Texas.

General Corporate Information

For more information about the Company and its subsidiaries, visit the Company’s website at https://www.manitexinternational.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also “Where You Can Find More Information” beginning on page 110.

The Company’s common stock is listed on Nasdaq under the symbol “MNTX.” The principal executive offices of the Company are located at 9725 Industrial Drive, Bridgeview, Illinois 60455 and its telephone number is (708) 430-7500.

Tadano

Tadano is a Japanese corporation. Tadano is a premier original equipment manufacturer and distributor of construction and vehicle-mounted cranes, aerial work platforms, and other specialized material handling solutions sold globally under a set of highly recognized brands.

Since its founding in 1948, Tadano has grown to be one of the largest machinery manufacturers in the world, offering a wide range of industrial equipment. Products and services offered include all-terrain, rough terrain, truck, crawler, and cargo cranes; components for hydraulic cranes; vehicle and industrial vehicle carriers; elevated road/bridge inspection vehicles, pole digging and lighting cars, track and land vehicles, hydraulic cranes for ships, lifters and lifting houses; aerial work platforms; and used car information services.

Tadano operates its manufacturing and sales facilities across Europe, the Americas, Asia, the Middle East and Australia.

General Corporate Information

For more information about Tadano and its subsidiaries and affiliates, visit Tadano’s website at https://www.tadano.com. This website address is provided as an inactive textual reference only. The information contained on Tadano’s website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also “Where You Can Find More Information” beginning on page 110.

Tadano’s stock is listed on the Tokyo Stock Exchange under the code “6395.” The principal executive offices of Tadano are located at Ko-34, Shinden-cho, Takamatsu, Kagawa 761-0185, Japan, and its telephone number is +81-87-839-5555.

Merger Sub

Merger Sub is a Michigan corporation and a wholly owned subsidiary of Tadano. Merger Sub was formed on September 6, 2024, solely for the purpose of completing the Merger and has conducted no business activities other than those related to the structuring and negotiation of the Merger. Merger Sub has not engaged in any business except as contemplated by the Merger Agreement.

The principal executive offices of Merger Sub are located at Ko-34, Shinden-cho, Takamatsu, Kagawa 761-0185, Japan (c/o Tadano Ltd.) and its telephone number is +81-87-839-5555.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to shareholders as part of the solicitation of proxies by the Board for use at the special meeting to be held on Friday, December 20, 2024 at 11:00 a.m., Central Standard Time, at the Company’s executive offices, located at 9725 Industrial Drive, Bridgeview, Illinois 60455, or at any postponement or adjournment thereof.

Purpose of the Special Meeting

At the special meeting, shareholders will be asked to:

•	consider and vote on a proposal to approve the Merger Agreement (Proposal 1 on your proxy card);

•	consider and vote on a proposal to approve, by a non-binding advisory vote, the Merger-related compensation (Proposal 2 on your proxy card); and

•

consider and vote on any proposal to adjourn the special meeting, if necessary or appropriate, including if there are not holders of a sufficient number of shares of common stock present or represented by proxy at the special meeting to constitute a quorum (Proposal 3 on your proxy card).

The Board recommends that you vote “FOR” each of the above proposals.

The holders of a majority of the shares of common stock outstanding at the close of business on the record date must approve the Merger Agreement in order for the Merger to occur. If the holders of a majority of the shares of common stock outstanding at the close of business on the record date fail to approve the Merger Agreement, the Merger will not occur.

A copy of the Merger Agreement is attached as Annex A to this proxy statement and is incorporated herein by reference. We encourage you to read it carefully and in its entirety. Additionally, certain provisions of the Merger Agreement are described in the section of this proxy statement entitled “The Merger Agreement.”

The proposal to approve, by a non-binding advisory vote, the Merger-related compensation requires approval by the holders of a majority of the shares of common stock outstanding at the close of business on the record date. However, approval of the proposal to approve, by a non-binding advisory vote, the Merger-related compensation is not a condition to the completion of the Merger.

Any proposal to adjourn the special meeting, if necessary or appropriate, including if there are not holders of a sufficient number of shares of common stock present or represented by proxy at the special meeting to constitute a quorum, requires approval by the holders of a majority of the shares of common stock outstanding at the close of business on the record date. However, approval of proposal to adjourn the special meeting, if necessary or appropriate, including if there are not holders of a sufficient number of shares of common stock present or represented by proxy at the special meeting to constitute a quorum, is not a condition to the completion of the Merger.

Record Date and Quorum

You are entitled to receive notice of, and to vote at, the special meeting if you own shares of common stock at the close of business on November 19, 2024, the record date for the special meeting. You will be entitled to one vote for each share of common stock that you owned on the record date. As of the close of business on the record date, there were 20,397,358 shares of common stock outstanding and entitled to vote at the special meeting.

The shareholders present at the special meeting in person or by proxy who, as of the record date for the special meeting, were holders of a majority of the outstanding shares of the Company’s common stock entitled to vote at the special meeting will constitute a quorum. Abstentions are counted as present for the purpose of determining whether a quorum is present, but broker non-votes will not count toward the establishment of a quorum.

Attendance

Only shareholders of record, their duly authorized proxy holders and beneficial shareholders with proof of ownership as of the record date may attend the special meeting. To attend the special meeting in person (regardless of whether you intend to vote your shares in person at the special meeting), you must bring with you to the special meeting a valid photo identification and, if you are a beneficial owner, proof of your beneficial ownership.

Vote Required

Approval of the Merger Agreement requires the affirmative vote of holders of a majority of the shares of common stock outstanding at the close of business on the record date. As of the record date, 10,198,680 votes constitute a majority of the outstanding shares of common stock entitled to vote at the special meeting. For the proposal to approve the Merger Agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will not be counted as votes cast in favor of the proposal to approve the Merger Agreement, but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, it will have the same effect as a vote “AGAINST” the proposal to approve the Merger Agreement.

If your shares of common stock are registered directly in your name with our transfer agent, you are considered, with respect to those shares of common stock, the “shareholder of record.” This proxy statement and proxy card have been sent directly to you by the Company.

If your shares of common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of common stock, the shareholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Banks, brokerage firms or other nominees who hold shares in “street name” for customers generally have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to approve the Merger Agreement, and, as a result, absent specific instructions from the beneficial owner of such shares of common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of common stock on non-routine matters. These broker non-votes will not be counted for purposes of determining a quorum, and will have the same effect as a vote “AGAINST” the proposal to approve the Merger Agreement.

The proposal to approve, by a non-binding advisory vote, the Merger-related compensation requires the affirmative vote of holders of a majority of the votes cast by the holders entitled to vote thereon at the special meeting. For this proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will have no effect on the outcome of the vote.

Any proposal to adjourn the special meeting, if necessary or appropriate, including if there are not holders of a sufficient number of shares of common stock present or represented by proxy at the special meeting to constitute a quorum, requires the affirmative vote of holders of a majority of the votes cast by the holders entitled to vote thereon at the special meeting. For this proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will have no effect on the outcome of the vote.

If you are a shareholder of record, you may have your shares of common stock voted on matters presented at the special meeting in any of the following ways:

•	by proxy—shareholders of record have a choice of voting by proxy:

•

by telephone or over the Internet, by accessing the telephone number or website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•	in person—you may attend the special meeting and cast your vote there.

If you are a beneficial owner, you should receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the Internet or by telephone. If you choose to submit a proxy by mailing a proxy card, your proxy card should be mailed in the accompanying prepaid reply envelope, and your proxy card must be filed with our Corporate Secretary by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. When the Merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the per share merger consideration in exchange for your stock certificates.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of common stock should be voted on a matter, the shares of common stock represented by your properly signed proxy will be voted “FOR” the proposal to approve the Merger Agreement, “FOR” the proposal to approve, by a non-binding advisory vote, the Merger-related compensation and “FOR” any proposal to adjourn the special meeting, if necessary or appropriate, including if there are not holders of a sufficient number of shares of our common stock, present or represented by proxy at the special meeting to constitute a quorum.

IT IS IMPORTANT THAT YOU PROMPTLY VOTE YOUR SHARES OF COMMON STOCK. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

As of the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, 1,417,382 shares of common stock (not including any shares of common stock deliverable upon exercise of any Company RSUs, Company PSUs or Company Options), representing approximately 7.0 percent of the outstanding shares of common stock as of the record date.

We currently expect that all of our directors and executive officers will vote their shares “FOR” each of the above proposals.

Proxies and Revocation

Any shareholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with instructions, as applicable, your shares of common stock will not be voted on the proposal to approve the Merger Agreement, which will have the same effect as a vote “AGAINST” the proposal to approve the Merger Agreement, and your shares of common stock will not be counted in respect of, and will not have an effect on, the proposal to approve, by a non-binding advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the Merger or any proposal to adjourn the special meeting, if necessary or appropriate, including if there are not holders of a sufficient number of shares of our common stock, present or represented by proxy at the special meeting to constitute a quorum.

A proxy may be revoked by a shareholder of record at any time prior to the vote at the special meeting by (i) delivering a written notice of revocation to our Corporate Secretary at c/o Manitex International, Inc., 9725 Industrial Drive, Bridgeview, Illinois 60455, (ii) subsequently submitting a duly executed proxy bearing a later date than that of the previously submitted proxy (including by submission over the telephone or Internet) or (iii) attending the special meeting and voting in person. Attending the special meeting without voting will not revoke your previously submitted proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to us or by sending a written notice of revocation to us, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by us before the special meeting. If your shares of common stock are held in “street name” through a bank, brokerage firm or other nominee, you should contact your bank, brokerage firm or other nominee with questions about how to change or revoke your voting instructions.

Anticipated Date of Completion of the Merger

We are working towards completing the Merger as soon as possible. We anticipate that the Merger will be completed on the later of January 2, 2025, and the third business day following the receipt of required regulatory approvals and satisfaction or waiver of other closing conditions, including the approval by our shareholders of the Merger Agreement. We anticipate that the Merger will be completed early in the first quarter of 2025. If our shareholders vote to approve the Merger Agreement, the Merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the Merger, subject to the terms of the Merger Agreement. See “Proposal 1: The Merger—Closing and Effective Time of the Merger” beginning on page 76.

No Appraisal Rights

Under Section 762(2) of the MBCA, as well as the governing documents of the Company, shareholders are not entitled to exercise dissenters’, appraisal or similar rights in connection with the Merger.

Solicitation of Proxies; Payment of Solicitation Expenses

The Board is soliciting your proxy, and the Company will bear the cost of this solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of the outstanding common stock.

Questions and Additional Information

If you have more questions about the Merger, the special meeting or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact

InvestorCom LLC, which is acting as the proxy solicitation agent and information agent for the Company in connection with the special meeting, or the Company at the following addresses or telephone numbers:

19 Old Kings Highway S. – Suite 130

Darien, CT 06820

Shareholders may call toll-free: (877) 972-0090

Banks and brokers call collect: (203) 972-9300

E-mail: proxy@investor-com.com

– or –

Manitex International, Inc.

Attn: Corporate Secretary

9725 Industrial Drive

Bridgeview, Illinois 60455

(708) 237-2052

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

PROPOSAL 1: THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated herein by reference. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

The Company is asking you to approve the Merger Agreement, pursuant to which, among other things, Merger Sub will merge with and into the Company and the Company will be the surviving corporation. As a result of the Merger, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Tadano.

Merger Consideration

If the Merger is completed, each share, other than Excluded Shares, will be converted into the right to receive cash in the amount of $5.80 per share, without interest, less any required withholding taxes. At the effective time, (i) each Excluded Share owned by Tadano or any subsidiary thereof will remain outstanding as a share of common stock of the surviving corporation and (ii) each other Excluded Share will be cancelled and will cease to exist, and no consideration will be payable therefor.

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. This chronology does not purport to catalog every conversation of or among the Manitex International, Inc. Board of Directors (the “Board”), the Transaction Committee of the Board, the Company’s management, the Company’s representatives, Tadano, Merger Sub or their financial advisors, legal advisors, affiliates or other representatives or any other person.

As part of their ongoing review of the Company’s business, in concert with the Company’s financial and legal advisors, the Board and the Company’s senior management team periodically review and evaluate the Company’s business and operations, long-term strategy, opportunities for organic growth and growth through acquisitions, capital structure and requirements, competitive position, historical performance, future prospects, and opportunities to increase shareholder value. These reviews have, from time to time, included discussions as to whether the Company should pursue various alternatives, including acquisitions or divestitures, a sale of the Company, continued execution on its strategy as a public company, and/or alternative capital allocation approaches. In such reviews, the Board and the Company’s senior management team consider, among other things, whether any potential alternative would enhance shareholder value and the potential benefits and risks of any such potential alternative.

•

During its June 1, 2023 Board meeting, the Board formally decided to engage investment banks regarding the viability for a potential strategic transaction involving the Company, including exploring the viability of a premium offer for the Company. In early August 2023, the Board met with representatives of multiple experienced investment banking firms to discuss a potential strategic transaction involving the Company, initial views on valuation, and the process that would be involved in a potential transaction.

•

At a Board meeting on August 17, 2023, the Board discussed various aspects of how to best facilitate the potential strategic transaction review process. At this meeting, the Board determined that having a Transaction Committee to supervise and provide input into the process would allow for a more efficient and streamlined process. The Board determined that having the Transaction Committee consist solely of non-management and independent directors made the most sense. Accordingly, Messrs. Clark, Knox and Tober were appointed as the members of the Transaction Committee, with Mr. Tober appointed as the Chair of the Transaction Committee. While the Transaction Committee was charged with supervising the process, it was also directed to regularly report back to the full Board regarding key developments related to the process and the status generally thereof.

•

On August 24, 2023, the Company retained Brown Gibbons Lang & Company Securities, Inc. (“BGL”) as its investment banker to advise on possible strategic transactions. The Board selected BGL to serve as its investment banker due to BGL’s qualifications, expertise, reputation, extensive knowledge of the industry and its participants, and its knowledge of the Company’s business and financial profile.

•

On August 30, 2023, representatives of BGL met with members of management of the Company to begin collecting information in order to review strategic alternatives and to discuss a list of potential buyers and the preparation of confidential information presentation materials to be shared with prospective buyers.

•

From September 8, 2023, through October 9, 2023, representatives of BGL contacted seven private equity counterparties and executed non-disclosure agreements with six of such counterparties, including Parties B and C. These non-disclosure agreements, similar to all non-disclosure agreements utilized with potential counterparties during the events outlined herein, contained a “standstill” provision and did not contain a “don’t ask, don’t waive” provision.

•	On October 11, 2023, members of the management team and representatives of BGL held preliminary management meetings with four private equity groups, including Party C.

•

Following these meetings, the Transaction Committee authorized BGL to confidentially contact an additional 133 private equity and 41 strategic counterparties, which representatives of BGL did from November 2, 2023, through December 19, 2023. Representatives of BGL, on behalf of the Company, executed non-disclosure agreements with 61 of such counterparties. From November 16, 2023, through December 26, 2023, on behalf of the Company, representatives of BGL delivered the confidential information presentation and corresponding process letters (“First Round Process Letters”) outlining bidding procedures approved by the Transaction Committee to submit first round non-binding indications of interest (“First Round Proposals” and each a “First Round Proposal”) to the 67 counterparties who had previously executed non-disclosure agreements.

•

On December 6, 2023, the Board held a regularly scheduled meeting. Representatives of BGL attended and presented to the Board a report on the status of the marketing process, including feedback received from parties and evaluations of indications of interest received to date. Plans to extend invitations to select parties to attend a management presentation were also discussed. Representatives of BGL also presented a proposed indicative timeline of a potential transaction and outlined key next steps in the process.

•	Between December 21, 2023 and December 22, 2023, BGL received non-binding First Round Proposals from three private equity parties:

•

On December 21, 2023, Party A, a private equity investment firm, submitted a written non-binding First Round Proposal to acquire the Company for an Enterprise Value between $170 million and $200 million, or $4.30 and $5.78 per share of common stock, which would be reduced by transaction expenses expected to be incurred by the Company, and subject to additional due diligence.

•

On December 21, 2023, Party B, a private equity investment firm, submitted a written non-binding First Round Proposal to acquire the Company for an Enterprise Value between 6.0x to 7.0x last twelve-months EBITDA less normalized capital expenditures, subject to additional due diligence.

•

On December 22, 2023, Party C, a private equity investment firm, submitted a written non-binding First Round Proposal to acquire the Company for an Enterprise Value between $167 million and $200 million in Enterprise Value, subject to additional due diligence.

•

On December 22, 2023, the Transaction Committee and members of management of the Company held a special meeting. Representatives of BGL attended the meeting and presented to the Transaction Committee on the status of the marketing process and an updated process timeline and overview of key next steps. The group discussed the First Round Proposals received and potential counteroffers and next steps. The Transaction Committee instructed the representatives of BGL to further its marketing process and discussions with interested parties.

•

On January 3, 2024, a meeting was held with the Transaction Committee, members of management of the Company, representatives of BGL, and legal counsel to the Company, Bryan Cave Leighton Paisner LLP (“Bryan Cave”). At this meeting, representatives of BGL provided a process update including a summary of discussions with potential bidders and expected key next steps. The group further discussed the First Round Proposals and representatives of BGL presented a preliminary valuation summary with respect to such First Round Proposals.

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From January 3, 2024, through January 22, 2024, BGL contacted five additional counterparties and executed non-disclosure agreements with three of such counterparties, including Party D, a private equity group. BGL, on behalf of the Company, delivered confidential information presentations and First Round Process Letters outlining bidding procedures approved by the Transaction Committee to the three parties who had executed non-disclosure agreements.

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From January 8, 2024 through January 9, 2024, representatives of BGL discussed and clarified details with Parties A, B, and C related to their respective non-binding First Round Proposals and next steps in their due diligence priorities.

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On January 12, 2024 and January 19, 2024, representatives of BGL conducted marketing calls with Party D to address its preliminary diligence questions and provided the basis on which the Transaction Committee would evaluate a written non-binding First Round Proposal.

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On January 25, 2024, Party D submitted a written non-binding First Round Proposal to acquire the Company for an Enterprise Value between $183 million and $217 million, subject to additional due diligence.

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On January 25, 2024, representatives of BGL met with the Transaction Committee and presented an updated preliminary valuation summary that included the First Round Proposals and the proposal received from Party D, including the per share merger consideration price implied by each proposal, as well as an overview of other potential strategic and financial buyers that were reviewing the Company’s confidential information presentation.

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During February 2024, BGL, on behalf of the Company, contacted four additional potential acquirers and the Company entered into non-disclosure agreements with two of such potential acquirers, including Party E, a private equity firm. During this period, BGL delivered the confidential information presentation to the two additional counterparties under non-disclosure agreements.

•	On February 21, 2024, members from management and representatives of BGL held a virtual meeting with Party E to discuss the Company’s business strategy, products, and end markets.

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On February 26, 2024, the Board held a regularly scheduled meeting. Representatives of BGL also attended and presented to the Board a report on the status of the marketing process including feedback received from parties to date. Representatives of BGL also discussed its initial outreach efforts to lenders to request preliminary financing terms for a potential transaction and initial feedback received. An overview of comparable publicly-traded original equipment manufacturer (OEM) and rental equipment businesses was also presented, along with an analysis of the Company’s share price and recent trading activity. Representatives of BGL also presented an updated preliminary valuation summary related to the First Round Proposals and the proposal received from Party D. Immediately following this meeting, the Transaction Committee authorized representatives of BGL to communicate to Party B that its offer was deemed inadequate, and Party B was not invited to continue in the process.

•	On March 6, 2024, a virtual data room was opened, and Parties A, C, and D were invited to further their preliminary due diligence.

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On March 20, 2024, Party E submitted a written non-binding First Round Proposal to acquire the Company for a value between $5.50 and $6.50 per share of common stock, which would be reduced by transaction expenses expected to be incurred by the Company, and subject to additional due diligence. Party E was subsequently provided access to a virtual data room on March 29, 2024, to continue its preliminary due diligence.

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On March 27, 2024, the Board held a regularly scheduled meeting. Representatives of BGL also attended the meeting and updated the Board on the status of the marketing process, which included details on the March 20, 2024 bid received from Party E. Representatives of BGL also presented an updated comparable public company group analysis for OEM and rental equipment businesses and revised share price analysis as of March 26, 2024, as well as an updated preliminary valuation summary that included the bid received from Party E. In addition, representatives of BGL provided an overview of recommended next steps and timing, which included timing to hold management presentations with certain parties.

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From April 16, 2024, through April 25, 2024, members of management and representatives of BGL held management presentations with Parties A, D, and E in Georgetown, Texas, during which the respective parties were afforded the opportunity to tour the Company’s facility. Due to a scheduling conflict for Party C, a virtual management presentation was held on April 24, 2024, rather than an in-person meeting. Between April 20, 2024 and April 22, 2024, representatives of BGL transmitted process letters (“Second Round Process Letters”) to Parties A, C, D and E outlining procedures approved by the Transaction Committee to submit second round non-binding indications of interest (“Second Round Proposals”) to acquire the Company. Subsequent to the transmission of the Second Round Process Letters, representatives of BGL provided a draft of the form of merger agreement prepared by Bryan Cave to Parties A, C, D, and E via the virtual data room on April 23, 2024.

•	On May 7, 2024:

•	Party C submitted a written non-binding Second Round Proposal to acquire the Company for an Enterprise Value of $160 million, subject to additional due diligence.

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Party E submitted a written non-binding Second Round Proposal to acquire the Company for a value between $5.50 and $6.50 per share of common stock, which would be further reduced by transaction expenses expected to be incurred by the Company, and subject to additional due diligence.

•	On May 8, 2024, Party A submitted a written non-binding Second Round Proposal to acquire the Company for an Enterprise Value between $190 million and $220 million, subject to additional due diligence.

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On May 9, 2024, the Transaction Committee and members from management held a meeting to review the Second Round Proposals. Representatives of BGL also attended the meeting and presented an overview and analysis of the Second Round Proposals. Following the discussion, the Transaction Committee authorized representatives of BGL to communicate to Party C that its offer was deemed inadequate to move forward in the process. Additionally, BGL was authorized to invite Parties A and E on behalf of the Company to submit additional questions, tour the Company’s European operations, and with their respective third-party consultants and advisors hold additional discussions with members of management on diligence matters.

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On May 10, 2024, Party D verbally submitted a non-binding Second Round Proposal to acquire the Company for an Enterprise Value between $160 million and $175 million, subject to additional due diligence. The same day, based on discussions with the Transaction Committee, representatives of BGL communicated to Party D that its offer was deemed inadequate to move forward in the process.

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On May 16, 2024, representatives of BGL, on behalf of the Company, contacted one additional potential acquirer, with which the Company entered into a non-disclosure agreement. Representatives of BGL delivered the confidential information presentation and provided an overview of the process.

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On May 16, 2024 and May 17, 2024, members of management of the Company and representatives of BGL held a follow-up meeting with Parties A and E, in-person and virtually, respectively, to discuss European operations and growth initiatives of the Company.

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Between May 23, 2024 and June 17, 2024, representatives of BGL facilitated multiple virtual meetings with members of the Company’s management, and provided written responses to submitted questions and additional diligence information from Parties A and E and their respective third-party consultants and advisors.

•	On May 23, 2024 and May 30, 2024, a representative of BGL and members of the management team facilitated a tour of the Company’s Romanian and two Modena, Italy facilities, respectively, for Party E.

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On May 24, 2024, BGL, on behalf of the Company, delivered a process letter outlining bidding procedures approved by the Transaction Committee to submit third round non-binding indications of interest (“Third Round Proposals”) to acquire the Company to Parties A and E.

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On June 19, 2024, Party A submitted a written non-binding Third Round Proposal to acquire the Company for $5.50 per share of common stock, which would be reduced by transaction expenses expected to be incurred by the Company. The proposal included a markup from Party A’s legal counsel to the draft merger agreement prepared by Bryan Cave, and lender letters of support from various financing partners. Additionally, the proposal indicated that the contemplated transaction would be subject to a financing contingency and that the anticipated sources of capital included equity from Party A’s committed fund, the Company’s existing working capital facilities which would remain in place, and a new senior and subordinated debt facility to be identified. The proposal was also contingent upon the completion of outstanding due diligence items outlined in the proposal prior to the execution of a definitive merger agreement. Party A requested the Company provide exclusivity through August 28, 2024.

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On June 21, 2024, Party E submitted a written non-binding Third Round Proposal to acquire the Company for a value between $5.50 and $5.75 per share of common stock, which would be further reduced by transaction expenses expected to be incurred by the Company. The proposal included a memorandum prepared by Party E’s legal counsel, which detailed certain changes to the key transaction terms within the draft merger agreement prepared by Bryan Cave. Additionally, the proposal indicated the contemplated transaction would be funded through third-party debt and Party E’s committed fund, and would not be subject to a financing contingency. The proposal included a summary of key outstanding diligence items to be resolved before signing a definitive merger agreement and requested that the Company provide exclusivity through August 7, 2024.

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On June 24, 2024, the Board held a regularly scheduled meeting. Representatives of BGL also attended and presented to the Board on the status of the marketing process including details of the Third Round Proposals received from Parties A and E. Representatives of BGL briefly discussed its lender outreach efforts and the six parties that had provided indicative financing terms to date. Representatives of BGL also presented an analysis of comparable public company OEM and rental equipment businesses, which had been updated from the March 27, 2024 presentation. A comparison of the Company’s recent trading activity against the market generally and comparable groups, as well as an updated overview of the Company’s shareholder base for Q1 2024, was also provided. Lastly, representatives of BGL summarized the due diligence process conducted to date with Parties A and E, and presented an updated process timeline and overview of important next steps. The Board discussed the relative merits of the Third Round Proposals and provided authorization for BGL to negotiate the offers received so as to receive final and best offers.

•	On June 26, 2024, representatives of BGL held a virtual meeting with Party A and informed Party A that it would need to enhance its proposal in order for its offer to be considered acceptable to the

Board. Following this conversation, on June 28, 2024, Party A verbally indicated that it could increase its proposal to $5.60 per share of common stock prior to transaction expenses expected to be incurred by the Company.

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On June 26, 2024, representatives of BGL held a virtual meeting with Party E and informed Party E that it would need to enhance its proposal in order for its offer to be considered acceptable to the Board. Following this conversation, on July 3, 2024, Party E submitted a written amendment to its non-binding Third Round Proposal increasing its offer to $6.00 per share of common stock prior to transaction expenses expected to be incurred by the selling shareholders; Party E also requested exclusivity through August 9, 2024. Additionally, Party E confirmed that its proposal was not contingent on third-party financing and that the transaction could be completed with equity capital from its committed fund. Representatives of Party E provided a supporting schedule which reflected an implied enterprise value of $224 million.

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On July 4, 2024, the Transaction Committee, members of management of the Company, and representatives of BGL discussed the Third Round Proposals and key terms. During this conversation, the Transaction Committee informed representatives of BGL that it had concluded that, in comparison, Party A’s proposal was inferior to Party E’s proposal and that it wished to execute the exclusivity agreement with Party E. The Transaction Committee authorized Bryan Cave to negotiate the exclusivity agreement with Party E’s legal counsel.

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On July 9, 2024, the Transaction Committee approved Party E’s non-binding Third Round Proposal and the Company entered into the revised exclusivity agreement, as negotiated by Bryan Cave, with Party E with a term expiring on August 9, 2024. The Company and Party E, with the assistance of their respective counsel and third-party advisors, began working through confirmatory due diligence.

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From July 9, 2024 to August 9, 2024, Party E and Party E’s advisors and representatives conducted due diligence with the assistance of members of Company management and representatives of BGL, which included multiple calls, information sharing, and review of documents in the virtual data room.

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On July 20, 2024, BGL sent the Company’s Executive Chairman a draft engagement letter agreement, outlining the terms under which BGL would render a fairness opinion to the Board in connection with a potential transaction. On July 23, 2024, the Company and BGL entered into the proposed engagement letter agreement.

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On July 24, 2024, the Company received an unsolicited non-binding proposal from Tadano to acquire the common stock of the Company that Tadano does not already own for $6.25 to $6.50 per share in cash, subject to completion of due diligence by Tadano. The proposal indicated that Tadano would be prepared to sign a definitive merger agreement within 30 days and that Tadano had access to capital sufficient to consummate the transaction as proposed.

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On July 25, 2024, Bryan Cave delivered a letter to Tadano and its financial advisor, Perella Weinberg Partners LP (“Perella Weinberg Partners”), acknowledging the receipt of the proposal, but informing them of existing exclusivity obligations and the Company’s inability to engage as a result thereof.

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On July 31, 2024, members of the management team and representatives of BGL held an in-person meeting with Party E in Georgetown, Texas and discussed operations, growth opportunities, and other operational items.

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Also on July 31, 2024, members of Tadano senior management met with representatives of Perella Weinberg Partners, Sullivan & Cromwell LLP, Tadano’s legal advisor (“S&C”) and Deloitte Touche Tohmatsu Limited, Tadano’s accounting advisor (“Deloitte”) to discuss potential transaction process and timeline. Representatives of Perella Weinberg Partners also presented to Tadano management certain preliminary views on valuation derived solely from publicly available information regarding the Company.

•	On August 2, 2024 and on August 8, 2024, Mr. Noriaki Yashiro, Director and Managing Executive Officer of Tadano, discussed with Mr. David Langevin, the Company’s Executive Chairman, whether

Tadano could commence its due diligence investigation following the expiration of the Company’s exclusivity obligations with Party E.

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On August 9, 2024, representatives of BGL held a virtual meeting with Party E following the expiration of the exclusivity period. Party E informed representatives of BGL that it was not in a position to execute a definitive merger agreement prior to the expiration of exclusivity. Subsequently at 5:00 pm Eastern Time, Party E’s exclusivity period expired without extension.

•	On August 10, 2024, representatives of Perella Weinberg Partners, at the direction of Tadano, contacted representatives of BGL regarding Tadano’s interest in acquiring the Company.

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On August 11, 2024, the Company and Tadano executed a non-disclosure agreement and Tadano was granted access to the virtual data room to aid in its confirmatory due diligence. The non-disclosure agreement contained customary “standstill” provisions, with customary fall-away terms upon the Company’s entry into a definitive agreement with, or the launch of a tender offer by, an unaffiliated third party.

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From August 11, 2024, until September 11, 2024, Tadano, with the assistance of its advisors and representatives and the assistance of Company management and representatives of BGL, conducted due diligence, which included multiple calls, information sharing, and review of documents in the virtual data room.

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On August 12, 2024, Mr. Langevin, the Company’s Executive Chairman, Mr. Coffey, the Company’s Chief Executive Officer, representatives of BGL, Mr. Yashiro, and representatives of Perella Weinberg Partners held an in-person meeting in Chicago, Illinois, to discuss Tadano’s proposed due diligence scope and associated timeline to execute a definitive merger agreement with the Company.

•

On August 14, 2024, representatives of Perella Weinberg Partners, at the direction of Tadano, delivered to representatives of BGL a preliminary due diligence work plan illustrating a timeline to complete their proposed work streams and sign a definitive merger agreement.

•	On August 17, 2024, S&C delivered an initial markup of the draft merger agreement to Bryan Cave.

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On August 22, 2024, Tadano and the Company executed an amendment to the non-disclosure agreement, pursuant to which Tadano and the Company agreed to certain obligations regarding the sharing of competitively sensitive information.

•	On August 25, 2024, Bryan Cave delivered to S&C a revised draft of the merger agreement following feedback from management, the Transaction Committee and representatives of BGL.

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On August 27, 2024, members of Tadano’s executive team, including Messrs. Toshiaki Ujiie, Yashiro, Tamitoshi Kumano, and Yasuhiro Fukumori, as well as representatives of Perella Weinberg Partners, met in person with members of management of the Company and representatives of BGL in Georgetown, Texas to tour the Company’s facility and discuss the Company’s operations.

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On August 30, 2024, representatives of Perella Weinberg Partners, at the direction of Tadano, discussed with representatives of BGL updates to the potential timeline for the execution and announcement of a transaction.

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On September 5, 2024, representatives of Perella Weinberg Partners reviewed with certain senior management of Tadano certain preliminary views on the valuation of the Company, based on certain historical and projected financial information provided by Tadano to representatives of Perella Weinberg Partners for purposes of its financial analysis of the Company.

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On September 6, 2024, representatives of Perella Weinberg Partners, at Tadano’s direction, held a phone call with representatives of BGL, where representatives of Perella Weinberg Partners explained that Tadano would not be in a position to pay more than $5.75 per share in cash as an indicative purchase price, given Tadano’s due diligence to date, including with respect to certain debt-like financial items incurred by the Company. Subsequently, on September 7, 2024, representatives of Perella Weinberg Partners, at the direction of Tadano, delivered to representatives of BGL a list of such debt-like items.

•	On September 7, 2024, S&C delivered a revised draft of the Merger Agreement to Bryan Cave.

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On September 8, 2024, members of management, the Transaction Committee and representatives of BGL met with representatives of the Company’s tax accountant Andersen Tax LLC (“Andersen”) to review and discuss the diligence findings of Tadano and its advisors. Subsequently, representatives of BGL, at the direction of the Transaction Committee, held a call with representatives of Perella Weinberg Partners and Deloitte to discuss details and questions regarding such diligence findings.

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On September 9, 2024, Company management provided written confirmation to representatives of BGL, concerning certain historical and projected financial information provided by the Company to representatives of BGL for purposes of its analysis and opinion, and approved BGL’s reliance on the financial projections for use in connection with preparing its financial analyses.

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On September 9, 2024, members of Company management, representatives of BGL and Andersen met with representatives of Perella Weinberg Partners and Deloitte to discuss the diligence findings presented. Subsequently, representatives of Perella Weinberg Partners, at the direction of Tadano, held a phone call with representatives of BGL during which they explained that Tadano would be able to increase its offer by approximately $0.05 per share to $5.80 per share in cash as an indicative purchase price, provided that the per share amount would be reduced by certain change of control expenses estimated to be between approximately $250,000 and $1.41 million in value.

•	On September 10, 2024, Bryan Cave and S&C exchanged drafts of the Merger Agreement.

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On September 10, 2024, members of Company management, the Transaction Committee, and representatives of Bryan Cave and BGL met to discuss the revised offer and whether the Transaction Committee was willing to move forward with the transaction based on such revised offer. After discussion, the Transaction Committee authorized representatives of BGL to negotiate further with representatives of Perella Weinberg Partners. Subsequently, representatives of BGL and Perella Weinberg Partners held a call to discuss the revised proposal. During this call representatives of Perella Weinberg Partners, at the direction of Tadano, communicated that Tadano would be prepared to increase its offer to $5.80 per share in cash, without reduction for certain change of control expenses. Representatives of BGL reported the details of this proposal to the Transaction Committee. After a discussion, the Transaction Committee determined to continue to pursue a transaction with Tadano.

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On September 10, 2024, representatives of BGL, the Transaction Committee and the remainder of the full Board (excluding Mr. Takashi Fukui, who recused himself due to his affiliation with Tadano and was not privy to any information regarding the Company’s negotiations or discussions with the other potential buyers following submission of Tadano’s initial indication of interest) held a joint meeting, which was attended virtually by members of management, representatives of BGL and representatives of Bryan Cave. At the request of the Transaction Committee, representatives of BGL then reviewed and discussed its draft financial analyses of the per share merger consideration. The meeting was then adjourned to the following day.

•	On September 10, 2024, representatives of Tadano met in person with representatives of the Company in Romania to tour the Company’s facility.

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On September 11, 2024, S&C delivered to Bryan Cave a revised draft of the Merger Agreement, which Bryan Cave described as materially complete and final to the Board and BGL. The Transaction Committee and the Board (excluding Mr. Fukui, who recused himself due to his affiliation with Tadano) reconvened their joint meeting at 5:00 p.m. Central time, at which time Bryan Cave gave a presentation to the Board regarding fiduciary duties under Michigan law. At the request of the Transaction Committee, representatives of BGL then reviewed and discussed its financial analyses of the per share merger consideration, which financial analyses had been updated to reflect public market trading data as of September 11, 2024, but were otherwise similar in all material respects to the financial analyses reviewed and discussed on September 10, 2024.

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Subsequently, on September 11, 2024, at the request of the Transaction Committee, BGL rendered its oral opinion (which was subsequently confirmed in writing by delivery of BGL’s written opinion addressed to the Transaction Committee dated September 12, 2024) to the effect that, as of the date and based on and subject to the procedures followed, assumptions made, qualifications, conditions and limitations on the review undertaken and other matters considered by BGL, as set forth in its written opinion, the per share merger consideration to be received by holders of common stock in the Merger pursuant to the Merger Agreement (other than holders of Excluded Shares) is fair to them from a financial point of view. The Transaction Committee approved the Merger Agreement, the Merger, the contingent equity grants to Messrs. Coffey and Doolan, the contingent conversion of certain of Mr. Coffey’s Company PSUs to Company RSUs, and the contingent cash bonus to Mr. Tober (with Mr. Tober abstaining as to the vote on his bonus), and recommended that the full Board approve each matter. The full Board, with Mr. Fukui abstaining, then approved the Merger Agreement and the Merger, recommended that the shareholders of the Company approve the Merger Agreement and the Merger, and approved the special equity grants and cash bonus identified above, contingent on the completion of the Merger.

•	On September 12, 2024, the board of directors of Tadano met virtually with members of management and approved Tadano’s entry into the Merger Agreement and the Merger.

•

Following conclusion of such board meetings on September 12, 2024, the parties executed the Merger Agreement and issued a press release announcing the Merger. Tadano amended its Schedule 13D in respect of shares of Company common stock to disclose Tadano’s entry into the Merger Agreement with the Company on September 12, 2024.

Reasons for the Merger; Recommendation of the Company’s Board of Directors

After careful consideration, with the assistance of independent financial and legal advisors, and acting in reliance upon the unanimous recommendation of the Transaction Committee, the Board (which, for purposes of this section of this proxy statement entitled “Proposal 1: The Merger—Reasons for the Merger; Recommendation of the Company’s Board of Directors,” means the Board without the participation of Mr. Takashi Fukui (the “Recused Director”), who recused himself due to his affiliation with Tadano), and including a majority of the directors of the Company who are not employees of the Company, has determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to, and in the best interests of, the Company and its shareholders (other than holders of Excluded Shares) and adopted and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, resolved that the Merger Agreement be submitted for consideration by the shareholders of the Company at a special meeting of shareholders and recommended that the shareholders of the Company vote to approve the Merger Agreement. In addition, the Board believes that the Merger is fair to the Company’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act.

Accordingly, the Board recommends that you vote (1) “FOR” the proposal to approve the Merger Agreement; (2) “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable to the Company’s named executive officers in connection with the Merger; and (3) “FOR” the proposal to adjourn the special meeting.

In the course of reaching its determination and recommendation, the Board consulted with and received the advice and assistance of its legal and financial advisors as well as the unanimous recommendation of the Transaction Committee. In recommending that shareholders vote in favor of approval of the Merger Agreement, the Board considered a number of factors, including the following (which factors are not necessarily presented in order of relative importance):

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Attractive Value. The Board considered the $5.80 per share merger consideration relative to the current and historical trading prices and anticipated future trading prices of the common stock, including the fact that the per share merger consideration constituted a premium of approximately 52.2% to the closing price per share on September 11, 2024, 47.9% to the volume-weighted average price during the three months ended September 11, 2024, and 7.4% to the volume-weighted average price during the six months ended September 11, 2024.

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Best Alternative for Maximizing Shareholder Value. The Board considered, after discussions with its financial advisor and members of management, that the per share merger consideration was more favorable to the shareholders than the potential value that would reasonably be expected to result from other alternatives reasonably available to the Company, including, but not limited to, the continued operation of the Company as a standalone, independent public company with no change in its relationship with Tadano, and especially in light of the current environment in the industry as well as broader economic and commercial trends affecting the Company’s business and financial results, including:

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the Board’s assessment of the Company’s business, operations, financial condition, earnings, assets and prospects, its competitive position and historical and projected financial performance and the nature of the industry in which the Company operates, including changing competitive dynamics;

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the strategic and other alternatives reasonably available to the Company, including the alternative of remaining a standalone public company and the likelihood or unlikelihood of other parties being willing and able to engage in a shareholder-value-maximizing strategic transaction with the Company, and the risks and uncertainties associated with those alternatives, none of which were deemed likely to result in value to the Company’s shareholders that would exceed, on a present-value basis, the value of the Merger consideration;

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that Party E had informed representatives of BGL that it would need significant additional time following the expiration of its exclusive negotiating period before it would be in a position to proceed with the process of negotiating a definitive merger agreement, raising significant uncertainty regarding Party E’s interest in and ability to negotiate a binding transaction with the Company;

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that Tadano was the most logical acquirer of the Company and, in light of Tadano’s long-term investment in the Company, deep understanding of the Company’s businesses and industries and track record of providing the Company with strategic support, that Tadano was the potential transaction partner most likely to offer the highest value to the Company’s shareholders; and

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the risks and uncertainties relating to possible future headwinds for companies operating in the industry in which the Company operates, including the potential need for greater scale to be able to compete effectively in the markets in which the Company operates or may operate in the future.

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Certainty of Consideration. The Board considered that the all-cash Merger consideration provides the shareholders with certainty of value and, upon closing, immediate liquidity for their shares, especially when viewed against the potential risks and uncertainties inherent in the Company’s business, including risks associated with remaining a standalone entity and changing competitive dynamics.

•	Transaction Committee Process and Recommendation. The Board considered the process undertaken by the Transaction Committee, including:

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the receipt of the advice of its outside advisors and Company management, consideration with the Board and such advisors of a wide range of options, and identification of the candidates viewed as most likely to be interested in acquiring the Company and capable of paying the highest price and

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the course and history of the negotiations between Tadano and the Company, as described under “Proposal 1: The Merger—Background of the Merger” and the Board’s belief that it had obtained Tadano’s best and final offer and that it was unlikely that any other party would be willing to acquire the Company at a higher price.

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Receipt of Fairness Opinion from Brown Gibbons Lang & Company. The Board considered the opinion of BGL, orally rendered on September 11, 2024 to the Transaction Committee (and subsequently confirmed in writing by delivery of BGL’s written opinion addressed to the Transaction Committee dated September 12, 2024), as to the fairness, from a financial point of view, and as of such date, of the per share merger consideration to be received by the holders of common stock of the Company in the Merger pursuant to the Merger Agreement (other than holders of Excluded Shares), as more fully described in the section entitled “Proposal 1: The Merger—Opinion of Brown Gibbons Lang & Company” and which written opinion is attached in its entirety as Annex B hereto. The summary of the opinion of BGL herein is qualified in its entirety by reference to the full text of the opinion. We encourage you to read BGL’s opinion and the summary of BGL’s opinion carefully and in their entirety.

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Likelihood of Completion; Certainty of Payment. The Board considered its belief that, absent a superior proposal, the Merger represented a transaction that would highly likely be consummated based on, among other factors:

•	Tadano’s reputation and its credibility as an acquirer;

•	the absence of any financing condition to consummation of the Merger (as more fully described under “Proposal 1: The Merger—Financing of the Merger”);

•	the Company’s ability, under circumstances specified in the Merger Agreement, to seek specific performance of Tadano’s and Merger Sub’s obligation to cause the Merger to occur;

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the commitment of Tadano in the Merger Agreement to use reasonable best efforts to satisfy conditions and complete the Merger, and to obtain applicable regulatory approvals (as more fully described under “Proposal 1: The Merger—Regulatory Approvals”); and

•	the absence of any conditions to the consummation of the Merger that are unlikely to be satisfied Merger (as more fully described under “The Merger Agreement—Conditions to the Merger”).

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Opportunity to Receive Unsolicited Acquisition Proposals and to Terminate the Tadano Merger in Order to Accept a Superior Proposal. The Board considered the terms of the Merger Agreement permitting the Company to receive unsolicited acquisition proposals, and the other terms and conditions of the Merger Agreement, including:

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that until the effective time, subject to certain conditions and requirements set forth in the Merger Agreement, the Company is permitted to receive, consider and respond to unsolicited acquisition proposals or engage in discussions or negotiations with third parties making such acquisition proposals (as more fully described under “The Merger Agreement—Change of Board Recommendation”); and

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the ability of the Board to change its recommendation prior to obtaining the Company shareholder approval in specified circumstances relating to the receipt of a superior proposal or the occurrence of an intervening event (as defined in the section entitled “The Merger Agreement—Change of Board Recommendation”), subject to (i) the Company’s notification and good faith negotiation obligations and (ii) Tadano’s right to terminate the Merger Agreement and receive payment of the applicable termination fee of $4,900,000, which amount the Board believed to be reasonable under the circumstances taking into account the range of such termination fees in similar transactions, and the unlikelihood that a fee of such size would be a meaningful deterrent to alternative acquisition proposals (as more fully described under “The Merger Agreement—Termination Fees”).

•	Other Terms of the Merger Agreement. The Board considered other terms and conditions of the Merger Agreement and related transaction documents, including:

•	that the approval of Proposal 1: The Merger is conditioned on the affirmative vote of the majority of the outstanding shares (as more fully described under “The Special Meeting—Vote Required”);

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that the terms of the Merger Agreement provide the Company sufficient operating flexibility to conduct its business in the ordinary course until the earlier of the consummation of the Merger or the termination of the Merger Agreement (as more fully described under “The Merger Agreement—Conduct of Our Business Pending the Merger”);

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the termination date of the Merger Agreement on which date either party, subject to certain exceptions, can terminate the Merger Agreement, and the Board’s view that the termination date, and the provisions of the Merger Agreement providing for extensions of the termination date under certain circumstances, allow for sufficient time to consummate the Merger;

•	the Board’s belief that it was fully informed about the extent to which the interests of Tadano and its affiliates in the Merger differ from those of the Company’s other shareholders; and

•	the Board’s belief that the other terms of the Merger Agreement, taken as a whole, are reasonable.

The Transaction Committee also considered a number of factors relating to the procedural safeguards that it believes were and are present to ensure the fairness of the Merger and to permit the Transaction Committee to represent effectively the interests of the Unaffiliated Company Shareholders. In light of such procedural safeguards, the Transaction Committee did not consider it necessary to retain an unaffiliated representative to act solely on behalf of the Unaffiliated Company Shareholders for purposes of negotiating the terms of the Merger Agreement or preparing a report concerning the fairness of the Merger Agreement and the Merger, or to require a separate approval of the Merger Agreement and the Merger by a majority of the Unaffiliated Company Shareholders. The Transaction Committee believes these factors support its determinations and recommendations and provide assurance of the procedural fairness of the Merger to the Company’s unaffiliated shareholders:

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Independence. The Transaction Committee is comprised of directors who are independent (for purposes of serving on the Transaction Committee), disinterested and not affiliated with, and are independent of, Tadano or Merger Sub and who are otherwise disinterested and independent with respect to a potential acquisition of the Company, other than as discussed in the section of this proxy statement captioned “Proposal 1: The Merger—Interests of the Company’s Directors and Executive Officers in the Merger”;

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Negotiating Authority. The Transaction Committee was granted the power by the Company Board to, among other things, (1) review and evaluate the advisability of a potential strategic transaction and other strategic alternatives that may be available to the Company (including the status quo as a standalone company) and solicit expressions of interest or other proposals for a potential strategic transaction, if and to the extent the Transaction Committee deemed appropriate; (2) establish, approve, modify, monitor and direct the process and procedures related to the negotiation, review and evaluation of a potential strategic transaction, including the authority to determine not to proceed with any such process, procedures, review or evaluation; (3) respond to any communications, inquiries or proposals regarding a potential strategic transaction; (4) recommend, reject or approve the terms of a potential strategic transaction; (5) review, evaluate, investigate, pursue and negotiate the price, structure, form, terms and conditions of a potential strategic transaction and the form, terms and conditions of any definitive agreements in connection therewith; (6) determine whether a potential strategic transaction is fair to, and in the best interests of, the Company and its shareholders (or any subset of the shareholders of the Company that the Transaction Committee determines to be appropriate); and (7) recommend to the full Board what action, if any, should be taken by the Company with respect to a potential strategic transaction.

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Prior Transaction Committee Recommendation Required. The Board was not permitted to approve any potential acquisition of the Company (including a potential acquisition of the Company that also included a transaction or series of transactions in which one or more significant shareholders of the Company had an interest that was in addition to, and/or different from, the interests of the Company’s shareholders as a whole) or recommend for approval any such transactions by the Company’s shareholders without a prior favorable recommendation of the transaction by the Transaction Committee.

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Active Involvement and Oversight. The numerous meetings held by the Transaction Committee (with BGL present), over the period from its August 2023 formation through the September 11, 2024 execution of the Merger Agreement, to discuss and evaluate, among other things, the process for exploring a potential strategic transaction and the proposals from Tadano, and the Transaction Committee’s active oversight of the negotiation process. The Transaction Committee was actively engaged in this process on a regular basis and was provided with full access to members of the Company’s management and its advisors in connection with the evaluation process.

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Independent Advice. The Transaction Committee selected and engaged its own independent financial advisor (BGL) and received the advice of BGL throughout its review, evaluation and negotiation of a potential acquisition of the Company.

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Full Knowledge. The Transaction Committee made its evaluation of a potential acquisition of the Company by Tadano based upon the factors discussed in this proxy statement and with the full knowledge of the interests of Tadano in the transaction.

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No Obligation to Recommend. The recognition by the Transaction Committee that it had no obligation to recommend to the Board the approval of the Merger or any other transaction and had the authority to reject any proposals made.

In the course of reaching its recommendation, the Board also considered a variety of risks and potentially negative factors concerning the Merger and the Merger Agreement, including the following:

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that the shareholders will have no ongoing equity participation in the Company following the Merger and the shareholders will cease to participate in the Company’s future earnings or growth, if any, and will not benefit from increases, if any, in the value of the Company following the Merger;

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the risk that the Merger may not be consummated in a timely matter or at all, including due to the failure to obtain required regulatory approvals to the completion of the Merger or the failure to satisfy other conditions to the completion of the Merger, and the consequences thereof, including the potential loss of value to the shareholders and the potential negative impact on the operations and prospects of the Company if the Merger Agreement is terminated or the Merger is not completed for any reason;

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the significant effort and cost involved in connection with negotiating the Merger Agreement and completing the Merger (including certain costs and expenses if the Merger is not consummated), the substantial management time and effort required to effectuate the Merger and the potential related disruption to the Company’s day-to-day operations during the pendency of the Merger;

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the possible effects of the pendency or consummation of the Merger, including the potential for suits, actions or proceedings in respect of the Merger Agreement or the transactions contemplated by the Merger Agreement, the risk of any loss or change in the relationship of the Company and its subsidiaries with their respective employees (including making it more difficult to attract and retain key personnel and the possible loss of key management, technical, sales and other personnel), customers, distributors, suppliers, contractors, partners, agents and others with whom they have business dealings;

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the possibility that, under certain limited circumstances, the Company may be required to pay Tadano a termination payment of $4,900,000 following termination of the Merger Agreement, including if Tadano terminates the Merger Agreement as a result of the Board changing its recommendation or if the Company terminates the Merger Agreement to accept a superior proposal (as more fully described under “The Merger Agreement—Termination Fees”);

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the restrictions imposed by the terms of the Merger Agreement on the conduct of the Company’s business prior to completion of the Merger, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the Merger, and the resultant risk if the Merger is not consummated;

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because the Merger Agreement provides that the Merger must be completed on or before June 12, 2025, which we refer to as the end date, the shareholders could be asked to vote on approval of the Merger Agreement in advance of completion of the transaction;

•	the receipt of cash in exchange for the common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes for many of the shareholders;

•	the absence of any appraisal or dissenters’ rights under Michigan law; and

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the Company’s officers and directors may have interests in the Merger that are different from, or in addition to, the interests of the shareholders, including the receipt of certain enhanced severance in connection with a qualifying termination in connection with the Merger, the acceleration of Company RSUs and Company Options held by officers and directors, the grant of Company RSUs, the conversion of Company PSUs to Company RSUs, and cash awards in connection with the completion of the Merger, and the interests of the Company’s directors and officers in being entitled to continued indemnification, advancement of expenses and insurance coverage from the surviving corporation under the Merger Agreement.

The Board concluded that the uncertainties, risks and potentially negative factors relevant to the Merger were outweighed by the potential benefits of the Merger.

The above discussion of the information and factors considered by the Board is not intended to be exhaustive, but indicates the material matters considered. In reaching its determination and recommendation, the Board did not quantify, rank or assign any relative or specific weight to any of the foregoing factors, and individual members of the Board may have considered various factors differently. The Board did not undertake to make any specific determination as to whether any specific factor, or any particular aspect of any factor, supported or did not support its ultimate recommendation. Moreover, in considering the information and factors described above, individual members of the Board each applied his or her own personal business judgment to the process and may have given differing weights to differing factors. The Board based its recommendation on the totality of the information presented. The explanation of the factors and reasoning set forth above contain forward-looking statements that should be read in conjunction with the section of this proxy statement entitled “Cautionary Statements Regarding Forward-Looking Information.”

In the course of evaluating the Merger Agreement and the transactions contemplated thereby, including the Merger, and making the decisions, determinations and recommendations described above (as applicable), the Board and the Transaction Committee did not consider the liquidation value of the Company because (1) they considered the Company to be a viable, going concern; (2) they believed that liquidation sales generally result in proceeds substantially less than sales of a going concern; and (3) they considered determining a liquidation value to be impracticable given the significant execution risk involved in any breakup of the Company. For the foregoing reasons, the Board and the Transaction Committee did not consider liquidation value to be a relevant factor. Further, the Board and the Transaction Committee did not consider the Company’s net book value, which is an accounting concept, as a factor because they believed (1) that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and (2) net book value does not take into account the prospects of the Company, market conditions, trends in the industry in which the Company operates or the business risks inherent in the industry. In addition, the Board and the Transaction Committee did not view the purchase prices paid in the transactions described in the section of this proxy statement captioned “Important Information Regarding the Company—Transactions in the Company’s Common Stock” (the aggregate average of which was below the per share merger consideration) to be relevant except to the extent that those prices indicated the trading price of the Company’s common stock during the applicable periods. The Board and the Transaction Committee did not seek to establish a pre-merger going concern value for the Company. Rather, the Transaction Committee believed that the Company Management Projections, as defined below, and certain financial analyses utilizing the Company Management Projections summarized in the section of this proxy statement entitled “Proposal 1: The Merger—Opinion of Brown Gibbons Lang & Company” were representative of the Company’s going concern value if the Company continued to operate its business on a standalone basis.

Other than as described in this proxy statement, the Board has not received any firm offer by any other person during the prior two years for (1) a merger or consolidation of the Company with another company; (2) the sale or transfer of all or substantially all of the Company’s assets; or (3) a purchase of the Company’s securities that would enable such person to exercise control of the Company.

Opinion of Brown Gibbons Lang & Company

On September 11, 2024, BGL orally rendered its opinion to the Transaction Committee (which was subsequently confirmed in writing by delivery of BGL’s written opinion addressed to the Transaction Committee dated September 12, 2024), as to the fairness, from a financial point of view and as of such date, of the per share merger consideration to be received by holders of Company common stock in the Merger pursuant to the Merger Agreement (other than holders of Excluded Shares), which opinion was based on and subject to the various procedures followed, assumptions made, qualifications and limitations on the review undertaken and the other matters considered by BGL in connection with the preparation of its opinion.

BGL’s opinion was directed to the Transaction Committee and only addressed the fairness, from a financial point of view and as of such date, of the per share merger consideration to be received by holders of Company common stock in the Merger pursuant to the Merger Agreement (other than holders of Excluded Shares) and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding. The summary of BGL’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this proxy statement and describes certain of the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by BGL in connection with the preparation of its opinion. However, neither BGL’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Transaction Committee, the Board, the Company, any security holder or any other person as to how to act or vote with respect to any matter relating to the merger or otherwise.

In arriving at its opinion, BGL, among other things:

•	reviewed the draft merger agreement dated September 10, 2024 (the “Draft Merger Agreement”);

•	reviewed relevant public filings, including, but not limited to, Form 10-Ks, Form 10-Qs, Form 8-Ks, proxies, investor presentations, and quarterly analyst calls;

•	reviewed publicly available analyst research coverage reports for the Company;

•	reviewed the Company’s audited financial statements for each of the fiscal years ended December 31, 2021, December 31, 2022, and December 31, 2023;

•	reviewed year-to-date unaudited financial statements prepared by the Company;

•

reviewed a forecast model prepared by the Company’s management in October 2023, including the budget for the fiscal year ended December 31, 2024 and forecasts for the fiscal years ended December 31, 2025, 2026, 2027, and 2028 that were prepared by the Company’s management;

•	participated in discussions with the Chief Executive Officer and Chief Financial Officer of the Company regarding the Company’s forecast model;

•	reviewed an updated forecast model, prepared by the Company’s management in August 2024, which made certain amendments to forecasts for the fiscal years ended December 31, 2025, 2026, and 2027;

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reviewed schedules of non-recurring expenses and adjustments as prepared by the Company’s management and presented publicly through investor calls held by the Company’s management for the fiscal years ended December 31, 2021, 2022, and 2023 and the year-to-date period ending June 2024;

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reviewed certain other historical operating and financial information provided to BGL by management of the Company, including division-level financial performance and key performance indicators of the Company;

•	reviewed analyses prepared by the Company regarding its business, service offerings, markets, customers, vendors, personnel, asset base, facilities, and operations;

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reviewed the current and historical market prices, trading volume, and relevant financial metrics for the Company common stock and the current and historical market prices, trading volume, and relevant financial metrics of the publicly traded securities of certain other companies that BGL deemed to be relevant;

•	participated in meetings, discussions, interviews and facility tours with management of the Company; and

•

compared certain of the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other transactions that BGL deemed relevant and conducted such other financial studies, analyses and inquiries and considered such other factors and information as BGL deemed appropriate.

BGL assumed the accuracy and completeness of all of, and relied upon, the financial, legal, regulatory, tax, accounting, and other information provided to, discussed with or reviewed by BGL, including, without limitation, the forecasts, the components, value and computation of the per share merger consideration, without assuming any responsibility for independent verification, and BGL does not assume any liability for if any such information is not accurate or complete. As to any information provided to BGL by the Company, with the Company’s consent, BGL relied upon the assurances of the management of the Company that all such information was prepared on a reasonable basis and that the management of the Company is not aware of any information or facts that would make the information provided to BGL incomplete or misleading. BGL assumed that the forecast models and projections prepared by management of the Company are predicated upon reasonable assumptions and reflects management’s best currently available estimates and judgments and BGL expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. BGL further assumed that all assets and liabilities (contingent or otherwise, known or unknown) of the Company are set forth on the financial statements provided to BGL, and that, in each case, the financial statements provided to BGL present fairly the Company’s results of operations, cash flows and financial condition for the periods and as of the dates indicated and were prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) consistently applied, and that there was no material changes in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company since the date of the last financial statements made available to BGL. BGL assumed that, in the course of obtaining any necessary regulatory or third-party approvals and consents for the transaction, no modification, delay, limitation, restriction, condition, or waiver will be imposed or granted, the effect of which would be material to BGL’s analysis or opinion.

BGL further assumed, at the direction of the Transaction Committee, that the final executed Merger Agreement that was delivered by the parties does not differ in respect material to its analysis or its opinion from the draft Merger Agreement, and that the same per share merger consideration was included in the final version of the Merger Agreement. BGL also assumed, at the direction of the Transaction Committee, that the transaction will be consummated in accordance with the terms and conditions stated in the Merger Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or any material amendment to the Merger Agreement or waiver by any party of any condition stated in the Merger Agreement that would be material to its analysis or opinion. BGL assumed, at the direction of the Transaction Committee, that Tadano will be able to finance the aggregate payment of the per share merger consideration. BGL assumed that the representations and warranties of the parties stated in the Merger Agreement are true and correct. Each assumption included in BGL’s opinion was made with the knowledge and consent of the Transaction Committee, and BGL relied upon each such assumption without independent verification as a predicate for its opinion.

BGL’s opinion was rendered as of September 12, 2024, based upon information furnished to it, and its knowledge of economic, market and other conditions as they existed and can be evaluated, as of such date. BGL disclaimed any undertaking or obligation to advise any person of any information that comes to its attention after September 12, 2024, or to supplement, revise or withdraw its opinion in light of any such information.

BGL’s opinion addresses only the fairness, from a financial point of view, of the per share merger consideration to be received by the holders of Company common stock, other than the holders of Excluded Shares. It does not address any other issue, including, without limitation, the fairness of the amount or the nature of any compensation payable to any of the officers, directors or employees of any party in connection with the transaction or any financial or non-financial terms of the Merger Agreement or the transaction. BGL is not a legal, regulatory, accounting or tax expert and assumed that the Company and its other advisors assessed and acted upon all legal, regulatory, accounting and tax matters.

Furthermore, BGL did not make any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor was BGL furnished with any such valuations or appraisals, nor did BGL conduct a comprehensive physical inspection of any assets of the Company. BGL did not analyze, nor was it requested to address, nor did it express any assurance regarding any of the following: (i) the solvency of the Company, either before or after giving effect to the transaction; (ii) the merits of the transaction relative to other business strategies or transactions that might be available to the Company or in which the Company might engage; (iii) the Company’s business decision to pursue the transaction; (iv) the structure or form of the transaction, or any other agreements or arrangements contemplated by the Merger Agreement or entered into in connection with or otherwise contemplated by the transaction, including, without limitation, the fairness of the transaction or any other term or aspect of the transaction to, or any consideration to be received in connection therewith by, or the impact of the transaction on, the holders of any class of securities, creditors or other constituencies of the Company or any other party. BGL expressed no view or opinion as to any consequence that may result from the transaction, including as to the price at which the Company’s common stock will trade at any time, including following the announcement or consummation of the transaction.

BGL’s opinion was delivered to and intended for the benefit and use of the Transaction Committee, solely in connection with its consideration of the transaction, solely in their capacity as members of the Transaction Committee and not in any other capacity, and it may not be delivered, communicated or disclosed (in whole or in part) to any third party for any purposes whatsoever, or used or relied upon for any other purpose. BGL has consented to the inclusion of its opinion as Annex B to this proxy statement. BGL’s opinion is not intended to be, nor does it constitute, a recommendation to the Transaction Committee regarding how to vote with respect to the transaction.

In performing the analyses discussed below, BGL considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of the opinion. No company, transaction or business used in BGL’s analyses for comparative purposes is identical to the Company, either of its business segments, or the Merger and an evaluation of the results of those analyses is not entirely mathematical. As a consequence, mathematical derivations (such as the high, low, mean and median) of financial data are not by themselves meaningful and in selecting the ranges of multiples to be applied were considered in conjunction with experience and the exercise of judgment. The estimates contained in the financial forecasts prepared by the management of the Company and the implied reference range values indicated by BGL’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the Company. Much of the information used in, and accordingly the results of, BGL’s analyses are inherently subject to substantial uncertainty.

BGL’s opinion was only one of many factors considered by the Transaction Committee in evaluating the merger. Neither BGL’s opinion nor its analyses were determinative of the per share merger consideration of the views of the Transaction Committee of the Board or management with respect to the merger or the per share merger consideration. The type and amount of consideration payable in the Merger were determined through negotiations between the Transaction Committee of the Board and Tadano, and the decision to enter into the Merger Agreement was solely that of the Transaction Committee of the Board and the Board.

Summary of BGL Financial Analysis

The following is a summary of the material financial analysis performed by BGL in connection with the preparation of its fairness opinion and reviewed with the Transaction Committee and the remainder of the full Board (excluding Mr. Fukui) at a meeting held on September 11, 2024. The following summary, however, does not purport to be a complete description of the financial analyses performed by, or the data presented by, BGL in connection with rendering the opinion described above. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. It is not readily susceptible to partial analysis or summary description. BGL believes that the following summary and its analysis must be considered as a whole and that selecting portions of the following summary of this analysis, without considering all of its analysis, methodologies and factors could create a misleading or incomplete view of the processes underlying the analysis and its opinion.

The order of analyses described does not represent the relative importance or weight given to those analyses by BGL. In arriving at its opinion, BGL did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, BGL considered the totality of the factors and analyses performed in determining its opinion.

With respect to the comparable public companies analyses and the comparable precedent transactions analyses summarized below, no company or transaction used as a comparison was identical to the Company or the Merger. This analysis necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

The projections furnished to BGL for the Company were prepared by the Company’s management. The Company does not publicly disclose internal management projections of the type provided to BGL in connection with BGL’s analysis, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the Company’s management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, analyses made by BGL are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. This information should be read in conjunction with the section of this proxy statement entitled “Proposal 1: The Merger—Certain Unaudited Company Forecasts.”

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 11, 2024, and is not necessarily indicative of current market conditions. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of BGL’s analyses.

For purposes of its analysis, BGL reviewed a number of financial metrics, including the following:

•

Enterprise Value: Generally, the value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for equity securities of the company) plus the amount of its net debt (the amount of its outstanding indebtedness, non-convertible preferred stock, capital lease obligations and non-controlling interests less the amount of cash and cash equivalents on its balance sheet).

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Adjusted EBITDA: Generally, the amount of the relevant company’s earnings before interest, taxes, depreciation, amortization, and non-operational items for a specified time period, as adjusted for certain non-recurring items.

Comparable Public Companies Analysis

BGL performed a comparable companies analysis (i) utilizing the Selected OEMs as defined below, and (ii) on a sum-of-the-parts basis combining the Company’s OEM and rental equipment business segments, by reviewing certain financial information and market trading data of the Company and comparing it to corresponding information of five publicly traded original equipment manufacturers (the “Selected OEMs”) and four publicly traded equipment rental companies (the “Selected Equipment Rentals”), as listed below (such companies collectively the “Selected Companies”).

Original Equipment Manufacturers:

•	Cargotec Corporation

•	The Manitowoc Company, Inc.

•	Palfinger AG

•	Tadano Ltd.

•	Terex Corporation

Equipment Rental:

•	Ashtead Group PLC

•	H&E Equipment Services, Inc.

•	Herc Holdings Inc.

•	United Rentals, Inc.

Although none of the Selected Companies are directly comparable to the Company or either of its business segments, BGL, based on its experience and professional judgment, selected these companies for its analysis based on business sector participation, operational characteristics, and financial metrics which BGL considered similar to the Company for purposes of its analysis. However, because none of the Selected Companies is exactly the same as the Company or either of its business segments, BGL believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable public companies analysis. Accordingly, BGL also made qualitative judgments, based on its experience and professional judgment, concerning differences between the business, financial and operational characteristics of the Company and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis.

Using publicly available information (including, but not limited to, publicly available Wall Street research analysts’ estimates and public filings) BGL calculated for each Selected Company, the Selected Company’s Enterprise Value as a multiple of the estimated Adjusted EBITDA for the trailing twelve-month period (“TTM”) ended June 30, 2024 (“TTM June-24 Adjusted EBITDA”). All calculations in this review were based on closing share prices on September 11, 2024.

The Selected OEMs and the results of this analysis are summarized as follows:

($ in millions)	Market Capitalization	Enterprise Value	TTM June-24 Adjusted EBITDA	Enterprise Value / TTM June-24 Adjusted EBITDA
Selected OEMs
Cargotec Corporation	$3,183	$3,228	$378	8.5x
The Manitowoc Company, Inc.	319	753	137	5.5x
Palfinger AG	823	1,733	326	5.3x
Tadano Ltd.	824	911	187	4.9x
Terex Corporation	3,339	3,685	690	5.3x
Mean	$1,698	$2,062	$344	5.9x
Median	$824	$1,733	$326	5.3x

The Selected Equipment Rentals and the results of this analysis are summarized as follows:

($ in millions)	Market Capitalization	Enterprise Value	TTM June-24 Adjusted EBITDA	Enterprise Value / TTM June-24 Adjusted EBITDA
Selected Equipment Rentals
Ashtead Group PLC	$29,338	$40,252	$4,893	8.2x
H&E Equipment Services, Inc.	1,556	3,292	712	4.6x
Herc Holdings Inc.	3,817	8,559	1,491	5.7x
United Rentals, Inc.	46,564	59,974	7,119	8.4x
Mean	$20,319	$28,019	$3,554	6.8x
Median	$16,577	$24,405	$3,192	7.0x

Based on the results of this analysis and other factors BGL considered appropriate in its professional experience and judgment, BGL selected an Enterprise Value to TTM June-24 Adjusted EBITDA multiple range of (i) 5.6x to 5.8x for the Selected OEMs, and (ii) 6.2x to 6.4x based on a sum-of-the-parts weighting of the OEM and equipment rental segments of 65% and 35%, respectively. In selecting this range of multiples, BGL used the median Enterprise Value / TTM Adjusted EBITDA multiples set forth above (5.3x for the Selected OEMs and 7.0x for the Selected Equipment Rentals), plus or minus 2.0% for each, and then factored in a 6.5% premium deemed appropriate by BGL in its professional experience and judgment that was equal to the sum of (i) a 28.9% control premium that was based on the S&P Capital IQ 1-day control premium for U.S. public transactions announced within the last five years for Industrials companies, (ii) a 14.8% standard liquidity discount published in Duff & Phelps Stocks, Bonds, Bills, and Inflation 2021, and (iii) a 7.6% comparability discount based on size premium data for companies in market capitalization Decile 10B per the Center for Research in Security Prices. BGL also made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics and prospects of the Company and the Selected Companies that could affect their public trading values in order to provide a context in which to consider the results of the quantitative analysis. BGL applied the range of multiples of Enterprise Value to TTM June-24 Adjusted EBITDA for the Selected Companies to the Company’s TTM June-24 Adjusted EBITDA of $33.0 million. After adjusting for net debt as of June 30, 2024 (approximately $84.2 million), the implied value of Steven Berner’s non-controlling equity interest in Rabern as of June 30, 2024 (consistent with the terms of the stockholders’ agreement between the Company and Steven Berner and calculated as approximately $15.3 million, which is equal to 30% of 5.5x Rabern’s TTM June-24 EBITDA of approximately $11.5 million less Rabern’s net indebtedness of approximately $12.6 million) (the “Rabern Non-Controlling Interest”), and estimated Company transaction expenses as of September 11, 2024 (approximately $6.2 million), BGL then calculated the implied per share value reference ranges for (i) the entire Company based on the Selected OEMs multiple range and (ii) on a sum-of-the-parts basis, applying a weighting to the respective business unit’s contribution to the Company’s TTM June-24 Adjusted EBITDA (which was 65% and 35% for the OEM and equipment rental business units, respectively). The comparable public companies analysis indicated a range of implied equity values per share of Company common stock of: (i) $3.70 to $4.05 based on the Selected OEMs multiple range, and (ii) $4.64 to $5.03 for the sum-of-the-parts weighting of the OEM and equipment rental segments. BGL compared these ranges to the per share merger consideration of $5.80 to be paid to holders of Company common stock (other than the holders of Excluded Shares) pursuant to the Merger Agreement.

Comparable Precedent Transaction Analysis

BGL reviewed publicly available financial information relating to merger and acquisition transactions announced since December 2020 involving target companies in the OEM industry (the “Selected OEM Transactions”) and equipment rental industries (the “Selected Equipment Rental Transactions”, and collectively, the “Selected Transactions”) that BGL, based on its experience and professional judgment, deemed relevant to consider in relation to the Company and the transactions contemplated by the Merger Agreement.

No company or transaction used in this analysis is identical or directly comparable to the Company, either of its business segments or the merger. In evaluating the Selected Transactions, BGL made judgments and assumptions with regard to general business, economic, and market conditions and other factors existing at the time of the Selected Transactions, and other matters, as well as differences in financial, business, and operating characteristics and other factors relevant to the target companies or businesses in the Selected Transactions. Accordingly, an evaluation of the results of this analysis is not entirely quantitative. Rather, this analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the selected target companies and the Company.

Financial data for the Selected Transactions was based on publicly available information at the time of the announcement of the Selected Transactions that BGL obtained from public filings and other data sources. Using publicly available information, BGL calculated, for each Selected Transaction set forth below, the Enterprise Value for the applicable target company as a multiple of the target company’s Adjusted EBITDA for the TTM at the time of the transaction announcement.

The Selected OEM Transactions considered in this analysis are summarized as follows:

($ in millions)	Announcement Date	Acquirer	Enterprise Value	TTM Adjusted EBITDA	Enterprise Value / TTM Adjusted EBITDA
Original Equipment Manufacturer Targets
Kalmar Oyj	April 2023	Existing Shareholders (Cargotec Demerger)	$2,071	$274	7.6x
KITO Corporation	October 2022	The Crosby Group	535	78	6.9x
Hitachi Construction Machinery Co., Ltd. (Minority sale of 26% ownership stake)	January 2022	Itochu and Japan Industrial Partners	8,625	1,229	7.0x
Mean			$3,744	$527	7.2x
Median			$2,071	$274	7.0x

The Selected Equipment Rental Transactions in this analysis are summarized as follows:

($ in millions)	Announcement Date	Acquirer	Enterprise Value	TTM Adjusted EBITDA	Enterprise Value / TTM Adjusted EBITDA
Equipment Rental Targets
Yak Access	March 2024	United Rentals, Inc.	$1,100	$171	6.4x
Ahern Rentals	November 2022	United Rentals, Inc.	2,000	310	6.5x
Ecoverse	October 2022	Alta Equipment	67	10	6.6x
Rabern Rentals	April 2022	Manitex International, Inc.	48	7	6.4x
Custom Truck One Source	December 2020	NESCO Specialty Rentals	1,475	166	8.9x
Mean			$938	$133	7.0x
Median			$1,100	$166	6.5x

Based on the results of this analysis and other factors BGL considered appropriate in its professional experience and judgment, BGL selected an Enterprise Value to TTM Adjusted EBITDA multiple range of (i) 6.4x to 6.6x for the Selected OEM Transactions, and (ii) 6.1x to 6.5 based on a sum-of-the-parts weighting of the OEM and equipment rental segments of 65% and 35%, respectively. In selecting this range of multiples, BGL used the median Enterprise Value / TTM Adjusted EBITDA multiples set forth above (7.0x for the Selected OEM Transactions and 6.5x for the Selected Equipment Rental Transactions), plus or minus 2.0% for each, and then factored in a 7.6% comparability discount deemed appropriate by BGL in its professional experience and judgment that was based on size premium data for companies in market capitalization Decile 10B per the Center for Research in Security Prices. BGL also made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics and prospects of the Company and the target companies in the Selected Transactions and other factors that could affect their public trading, acquisition or other values in order to provide a context in which to consider the results of the quantitative analysis. BGL applied the range of multiples of Enterprise Value to TTM Adjusted EBITDA for the Selected Transactions to the Company’s TTM June-24 Adjusted EBITDA of $33.0 million. After adjusting for net debt as of June 30, 2024 (approximately $84.2 million), the implied value of the Rabern Non-Controlling Interest, and estimated Company transaction expenses as of September 11, 2024 (approximately $6.2 million), BGL then calculated the implied per share value reference ranges for (i) the entire Company based on the Selected OEM Transactions multiple range and (ii) on a sum-of-the-parts basis, applying a weighting to the respective business unit’s contribution to TTM June-24 Adjusted EBITDA (which was 65% and 35% for the OEM and equipment rental business units, respectively). The comparable precedent transaction analysis indicated a range of implied equity values per share of Company common stock of (i) $4.92 to $5.32 based on the Selected OEM Transactions multiple range, and (ii) $4.54 to $5.13 for the sum-of-the-parts weighting of the

OEM and equipment rental segments. BGL compared these ranges to the per share merger consideration of $5.80 to be paid to holders of Company common stock (other than the holders of Excluded Shares) pursuant to the Merger Agreement.

Premiums Paid Analysis

Using publicly available information, BGL performed a premiums paid analysis based on the premiums paid in 85 transactions involving the acquisition of greater than 50% of the equity in a U.S. publicly traded target within the Industrials sector with a transaction value between $5 million and $32 billion, announced since August 2, 2019. Using publicly available information, BGL calculated the premiums paid as the percentage by which the per share consideration paid in each such transaction exceeded the closing market prices per share of the target companies one trading day and one week prior to announcement of each transaction.

This analysis indicated the following 1-day and 1-week median transaction premiums:

	1-Day Prior	1-Week Prior
Median	28.9%	33.2%

Based on the results of this analysis, and its professional judgment and experience, BGL applied a 1-day premium range of 28.3% to 29.5% (derived from the median multiple noted above plus or minus 2.0%) to the closing price per share of Company common stock of $3.81 as of September 11, 2024, and a 1-week premium range of 32.6% to 33.9% (derived from the median multiple noted above plus or minus 2.0%) to the closing price per share of Company common stock of $3.79 as of September 5, 2024. This analysis indicated a range of implied equity values per share of common stock of $4.89 to $5.07. BGL compared these ranges to the per share merger consideration of $5.80 to be paid to holders of Company common stock (other than the holders of Excluded Shares) pursuant to the Merger Agreement.

Discounted Cash Flow Analysis

BGL performed a discounted cash flow analysis of the Company to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that the Company has forecasted to generate during the second half of the Company’s fiscal year 2024 and the Company’s fiscal years 2025 through 2028, as set forth in the section of this proxy statement entitled “Proposal 1: The Merger—Certain Unaudited Company Forecasts.” “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

In performing this analysis, BGL calculated terminal values of the Company by applying a range of perpetuity growth rates of 1.25% to 1.55% (for both the Initial Company Management Projections and the Updated Company Management Projections), to determine a terminal year estimate of the unlevered, after-tax free cash flows that the Company was forecasted to generate based on the Initial Company Management Projections and the Updated Company Management Projections, respectively. The range of perpetuity growth rates was estimated by BGL utilizing its professional judgment and experience and taking into account a number of factors, including market expectations regarding long-term real growth of gross domestic product and inflation in the geographies the Company operates in. The perpetuity growth rate applicable to the Company in four years for the purposes of this analysis was assumed to be 1.40%, which was determined by BGL in its professional experience and judgment to be in-line with the weighted average of the Organization for Economic Co-Operation and Development’s Real GDP Long-Term Forecast for the U.S., Canada, Eurozone, and of All Other OECD Countries, weighted for the Company’s respective revenue exposure to each geography. The unlevered cash flows and terminal values in each case were then discounted to present value as of June 30, 2024, using discount rates ranging from 15.70% to 16.10% (for both the Initial Company Management Projections and Updated Company Management Projections), which were based on an estimate of the Company’s weighted average cost of capital utilizing BGL’s professional judgment and experience and the mid-year cash flow discounting convention. As inputs to the weighted average cost of equity, BGL took into account, among other things, risk-free rate (based on the US 20 year treasury data as of September 11, 2024), market risk premium (based on data published in Kroll “Cost of Capital Navigator” as of July 2024) and a market capitalization size premium (based on data obtained from the Center for Research in Security Prices Deciles Size Data for companies in market capitalization Decile 10B as of December 2023). As inputs to the weighted average cost of debt, BGL took into account the pre-tax cost of debt and post-tax cost of debt and used an interest rate of 8.0% based on the Company’s weighted average cost of debt as of June 30, 2024. Based on its analysis, BGL calculated a range of implied Equity Values for the Company for the Initial Company Management Projections and the Updated Company Management Projections, after adjusting in both instances for net debt as of June 30, 2024 (approximately $84.2 million), the implied value of the Rabern Non-Controlling Interest, and estimated Company transaction expenses as of September 11, 2024 (approximately $6.2 million). BGL then divided these ranges of implied Equity Values by the number of fully diluted shares of Company common stock (equal to 21,113,504 as of September 11, 2024, as provided by Company management), to derive a range of implied equity values per share of Company common stock of (i) $4.65 to $5.04 based on the Initial Company Management Projections, and (ii) $4.62 to $5.01 based on the Updated Company Management Projections. BGL compared these ranges to the per share merger consideration of $5.80 to be paid to holders of Company common stock (other than the holders of Excluded Shares) pursuant to the Merger Agreement.

Other Factors

BGL also noted certain other factors, which were not considered material to its financial analyses with respect to its opinion, but were referenced for informational purposes only, including, among other things, the following:

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Last 52-Week Trading Range. BGL reviewed historical trading prices of shares of Company common stock during the twelve-month period ended September 11, 2024, noting that the low and high closing prices during such period ranged from $3.21 to $9.02 per share of Company common stock, respectively. BGL noted that the historical trading range analysis is not a valuation methodology and that such analysis was presented for reference purposes only and not as a component of the fairness analysis.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying BGL’s opinion. In arriving at its opinion, BGL considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, BGL made its determination as to fairness on the basis of its professional judgment and experience after considering the results of all the analyses. In addition, BGL may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of BGL with respect to the actual value of the shares of Company common stock. Rounding may result in total sums set forth in this section not equaling the total of the figures shown. BGL’s opinion and its presentation to the Transaction Committee were among many factors taken into consideration by the Board in deciding to approve the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Board with respect to the per share merger consideration or of whether the Board would have been willing to agree to different merger terms. The per share merger consideration and other terms of the Merger were determined through arm’s-length negotiations between the Company and Tadano and were approved by the Board. BGL did not recommend any specific amount of consideration to the Company’s Transaction Committee or the management or that any specific amount of consideration constituted the only appropriate consideration in the Merger for the holders of Company common stock.

Pursuant to the terms of BGL’s engagement letters with the Company, the Company has agreed to pay BGL a fee for its services in the amount of approximately $3.1 million, of which (i) $125,000 was payable upon execution of the engagement letter, (ii) $125,000 was payable upon delivery of BGL’s opinion, regardless of the conclusion reached by BGL in its opinion, and (iii) the balance of which is payable contingent upon the consummation of the proposed Merger. The Company has also agreed to reimburse BGL for its expenses and to indemnify BGL against certain liabilities arising out of its engagement.

During the past two years, (i) the Company has not engaged BGL to provide, and BGL has not provided, investment banking, financial advisory or other financial services to the Company unrelated to the Merger for which the Company pays or expects to pay fees to BGL and (ii) BGL and its affiliates have not provided any investment banking or other financial services to Tadano or its affiliates, for which BGL and its affiliates have received compensation. BGL and its affiliates may provide investment banking and other financial services to Tadano or its affiliates in the future, for which BGL and its affiliates may receive compensation.

BGL and its affiliates are engaged in financial services, including, without limitation, investment banking, financial advisory, and corporate finance. In the ordinary course of business, BGL, its successors and affiliates may hold or trade the equity, debt or other securities or financial instruments (including bank loans and other obligations) of the Company or Tadano or any of their respective affiliates and, accordingly, may at any time hold a long or short position in such securities or instruments (or in related derivatives). The Company engaged BGL to act as a financial advisor based on BGL’s qualifications, experience and reputation. BGL is an internationally recognized investment banking firm that has substantial experience in connection with mergers and acquisitions, leveraged buyouts and valuations for corporate and other purposes.

Preliminary Discussion Materials

In addition to the September 11, 2024 financial presentation provided to the Transaction Committee in connection with BGL’s opinion, dated September 12, 2024, to the Transaction Committee as summarized above, BGL also provided, for informational purposes, certain preliminary discussion materials to the Transaction Committee as summarized below.

The preliminary financial considerations and other information in these materials reflected market data as of dates proximate to such materials and were based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and information relating to the Company, made available to BGL as of, the date of such materials. Accordingly, to the extent preliminary financial analyses or information were included in such preliminary discussion materials, such preliminary financial analyses or information may have differed from the September 11, 2024 financial presentation as a result of, among other things, changes in the Company’s internal financial forecasts, estimates and assumptions and such other financial, economic, monetary and market conditions and circumstances, and other information. BGL also continued to refine various aspects of such preliminary financial considerations and other information. The September 11, 2024 financial presentation superseded the preliminary discussion materials, including the draft financial presentation dated September 10, 2024 referenced below. None of the preliminary discussion materials constituted an opinion of, or recommendation by, BGL with respect to a possible transaction or otherwise.

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September 10, 2024 Draft Financial Presentation. The September 10, 2024 draft financial presentation materials were substantially similar to the September 11, 2024 financial presentation materials, and contained, among other things: (i) an overview of the proposed transaction with Tadano and a timeline of key events, (ii) selected observations relating to the stock price performance for the Company from August 24, 2023 to September 9, 2024, (iii) selected observations relating to the per share merger consideration based on illustrative premiums to the Company’s closing share price/volume-weighted average price (“VWAP”), (iv) a summary of the financial and comparative analyses performed by BGL, including an overview of the valuation assumptions relied upon by BGL utilizing historical financial information, the Initial Company Management Projections and the Updated Company Management Projections, and (v) a preliminary comparable public companies analysis, a preliminary comparable precedent transactions analysis, a preliminary premiums paid analysis, and a preliminary discounted cash flow analysis, which preliminary analyses used the same methodologies as described in the section entitled “Proposal 1: The Merger—Opinion of Brown Gibbons Lang & Company—Summary of BGL Financial Analysis.”

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June 24, 2024 Process Update Materials. The June 24, 2024 process update materials included, among other things: (i) an update on the status of the marketing process, including details and a comparison of the Third Round Proposals received from Party A and Party E and an analysis of the per share merger consideration price implied by such proposals, (ii) an overview and analysis of selected financial information relating to comparable OEM and rental equipment public companies, updating the analysis included in the March 27, 2024 materials referenced below, (iii) an overview of certain trading data for the Company, which included, among other things, a share price analysis as of June 21, 2024 comparing the Company against the market and comparable public companies in both the OEM and rental equipment industries, (iv) selected observations related to the Company’s shareholder base as of Q1 2024, including observations related to top institutional shareholders, (v) a termination fee analysis, including enterprise value termination fee statistics from calendar years 2023 and 2022, and (vi) a summary of the due diligence process conducted to date by Parties A and E and an updated process timeline and overview of key next steps.

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May 9, 2024 Process Update Materials. The May 9, 2024 process update materials included, among other things, (i) an overview of the Second Round Proposals received from Parties A, C and E, and (ii) a valuation summary analysis relating to the Second Round Proposals received from such parties, including the per share merger consideration price implied by each proposal, which updated the analysis included in the March 27, 2024 materials referenced below.

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March 27, 2024 Process Update Materials. The March 27, 2024 process update materials included, among other things: (i) an update on the status of the marketing process, including details of the March 20, 2024 First Round Proposal received from Party E, (ii) an overview and analysis of selected financial information relating to comparable OEM and rental equipment public companies, updating the analysis included in the February 26, 2024 materials referenced below, (iii) a valuation summary analysis relating to the First Round Proposals received from Parties A, B, C, D and E, including the per share merger consideration price implied by each proposal, which updated the analysis included in the February 26, 2024 materials referenced below, (iv) an overview of certain trading data for the Company, which included, among other things, a share price analysis as of March 26, 2024, comparing the Company against the market and comparable public companies in both the OEM and rental equipment industries, and (v) an updated process timeline and overview of key next steps.

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February 26, 2024 Discussion Materials. The February 26, 2024 discussion materials included, among other things: (i) an update on the status of the marketing process, including feedback received from all parties to date, (ii) an overview and analysis of selected financial information relating to comparable OEM and rental equipment public companies, (iii) a valuation summary analysis relating to the First Round Proposals received from Parties A, B, C and D, including the per share merger consideration price implied by each proposal, which updated the analysis included in the January 25, 2024 materials referenced below, (iv) an overview of certain trading data for the Company, which included, among other things, a share price analysis as of February 23, 2024, comparing the Company against the market and comparable public companies in both the OEM and rental equipment industries, (v) selected observations related to the Company’s shareholder base for Q4 2024, including observations related to top institutional shareholder, and (vi) an updated process timeline and overview of key next steps.

•	January 25, 2024 Marketing Update Materials. The January 25, 2024 marketing update materials included, among other things, (i) a valuation summary analysis relating to the First Round Proposals received from Parties A, B, C and D including the per share merger consideration price implied by each proposal, which updated the analysis included in the January 3, 2024 materials referenced below and (ii) an overview of other potential strategic and financial buyers that were reviewing the Company’s confidential information presentation.

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January 3, 2024 Marketing and Process Update Materials. The January 3, 2024, marketing and process update materials included, among other things, (i) an update on the status of the marketing process, including an overview of initial discussions with potential strategic and financial buyers and expected next steps, (ii) an overview of certain trading data for the Company, which included, among other things, a share price analysis as of January 2, 2024 comparing the Company against the market and comparable public companies in both the OEM and rental equipment industries, (iii) a valuation summary analysis relating to the First Round Proposals received from Parties A, B and C including the per share merger consideration price implied by each proposal, which analysis was substantially similar to the analysis included in the December 22, 2023 materials referenced below, and (iv) an overview of historical EBITDA multiples for comparable public companies in both the OEM and rental equipment industries.

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December 22, 2023 Marketing Update Materials. The December 22, 2023 marketing update materials included, among other things, (i) an update on the status of the marketing process, (ii) a valuation summary analysis relating to the First Round Proposals received from Parties A, B and C including the per share merger consideration price implied by each proposal, and (iii) an updated overview of the proposed process timeline and summary of key next steps.

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December 6, 2023 Discussion Materials. The December 6, 2023 discussion materials included, among other things, (i) an update on the status of the marketing process, (ii) an overview of the proposed process timeline and summary of key next steps, and (iii) an overview of certain trading data for the Company, including select observations related to the Company’s top institutional shareholders.

Position of Purchaser Filing Persons as to the Fairness of the Merger

Under the SEC rules governing “going-private” transactions, each of the Purchaser Filing Persons may be deemed to be an affiliate of the Company, and therefore required to express its belief as to the fairness of the proposed Merger to the Company’s “unaffiliated security holders,” as defined in Rule 13e-3 under the Exchange Act. The Merger is a Rule 13e-3 transaction for which a Schedule 13E-3 Transaction Statement has been filed with the SEC. The Purchaser Filing Persons are making the statements included in this section solely for purposes of complying with the requirements of Rule 13e-3 and related rules and regulations under the Exchange Act. However, the view of the Purchaser Filing Persons as to the fairness of the Merger is not intended to be and should not be construed as a recommendation to any Minority Shareholder as to how that shareholder should vote on the proposal to approve the Merger Agreement. The Purchaser Filing Persons have interests in the Merger that are different from, and/or in addition to, the unaffiliated security holders of the Company.

The Purchaser Filing Persons did not participate in the deliberations of the Board or the Transaction Committee regarding, and did not receive advice from the Board’s or the Transaction Committee’s legal or financial advisors as to, the fairness of the Merger. Directors of the Company who were affiliated with the Purchaser Filing Parties were excluded from all Board deliberations relating to the approval of the Merger Agreement, as discussed in the section of this proxy statement entitled “Proposal 1: the Merger — Background of the Merger.” The Purchaser Filing Persons have not performed, or engaged a financial advisor to perform, any valuation or other analysis for the purpose of assessing the fairness of the Merger to the Company’s unaffiliated security holders. Moreover, the Merger is not structured so that approval of at least a majority of the Unaffiliated Company Shareholders is required. However, based on the knowledge and analysis by the Purchaser Filing Persons of available information regarding the Company, and the factors considered by, and the analysis and resulting conclusions of, the Purchaser Filing Persons discussed in “Tadano Purpose of and Reasons for the Merger,” as well as the factors considered by, and the analysis and resulting conclusions of, the Board discussed in “Reasons for the Merger; Recommendation of the Company’s Board of Directors” (which analysis and resulting conclusions the Purchaser Filing Persons adopt as its own), the Purchaser Filing Persons believe, notwithstanding the absence of a condition that the transaction be approved by a majority of the Unaffiliated Company Shareholders, that the Merger is substantively and procedurally fair to the Company’s unaffiliated security holders.

In particular, the Purchaser Filing Persons believe that the Merger is both procedurally and substantively fair to the Company’s unaffiliated security holders based on their consideration of the following factors, among others, which are not presented in any relative order of importance. Based on these factors, the Purchaser Filing Persons believe that the interests of the unaffiliated security holders were represented by the Transaction Committee. These factors, which are not presented in any relative order of importance, are as follows:

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the Merger consideration represents a premium of approximately 52.2% to the closing price per common stock on September 11, 2024 (the last trading day prior to Tadano’s initial non-binding proposal to acquire the remaining common stock that Tadano does not already own, on which date the closing price was $3.81) and a premium of approximately 47.9% to the 30-calendar day VWAP per common stock through September 11, 2024 (which was $3.81);

•	the common stock traded as low as $3.07 per share during the 52-week period prior to the Company’s entry into the Merger Agreement;

•	the Merger consideration consists entirely of cash, which provides a degree of certainty of value and liquidity to the Company’s unaffiliated security holders;

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the Merger consideration consists entirely of cash, therefore the Company’s unaffiliated security holders that are subject to U.S. federal income taxation generally should be able to have cash on hand with which to pay all or a portion of their U.S. federal income taxes in connection with the sale of their shares of common stock of the Company;

•	the Company’s unaffiliated security holders will not be exposed to risks and uncertainties relating to the prospects of the Company following completion of the Merger;

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that the Board established the Transaction Committee, comprised of directors who are independent (for purposes of serving on the Transaction Committee), disinterested and not affiliated with, and are independent of, Tadano or Merger Sub and who are otherwise disinterested and independent with respect to a potential acquisition of the Company, other than as discussed in the section of this proxy statement captioned “Proposal 1: The Merger—Interests of the Company’s Directors and Executive Officers in the Merger”;

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that the Transaction Committee was granted the power by the Company Board to, among other things, (1) review and evaluate the advisability of a potential strategic transaction and other strategic alternatives that may be available to the Company (including the status quo as a standalone company) and solicit expressions of interest or other proposals for a potential strategic transaction, if and to the extent the Transaction Committee deemed appropriate; (2) establish, approve, modify, monitor and direct the process and procedures related to the negotiation, review and evaluation of a potential strategic transaction, including the authority to determine not to proceed with any such process, procedures, review or evaluation; (3) respond to any communications, inquiries or proposals regarding a potential strategic transaction; (4) recommend, reject or approve the terms of a potential strategic transaction; (5) review, evaluate, investigate, pursue and negotiate the price, structure, form, terms and conditions of a potential strategic transaction and the form, terms and conditions of any definitive agreements in connection therewith; (6) determine whether a potential strategic transaction is fair to, and in the best interests of, the Company and its shareholders (or any subset of the shareholders of the Company that the Transaction Committee determines to be appropriate); and (7) recommend to the full Board what action, if any, should be taken by the Company with respect to a potential strategic transaction;

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that the Board was not permitted to approve any potential acquisition of the Company (including a potential acquisition of the Company that also included a transaction or series of transactions in which one or more significant shareholders of the Company had an interest that was in addition to, and/or different from, the interests of the Company’s shareholders as a whole) or recommend for approval any such transactions by the Company’s shareholders without a prior favorable recommendation of the transaction by the Transaction Committee;

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the numerous meetings held by the Transaction Committee (with BGL present), over the period from its August 2023 formation through the September 11, 2024 execution of the Merger Agreement, to discuss and evaluate, among other things, the process for exploring a potential strategic transaction and the proposals from Tadano, and the Transaction Committee’s active oversight of the negotiation process. The Transaction Committee was actively engaged in this process on a regular basis and was provided with full access to members of the Company’s management and its advisors in connection with the evaluation process;

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the Transaction Committee selected and engaged its own independent financial advisor (BGL) and received the advice of BGL throughout its review, evaluation and negotiation of a potential acquisition of the Company;

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the Transaction Committee made its evaluation of a potential acquisition of the Company by Tadano based upon the factors discussed in this proxy statement and with the full knowledge of the interests of Tadano in the transaction;

•	the recognition by the Transaction Committee that it had no obligation to recommend to the Board the approval of the Merger or any other transaction and had the authority to reject any proposals made;

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the terms of the Merger Agreement (including the Merger consideration) and the transactions contemplated by it, including the Merger, were extensively negotiated with the Company’s management, and were closely reviewed and scrutinized by the Transaction Committee;

•	that the Transaction Committee unanimously recommended that the Board approve and declare advisable the Merger Agreement and the transactions contemplated thereby, including the Merger;

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the Transaction Committee received an opinion from Brown Gibbons Lang, dated September 12, 2024, as to the fairness, from a financial point of view and as of such date to the holders of the common stock of the Company (other than holders of Excluded Shares) of the $5.80 per share merger consideration to be paid to such holders in connection with the Merger, which opinion was based upon and subject to the factors and assumptions set forth therein as more fully described in the section entitled “Proposal 1: The Merger—Opinion of Brown Gibbons Lang & Company” and which written opinion is attached in its entirety as Annex B hereto, notwithstanding that the opinion of Brown Gibbons Lang was provided for the information and assistance of the Transaction Committee and none of the Purchaser Filing Persons are entitled to, and did not, rely on such opinion;

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the ability of the Board to change its recommendation prior to obtaining the Company shareholder approval in specified circumstances relating to the receipt of a superior proposal or the occurrence of an intervening event (as defined in the section entitled “The Merger Agreement—Change of Board Recommendation”), subject to (i) the Company’s notification and good faith negotiation obligations and (ii) Tadano’s right to terminate the Merger Agreement and receive payment of the applicable termination fee of $4,900,000; and

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the Merger and Merger Agreement were unanimously approved by the Board, and the Board determined (with Mr. Fukui recused) that entry into the Merger Agreement was in the best interests of the Company and its shareholders.

The Purchaser Filing Persons did not find it practicable to assign, nor did they assign, specific relative weights to the individual factors considered in reaching their conclusion as to fairness. The Purchaser Filing Persons also did not consider the liquidation value of the Company’s assets, and did not perform a liquidation analysis, because they consider the Company to be a viable going concern. Therefore, no appraisal of liquidation value was sought for purposes of valuing the shares of the Company’s common stock, and the Purchaser Filing Persons believe that the liquidation value of the shares of the Company’s common stock is irrelevant to a determination as to whether the proposed Merger is fair to the Company’s unaffiliated security holders. Further, the Purchaser Filing Persons did not consider the Company’s net book value, which is an accounting concept, as a factor because they believe that net book value is not a material indicator of the value of the Company as a going concern, but rather is indicative of historical costs, and net book value does not take into account the prospects of the Company, market conditions, trends in the industry in which the Company operates or the business risks inherent in the industry. In addition, the Purchaser Filing Persons did not consider recent purchases of shares of Company Common Stock as the Company had not repurchased shares of Company Common Stock during the preceding two years in transactions that would be relevant for the Purchaser Filing Persons’ fairness determinations. The Purchaser Filing Persons did not establish a going concern value for the Company as a public company to determine the fairness of the Merger consideration to unaffiliated security holders because, following the Merger, the Company will have a significantly different capital structure. Finally, the Purchaser Filing Persons were not aware of any firm offer for a merger, sale of all or a substantial part of the Company’s assets, or a purchase of a controlling amount of the Company securities having been received by the Company from anyone other than as described in this proxy statement with respect to the current transaction in the two years preceding the signing of the merger agreement.

Tadano Purpose of and Reasons for the Merger

Under the SEC rules governing “going-private” transactions, including Rule 13e-3 under the Exchange Act, the Purchaser Filing Persons may be deemed to be “affiliates” of the Company and engaged in a “going-private” transaction, and therefore, may be required to disclose its purposes and reasons for the Merger to the Company’s “unaffiliated security holders” as defined under Rule 13e-3 under the Exchange Act. The Purchaser Filing Persons are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. However, the Purchaser Filing Persons are not making any recommendation to any Minority Shareholders as to how that shareholder should vote on any proposal, and the views of each of the Purchaser Filing Persons should not be construed as a recommendation to any Minority Shareholder as to how such shareholder should vote. The Purchaser Filing Persons have interests in the Merger that are different from those of the Minority Shareholders.

If the Merger is completed, the Company will become a wholly owned subsidiary of Tadano. As a result, the common stock will cease to be listed on Nasdaq or publicly traded and will be deregistered under the Exchange Act. The members of the board of directors of Merger Sub immediately prior to the effective time will, from and after the effective time, be the members of the board of directors of the surviving corporation until the earlier of their resignation or removal or until their successors have been duly elected and qualified, as the case may be. The officers of the Company immediately prior to the effective time will, from and after the effective time, be the officers of the surviving corporation until the earlier of their resignation or removal or until their successors have been duly elected and qualified, as the case may be. As of the date of this proxy statement, no executive officer of the Company has had any discussions or reached any understandings on potential employment with the surviving corporation or with Tadano or Merger Sub (or any of their respective affiliates) following the consummation of the Merger.

For the Purchaser Filing Persons, the purpose of the Merger is to enable Tadano to acquire 100% ownership and control of the Company. In this regard, the Purchaser Filing Persons will bear the risks and rewards of such ownership in the Company after the Merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations, synergies that may result from the Merger or acquisitions of other businesses.

The Purchaser Filing Persons determined that the structuring of the transaction as a Merger in which the Minority Shareholders receive $5.80 in cash for each common stock is preferable to other transaction structures as it provides the holders of common stock (other than shares owned by Tadano, Merger Sub or the Company or any subsidiary thereof) with immediate liquidity for their common stock through their receipt of the per share merger consideration, which represents a premium of approximately 52.2% to the closing price per common stock on September 11, 2024 (the last trading day prior to Tadano’s initial non-binding proposal to acquire the remaining common stock that Tadano does not already own, on which date the closing price was $3.81) and a premium of approximately 47.9% to the 30-calendar day VWAP per common stock through September 11, 2024 (which was $3.81). Conversely, as a result of the Merger, the Minority Shareholders will no longer have an opportunity to participate in any future benefits associated with the ownership of common stock, including the receipt of any dividends from the Company in the future and participation in any potential appreciation in the trading price of the common stock beyond the per share merger consideration. The Minority Shareholders’ receipt of cash in exchange for their common stock pursuant to the Merger generally will be a taxable transaction for U.S. federal income tax purposes to the Minority Shareholders who are “U.S. holders.”

In addition, the Purchaser Filing Persons believe that structuring the transaction in such a manner is preferable to other alternative transaction structures because it (i) will enable the Purchaser Filing Persons to directly acquire all of the outstanding shares of the Company not beneficially owned by them at the same time, (ii) will allow the Company to cease to be a public reporting company, reducing management time and attention spent on those activities, as well as operating costs, (iii) will allow the Purchaser Filing Persons to control and determine product and investment strategies, and (iv) is consistent with recent precedent transactions. Because the transaction structure is consistent with the objectives of the Purchaser Filing Persons and with market practice, the Purchaser Filing Persons did not pursue or propose an alternative transaction structure.

In deciding to pursue the Merger, the Purchaser Filing Persons considered and took into account various risks and other factors that potentially could adversely affect them. These included that its directors, officers and other employees would expend considerable time and effort in negotiating, implementing and completing the Merger, and in doing so their time would be diverted from other important business opportunities and operational matters. The Purchaser Filing Persons recognized that it would incur significant transaction costs and expenses in connection with the Merger, regardless of whether the Merger is completed. There is a risk that the Merger may not be completed despite the Purchaser Filing Persons’ efforts, including in the event that the approval by a majority of the outstanding common stock is not obtained. Although each of the Purchaser Filing Persons believes that there will be significant opportunities associated with their investment in the Company, the Purchaser Filing Persons realize that there are also substantial risks (including the risks and uncertainties relating to the prospects of the Company and as described in this paragraph) and that such opportunities may not be fully realized on the expected timeframe or at all.

The Purchaser Filing Persons believe that after the Merger is consummated, the Company should have greater operating flexibility and more efficient access to capital, which should support the Company’s long-term growth and profitability, including due to (i) the reduction in expenses resulting from the Company ceasing to be a public company, (ii) the ability of the Purchaser Filing Persons to efficiently provide certain administrative functions to the Company and (iii) greater operational flexibility for the Company to pursue alternatives than it would have as a public company, including the ability to pursue transactions without focusing on the reaction of the market or of the Minority Shareholders to such transactions or the collective risk tolerance of such Minority Shareholders as it relates to such transactions. If that happens, the Purchaser Filing Persons (and not the Minority Shareholders) will benefit from any resulting increase in the value of the Company. Accordingly, the Purchaser Filing Persons have decided to undertake to pursue the Merger at this time for the reasons described above.

If the Merger is not completed for any reason, Tadano and their affiliates reserve the right (subject to certain conditions contained in the Confidentiality Agreement, dated as of August 11, 2024, between the Company and Tadano, including that Tadano may not acquire Company common stock for a period of 1 year from August 11, 2024 unless, among other conditions, the Company enters into a definitive agreement with an unaffiliated third party for the acquisition of the Company or a majority of the Company’s assets or a tender or exchange offer is announced by an unaffiliated third party) to acquire additional common stock through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those provided in the Merger Agreement, or, subject to any applicable legal restrictions, to dispose of any or all common stock acquired by them.

Certain Effects of the Merger for Tadano

Following the consummation of the Merger, Tadano will own all of the equity interests of the Company and be the sole beneficiary of future earnings, growth and value, and will be the only one entitled to vote on corporate matters affecting the Company.

Additionally, following the Merger, shares of common stock will be delisted and cease to be registered under the Exchange Act. See the section of the proxy statement entitled “Plan of Tadano after the Merger.” As such, the Company will be relieved of the requirements applicable to companies having publicly traded equity securities, including the pressure to meet analyst forecasts and the requirements and restrictions on trading that directors, officers and beneficial owners of more than 10% of the shares of the Company’s common stock face as a result of the provisions of Section 16 of the Exchange Act. The Company will also be relieved of the obligation to separately prepare and furnish information to its shareholders. Tadano will benefit from any regulatory compliance cost savings realized by the Company after it becomes a private company.

The primary detriments of the Merger to Tadano include the fact that all of the risk of any possible decrease in the future earnings, growth or value of the Company following the Merger will be borne by Tadano. Additionally, Tadano’s ownership of the Company will be illiquid, with no public trading market for such securities.

The table below sets forth the beneficial ownership of the Company’s common shares and resulting interests in the Company’s net book value and net earnings of the Purchaser Filing Persons prior to and immediately after the consummation of the Merger, based on the Company’s net book value at September 30, 2024 and net earnings for the nine months ended September 30, 2024, as if the Merger were completed on such date:

	Prior to the Consummation of the Merger			After the Consummation of the Merger
(in thousands, except %)	% Ownership(1)	Net book value at September 30, 2024(1)	Net earnings (loss) for the nine months ended September 30, 2024(1)	% Ownership	Net book value at September 30, 2024	Net earnings (loss) for the nine months ended September 30, 2024
Tadano and its affiliates	14.5%	$12,507	$609	100%	$86,257	$4,200

(1)	Calculated based on 20,397,358 Company common outstanding as of October 31, 2024 and Tadano’s ownership as of September 12, 2024 of 2,963,542 Company common shares.

Plan of Tadano after the Merger

Following completion of the Merger, Merger Sub will have been merged with and into the Company, with the Company surviving the Merger as a subsidiary of Tadano. The shares of Company common stock are currently listed on Nasdaq and registered under the Exchange Act. Following completion of the Merger, there will be no further market for the shares of Company common stock and, as promptly as practicable following the effective time and in compliance with applicable law, Company common stock will be delisted from Nasdaq, deregistered under the Exchange Act and will cease to be publicly traded. The Company may experience positive effects on profitability as a result of the elimination of direct and indirect costs and expenses related to compliance with such rules and regulations.

Given Tadano’s long-standing ownership stake in the Company, the Purchaser Filing Persons currently anticipate that the Company’s strategy and operations will initially be conducted following completion of the Merger substantially as they are currently being conducted (except that the Company will cease to be a public company and will instead be a wholly owned subsidiary of Tadano). Following completion of the Merger, the Purchaser Filing Persons will continue to assess the Company’s assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what additional changes, if any, would be desirable with a view towards determining possible synergies and the efficient allocation of resources in order to maximize the Company’s long-term earnings potential as a private company, which may include material changes in the Company’s corporate structure and business.

From and after the effective time, the officers of the Company at the effective time will be the officers of the surviving corporation and the directors of Merger Sub immediately prior to the Effective Time will be the directors of the surviving corporation, in each case, to hold office in accordance with the certificate of incorporation and bylaws of the surviving corporation until their death, resignation or removal or until their respective successors have been duly elected or appointed and qualified in accordance with the MBCA or the certificate of incorporation and bylaws of the surviving corporation, as the case may be. As of the date of this proxy statement, no executive officer of the Company has had any discussions or reached any understandings on potential employment with the surviving corporation or with Tadano or Merger Sub (or any of their respective affiliates) following the consummation of the Merger.

Benefits of the Merger for the Company’s Unaffiliated Shareholders

The primary benefit of the Merger to the unaffiliated shareholders will be their right to receive the Merger consideration of $5.80 in cash per share of Company common stock, less applicable withholding taxes, as described above, which represents a per share premium of approximately (1) 52.2% above the closing price per share on September 11, 2024, the last full trading day before announcement of the transaction, (2) 47.9% above the volume-weighted average price during the three months ended September 11, 2024, and (3) 7.4% to the volume-weighted average price during the six months ended September 11, 2024. Additionally, such shareholders will avoid the risk after the Merger of any possible decrease in our future earnings, growth or value.

Detriments of the Merger for the Company’s Unaffiliated Shareholders

The primary detriments of the Merger to our unaffiliated shareholders include the lack of an interest of such shareholders in the potential future earnings, growth or value realized by the Company after the Merger.

Consultation with Perella Weinberg Partners, Financial Advisor to Tadano

Tadano engaged Perella Weinberg Partners to act as its exclusive financial advisor in connection with the Merger. As part of that engagement and at Tadano’s request, Perella Weinberg Partners provided certain discussion materials dated July 31, 2024 (the “July 31 Materials”) and September 5, 2024 (the “September 5 Materials” and, together with the July 31 Materials, the “Perella Weinberg Partners Materials”) to Tadano management.

Copies of the Perella Weinberg Partners Materials are attached as exhibits to the transaction statement on Schedule 13E-3 filed with the SEC in connection with the Merger and are incorporated herein by reference. The description of the Perella Weinberg Partners Materials set forth in this proxy statement is qualified in its entirety by reference to the full text of the Perella Weinberg Partners Materials, which also may be obtained from the SEC in the manner described under “Where You Can Find More Information”.

The Perella Weinberg Partners Materials were prepared solely to assist Tadano in determining whether to make a proposal to acquire all of the outstanding shares of Common Stock not already owned by Tadano and what the terms of any proposal might be and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty.

Perella Weinberg Partners has not acted as financial advisor to the Company, the Board or the Transaction Committee. Perella Weinberg Partners was not requested to, and did not, render an opinion with respect to the fairness of the transaction or the consideration to be paid in the Merger, or as to valuation or otherwise. The Perella Weinberg Partners Materials were not furnished to the Company, the Transaction Committee or the Board and are not an opinion as to the fairness to the Company or its shareholders of the transaction or the consideration to be paid in the Merger. The Perella Weinberg Materials do not constitute a recommendation to the Company or its shareholders with respect to the Merger, or as to how any shareholder should vote with respect to the Merger or any other matter, and should not be relied on as the basis for any investment decision. In addition, the financial analyses and observations reflected in the Perella Weinberg Partners Materials should not be viewed as a factor considered by the Company, the Board, the Transaction Committee, the Company’s management, Tadano or any other person with respect to the fairness of any consideration (including, without limitation, the Merger consideration of $5.80 per share of Common Stock), the Merger Agreement and the transactions contemplated thereby, including the Merger or otherwise.

Perella Weinberg Partners has not made any representation or warranty, express or implied, to any person regarding the accuracy or completeness of any of the information contained in the Perella Weinberg Partners Materials and any liability therefor to third parties (including in respect of direct, indirect or consequential loss or damages) is expressly disclaimed. Any valuations, estimates or projections contained in the Perella Weinberg Partners Materials were derived from public sources or information provided by management of the Company and Tadano, which may or may not be correct.

For purposes of preparing the Perella Weinberg Partners Materials, Perella Weinberg Partners assumed and relied upon, without assuming any responsibility for independent verification of, the accuracy and completeness of all of the financial, accounting, legal, tax, regulatory and other information provided to, discussed with or reviewed by it (including information that was available from public sources) and has further relied upon the assurances of management of Tadano that they are not aware of any facts or circumstances that would make such information inaccurate or misleading in any material respect. In particular, management of the Company provided Tadano with the Initial Company Management Projections described in the Section entitled “Proposal 1: The Merger—Certain Unaudited Company Forecasts—Company Management Projections” beginning on page 69 and, based upon the Initial Company Management Projections, management of Tadano prepared and provided Perella Weinberg Partners with the Tadano Adjusted Projections described in the section entitled “Proposal 1: The Merger—Certain Unaudited Company Forecasts—Tadano Adjusted Projections”. Perella Weinberg Partners did not rely upon the Initial Company Management Projections for purposes of preparing the Perella Weinberg Partners Materials. With respect to the Tadano Adjusted Projections, Perella Weinberg Partners was advised by the management of Tadano and assumed with Tadano’s consent, that the Tadano Adjusted Projections had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Tadano as to the future financial performance of the Company and the other matters covered thereby. Perella Weinberg Partners expressed no view as to the reasonableness of the Tadano Adjusted Projections or the Initial Company Management Projections or the assumptions on which they were based. Tadano did not provide the Tadano Adjusted Projections to the Company, the Board, the Transaction Committee or any of their respective advisors. Perella Weinberg Partners did not receive the Updated Company Management Projections described in the Section entitled “Proposal 1: The Merger—Certain Unaudited Company Forecasts—Company Management Projections” beginning on page 69.

In preparing the Perella Weinberg Partners Materials, Perella Weinberg Partners did not make and was not provided with any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities) of the Company, or any of its subsidiaries. Perella Weinberg Partners did not assume any obligation to conduct, nor did it conduct, any physical inspection of the properties or facilities of the Company or any other party. In addition, Perella Weinberg Partners did not evaluate the solvency of any party to the Merger Agreement, or the impact of the Merger thereon, including under any applicable laws relating to bankruptcy, insolvency or similar matters.

In preparing certain analyses, Perella Weinberg Partners utilized Wall Street research analyst forecasts for the Company and certain other companies, as well as certain internal forecasts prepared by management of the Company and management of Tadano including the Initial Company Management Projections and the Tadano

Adjusted Projections. In preparing its materials, Perella Weinberg Partners expressed no view as to the reasonableness of such forecasts or the assumptions on which they are based.

The Perella Weinberg Partners Materials were necessarily based upon financial, economic, market, monetary and other conditions as in effect on, and the information made available to it as of, their respective dates. It should be understood that subsequent developments may affect the Perella Weinberg Partners Materials and the assumptions used in preparing them, and Perella Weinberg Partners does not have any obligation to update, revise, or reaffirm the Perella Weinberg Partners Materials. Perella Weinberg Partners expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting the Perella Weinberg Partners Materials of which it becomes aware after any such date.

For purposes of the Perella Weinberg Partners analyses described below, “EBITDA” means earnings before interest, taxes, depreciation and amortization, adjusted for non-recurring items and burdened by stock-based compensation expense (“SBC”).

July 31 Materials

The following is a summary of the material information and analyses contained in the July 31 Materials. Neither the following summary, nor any of the summaries of the Perella Weinberg Partners Materials described elsewhere in this proxy statement, however, purports to be a complete description of the information and analyses contained in the related Perella Weinberg Partners Materials.

On July 31, 2024, representatives of Perella Weinberg Partners, provided Tadano management with the July 31 Materials. The July 31 Materials contained preliminary valuation analyses of the Company based solely on publicly available historical financial information for the Company, Wall Street equity research analyst estimates for the Company and then-current publicly available market information, including, among other things, (i) an illustrative comparable company analysis, (ii) an illustrative selected precedent transactions analysis, (iii) an illustrative discounted cash flow analysis, and (iv) an overview of certain trading data for the Company.

Summary of September 5 Materials

The following is a summary of the material information and analyses contained in the September 5 Materials. Neither the following summary, nor any of the summaries of the Perella Weinberg Partners Materials described elsewhere in this proxy statement, however, purports to be a complete description of the information and analyses contained in the related Perella Weinberg Partners Materials. Some of the summaries of the financial analyses in the September 5 Materials include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Perella Weinberg Partners’ analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 3, 2024 and is not necessarily indicative of current market conditions.

For purposes of the analyses in the September 5 Materials, Perella Weinberg Partners reduced the aggregate valuation of the Company by the value of the 30% non-controlling interest in Rabern that is held by a third party, which Perella Weinberg Partners valued on a market basis by applying an illustrative 6.5x multiple to the Company’s estimated calendar year 2025 EBITDA for Rabern based on the Tadano Adjusted Projections.

Comparable Company Analysis

Perella Weinberg Partners reviewed and compared certain financial information for the Company with corresponding financial information, ratios and public market multiples for the following (i) ten publicly traded companies in the equipment manufacturing industry (the “Manufacturing Peers”) and (ii) four publicly traded companies in the equipment rental industry (the “Rental Peers” and, together with the Manufacturing Peers, the “Selected Publicly Traded Companies”):

Manufacturing Peers	Rental Peers
Alamo Group Inc.	Ashtead Group plc
Astec Industries, Inc.	Custom Truck One Source, Inc.
Cargotec OYJ	Herc Holdings Inc.
Hyster-Yale Materials Handling, Inc.	United Rentals, Inc.
Konecranes PLC
Miller Industries, Inc.
Palfinger AG
Tadano
Terex Corporation
The Manitowoc Company, Inc.

Although none of the Selected Publicly Traded Companies are a perfect comparable business to the Company, Perella Weinberg Partners selected these companies because they had publicly traded equity securities and were deemed to be similar to the Company in one or more respects. Perella Weinberg Partners selected the companies used in the analysis on the basis of its experience and knowledge of companies in the industry and various other factors.

With respect to the Company and each of the Selected Publicly Traded Companies, Perella Weinberg Partners calculated and reviewed (a) enterprise value (“EV”) as of September 3, 2024 as a multiple of estimated calendar year 2024 EBITDA (“CY2024E EBITDA”) and estimated calendar year 2025 EBITDA (“CY2025E EBITDA”) and (b) the average of enterprise value as a multiple of estimated next twelve months EBITDA (“NTM EBITDA”) for the ten-year, five-year, and three-year periods ended September 3, 2024 (which is referred to in the table below as “L10Y,” “L5Y,” “L3Y” respectively), in each case based on company filings for historical information and consensus third party research estimates from FactSet forecasted information. The results of certain aspects of Perella Weinberg Partners’ analysis are summarized in the following table:

	EV/ CY2024E EBITDA	EV/ CY2025E EBITDA	Average L10Y EV/NTM EBITDA	Average L5Y EV/NTM EBITDA	Average L3Y EV/NTM EBITDA
Manufacturing Peers
Mean	7.2x	6.8x	8.5x	8.4x	7.6x
Median	6.3x	6.0x	8.3x	7.6x	6.7x
Rental Peers
Mean	7.4x	6.9x	6.8x	7.2x	7.3x
Median	7.6x	7.1x	6.8x	7.4x	7.5x
The Company	6.0x	6.4x	10.1x	10.3x	9.5x

Based on the multiples calculated above, Perella Weinberg Partners’ analyses of the Selected Publicly Traded Companies and on professional judgements made by Perella Weinberg Partners, Perella Weinberg Partners selected a representative range of multiples of 6.0x – 7.0x and applied such range to (a) the Company’s CY2025E EBITDA, to derive a range of estimated implied values of approximately $3.82 to $5.35 per share of the Common Stock, (b) to the Company’s CY2025E EBITDA including $3,000,000 of run rate public company savings identified by Tadano management (the “Estimated Public Company Savings”), to derive a range of estimated implied values of approximately $4.55 to $6.22 per share of Common Stock and (c) to the Company’s CY2025E EBITDA including both the Estimated Public Company Savings and $2,000,000 of incremental preliminary run rate cost synergies identified by Tadano management (the “Estimated Synergies”), to derive a range of implied values of approximately $5.03 to $6.79 per share of Common Stock, in each case based on the Tadano Adjusted Projections.

Perella Weinberg Partners compared these ranges of estimated implied value per share of Common Stock to (a) the $6.25 to $6.50 range of value per share of Common Stock set forth in Tadano’s initial proposal submitted to the Board on July 24, 2024 (the “Tadano July 24 Offer”) and (b) $3.82, the closing price of the Common Stock on September 3, 2024.

Selected Precedent Transaction Analysis

Using publicly available information, Perella Weinberg Partners reviewed the financial terms of the following selected precedent transactions involving (i) companies that operated in, or were exposed to, the equipment manufacturing industry (the “Manufacturing Selected Precedent Transactions”) and (ii) companies that operated in, or were exposed to, the equipment rental industry (the “Rental Selected Precedent Transactions” and, together with the Manufacturing Selected Precedent Transactions, the “Selected Precedent Transactions”):

Manufacturing Selected Precedent Transactions:

Transaction Announcement	Target	Acquirer
July 2024	Dover Corporation- Environmental Solutions Group	Terex Corporation
May 2023	JBT Corporation - AeroTech Business	Oshkosh Corporation
April 2021	Custom Truck One Source, Inc.	Nesco Holdings, Inc.
December 2020	Nesco Holdings, Inc.	Platinum Equity
December 2019	MHE-Demag	Konecranes PLC
February 2019	Terex Corporation – Demag Crane Business	Tadano
June 2017	Wirtgen Group	Deere & Company
May 2016	Terex Corporation- Material Handling & Port Solutions segment	Konecranes PLC

Rental Selected Precedent Transactions:

Transaction Announcement	Target	Acquirer
March 2024	Yak Access, LLC	United Rentals, Inc.
November 2022	Ahern Rentals, Inc.	United Rentals, Inc.
November 2019	Cramo Plc	Boels Topholding B.V.
June 2019	Ramirent Plc	Loxam SAS
September 2018	Blue Line Rental	United Rentals, Inc.

Perella Weinberg Partners selected these transactions in the exercise of its professional judgment and experience because Perella Weinberg Partners deemed them to be most relevant.

For each of the Selected Precedent Transactions, Perella Weinberg Partners calculated and compared the resulting enterprise value in the transaction as a multiple of last twelve months EBITDA (“LTM EBITDA”) publicly reported prior to the announcement of the transaction (“EV / LTM EBITDA”). Perella Weinberg Partners noted that the median and mean EV / LTM EBITDA multiples for the Manufacturing Selected Precedent Transactions were 9.3x and 9.6x, respectively, and that the median and mean EV / LTM EBITDA multiples for the Rental Selected Precedent Transactions were 5.7x and 6.0x, respectively.

Based on the multiples of enterprise value to LTM EBITDA described above, Perella Weinberg Partners’ analyses of the various Selected Precedent Transactions and on professional judgments made by Perella Weinberg Partners with respect to, among other things, the financial performance and competitive positioning of the Company and the target companies in the Selected Precedent Transactions, Perella Weinberg Partners applied a range of multiples of 7.5x to 8.5x (a) to the Company’s 2024E EBITDA to derive a range of estimated implied values of approximately $5.34 to $6.76 per share of Common Stock, (b) the Company’s 2024E EBITDA including the Estimated Public Company Savings, to derive a range of estimated implied values of approximately $6.28 to $7.84 per share of Common Stock and (c) the Company’s 2024E EBITDA, including the Estimated Public Company Savings and Estimated Synergies to derive a range of implied values of approximately $6.91 to $8.56 per share of Common Stock, in each case based on the Tadano Adjusted Projections.

Perella Weinberg Partners compared these ranges of estimated implied value per share of Common Stock to (a) the $6.25 to $6.50 range of value per share of Common Stock set forth in the Tadano July 24 Offer and (b) $3.82, the closing price of the Common Stock on September 3, 2024.

Although the Selected Precedent Transactions were used for comparison purposes, none of the Selected Transactions nor the companies involved in them were either a perfect comparable business or directly comparable to the Merger or the Company.

Discounted Cash Flow Analysis

Perella Weinberg Partners conducted separate discounted cash flow analyses based on (i) the Tadano Adjusted Projections excluding the Estimated Public Company Savings and the Estimated Synergies (the “Status Quo Case”), (ii) the Tadano Adjusted Projections including the Estimated Public Company Savings (the “Public Company Savings Case”) and (ii) the Tadano Adjusted Projections including the Estimated Public Company Savings and the Estimated Synergies (the “Synergies and Public Company Savings Case”) for the Company to derive ranges of implied enterprise value of the Company by:

•

calculating the present value as of December 31, 2024 of the estimated standalone free cash flows (calculated as EBITDA, less cash taxes, minus changes in net working capital, minus capital expenditures) that the Company is expected to generate for the calendar years 2025 through 2028, using discount rates ranging from 11.75% to 12.50%; and

•

calculating the present value as of December 31, 2024 of the terminal value of the Company at the end of calendar year 2028 using terminal exit multiples ranging from 6.5x-7.5x and discount rates ranging from 11.75% to 12.50%.

Perella Weinberg Partners estimated the range of exit multiples utilizing its professional judgment and experience, taking into account current trading multiples and long-term valuation trends and multiples, as well as the Company’s current position in the market relative to the Selected Publicly Traded Companies.

Perella Weinberg Partners derived the foregoing range of discount rates by the application of the capital asset pricing model, which takes into account certain company-specific metrics, including the Company’s target capital structure, the cost of long-term debt, forecasted tax rate and an unlevered beta as estimated with reference to the Selected Publicly Traded Companies’ 2-Year Weekly Bloomberg Betas and on professional judgments made by Perella Weinberg Partners, as well as certain financial metrics for the United States financial markets generally.

From the range of implied enterprise values, Perella Weinberg Partners derived a range of implied values per share of Common Stock by subtracting approximately $110 million of net debt, debt-like items, and non-controlling interest and dividing the implied equity value by the approximately 20,670,630 fully diluted shares of Common Stock outstanding, based on information provided by Company management. For purposes of this analysis, stock-based compensation was not added back to unlevered free cash flow. This analysis resulted (i) a range of estimated implied value per share of Common Stock of $4.95 to $6.49 in the Status Quo Case, (ii) a range of estimated implied value per share of Common Stock of $5.87 to $7.53 in the Public Company Savings Case and (iii) a range of estimated implied value per share of the Common Stock of $6.48 to $8.23 in the Synergies and Public Company Savings Case.

Perella Weinberg Partners compared these ranges of estimated implied value per share of Common Stock to (a) the $6.25 to $6.50 range of value per share of Common Stock set forth in the Tadano July 24 Offer and (b) $3.82, the closing price of the Common Stock on September 3, 2024.

52-Week Trading Range.

For reference purposes only, Perella Weinberg Partners reviewed the 52-week trading range of the Common Stock for the period ended September 3, 2024, which indicated low to high closing prices per share of Common Stock during such period of $3.07 to $9.16.

Selected Historical U.S M&A Premia Analysis and Analysis at Various Prices.

Perella Weinberg Partners reviewed and analyzed the average acquisition premia for all transactions involving the acquisition of United States public companies with transaction values between $200M and $500M over both the five- and ten-year periods prior to September 3, 2024, excluding mergers of equals and majority stake transactions, using publicly available sources. Announced premia were calculated relative to (i) the target’s unaffected closing share price prior to announcement of the applicable transaction (the “Unaffected Price”), (ii) the volume-weighted average price for the 30 calendar days ending on the date of the Unaffected Price of the applicable transaction (“30-Day VWAP”), (iii) the volume-weighted average price for the 60 calendar days ending on the date of the Unaffected Price of the applicable transaction (“60-Day VWAP”) and (iv) the volume-weighted average price for the 90 calendar days ending on the date of the Unaffected Price of the applicable transaction (“90-Day VWAP”) . The following table summarizes the results of this analysis:

Key Metric	L5Y	L10Y
Unaffected Price	48%	41%
30-Day VWAP	49%	42%
60-Day VWAP	47%	42%
90-Day VWAP	45%	42%

Perella Weinberg Partners then calculated the premia implied by a range of potential offer prices of $5.00 to $7.00 per share of Common Stock relative to the $3.82 closing price of the Common Stock as of September 3, 2023, the $4.07 30-Day VWAP of the Common Stock, the $4.32 60-Day VWAP of the Common Stock and the $5.25 90-Day VWAP of the Common Stock and the $9.16 52-week high trading price of the Common Stock, in each case as of September 3, 2024, which resulted in the ranges of premia described in the following table:

	Premium (Discount) to Price of Common Stock
	$5.00	$7.00
Unaffected Price	31%	83%
30-Day VWAP	23%	72%
60-Day VWAP	16%	62%
90-Day VWAP	(5%)	33%
52-Week High	(45%)	(24%)

General

The Perella Weinberg Partners Materials were prepared solely to assist Tadano in determining whether to make a proposal to acquire all of the outstanding shares of Common Stock not already owned by Tadano and what the terms of any proposal might be, and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty.

Perella Weinberg Partners’ analyses took into account numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Perella Weinberg Partners, the Purchaser Filing Persons or the Company. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the Purchaser Filing Persons, the Company or their respective advisors, Perella Weinberg Partners does not assume responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the Merger under the Merger Agreement were determined through negotiations between Tadano and the Transaction Committee and their respective representatives. Although Perella Weinberg Partners provided advice to Tadano during the course of these negotiations, any decision to make the proposal or enter into the Merger Agreement was solely that of Tadano. Perella Weinberg Partners’ advice was only one of a number of factors taken into consideration by Tadano in making its determination to approve the transaction.

Tadano selected Perella Weinberg Partners as its exclusive financial advisor in connection with the Merger based on Perella Weinberg Partners’ qualifications, expertise, reputation and experience. Pursuant to an engagement letter between Tadano and Perella Weinberg Partners, dated July 23, 2024, Perella Weinberg Partners is entitled to receive a success fee of $3,500,000 upon the consummation of the Merger and a discretionary fee to be determined by Tadano of up to $1,000,000. Perella Weinberg Partners will also be entitled to receive a termination fee equal to a portion of any compensation Tadano may receive as a result of any termination of the Merger Agreement. Tadano has also agreed to reimburse Perella Weinberg Partners for fees and disbursements of Perella Weinberg Partners’ counsel and all of Perella Weinberg Partners’ reasonable travel and other out-of-pocket expenses incurred in connection with the Merger or otherwise arising out of the retention of Perella Weinberg Partners under the engagement letter. Tadano also agreed to indemnify Perella Weinberg Partners and certain related persons to the fullest extent lawful against certain liabilities, including certain liabilities under the federal securities laws arising out of its engagement or the Merger.

Except in connection with Perella Weinberg Partners’ engagement as financial advisor to Tadano in connection with the Merger, during the two-year period prior to the delivery of the Perella Weinberg Partners Materials, no investment banking relationship existed between Perella Weinberg Partners and its affiliates and Tadano or the Company pursuant to which compensation was received by Perella Weinberg Partners or its affiliates.

Perella Weinberg Partners and its affiliates may in the future provide investment banking and other financial services to Tadano, the Company and their respective affiliates and in the future may receive compensation for the rendering of such services. In the ordinary course of its business activities, Perella Weinberg Partners or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers or clients, in (i) debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of Tadano, the Company or any of their respective affiliates and (ii) any currency or commodity that may be material to the parties or otherwise involved in the Merger.

Certain Unaudited Company Forecasts

Company Management Projections

Other than in connection with its regular earnings press releases and related investor materials, the Company does not, as a matter of course, make public projections as to its long-term future financial performance, given, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates, including the difficulty of predicting general economic and market conditions. However, the Company’s management prepares projections as to its future financial performance for internal use.

In connection with its evaluation of the Merger, the Company’s management prepared projections regarding the operations of the Company on a standalone basis without giving effect to the Merger for the fiscal years ended December 31, 2024 through December 31, 2028, including initial projections prepared in October 2023 (the “Initial Company Management Projections”) and updated projections prepared in August 2024 (the “Updated Company Management Projections” and, together with the Initial Company Management Projections, the “Company Management Projections”). As described in the section of this proxy statement entitled “Proposal 1: The Merger—Background of the Merger,” the Company Management Projections were provided to the Transaction Committee to assist in its decision-making process in determining whether to authorize and approve the execution of the Merger Agreement, and whether to recommend that Company shareholders adopt the Merger Agreement, as described in the section of this proxy statement entitled “Proposal 1: The Merger—Reasons for the Merger; Recommendation of the Company’s Board of Directors.” The Company Management Projections also were provided to BGL for its use and reliance in connection with its opinion to the Board and the financial analyses contained in contained in the September 11, 2024 financial presentation and related opinion described in the section of this proxy statement entitled “Proposal 1: The Merger—Opinion of Brown Gibbons Lang & Company.” The Initial Company Management Projections were provided to Tadano for its evaluation of the Merger. The Updated Company Management Projections were not provided to Tadano. The Company Management Projections were prepared for internal use only and not for public disclosure. Although the information in the Company Management Projections is presented with specificity, it reflects various estimates and assumptions made by the Company’s management with respect to OEM and rental equipment industry performance, general business, economic, regulatory, market and financial conditions, the financing of future growth and development projects, and other future events, as well as matters specific to the Company’s business, in each case as of the date on which it was prepared, all of which are difficult or impossible to predict and many of which are beyond the Company’s control.

The table below summarizes the Initial Company Management Projections:

	Historical			TTM	Budget	Projected
($ in thousands)	2021PF	2022PF	2023	Jun-24	2024P	Jul-Dec 2024P	2025P	2026P	2027P	2028P
Sales	$232,994	$279,377	$291,389	$299,560	$309,050	$132,884	$346,519	$382,922	$414,409	$442,067
Growth -%	24.3%	19.9%	4.3%	n/a	6.1%	n/a	12.1%	10.5%	8.2%	6.7%
Cost of Sales	186,520	226,594	229,190	232,510	237,145		258,002	284,124	305,801	324,060

Gross Profit	$46,475	$52,783	$62,199	$67,050	$71,904		$88,517	$98,798	$108,608	$118,008
Gross Profit Margin -%	19.9%	18.9%	21.3%	22.4%	23.3%		25.5%	25.8%	26.2%	26.7%

Operating Expenses	$36,593	$39,684	$43,536	$45,029	$47,146		$51,743	$56,205	$60,712	$64,878
Operating Expenses - % of Sales	15.7%	14.2%	14.9%	15.0%	15.3%		14.9%	14.7%	14.7%	14.7%
Operating Income	$9,881	$13,100	$18,662	$22,021	$24,758	$14,853	$36,774	$42,592	$47,896	$53,130
(+): Depreciation and Amortization	5,397	9,408	11,399	10,945	10,960	2,218	12,474	12,640	13,488	13,674

Adjusted EBITDA	$15,278	$22,507	$30,061	$32,965	$35,718	$17,070	$49,248	$55,232	$61,384	$66,804
Adjusted EBITDA Margin - %	6.6%	8.1%	10.3%	11.0%	11.6%	12.8%	14.2%	14.4%	14.8%	15.1%
Unlevered Adjusted Net Income						$11,140	$27,581	$31,944	$35,922	$39,847
Plus: Depreciation & Amortization						2,218	12,474	12,640	13,488	13,674
Less: Change in Working Capital						801	(1,644)	(4,847)	(2,733)	(4,451)
Less: Capital Expenditures						(4,493)	(13,157)	(14,608)	(20,980)	(14,911)
Unlevered Free Cash Flow						$9,666	$25,254	$25,129	$25,697	$34,159

The table below summarizes the Updated Company Management Projections:

	Historical			TTM	Budget	Projected
($ in thousands)	2021PF	2022PF	2023	Jun-24	2024P	Jul-Dec 2024P	2025P	2026P	2027P	2028P
Sales	$232,994	$279,377	$291,389	$299,560	$309,050	$132,884	$324,502	$397,600	$421,747	$442,067
Growth - %	24.3%	19.9%	4.3%	n/a	6.1%	n/a	5.0%	22.5%	6.1%	4.8%
Cost of Sales	186,520	226,594	229,190	232,510	237,145		241,609	295,015	311,303	324,060

Gross Profit	$46,475	$52,783	$62,199	$67,050	$71,904		$82,893	$102,585	$110,445	$118,008
Gross Profit Margin - %	19.9%	18.9%	21.3%	22.4%	23.3%		25.5%	25.8%	26.2%	26.7%

Operating Expenses	$36,593	$39,684	$43,536	$45,029	$47,146		$51,743	$56,205	$60,712	$64,878
Operating Expenses - % of Sales	15.7%	14.2%	14.9%	15.0%	15.3%		15.9%	14.1%	14.4%	14.7%
Operating Income	$9,881	$13,100	$18,662	$22,021	$24,758	$14,853	$31,150	$46,379	$49,733	$53,130
(+): Depreciation and Amortization	5,397	9,408	11,399	10,945	10,960	2,218	12,474	12,640	13,488	13,674

Adjusted EBITDA	$15,278	$22,507	$30,061	$32,965	$35,718	$17,070	$43,624	$59,019	$63,221	$66,804
Adjusted EBITDA Margin - %	6.6%	8.1%	10.3%	11.0%	11.6%	12.8%	13.4%	14.8%	15.0%	15.1%
Unlevered Adjusted Net Income						$11,140	$23,363	$34,785	$37,300	$39,847
Plus: Depreciation & Amortization						2,218	12,474	12,640	13,488	13,674
Less: Change in Working Capital						801	(1,644)	(4,847)	(2,733)	(4,451)
Less: Capital Expenditures						(4,493)	(13,157)	(14,608)	(20,980)	(14,911)
Unlevered Free Cash Flow						$9,666	$21,036	$27,970	$27,075	$34,159

The Company Management Projections include the following assumptions and estimates:

•

Sales of cranes, aftermarket parts and chassis for 2024-2026 estimates are based on each business unit’s three-year product line level sales forecasts completed in October 2023, which range from 0%-11.9%. These estimates include specific model units of Italy products for sell through to be sold by Manitex. Forecasts are based on a combination of historical sales, execution of strategic initiatives and discussions with customers/dealers. Price increases are based on conservative competitive increases; rental rate increases for Rabern are conservative based on its market position. Forecasts for Rabern for 2027-2028 assume higher growth from the company’s initiatives to grow the Lubbock location and its market penetration; additional sales are assumed from capital investments to grow the fleet every other year. Forecasts for 2027-2028 for other business units assume a more conservative aggregate step growth than the growth levels assumed for 2024-2026.

•

Gross profits growth estimates for 2024-2025 are based on each business unit’s standard cost planning and range from a decline of 9.6% to an increase of 42.1%. Growth forecasts for 2026-2028 assume reasonable growth ranging from lower material costs to be gained from supply chain initiatives focused on inventory controls, purchasing, supplier management, and supplier rationalization.

•	R&D growth estimates generally range from 2%-10% depending on the business unit and year, and are based on generalized assumptions at each business unit to maintain/increase market share.

•

SG&A growth estimates range from 4%-13% depending on the business unit and year, and are based on a combination of historical levels and sales growth. This includes expected expansion for headcount. Forecasts for 2027-2028 assume a lower level of growth at PM due to build out of the facility, which will drive consolidation of operations and lead to rationalization of positions.

The Company Management Projections set forth above were not prepared with a view towards public disclosure or complying with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. In addition, the Company Management Projections include Adjusted EBITDA and Adjusted EBITDA Margin, which are non-GAAP financial measures. The Company included such measures in the Company Management Projections because they believed such measures may be useful in evaluating, on a prospective basis, the potential operating performance of the Company.

Company management historically has used Consolidated Adjusted EBITDA when evaluating operating performance because the Company believes that it is useful in assessing the Company’s operating results, capital expenditure and working capital requirements and the ongoing performance of its underlying businesses. Management also believes that Adjusted EBITDA is a measure that is widely used for evaluating operating performance of companies in the Company’s industry and a principal basis for valuing such companies as well. Adjusted EBITDA was used solely as a valuation metric and is not included in the Company’s financial statements. Adjusted EBITDA and Adjusted EBITDA Margin should not be construed as alternatives to GAAP net income as an indicator of the Company’s financial performance. In addition, Adjusted EBITDA and Adjusted EBITDA Margin as used by the Company may not be defined in the same manner as other companies in our industry, and, as a result, may not be comparable to similarly titled non-GAAP financial measures of other companies. Financial measures provided to a financial advisor are excluded from the definition of non-GAAP financial measures and, therefore, are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Financial measures provided to a financial advisor are excluded from the definition of non-GAAP financial measures and, therefore, are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure.

The Company Management Projections included in this section of the proxy statement have been prepared by, and are the responsibility of, the Company’s management. Neither the Company’s independent auditors, Tadano’s independent auditors nor any other independent accountants have audited, reviewed, examined, compiled nor performed any procedures with respect to the Company Management Projections, nor have they expressed an opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The reports of Grant Thornton LLP included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 relate solely to the historical financial information of the Company and to an assessment of the Company’s internal controls over financial reporting. Such reports do not extend to the Company Management Projections and should not be read to do so.

Although the Company Management Projections reflect numerous assumptions and estimates as to future events, including those summarized above, of the Company’s management that it believed in good faith were reasonable, such assumptions and estimates are subject to significant uncertainties as described below and elsewhere in this proxy statement. While presented with numerical specificity, the Company Management Projections reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. The Company’s ability to achieve the financial results contemplated by the Company Management Projections will be affected by its ability to achieve its strategic goals, objectives and targets over the applicable periods, and will be subject to operational and execution risks associated therewith. The Company Management Projections reflect assumptions as to certain business decisions that are subject to change. The Company Management Projections also incorporate numerous assumptions about various business and economic conditions that are outside the Company’s control, including that the Company would be able to access adequate capital through privately negotiated financing arrangements, the public markets or other sources of financing on terms that are acceptable to the Company. Important factors that may affect actual results and cause the Company Management Projections not to be achieved include, among others, the matters described in this proxy statement in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

The Company Management Projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, all of which are difficult to predict, and many of which are outside the Company’s control. As a result, there can be no assurance that any of the Company Management Projections will be realized, and actual results may be materially better or worse than those contained in the Company Management Projections. The Company Management Projections described in this section of the proxy statement may differ from publicized analyst estimates and forecasts. You should evaluate the Company Management Projections, if at all, in conjunction with the Company’s historical financial statements and other information regarding the Company contained in its public filings with the SEC. The Company Management Projections may not be consistent with the Company’s historical operating data as a result of the assumptions and estimates summarized above. The Company Management Projections were prepared prior to the execution of the Merger Agreement and have not been updated to reflect any changes after the date they were prepared. Except to the extent required by applicable federal securities laws, the Company does not intend to update or otherwise revise the Company Management Projections to reflect circumstances existing after the date on which such information was prepared or to reflect the occurrence of future events.

The Company Management Projections reflect estimates and judgments and are susceptible to sensitivities and assumptions, as well as to multiple interpretations based on actual experience and business developments. The Company Management Projections cover multiple years, and such information by its nature becomes less predictive with each succeeding year. The Company Management Projections are not, and should not be considered to be, a guarantee of future operating results. The Company Management Projections should not be regarded as an indication that the Company’s management, the Transaction Committee, the Board or any of their respective advisors or representatives, or any other person, considered or now considers the Company Management Projections to be necessarily predictive of actual future results. Further, the Company Management Projections are not fact and should not be relied upon as necessarily predictive of the Company’s actual future results or for purposes of making any investment decision.

Certain financial measures included in the Company Management Projections are not calculated in accordance with GAAP. These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures and may be different from similarly titled non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. Financial measures included in the Company Management Projections provided to the Transaction Committee, the Board and BGL in connection with the Merger are excluded from the definition of “non-GAAP financial measures” under applicable SEC rules and regulations. As a result, the Company Management Projections are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not provided to or relied upon by the Transaction Committee, the Board or BGL. Accordingly, no reconciliation of the financial measures included in the Company Management Projections is provided in this proxy statement.

The Company Management Projections constitute forward-looking statements. By including the Company Management Projections in this proxy statement, none of the Company, the Transaction Committee, the Board or any of their respective advisors or representatives, or any other person, has made or makes any representation to any person regarding the Company’s ultimate performance as compared to the information contained in the Company Management Projections. The inclusion of the Company Management Projections should not be regarded as an indication that the Company, the Transaction Committee, the Board or any of their respective advisors or representatives, or any other recipient of the Company Management Projections, considered, or now considers, the Company Management Projections to be necessarily predictive of the Company’s performance or actual future results. For information on factors that may cause our future results to materially vary, see the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements.” Further, the inclusion of the Company Management Projections in this proxy statement does not constitute an admission or representation by the Company that the information presented is material. The Company Management Projections have been included in this proxy statement solely to give the Company’s shareholders access to certain information that was made available to the Transaction Committee, the Board, BGL, Tadano and Perella Weinberg Partners. The Company Management Projections are not included in this proxy statement in order to influence any shareholder of the Company as to how to vote at the special meeting with respect to the proposal to approve the Merger Agreement.

IN LIGHT OF THE FOREGOING FACTORS AND THE UNCERTAINTIES INHERENT IN THE COMPANY MANAGEMENT PROJECTIONS, THE COMPANY’S SHAREHOLDERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE COMPANY MANAGEMENT PROJECTIONS.

Tadano Adjusted Projections

Tadano does not, as a matter of course, publicly disclose forecasts or internal projections as to future performance due to, among other things, the inherent difficulty of predicting financial performance for future periods and the likelihood that the underlying assumptions and estimates may not be realized. However, in connection with Tadano’s evaluation of the Merger, the Initial Company Management Projections were provided to Tadano and were adjusted by the management of Tadano based on the best currently available estimates and good faith judgments of the management of Tadano as to the future financial performance of the Company (such adjusted projections, the “Tadano Adjusted Projections”) for use by Tadano in connection with its evaluation of the Merger and for use by Perella Weinberg Partners in connection with its financial analysis as described under the section entitled “Proposal 1: The Merger—Consultation with Perella Weinberg Partners, Financial Advisor to Tadano.” A summary of the Tadano Adjusted Projections is set forth below.

The Tadano Adjusted Projections, while presented with numerical specificity, necessarily were based on numerous variables and assumptions that are inherently uncertain and many of which will be beyond the Company’s (and following the completion of the Merger, Tadano’s) control. Because the Tadano Adjusted Projections cover multiple years, by its nature, this information becomes subject to greater uncertainty with each successive year. The assumptions upon which the Tadano Adjusted Projections were based necessarily involve judgments with respect to, among other things, potential post-acquisition synergies, government spending and fluctuations in the construction industry, market demand and potential competition, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s or Tadano’s control. The Tadano Adjusted Projections also reflect assumptions as to certain business decisions and transactions that are subject to change and may not occur, at all or on the terms assumed. Important factors that may affect actual results and result in the Tadano Adjusted Projections not being achieved include, but are not limited to: (i) fluctuations in the construction industry; (ii) access to sufficient capital; (iii) the impact of competition; (iv) the effect of regulatory actions; (v) the effect of global economic conditions; (vi) changes in applicable laws, rules and regulations; and (vii) other risk factors described in the Company’s Annual Report on Form 10-K for fiscal year 2023, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Information.” In addition, the Tadano Adjusted Projections may be affected by the Company’s ability to achieve strategic goals, objectives and targets over the applicable period.

The Tadano Adjusted Projections were not prepared with a view toward public disclosure and, accordingly, do not necessarily comport with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information or generally accepted accounting principles. The summary of the Tadano Adjusted Projections is not being included in this proxy statement to influence a shareholder’s decision regarding whether to vote in favor of the Merger but rather because the Tadano Adjusted Projections represent an assessment by Tadano’s management of future performance and cash flows that was used in the financial analyses of Perella Weinberg Partners described in the section entitled “Proposal 1: The Merger—Consultation with Perella Weinberg Partners, Financial Advisor to Tadano”.

The Tadano Adjusted Projections set forth below do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the Merger and transaction-related expenses. The Tadano Adjusted Projections also do not take into account the effect of any failure of the Merger to close and should not be viewed as accurate or continuing in that context.

The inclusion of the Tadano Adjusted Projections in this proxy statement should not be regarded as an indication that Purchaser Filing Persons or the Company or any of their respective affiliates, advisors or representatives considered or consider the Tadano Adjusted Projections to be predictive of actual future events, and the Tadano Adjusted Projections should not be relied on as such. Neither the Purchaser Filing Persons, the Company, nor any of their respective affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from these Tadano Adjusted Projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the Tadano Adjusted Projections to reflect circumstances existing after the date such Tadano Adjusted Projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Tadano Adjusted Projections are shown to be in error or no longer appropriate. Neither the Purchaser Filing Persons nor the Company intends to make publicly available any update or other revision to the Tadano Adjusted Projections except as required by law. Neither the Purchaser Filing Persons nor the Company nor any of their respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any shareholder or other investor regarding the ultimate performance of the Company compared to the information contained in the Tadano Adjusted Projections or that projected results will be achieved.

The Minority Shareholders are cautioned not to place undue, if any, reliance on the Tadano Adjusted Projections included in this proxy statement.

The Tadano Adjusted Projections include EBITDA and Adjusted EBITDA, which are “non-GAAP financial measures” and which are financial performance measures that are not calculated in accordance with GAAP. Non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. The SEC rules, which otherwise would require a reconciliation of a non-GAAP financial measure to a GAAP financial measure, do not apply to non-GAAP financial measures provided to a board of directors or financial advisors in connection with a proposed business combination transaction such as the Merger if the disclosure is included in a document such as this proxy statement to comply with requirements under state laws, including case law. In addition, reconciliations of non-GAAP financial measures to GAAP financial measures were not provided to or relied upon by Tadano in connection with their consideration of the Merger or Perella Weinberg Partners for purposes of its financial analysis. Accordingly, Tadano has not provided a reconciliation of the financial measures included in the Tadano Adjusted Projections to the relevant GAAP financial measures.

Subject to the foregoing qualifications, the table below summarizes the Tadano Adjusted Projections, which include the following assumptions and estimates:

•	Total Sales growth of 1.8% in 2024 and ranging from 7.0% in 2025 to 4.2% in 2028.

•

Adjusted Operating Income margins ranging from 6.8% in 2024 to 7.8% in 2028, reflecting Tadano management’s expectations for steady gross profit margins of approximately 23% from 2024 to 2028 and enhanced operating leverage, reducing operating expenses as a % of sales from 16.5% in 2024 to 15.3% in 2028.

•

Adjusted EBITDA margins ranging from 10.5% in 2024 to 11.3% in 2028, further reflecting Tadano management’s expectations for Depreciation and Amortization ranging from $11 million in 2024 to $13 million in 2028.

•	EBITDA margins ranging from 9.9% in 2024 to 10.9% in 2028, further reflecting Tadano management’s expectations for stock-based compensation expense of approximately $2 million.

($ in millions)	Tadano Adjusted Projections
	2024	2025	2026	2027	2028
Sales	$297	$317	$338	$355	$370

Adjusted Operating Income (1)	$20	$22	$25	$27	$29
(+): Depreciation and Amortization	$11	$11	$11	$12	$13

Adjusted EBITDA (2)	$31	$33	$37	$40	$42
EBITDA (3)	$29	$32	$35	$38	$40

(1)	Adjusted Operating Income means operating income adjusted for non-recurring items and unburdened by stock-based compensation expense.
(2)	Adjusted EBITDA means earnings before interest, taxes, depreciation and amortization, adjusted for non-recurring items and unburdened by stock-based compensation expense.
(3)	EBITDA means earnings before interest, taxes, depreciation and amortization, adjusted for non-recurring items and burdened by stock-based compensation expense.

Financing of the Merger

The obligations of Tadano and Merger Sub to complete the Merger are not contingent upon the receipt of any financing. Tadano estimates that the total funds necessary to complete the Merger will be approximately $115 million including estimated transaction fees and expenses if Tadano assumes the Company’s existing debt or approximately $205 million including estimated transaction fees and expenses if Tadano refinances the Company’s existing debt. Tadano expects these amounts to be funded via its own cash reserves and external corporate-level debt financing, which will be obtained by the closing of the Merger. The source and terms of such debt financing are yet to be determined. Tadano does not anticipate any difficulties obtaining the funds required to complete the Merger.

Closing and Effective Time of the Merger

The closing of the Merger is scheduled to occur at 7:00 a.m. (Michigan time) on the third business day following the satisfaction or waiver of the conditions set forth in the Merger Agreement (described in the section of this proxy statement entitled “The Merger Agreement—Conditions to the Merger”) (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver, to the extent waivable under applicable law and the Merger Agreement, of those conditions), or at such other date, time and place (or by means of remote communication) as the Company and Tadano may agree. Tadano has requested, and the Company has agreed, that the closing of the Merger will occur on the later of January 2, 2025, and the third business day following the receipt of required regulatory approvals and the satisfaction or waiver of other closing conditions, including approval by our shareholders of the proposal to approve the Merger Agreement. We currently expect the closing to occur early in the first quarter of 2025.

On the closing date, the Company and Tadano will cause a certificate of merger relating to the Merger to be executed, acknowledged and filed with the Michigan Department of Licensing and Regulatory Affairs. The Merger will become effective at the date and time specified in such certificate of merger.

Payment of Merger Consideration and Surrender of Stock Certificates

As soon as possible after the effective time (and in any event within three business days thereafter), each holder of record of a stock certificate representing shares of common stock that is entitled to receive the per share merger consideration will be sent a letter of transmittal and instructions describing how such record holder may surrender his, her or its stock certificates representing shares of our common stock (or affidavits of loss in lieu thereof) in exchange for the per share merger consideration.

You should not return your stock certificates with the enclosed proxy card.

If you have lost a stock certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the per share merger consideration, you will have to make an affidavit of the loss, theft or destruction of such stock certificate, and post a bond in such customary amount and upon such terms as may be reasonably required by Tadano as indemnity against any claim that may be made against it, Merger Sub or the surviving corporation with respect to such lost, stolen or destroyed stock certificate. These procedures will be described in the letter of transmittal and instructions that you will receive, which you should read carefully and in their entirety. As soon as possible after the effective time (and in any event within three business days thereafter), each holder of record of a book-entry share not held through the Depository Trust Company that is entitled to receive the per share merger consideration will be sent a letter of transmittal and instructions for exchange.

Any holder of book-entry shares will not be required to deliver a stock certificate or, in the case of book-entry shares held through The Depository Trust Company, an executed letter of transmittal to the paying agent to receive the per share merger consideration that such holder is entitled to receive. In lieu thereof, each holder of record of one or more book-entry shares held through The Depository Trust Company whose shares of common stock were converted into the right to receive the per share merger consideration will, upon receipt by the paying agent of an “agent’s message” in customary form (or such other reasonable evidence, if any, as the paying agent may reasonably request) and compliance with The Depository Trust Company’s customary procedures, be entitled to receive the per share merger consideration in respect of each such share of common stock and the book-entry shares of such holder will forthwith be cancelled.

No interest will be paid or accrued on the cash payable as the per share merger consideration upon your surrender of your book-entry shares or stock certificates.

Tadano, the surviving corporation and the paying agent will be entitled to deduct and withhold from the per share merger consideration any taxes as required by applicable laws or regulations. Any sum that is withheld will be deemed to have been paid to the holder of shares with regard to whom such sum is withheld.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the Board with respect to the proposal to approve the Merger Agreement, you should be aware that executive officers and directors of the Company have certain interests in the Merger that may be different from, or in addition to, the interests of the Company’s shareholders generally. The Board and Transaction Committee were aware of these interests and considered them, among other matters, in evaluating and approving the Merger Agreement and the Merger, and in recommending that the shareholders of the Company approve the Merger Agreement. Company shareholders should take these interests into account in deciding whether to approve the Merger Agreement. Nothing in this proxy statement should be interpreted as providing any executive officer or director of the Company with an entitlement to any payments or other benefits in excess of the payments or other benefits to which he or she would otherwise be entitled in connection with the Merger pursuant to the terms of these arrangements.

For purposes of this disclosure, the Company’s “named executive officers” are:

Name	Position
J. Michael Coffey	Chief Executive Officer
David J. Langevin	Executive Chairman
Joseph Doolan	Chief Financial Officer

For purpose of this disclosure, the Company’s nonemployee directors are: Ronald M. Clark; Frederick B. Knox; Takashi Fukui; and Stephen J. Tober.

Treatment of Company Equity Awards

•

Company RSUs Outstanding as of the Effective Time. Company RSUs outstanding immediately before the effective time of the Merger will automatically vest in full and be cancelled and converted into the right to receive a cash payment equal to the product of (i) the number of shares of common stock underlying such Company RSU multiplied by (ii) the per share merger consideration, less applicable withholding taxes.

•

Company PSUs Outstanding as of the Effective Time. Company PSUs outstanding immediately before the effective time of the Merger will be automatically cancelled without any cash payment or other consideration.

•

Company Options Outstanding as of the Effective Time. Company Options outstanding immediately before the effective time of the Merger will automatically vest in full and be cancelled and converted into the right to receive a cash payment equal to the product of (i) the excess, if any, of the per share merger consideration over the per share exercise price of the Company Option multiplied by (ii) the number of shares of common stock underlying such Company Option, less applicable withholding taxes. If the exercise price per share of the Company Option is equal to or greater than the per share merger consideration, then such Company Option will be cancelled without any cash payment or other consideration.

•

New Grant of Company RSUs. J. Michael Coffey, the Company’s Chief Executive Officer and a director, was granted 100,000 Company RSUs, in connection with the Merger, and Joseph Doolan, the Company’s Chief Financial Officer, was granted 50,000 Company RSUs, in connection with the Merger. Additionally, 300,000 Company PSUs held by Mr. Coffey will be converted to Company RSUs, in connection with the Merger.

For an estimate of the amounts that would become payable to each of the Company’s named executive officers in settlement of his or her unvested equity awards, see “Proposal 1: The Merger—Interests of Company’s Directors and Executive Officers in the Merger—Golden Parachute Compensation.” If the effective time of the Merger were February 1, 2025, based on the number of equity awards outstanding as of February 1, 2025 and a price per share of Company common stock of $5.80, the Company estimates the aggregate amount that would become payable to the Company’s four non-employee directors in settlement of their unvested equity awards to be $208,800.

Transaction Bonuses

Additionally, Stephen J. Tober, a director and the chairman of the Company’s Transaction Committee of the Board, will receive a cash bonus of $250,000 at the effective time of the Merger.

Named Executive Officer Severance Entitlements

The Company is party to employment agreements with Messrs. Langevin and Doolan that provide for severance protections upon a termination without “cause” or resignation for “good reason” (each as defined in the employment agreements) within six months prior to and in anticipation of, or 24 months following, a change of control, as follows: (1) two times the sum of the named executive officer’s then-current base salary and average bonus received in the prior three years (for Mr. Langevin) and the prior two years (for Mr. Doolan), paid in a lump sum upon the termination of the named executive officer ‘s employment; (2) a prorated annual cash bonus for the year of termination, based on the annual bonus most recently paid to the named executive officer, paid in a lump sum upon the termination of the named executive officer’s employment; (3) payment of any then vested or unvested Company equity incentive awards; (4) for Mr. Langevin, health and welfare plan coverage provided by the Company until he reaches the age of 65 or becomes eligible for Medicare, or for Mr. Doolan, two years of health plan coverage; and (5) continuation of perquisites provided for in the applicable individual’s employment agreement along with payment of any accrued but unused vacation. The Company is also party to an employment agreement with Mr. Coffey that provides that if his employment is terminated by the Company without “cause,” by Mr. Coffey for “good reason” or due to his “permanent disability”, subject to a general release of claims, he will be entitled to: (1) cash severance equal to (a) one times the sum of his base salary, paid in installments over a 12-month period on the first regularly scheduled payroll date following the 60th day after the termination date (reduced by any disability benefits provided pursuant to the Company’s disability policy or program) and (b) his annual incentive, paid on the later of the first regularly scheduled payroll date following the 60th day after the termination date or the date when other annual incentives are paid for the year in which the termination date occurred; (2) payment of any then vested or unvested equity incentive awards that are subject to service-based vesting conditions; and (3) one year of continued health plan coverage.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the Merger Agreement, from and after the effective time, the surviving corporation will indemnify certain persons, including the Company’s directors and executive officers, for certain matters. In addition, for a period of not less than six years from the effective time, the surviving corporation will maintain a directors and officers’ liability insurance policy for the benefit of certain persons, including the Company’s directors and executive officers.

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of the Company that is based on or otherwise relates to the Merger and that will or may become payable to each such named executive officer at the effective time or on a qualifying termination of employment in connection with the Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the Merger-related compensation payable to the Company’s named executive officers. The golden parachute compensation payable to these individuals is subject to a non-binding, advisory vote of holders of the common stock, as described in Proposal 2 on your proxy card. The “named executive officers” are J. Michael Coffey, David J. Langevin and Joseph Doolan.

The table below sets forth, for the purposes of this golden parachute disclosure, the potential amount of payments and benefits (on a pre-tax basis) that each of the Company’s named executive officers would receive, assuming: (i) per share merger consideration of $5.80; (ii) base salary, target bonus levels and equity award holdings as of February 1, 2025; and (iii) a Merger closing on February 1, 2025 (the assumed date of the closing of the Merger solely for purposes of this golden parachute compensation disclosure). Depending on when the Merger occurs, certain equity awards that are now unvested and included in the table below may vest pursuant to the terms of the equity awards based on the completion of continued service with the Company, independent of the Merger. The calculations in the table below do not include amounts the Company’s named executive officers were already entitled to receive or vested in as of February 1, 2025. The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement, and do not reflect certain compensation actions that may occur before completion of the Merger. As a result, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below. All dollar amounts have been rounded to the nearest whole dollar.

For purposes of calculating such amounts, on a pre-tax basis, the Company has assumed:

•	the Merger constitutes a change in control under the Company’s 2019 Equity Incentive Plan, as amended and restated (the “2019 Plan”), and each named executive officer’s employment agreement;

•

each named executive officer experiences an involuntary termination on February 1, 2025, based on the terms of his or her respective agreement(s) (as described in the section entitled “Proposal 1: The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Named Executive Officer Severance Entitlements”); and

•	each named executive officer’s base salary rate remains unchanged from those in effect as of the date of this proxy statement.

Golden Parachute Compensation

Name	Cash ($) (1)	Equity ($) (2)	Perquisites/ Benefits ($) (3)	Total ($)
J. Michael Coffey	1,272,000	2,672,640	23,508	3,968,148
David J. Langevin	920,250	194,880	146,924	1,262,054
Joseph Doolan	1,357,402	484,880	184,606	2,026,888

(1)

The estimated amount for each named executive officer represents the cash severance payments to which the executive may become entitled under his existing employment agreement. As discussed above, under their existing employment agreements, upon an involuntary termination in connection with a change in control, each of Messrs. Langevin and Doolan will be entitled to base salary continuation for 24 months, plus two times his average bonus for the previous three years (in the case of Mr. Langevin) or two years (in the case of Mr. Doolan), plus a prorated bonus for 2025. Under his existing employment agreement, upon an involuntary termination of employment (whether or not in connection with a change in control), Mr. Coffey will be entitled to continuation of his base salary for one year and a cash payment equal to his annual incentive, which sum will be paid on the later of the first payment date or the date when other annual incentives are paid for the year in which the termination date occurred, subject to his execution of a release of claims. For purposes of this table, bonus amounts for 2024 were estimated based on target bonus amounts for each executive, and bonus amounts for 2025 were estimated to be equal to the target annual incentive for 2024 for each executive.

(2)

The estimated amount for each named executive officer represents the value of accelerated vesting of 60,800 unvested Company RSUs held by Mr. Coffey, 33,600 unvested Company RSUs held by Mr. Langevin, and 33,600 unvested Company RSUs held by Mr. Doolan. The estimated amount also includes an additional 100,000 Company RSUs granted to Mr. Coffey and 50,000 Company RSUs granted to Mr. Doolan contingent on the completion of the merger, and the value of 300,000 Company PSUs held by Mr. Coffey which will be converted to Company RSUs contingent on the completion of the Merger.

(3)

The estimated amount for each named executive officer represents continuation of health plan coverage to which the executive may become entitled under his existing employment agreement. As discussed above, under their existing employment agreements, upon an involuntary termination in connection with a change in control, Mr. Langevin is entitled to receive continued health plan coverage until he attains age 65 or is eligible for Medicare along with other benefits (the table above includes the estimated value of such benefits for two years) and Mr. Doolan will be entitled to receive continued health plan coverage and other benefits for a period of two years. Because Mr. Langevin is over age 65, no value has been included in the table for his continued health plan coverage. In addition, Messrs. Langevin and Doolan are entitled to receive cash payments for accrued and unused vacation. Under his existing employment agreement, upon an involuntary termination (whether or not in connection with a change in control), Mr. Coffey will be entitled to receive continued health plan coverage for a period of one year, subject to his execution of a release of claims.

Intent to Vote in Favor of the Merger

Our directors and executive officers have informed us that, as of the date of this proxy statement, they intend to vote all of the shares of Company common stock owned directly by them in favor of Proposal 1: The Merger, Proposal 2: Advisory Vote on Merger-Related Compensation and Proposal 3: Vote on Adjournment. As of November 19, 2024, the record date for the special meeting, our directors (other than the Recused Director)

and executive officers directly owned, in the aggregate, 1,417,382 shares of Company common stock entitled to vote at the special meeting, or collectively approximately 7.0% of all the outstanding shares of Company common stock entitled to vote at the special meeting and approximately 9.5% of the outstanding shares of Company common stock not held by affiliated shareholders or the Recused Director and entitled to vote at the special meeting.

Tadano’s Obligation to Vote in Favor of the Merger

Pursuant to the Merger Agreement, Tadano is obligated to vote or cause to be voted any shares of Company common stock owned by it or any of its subsidiaries in favor of the adoption of the Merger Agreement at the special meeting and at all postponements, recesses or adjournments thereof.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. Federal income tax consequences of the Merger to U.S. holders (as defined below) whose shares of our common stock are converted into the right to receive cash in the Merger. This summary is included for general information purposes only and does not purport to consider all aspects of U.S. Federal income taxation that might be relevant to our shareholders. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of our common stock that is, for U.S. Federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. Federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•

a trust if (i) a court within the United States is able to exercise primary supervision over administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. Federal income tax on its income regardless of its source.

If a partnership (including an entity or arrangement treated as a partnership for U.S. Federal income tax purposes) holds our common stock, the U.S. Federal income tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult the partner’s tax advisor regarding the U.S. Federal income tax consequences of the Merger to such partner.

This discussion is based on the Internal Revenue Code of 1986, as amended, which we refer to as the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change or differing interpretation, possibly on a retroactive basis. The discussion applies only to beneficial owners who hold shares of our common stock as capital assets within the meaning of Section 1221 of the Code (generally, investment assets), and does not apply to shares of our common stock received in connection with the exercise of employee stock options or otherwise as compensation, shareholders who hold an equity interest, actually or constructively, in Tadano or the surviving corporation after the Merger, or to certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, United States expatriates, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, shareholders subject to the alternative minimum tax, shareholders that have a functional currency other than the U.S. dollar or shareholders who hold our common stock as part of a hedge, straddle, wash sale, constructive sale or conversion transaction). This discussion also does not address the U.S. tax consequences to any shareholder who, for U.S. Federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address the receipt of cash in connection with the treatment of restricted stock units, performance stock units, company awards or any other matters relating to equity compensation or benefit plans. This discussion does not address any aspect of state, local or foreign tax laws or any U.S. Federal taxation other than income taxation. Holders of common stock should consult their own tax advisors to determine the particular tax consequences to them of the Merger, including the applicability and effect of any state, local, foreign or other tax laws.

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement

The exchange of shares of our common stock for cash in the Merger will generally be a taxable transaction for U.S. Federal income tax purposes. In general, a U.S. holder whose shares of our common stock are converted into the right to receive cash in the Merger will recognize capital gain or loss for U.S. Federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of our common stock (i.e., shares of common stock acquired at the same cost in a single transaction). Such capital gain or loss will be long-term capital gain or loss where the U.S. holder’s holding period for such shares of common stock is more than one (1) year. Long-term capital gain of a non-corporate U.S. holder is generally taxed at preferential rates. There are limitations on the deductibility of capital losses. In addition, a 3.8% tax is imposed on all or a portion of the “net investment income” (within the meaning of Section 1411 the Code) of certain individuals and on the undistributed net investment income of certain estates and trusts. For these purposes, “net investment income” generally will include any capital gain recognized on the receipt of cash for shares pursuant to the Merger.

Backup Withholding and Information Reporting

Generally, information reporting requirements may apply in connection with payments made to shareholders in connection with the Merger. In addition, backup withholding of tax may apply at the statutory rate (currently 24%) to cash payments to which a non-corporate U.S. holder is entitled under the Merger Agreement, unless the U.S. holder provides a taxpayer identification number, certifies that such number is correct, and otherwise complies with the backup withholding rules. Each of our U.S. holders should complete and sign, under penalty of perjury, an Internal Revenue Service Form W-9 (or appropriate successor form) to be included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding. Non-U.S. holders should complete and sign, under penalty of perjury, an appropriate Internal Revenue Service Form W-8 and provide it to the paying agent to establish their exemption from backup withholding.

Backup withholding is not an additional tax. Any amounts withheld from cash payments to a shareholder pursuant to the Merger under the backup withholding rules will generally be allowable as a refund or a credit against such shareholder’s U.S. Federal income tax liability provided the required information is timely furnished to the Internal Revenue Service. Shareholders are urged to consult their independent tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

The U.S. Federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the Merger. Because individual circumstances may differ, each shareholder should consult the shareholder’s tax advisor regarding the applicability of the rules discussed above to the shareholder and the particular tax effects to the shareholder of the Merger in light of such shareholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the treatment of restricted stock units, performance stock units, company awards or any other matters relating to equity compensation or benefit plans.

Regulatory Approvals

HSR Clearance. Under the HSR Act and the rules promulgated thereunder, certain transactions may not be completed until notifications have been given and information furnished to the Antitrust Division of the Department of Justice, which we refer to as the Antitrust Division, and the Federal Trade Commission, which we refer to as the FTC, and all statutory waiting period requirements have been satisfied. Completion of the Merger is subject to the expiration or earlier termination of any applicable waiting period under the HSR Act. The parties have subsequently determined that a filing is not required to be made under the HSR Act.

CFIUS Clearance. Tadano and the Company have filed a joint voluntary notice, in connection with obtaining CFIUS clearance in accordance with Section 721 of the Defense Production Act of 1950, as amended, which we refer to as the DPA. Pursuant to the Merger Agreement, CFIUS clearance will be deemed to have been obtained if: (i) CFIUS has concluded that the Merger is not a “covered transaction” subject to review under the DPA; (ii) CFIUS has issued a written notice that it has completed a review or investigation of the notice and has determined that there are no unresolved national security concerns with respect to the Merger and concluded all action under the DPA; or (iii) CFIUS has sent a report to the President of the United States requesting the President’s decision and (a) the President has announced a decision not to take any action to suspend, prohibit or limit the transactions contemplated by the Merger Agreement or (b) the President has not taken any formal written action within 15 days after the date on which the President received such report from CFIUS.

Other Regulatory Approvals. Completion of the Merger is further subject to notification or receipt of certain other regulatory approvals, including notification to, clearance from and/or approval from Romania’s foreign direct investment regime.

There can be no assurance that all of the regulatory approvals described above, or any other regulatory approvals that might be required to consummate the Merger, will be obtained and, if obtained, there can be no assurance as to the timing of any approvals, ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. There can also be no assurance that the Department of Justice, the FTC, CFIUS or any other governmental entity or any private party will not attempt to challenge the Merger on regulatory grounds or refuse to grant required approvals, and, in each case, if any such challenge is made, there can be no assurance as to the result.

Litigation Related to the Merger

As of November 19, 2024, the Company had received four letters from purported Company shareholders asserting various purported disclosure deficiencies in the Company’s preliminary proxy materials. It is possible that other demand letters will be received. The Company believes that the claims raised by such purported shareholders are without merit. However, solely in order to avoid the risk that these demand letters may delay or otherwise adversely affect the consummation of the Merger, the Company has determined to voluntarily make certain disclosures that were requested in the demand letters. Nothing in this proxy statement shall be deemed an admission of the legal necessity or materiality under applicable laws of such disclosures.

THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement. The description of the Merger Agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety before making any decisions regarding the Merger Agreement and the Merger.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary are included to provide you with information regarding its material terms, and not to provide any other factual information about Tadano, the Company or their respective subsidiaries or businesses. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the Merger Agreement. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations, qualifications or other particulars agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing such matters as facts or made for other purposes), and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and may not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information will not necessarily be fully reflected in the Company’s public disclosures. For further information regarding the representations and warranties contained in the Merger Agreement, please refer to “The Merger Agreement—Representations and Warranties” beginning on page 87.

Effects of the Merger; Directors and Officers; Articles of Incorporation; Bylaws

The Merger Agreement provides that Merger Sub will merge with and into the Company with the Company continuing as the surviving corporation. Following the Merger, the Company will cease to be a publicly traded company and, as a result of the Merger, will become a wholly owned subsidiary of Tadano. The Merger will have the effects specified in the MBCA.

The members of the board of directors of Merger Sub immediately prior to the effective time will, from and after the effective time, be the members of the board of directors of the surviving corporation until the earlier of their resignation or removal or until their successors have been duly elected and qualified, as the case may be. The officers of the Company immediately prior to the effective time will, from and after the effective time, be the officers of the surviving corporation until the earlier of their resignation or removal or until their successors have been duly elected and qualified, as the case may be. As of the date of this proxy statement, no executive officer of the Company has had any discussions or reached any understandings on potential employment with the surviving corporation or with Tadano or Merger Sub (or any of their respective affiliates) following the consummation of the Merger.

At the effective time, the articles of incorporation of the surviving corporation will be amended and restated in its entirety as set forth in Exhibit A of the Merger Agreement, and will be the articles of incorporation of the surviving corporation until thereafter amended in accordance with their terms and as provided by applicable law. The bylaws of Merger Sub in effect immediately prior to the effective time will be the bylaws of the surviving corporation, until changed or amended as provided therein or by applicable law.

Following the completion of the Merger, our common stock will be delisted from Nasdaq, deregistered under the Exchange Act and cease to be publicly traded.

Treatment of Common Stock and Equity Awards

Common Stock

At the effective time, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company, each share of common stock issued and outstanding immediately prior to the effective time (other than the Excluded Shares), will be converted into the right to receive cash in the amount of $5.80 per share, without interest, less any required withholding taxes. At the effective time, (i) each share that will be converted into the right to receive cash will be cancelled and will cease to exist, (ii) each Excluded Share held by Tadano or any subsidiary thereof will remain outstanding as a share of common stock of the surviving corporation and (iii) each other Excluded Share will be cancelled and will cease to exist, and no consideration will be payable therefor.

Company RSUs

Company RSUs outstanding immediately before the effective time of the Merger will be automatically vested in full and converted into the right to receive a cash payment equal to the product of (i) the number of shares of common stock underlying such Company RSU multiplied by (ii) the per share merger consideration, less applicable withholding taxes.

Company PSUs

Company PSUs outstanding immediately before the effective time of the Merger will be automatically cancelled without any cash payment or other consideration.

Company Options

Company Options outstanding immediately before the effective time of the Merger will be automatically vested in full and converted into the right to receive a cash payment equal to the product of (i) the excess, if any, of the per share merger consideration over the per share exercise price of the Company Option multiplied by (ii) the number of shares of common stock underlying such Company Option, less applicable withholding taxes. If the exercise price per share of the Company Option is equal to or greater than the per share merger consideration, then such Company Option will be cancelled without any cash payment or other consideration.

Exchange and Payment Procedures

Common Stock

At or before the effective time, Tadano will deposit, or cause to be deposited, with the paying agent cash in immediately available funds in an amount sufficient to pay the aggregate Merger consideration payable to holders of common stock to be paid by the paying agent.

As soon as possible after the effective time, and in any event within three business days after the effective time, each record holder of common stock entitled to receive the per share merger consideration will be sent a notice advising such holders of the effectiveness of the Merger and appropriate transmittal materials and instructions describing how such record holder may surrender his, her or its shares of common stock (or affidavits of loss in lieu thereof) in exchange for the aggregate per share merger consideration payable with respect to such shares.

You should not return your stock certificates with the enclosed proxy card.

Any holder of book-entry shares will not be required to deliver a stock certificate or, in the case of book-entry shares held through The Depository Trust Company, an executed letter of transmittal to the paying agent to receive the per share merger consideration that such holder is entitled to receive. In lieu thereof, each holder of record of one or more book-entry shares held through The Depository Trust Company whose shares of common stock were converted into the right to receive the per share merger consideration will, upon receipt by the paying agent of an “agent’s message” in customary form (or such other reasonable evidence, if any, as the paying agent may reasonably request) and compliance with The Depository Trust Company’s customary procedures, be entitled to receive the per share merger consideration in respect of each such share of common stock and the book-entry shares of such holder will forthwith be cancelled.

Tadano, the surviving corporation and the paying agent will be entitled to deduct and withhold from the per share merger consideration any taxes as required by applicable laws or regulations; provided, that a determination as to whether such withholding is required shall be made in good faith after consultation with the Company. Any sum that is withheld and timely paid over to the applicable taxing authority will be deemed to have been paid to the holder of shares with regard to whom such deduction and withholding was made.

No interest will be paid or accrued on the cash payable as the per share merger consideration upon your surrender of your book-entry shares or stock certificates.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the per share merger consideration, you will have to make an affidavit of the loss, theft or destruction and, if required by Tadano, post a bond in such customary amount and upon such terms as may be required as indemnity against any claim that may be made with respect to such lost, stolen or destroyed stock certificate. These procedures will be described in the letter of transmittal and instructions that you will receive, which you should read carefully and in their entirety.

From and after the effective time, there will be no transfers on the stock transfer books of the Company of the shares of common stock that were outstanding immediately before the effective time. If, after the effective time, any stock certificate formerly representing any common stock that entitled to its holder to receive the per share merger consideration is presented to the surviving corporation, Tadano or the paying agent for transfer, it will be cancelled and exchanged for the cash amount in immediately available funds to which the holder of such stock certificate is entitled pursuant to the Merger Agreement.

Any portion of the per share merger consideration deposited with the paying agent that remains unclaimed by shareholders (180) days after the effective time will be delivered to the surviving corporation. Holders of shares of common stock entitled to receive the per share merger consideration who have not complied with the above-described exchange and payment procedures may thereafter only look to Tadano for payment of the per share merger consideration upon due surrender of stock certificates representing certificated shares of common stock (or affidavits of loss in lieu thereof) or book-entry shares, without any interest thereon.

None of Tadano, the surviving corporation, the paying agent or representative or affiliate thereof will be liable to any former holder of common stock for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any shares of common stock are not surrendered immediately prior to the date on which any cash in respect of such shares would otherwise escheat to or become the property of any governmental authority, then to the extent permitted by applicable law, such cash will become the property of the surviving corporation, free and clear of all claims or interest of any person previously entitled thereto.

Company RSUs and Company Options

As promptly as practicable following the effective time, and in any event within two business days after the effective time, Tadano will deposit, or cause to be deposited, with the surviving corporation sufficient cash to pay the aggregate Merger consideration payable to holders of Company RSUs and Company Options, and the Company’s portion of any taxes related thereto. The surviving corporation will pay through its payroll systems to each holder of a Company Option or a Company RSU, no later than the first regularly scheduled payroll occurring at least five business days following the effective time of the Merger, the consideration for such holder’s Company Options and/or Company RSUs, as applicable (without interest, and subject to deduction for any required withholding tax), subject to any applicable legal requirements.

Representations and Warranties

The Merger Agreement contains representations and warranties made, on the one hand, by the Company to Tadano and Merger Sub and, on the other hand, by Tadano and Merger Sub to the Company. Certain of the representations and warranties in the Merger Agreement are subject to materiality or material adverse effect qualifications (that is, they will not be deemed to be untrue, inaccurate or incorrect unless their failure to be true or correct is material or would result in a material adverse effect, as defined below).

In addition, certain of the representations and warranties in the Merger Agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain officers of the party making the representation did not and do not have knowledge following a reasonable inquiry, as described in the Merger Agreement.

Further, the representations and warranties made by the Company in the Merger Agreement are subject to specified exceptions and qualifications in the Company’s public filings with the SEC. The representations and warranties made by the parties in the Merger Agreement may be further subject to specified exceptions and qualifications contained in the confidential disclosure letters that the parties exchanged in connection with signing the Merger Agreement, which disclosure letters are not reflected in the Merger Agreement and will not otherwise be publicly disclosed, and that were included for the purpose of, among other things, allocating contractual risk between Tadano and Merger Sub, on the one hand, and the Company, on the other hand, rather than establishing matters as facts, and may be subject to standards of materiality that differ from the standards relevant to investors. You should not rely on the representations, warranties, covenants or any description thereof as actual characterizations of the actual state of facts or condition of Tadano, the Company, or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by Tadano and the Company. The representations and warranties and other provisions of the Merger Agreement should not be read alone but, instead, should be read only in conjunction with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 110.

Representations and Warranties of the Company

The Company made customary representations and warranties to Tadano and Merger Sub in the Merger Agreement relating to a number of matters, including, among other things:

•	our organization, valid existence, good standing and authority to carry on our business and that of our subsidiaries;

•

our corporate power and authority to execute, deliver and perform our obligations, and consummate the transactions, under the Merger Agreement, and the enforceability of the Merger Agreement against us;

•	the approval and declaration of advisability of the Merger Agreement and the Merger by the Board;

•

the absence of conflicts, breaches or violations of organizational documents, contracts or applicable law as a result of the Company entering into and consummating the transactions contemplated by the Merger Agreement;

•	the governmental filings, notices and approvals required in connection with the transactions contemplated by the Merger Agreement;

•	our capital structure;

•	our subsidiaries;

•	our public filings with the SEC, including in connection with the Merger;

•	our compliance with GAAP in our financial statements, our disclosure controls and procedures and our internal controls over financial reporting;

•	the compliance of the proxy statement and the schedule 13e-3 filings;

•	the absence of undisclosed liabilities;

•	the absence of changes in our business since December 31, 2023;

•	the absence of any governmental orders, litigation, governmental inquiries, investigations and other proceedings against the Company;

•	our compliance with laws and possession of and compliance with certain permits, licenses and other governmental authorizations;

•	certain of our material contracts;

•	tax matters;

•	labor matters and compliance with labor and employment laws;

•	employee benefit plans and other agreements, plans and policies with or concerning employees;

•	intellectual property matters;

•	owned and leased real property;

•	environmental matters;

•	our relationships with certain of our customers and suppliers;

•	insurance policies;

•	arrangements with related parties;

•	the inapplicability of anti-takeover laws or appraisal rights to the transactions contemplated by the Merger Agreement;

•	the receipt of a fairness opinion from BGL; and

•	fees payable to brokers and financial advisors in connection with the Merger.

Material Adverse Effect

Many of our representations and warranties are qualified by exceptions relating to the absence of a “material adverse effect,” which means any changes, effects, events, occurrences, states of facts or developments, alone or in combination with other changes, effects, events, occurrences, states of facts or developments, that (A) has or reasonably would be expected to a material adverse effect on the business, properties, assets, liabilities, operations, results of operations or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole, or (B) would reasonably be expected to prevent or delay beyond the end date the Company’s ability to perform its obligations under the Merger Agreement necessary to consummate the Merger.

However, with respect to clause (A) none of the following, either alone or in combination, shall constitute, and none of the following shall be taken into account in determining whether there has been a material adverse effect:

(a)

changes in business or political conditions or in capital, credit or financial markets in general, including but not limited to (i) changes in interest rates and changes in exchange rates or (ii) the effect of any potential or actual government shutdown;

(b)	any changes, effects, events, occurrences, states of facts or developments generally affecting the industry or markets in which the Company and its subsidiaries participate;

(c)	any change after the date of the Merger Agreement in accounting requirements or principles or in applicable laws or the interpretation or enforcement thereof;

(d)

any acts of war (whether or not declared), armed hostilities, sabotage or terrorism occurring after the date of the Merger Agreement or the continuation, escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of the Merger Agreement;

(e)

any earthquakes, hurricanes, floods, tsunamis or other natural disasters, weather conditions, manmade disasters, acts of God, any outbreaks, epidemics or pandemics relating to COVID-19 or any evolutions or mutations thereof or any other viruses, or other force majeure events;

(f)

any changes, developments or occurrences resulting from the execution, delivery or announcement of the Merger Agreement or the transactions contemplated by the Merger Agreement, including (1)as a result of the identity of Tadano and (2) the impact thereof on the relationships, contractual or otherwise, of the Company or any of its subsidiaries with its customers, employees or suppliers, or with any other third party;

(g)

the taking of any action expressly required by the Merger Agreement (except for any obligation to operate in the ordinary course of business) or the taking of any action with Tadano’s prior written consent or at Tadano’s written request;

(h)	any shareholder litigation arising from allegations of a breach of fiduciary duty or disclosure violations relating to the Merger Agreement or the transactions contemplated thereby; and

(i)

the failure of the Company or any of its subsidiaries to meet internal forecasts, budgets or financial projections or any decline in the market price or trading volume of the Company’s common stock on Nasdaq (provided, that the exception in this clause (i) shall not prevent or otherwise affect a determination that any adverse change, effect, event, occurrence, state of facts or development underlying such failure or decline has resulted in or contributed to a material adverse effect);

except in the case of the foregoing clauses (a), (b), (c), (d) or (e), to the extent any change, effect, event, occurrence, state of facts or development has a materially disproportionate effect on the Company and its subsidiaries, taken as a whole, relative to other persons in the industry in which the Company and its subsidiaries operates generally, in which case only the incremental disproportionate effect may be taken into account in determining whether or not there has been a material adverse effect.

Representations and Warranties of Tadano and Merger Sub

Tadano and Merger Sub made customary representations and warranties to the Company in the Merger Agreement relating to a number of matters, including, among other things:

•	their organization, valid existence, good standing and authority to carry on their businesses;

•

their corporate power and authority to execute, deliver and perform their obligations, and consummate the transactions under the Merger Agreement, and the enforceability of the Merger Agreement against them;

•

the absence of conflicts, breaches or violations of organizational documents, contracts or applicable law as a result of their entry into and consummation of the transactions contemplated by the Merger Agreement;

•	the governmental filings, notices and approvals required in connection with the transactions contemplated by the Merger Agreement;

•	the ownership and operations of Merger Sub;

•	the absence of legal proceedings, investigations and governmental orders;

•	the accuracy and completeness of the information provided by them for inclusion in this proxy statement or schedule 13e-3 filings;

•	their ability to make payments required by them under the Merger Agreement; and

•	fees payable to brokers and financial advisors in connection with the Merger.

Covenants of the Company

Conduct of Our Business Pending the Merger

Under the Merger Agreement, we have agreed, subject to certain exceptions contemplated by the Merger Agreement, included in the Company’s disclosure schedule that we delivered in connection with the Merger Agreement or as otherwise required by a governmental entity or applicable law, between the date of the Merger Agreement and the effective time, unless Tadano gives its prior written approval (which may not be unreasonably conditioned, withheld or delayed), to conduct our business and the business of our subsidiaries in all material respects in the ordinary course, and to use commercially reasonable efforts to preserve our business organizations substantially intact and maintain existing relationships with our significant customers, suppliers and other persons with which we have significant business relations.

Except as required by a governmental entity or applicable law, or pursuant to certain exceptions set forth in the Merger Agreement and the disclosure letter that we delivered in connection with the Merger Agreement, we agreed not to, and not permit our subsidiaries to, take any of the following actions without Tadano’s written approval (which may not be unreasonably withheld, conditioned or delayed):

•

split, combine, reclassify or subdivide any shares of our capital stock or other equity interests (including with respect to the Company, for the avoidance of doubt, outstanding shares of common stock);

•

declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of our capital stock or other securities (including with respect to the Company, for the avoidance of doubt, outstanding shares of common stock), except for dividends or distributions paid by any of our wholly owned subsidiaries to us or to any other wholly owned subsidiary;

•	redeem, repurchase, cancel or otherwise acquire or offer to redeem, purchase, or otherwise acquire, any of our securities or any securities of any of our subsidiaries, subject to certain exceptions;

•

issue, sell, pledge, transfer, dispose of, grant, transfer, lease, license, guarantee, encumber or otherwise enter into any contract or other agreement, understanding or arrangement with respect to the voting of, any shares of our capital stock or other equity interests, securities convertible or exchangeable into or exercisable for any such shares of capital stock or other equity interests, or any rights, warrants, options, calls or commitments to acquire any such shares or other equity interests, except for (i) issuances or sales of any of the foregoing to us or any of our wholly owned subsidiaries and (ii) issuance of shares of common stock subject to Company Options or Company RSUs, in each case, in accordance with the terms of the company equity plan or award agreement thereunder;

•

voluntarily adopt or publicly propose a plan of complete or partial liquidation or dissolution of the Company, or restructure, reorganize or otherwise enter into any agreements or arrangements imposing material changes or restrictions on our properties, assets, operations or business;

•	amend or propose an amendment to our organizational documents;

•

acquire or dispose (by Merger, consolidation or acquisition or disposition of stock or other equity interests or of assets), directly or indirectly of any person, business or division, or a material portion of the properties or assets of any other person;

•

incur or assume any indebtedness for borrowed money (including the issuance of any debt securities, warrants or other rights to acquire any debt security) except for (i) indebtedness not to exceed $350,000 in the aggregate or (ii) for working capital purposes under facilities existing on the date of the Merger Agreement, or issue any guarantee for any such indebtedness;

•

make any loans, advances or capital contributions to or investments in any person, other than loans or advances (i) by the Company to any of our wholly-owned subsidiaries, or (ii) required by any contract or other legal obligation of the Company or any of our subsidiaries in existence as of the date of the Merger Agreement;

•

sell, lease, license or otherwise dispose of any subsidiary or assets, securities, property or inventory, except (i) pursuant to contracts in effect prior to the date of the Merger Agreement, (ii) dispositions of obsolete assets or property in the ordinary course of business, (iii) sales or leases of inventory or equipment in the ordinary course of business consistent with past practice, or (iv) for such sale, lease, license or other disposition that does not exceed $350,000 in the aggregate;

•

except as permitted by the Merger Agreement, settle or compromise any action for an amount in excess of $350,000 in the aggregate, net of any amount covered by insurance, indemnification or existing reserves established in accordance with GAAP or on a basis that would result in the imposition of any order that would restrict the future activity or conduct of the Company or any of our subsidiaries or involve a finding or admission of any criminal liability, any material wrongdoing or any wrongful conduct by the Company or any of its subsidiaries, or commence any new action following the date of the Merger Agreement;

•	change our accounting reporting methods, principles or policies, except as may be required by law, GAAP or the rules or policies of the Public Accounting Oversight Board;

•

other than as required by law or any contract or benefit plan in existence as of the date of the Merger Agreement, (i) materially increase the amount of compensation or consulting fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any employee or independent contractor who is a natural person or director of the Company, except for (A) employees who are not executive officers, increases in annual salary or wage rate in the ordinary course of business consistent with past practice that do not exceed 2% individually or in the aggregate and (B) the payment of annual bonuses for completed periods based on actual performance in the ordinary course of business consistent with past practice, (ii) adopt or amend any benefit plan or any arrangement that would have been a benefit plan had it been entered into prior to the Merger Agreement, (iii) grant any new awards, or amend or modify the terms of any outstanding awards, under any benefit plan, (iv) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any benefit plan, (v) hire any employee or engage any independent contractor (who is a natural person) with an annual salary or wage rate or consulting fees in excess of $70,000 or (vi) terminate the employment of any employee or independent contractor with an annual salary or wage rate or consulting fees in excess of $70,000, other than for cause;

•

amend, let lapse or terminate, or otherwise modify or waive in a manner that is materially adverse to the company, any material contract, or enter into any contract that would have been a material contract had it been entered into prior to the Merger Agreement, other than contracts with customers or suppliers entered into in the ordinary course of business;

•

make or authorize any payment of, or accrual or commitment for, any new capital expenditures, except for any such expenditures not in excess of $350,000 in the aggregate during any consecutive twelve (12) month period;

•

(i) change or revoke any tax election, (ii) adopt or change any accounting method for tax purposes (unless required by law), (iii) settle any tax claim or assessment, (iv) surrender any right to claim a refund for taxes, (v) file any amended tax return, (vi) enter into any tax allocation agreement, tax sharing agreement or tax indemnity agreement related to taxes (other than customary tax provisions in ordinary course commercial agreements, the principal purpose of which is not related to taxes), (vii) enter into any closing agreement related to taxes with any taxing authority, (viii) apply for or request any tax ruling from a taxing authority, (ix) consent to any extension or waiver of the limitation period applicable to any tax claim or assessment or (x) fail to pay any tax that becomes due and payable;

•	cancel, modify or waive any debts or claims held by or owed to the Company or any of our subsidiaries having in each case a value in excess of $70,000;

•

become a party to establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, labor organization, works council or similar organization;

•

sell, license, transfer or otherwise dispose of, cancel, abandon or otherwise allow to lapse or expire, any material intellectual property, except for (i) the expiration, lapse or other abandonment of any intellectual property at the end of its natural term or (ii) licenses or other similar rights granted in the ordinary course of business, or

•	authorize any of, or commit or agree to take any of, the foregoing actions.

The Merger Agreement is not intended to give Tadano or Merger Sub, directly or indirectly, the right to control or direct our or our subsidiaries’ operations prior to the effective time. Prior to the effective time, each of Tadano and the Company will exercise, consistent with the terms and conditions of the Merger Agreement, control and supervision over their respective businesses.

Shareholder Meeting

Subject to the Board’s fiduciary obligations under applicable law, the Company is required to use its commercially reasonable efforts to obtain the approval of the Merger Agreement by its shareholders. The Company has agreed, in accordance with applicable law and its organizational documents, to call, give notice of, convene and hold, as promptly as reasonably practicable after the filing of this definitive proxy statement, a special meeting for the purpose of securing the approval of the Merger Agreement by its shareholders. Subject to certain exceptions, the Company is not permitted, without the prior written consent of Tadano, to postpone, adjourn, recess or otherwise delay the special meeting or, after the Company has established a record date for the special meeting, change the record date or establish a different record date for the special meeting unless required to do so by applicable law or our organizational documents.

Access to Company Information

From the date of the Merger Agreement and until the earlier of the effective time or the termination of the Merger Agreement (and subject to applicable law and the Confidentiality Agreement dated August 11, 2024, between the Company and Tadano), the Company has agreed that it will, and will cause each subsidiary and their respective representatives to, (i) provide Tadano reasonable access to the offices, properties, books and records of the Company and its subsidiaries and (ii) furnish to Tadano or its representatives such financial and operating data and other information with respect to the business and properties of the Company and its subsidiaries as Tadano may reasonably request in writing, subject to limitations.

Treatment of Company Indebtedness

The Company, with Tadano’s cooperation and at Tadano’s expense, will arrange for customary payoff letters in a form reasonably acceptable to Tadano to be delivered before the closing date, which will set forth the total amount required to be paid at the effective time to satisfy in full the repayment of all indebtedness outstanding under specified loan agreements (excluding any outstanding letters of credit identified by the Company to Tadano at least five business days before the effective time, which Tadano will assume or replace).

Delisting and Deregistration

The Company will cooperate with Tadano and use commercially reasonable efforts to take, or cause to be taken, all actions and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of Nasdaq to enable the termination by the surviving corporation of the listing of common stock on Nasdaq and the deregistration of the common stock under the Exchange Act as promptly as practicable after the effective time, but in any event no more than ten (10) days thereafter.

Acquisition Proposals

Restrictions

The Company agreed not to, and to cause its subsidiaries and its and their respective directors, officers and representatives not to, directly or indirectly:

•

solicit, initiate, knowingly encourage or knowingly facilitate any acquisition proposal or offer or inquiry that would reasonably be expected to lead to any acquisition proposal, or the making or consummation thereof,

•

other than to inform any person of the existence of the restrictions contained in the Merger Agreement relating to acquisition proposals or to clarify the terms and conditions of an acquisition proposal, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information or afford any person access to the business, properties, assets, books or records of the Company or any of its subsidiaries, in connection with, or otherwise knowingly cooperate or assist any effort by any person in making, any acquisition proposal;

•

take any action to exempt any party from any applicable takeover laws or fail to enforce or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries;

•

enter into any agreement, letter of intent, memorandum of understanding, agreement in principle or similar agreement or document with respect to any acquisition proposal, other than a confidentiality agreement relating to a superior proposal; or

•	agree, authorize or commit to do any of the foregoing.

Exceptions

Notwithstanding the prohibition on solicitation and negotiation described above, and subject to the notice provisions described below, at any time prior to obtaining approval of the Merger Agreement by our shareholders, in response to an unsolicited, bona fide written acquisition proposal received after the date of the Merger Agreement and which the Board determines in good faith, after consulting with outside legal counsel and its financial advisor constitutes a superior proposal or could reasonably be expected to result in a superior proposal, and failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law, the Board may:

•

provide information regarding the Company and its subsidiaries to the person who made such acquisition proposal; provided that, any such information that was not previously provided to Tadano is concurrently made available to Tadano and provided that, prior to furnishing such information, the Company receives from the person making such acquisition proposal an executed confidentiality agreement with terms no less restrictive to the other party than those applicable to Tadano under the confidentiality agreement between the Company and Tadano; and

•	participate in discussions or negotiations with any such person and its representatives and potential sources of financing regarding such acquisition proposal.

The Merger Agreement also provides that nothing in the Merger Agreement will prohibit the Company or the Board from (i) complying with Rule 14e-2, Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, including making any “stop, look and listen” communication to its shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or (ii) making any disclosure to the Company’s shareholders if the Board determines in good faith, after consultation with its outside legal advisor, that failure to do so would be inconsistent with its fiduciary obligations under applicable law.

Notice

The Company must, as promptly as practicable (and, in any event, within 24 hours), notify Tadano of any inquiries, proposals or offers with respect to an acquisition proposal or which could reasonably be expected to lead to an acquisition proposal, or any request for information relating to the Company or any of its subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its subsidiaries by any person that the Company believes may be considering making, or has made, an acquisition proposal. Such notice must include a summary of the material terms and conditions of any such proposal or offer and a summary of the material content of any such inquiry, as applicable. The Company must keep Tadano informed as to the status and details of any such acquisition proposal or request on a reasonably prompt basis, including promptly (but in no event later than within 24 hours of receipt) providing to Tadano copies of all correspondence and written materials sent or provided to the Company or any of its subsidiaries that describes the terms or conditions of any acquisition proposal (as well as written summaries of any material oral communications addressing such matters) or any amendment thereto.

An “acquisition proposal” means any proposal or offer with respect to (i) a Merger, consolidation or other business combination, tender offer, exchange offer or any transaction involving the purchase or acquisition of 15% or more of the shares of the Company’s common stock, including as a result of a primary issuance of the Company’s common stock, or (ii) a direct or indirect purchase, sale, lease, transfer or acquisition of the assets of the Company and its subsidiaries that constitute or account for (x) more than 15% of the consolidated net revenues of the Company, consolidated net income of the Company or consolidated book value of the Company; or (y) more than 15% of the fair market value of the assets of the Company (other than any such proposal or offer made by Tadano, Merger Sub or any of their affiliates).

A “superior proposal” means any unsolicited, bona fide acquisition proposal to acquire 80% or more of the Company’s common stock, or assets representing 80% or more of the Company’s assets, consolidated net revenues or consolidated book value, which the Board concludes in good faith (after consultation with its financial advisor and outside legal counsel), taking into account all factors the Board acting in good faith considers to be appropriate (including (x) any proposal by Tadano in writing to amend or modify the terms hereof, (y) the identity of the person making such acquisition proposal, and (z) the consideration, terms, conditions, timing, likelihood of consummation, financing terms and legal, financial, and regulatory aspects of such acquisition proposal), (i) would, if consummated, be more favorable to the Company’s shareholders from a financial point of view than the transactions contemplated by the Merger Agreement, and (ii) is reasonably expected to be consummated on the terms proposed.

Change of Board Recommendation

Except as permitted by the terms of the Merger Agreement as described below, neither the Board nor any committee of the Board may:

•	withdraw, withhold, qualify or modify (or publicly propose or resolve to withdraw, withhold, qualify or modify) the Board recommendation in a manner adverse to Tadano or Merger Sub;

•

if a tender or exchange offer for shares of the Company is commenced, fail to recommend against accepting such offer within ten business days after such offer is first commenced or subsequently amended in any material respect;

•	following the public disclosure of an acquisition proposal, fail to publicly reaffirm the Board recommendation within five business days after Parent Tadano a reaffirmation of such recommendation; or

•

approve, authorize or recommend (or publicly propose to approve, authorize or recommend) or publicly declare advisable any acquisition proposal, any other proposal that would reasonably be expected to lead to any acquisition proposal or acquisition agreement.

Notwithstanding the foregoing, subject to the notice, good faith negotiation and determination requirements described below, the Board may:

•

make a change of the Board recommendation if the Board determines in good faith, after consulting with outside legal counsel and its financial advisor, that the failure to make such a change in Board recommendation would be inconsistent with the Board’s fiduciary duties under applicable law and either:

•	an intervening event (as defined below) has occurred; or

•

an unsolicited written acquisition proposal that the Board determines in good faith is bona fide and, after consulting with outside legal counsel and its financial advisor, constitutes a superior proposal and that did not arise from or in connection with a breach of the obligations described in “The Merger Agreement—Acquisition Proposals” and this section “The Merger Agreement—Change of Board Recommendation” is received by the Company and is not withdrawn.

However, a change of Board recommendation in response to a superior proposal or intervening event or action to terminate the Merger Agreement may not be made unless and until the Company has complied in all material respects with the restrictions applicable to the change of Board recommendation and has given Tadano written notice of such action at least five days in advance, setting forth in writing that the Board intends to consider whether to take such action, the reasons for such action and, as applicable, the material terms and conditions of such superior proposal or a reasonable description of such intervening event. During such five-day period, the Company and its legal and financial advisors must negotiate in good faith with Tadano and its representatives (to the extent Tadano wishes to negotiate) to make any revisions to the terms of the Merger Agreement as would permit the Board to not effect a change of Board recommendation or take such action to terminate the Merger Agreement. Any material amendment to any acquisition proposal will be deemed to be a new acquisition proposal for purposes of such notice requirements, except that the obligation to give advance written notice with respect to such an amendment will be reduced to three business days.

An “intervening event” means an event, fact, circumstance, development, change or occurrence with respect to the Company or its subsidiaries that (x) first becomes actually known to the Board after the date of the Merger Agreement (or, if known to the Board as of the date of the Merger Agreement, the material consequences of any of the foregoing were neither known nor reasonably foreseeable to the Board as of the date of the Merger Agreement) and (y) is material to the Company and its subsidiaries, taken as a whole; provided, that under no circumstances shall the following events, facts, circumstances, developments, changes or occurrences constitute an intervening event: (i) the receipt by the Company, existence or terms of an acquisition proposal or a superior proposal or any matter relating thereto or consequence thereof, (ii) changes in the market price or trading volume of the outstanding shares of common stock or the debt instruments or credit ratings of the Company or its subsidiaries (provided, however, that the underlying causes of such change or fact shall not be excluded by clauses (ii)) and (iii) the fact that the Company meets or exceeds internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period (provided, however, that the underlying causes of such change or fact shall not be excluded by clause (iii)).

Covenants of Tadano

Employee Benefits Matters

The Merger Agreement provides that Tadano will provide or cause to be provided to each continuing Company employee compensation and benefits following the effective time on the following terms:

•

Compensation. For a period commencing at the consummation of the Merger and ending on the date that is 12 months following the closing date of the Merger, Tadano will provide continuing employees base salary or wage rate and a target annual incentive opportunity that is no less favorable than those provided by the Company immediately before the consummation of the Merger.

•

Severance. For a period commencing at the consummation of the Merger and ending on the date that is 12 months following the closing date of the Merger, Tadano will provide severance benefits that are no less favorable than the severance benefits that were provided by the Company immediately before the consummation of the Merger.

•

Other Compensation and Benefits. For a period commencing at the consummation of the Merger and ending on the date that is 12 months following the closing date of the Merger, Tadano will provide continuing employees benefits, including vacation, health and welfare and fringe benefits, but excluding long-term incentive compensation, equity compensation, retiree medical and defined benefit plan benefits, that are comparable in the aggregate to those provided by the Company immediately prior to the consummation of the Merger.

Tadano will (i) give credit to each continuing employee with all years of service for which such continuing employee was credited before the consummation of the Merger under any comparable benefit plans, except to the extent such credit would result in duplication of benefits; (ii) use commercially reasonable efforts to waive all imitations as to preexisting conditions and limitations, exclusions, actively-at-work requirements, waiting periods and any other restriction that would prevent immediate or full participation under any benefit plan of Tadano or its affiliates; (iii) use commercially reasonable efforts to cause all pre-existing condition exclusions, evidence of insurability requirements and actively-at-work requirements under any benefit plan of Tadano or its affiliates to be waived with respect to the continuing employees and their eligible dependents, and (iv) use commercially reasonable efforts to recognize for each continuing employee and their eligible dependents for purposes of applying annual deductible, co-payment and out-of-pocket minimums under any benefit plan of Tadano or its affiliates any deductible, co-payment and out-of-pocket expenses paid by such continuing employee and their eligible dependents during the plan year in which the closing of the Merger occurs (or, if later, the year in which the continuing employee or eligible dependent becomes covered under the benefit plan of Tadano or its affiliates).

Indemnification; Directors’ and Officers’ Insurance

From and after the effective time of the Merger, the surviving corporation will indemnify, defend and hold harmless, to the fullest extent permitted by law and the articles of incorporation and bylaws of the Company in effect as of the date of the Merger Agreement, each of the present (as of the effective time) and former directors and officers of the Company and its subsidiaries against any liabilities (including reasonable attorneys’ fees) incurred in connection with any legal proceeding or investigation in connection with, arising out of or otherwise related to matters existing or occurring prior to the effective time based on or arising out of, in whole or in part, such director’s or officer’s position as a director or officer of the Company or any of its subsidiaries (including in connection with the transactions contemplated by the Merger Agreement and actions to enforce such indemnification or advancement rights).

Prior the effective time, Tadano will, and will cause the surviving corporation to, obtain and fully pay the premium for “tail” insurance policies for the extension of directors’ and officers’ liability insurance, fiduciary liability insurance and employee practices liability insurance (to the extent applicable to directors of the

Company as of the date of the Merger Agreement), in each case for a claims reporting or discovery period of six years after the effective time with respect to any claim related to matters existing or occurring at or prior to the effective time from the Company’s insurance carrier as of the date of the Merger Agreement or one or more insurance carriers with the same or better credit rating as such carrier with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies; subject to a cap of 300% of the last aggregate annual premium paid by the Company prior to the date hereof.

Efforts to Complete the Merger

Subject to the terms and conditions of the Merger Agreement, the Company, Tadano and Merger Sub have agreed to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to cooperate with each other in order to do, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the Merger Agreement, including but not limited to:

•	preparing and filing all forms, notifications, registrations and notices required to be filed to consummate the Merger and the other transactions contemplated hereby; and

•	obtaining and maintaining any requisite consent, approval, authorization, waiver or order required to be obtained from any third party, including from any governmental entity.

In addition to the above, the Company and Tadano agreed to use reasonable best efforts to:

•

(i) make any necessary filings under applicable antitrust laws with respect to the transactions contemplated by the Merger Agreement as promptly as practicable and within ten business days of the date of the Merger Agreement, (ii) to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to antitrust laws, (iii) to coordinate and cooperate in connection with their respective efforts to obtain termination or expiration of any applicable waiting period and clearances, approvals and decisions under antitrust laws as promptly as practicable, (iv) keep outside counsel for the other party promptly informed of any substantive communications relating to any investigation or inquiry and provide them with a reasonable opportunity to review any proposed substantive communication with any governmental entity;

•

prepare and submit to CFIUS, as promptly as practicable after execution of the Merger Agreement, a draft of the CFIUS notice with regard to the Merger and (ii) as promptly as practicable after receipt of comments from CFIUS on the draft CFIUS notice with regard to the Merger, prepare and submit to CFIUS the final CFIUS notice with regard to the Merger;

•

subject to the terms and conditions of the Merger Agreement, promptly respond to and seek to resolve and/or oppose as promptly as reasonably practicable any objections asserted by any governmental entity with respect to the transactions contemplated by the Merger Agreement; and

•

seek to prevent, have vacated, lifted, reversed or overturned any injunction, decree, ruling, order or other action of any governmental entity (whether temporary, preliminary or permanent) that is threatened or in effect and that would prevent, prohibit, restrict or delay the consummation of the Merger.

Notwithstanding the foregoing, in no event will Tadano or Merger Sub be required to (i) take actions that would, or would reasonably be expected to result in a material and adverse effect on Tadano and its controlled affiliates, taken as a whole, after giving effect to the Merger (measured on a scale relative to the Company and its Subsidiaries, taken as a whole) (such action or actions, a “Burdensome Condition”), or (ii) take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon consummation of the Merger; provided, that Tadano can compel the Company to (and to cause its subsidiaries to) agree to any such term or condition or take any such actions (or agree to take such actions) so long as the effectiveness of such term or condition or action is conditioned upon the consummation of the Merger.

Conditions to the Merger

The respective obligations of the Company, Tadano and Merger Sub to consummate the Merger are subject to the satisfaction or waiver at or prior to the effective time of the following conditions:

•	no governmental entity may have enacted, entered or enforced any law that is in effect and enjoins or makes unlawful the consummation of the Merger;

•	the Merger Agreement must have been duly approved by the Company’s shareholders; and

•

any statutory waiting period (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act (if a filing thereunder is required) and, if applicable, any contractual waiting periods under any timing agreements with a governmental authority applicable to the consummation of the Merger shall have expired or been earlier terminated, and CFIUS approvals and the approval of the Commission for the Examination of Foreign Direct Investment followed by clearance issued by the Romanian Competition Council (collectively, the “Required Regulatory Approvals”) shall have been obtained.

The obligations of Tadano and Merger Sub to consummate the Merger are also subject to the satisfaction or waiver at or prior to the effective time of the following conditions:

•	we must have performed in all material respects all material obligations to be performed by us under the Merger Agreement at or prior to the date of closing;

•

our representations and warranties set forth in the Merger Agreement in the “organization”, “standing and corporate power”, “authority”, “non-contravention”, “subsidiaries”, “absence of certain developments”, “takeover laws” and “no brokers” sections must be true and correct in all respects as of the date of the Merger Agreement and as of the effective time as though made as of the effective time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period); (ii) our representations and warranties set forth in the Merger Agreement in the “capitalization” section must be true and correct in all respects as of the date of the Merger Agreement and as of the effective time as though made as of the effective time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period) (with the exception of inaccuracies that are individual or in the aggregate de minimis); and (iii) our other representations and warranties set forth in the Merger Agreement must have been true and correct as of the date of the Merger Agreement and must be true and correct as of the date of closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty must be true and correct as of such particular date or period of time) (without giving effect to any qualification relating to materiality or material adverse effect or any similar qualification), except for any failure of any such representation and warranty to be true and correct that would not, individually or in the aggregate, result in a material adverse effect;

•

there must not have occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had a material adverse effect on the Company;

•	Tadano and Merger Sub must have received a certificate signed by the executive officer or chief financial officer of the Company certifying that all of the above conditions have been satisfied; and

•

none of the Required Regulatory Approvals or any other approval of a governmental authority in connection with the Merger, or law or order enacted, promulgated, issued, entered or amended in connection with the Merger, shall impose or require any undertakings, terms, conditions, liabilities, obligations, commitments or sanctions (including any such actions set forth in the Merger Agreement) that constitute a Burdensome Condition.

Our obligation to consummate the Merger is subject to the satisfaction or waiver at or prior to the effective time of the following conditions:

•	Tadano and Merger Sub must have performed in all material respects all material obligations to be performed by them under the Merger Agreement at or prior to the date of closing;

•

the representations and warranties of Tadano and Merger Sub set forth in the Merger Agreement must have been true and correct as of the date of the Merger Agreement and must be true and correct as of the date of closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty must be true and correct as of such particular date or period of time), except for any failure of any such representation and warranty to be so true and correct that would not prevent, materially impede or materially delay the consummation of the transactions contemplated by the Merger Agreement; and

•	we must have received a certificate signed by a duly authorized officer of Tadano certifying that all of the above conditions have been satisfied.

Termination

We and Tadano may, by mutual written consent, terminate the Merger Agreement and abandon the Merger at any time prior to the effective time, notwithstanding any approval of the Merger Agreement by our shareholders.

The Merger Agreement may also be terminated and the Merger abandoned at any time prior to the effective time as follows:

•	by either Tadano or the Company, if:

•

the Merger has not been consummated by the end date; provided that the terminating party has not breached any provision of the Merger Agreement in any manner that resulted in the failure of the Merger to be consummated by such date;

•

any governmental authority has enacted, entered or enforced any order or law permanently restraining, enjoining, restraining, prohibiting or making illegal the consummation of the Merger becomes final and non-appealable, provided that the terminating party has not breached or failed to perform any obligation under the Merger Agreement that was the primary factor resulting in the issuance of such order or law; or

•	our shareholders do not approve the Merger Agreement at the special meeting or at any adjournment or postponement of the special meeting.

•	by Tadano, if:

•	at any time before, but not after, Company shareholder approval has been obtained, the Board has made and not withdrawn a change of Board recommendation;

•

there has been a violation or breach of any representation, warranty, covenant or agreement made by the Company in the Merger Agreement that would cause the conditions to the consummation of the Merger not to be satisfied and (i) such violation or breach has not been waived by Tadano; (ii) Tadano has provided written notice to the Company of such violation or breach and its intent to terminate the Merger Agreement; and (iii) such violation or breach cannot be cured by the end date or has not been cured by the Company within 30 days of receipt of such written notice; provided that Tadano and Merger Sub are not then in material breach of the Merger Agreement.

•	by the Company, if:

•	there has been a violation or breach of any representation, warranty, covenant or agreement made by Tadano or Merger Sub in the Merger Agreement that would cause the conditions to the consummation of the Merger not to be satisfied and (i) such violation or breach has not been waived by the Company; (ii) the Company has provided written notice to Tadano of such violation or breach and its intent to terminate the Merger Agreement; and (iii) such violation or breach cannot be cured by the end date or has not been cured by Tadano within 30 days of receipt of such written notice; provided that the Company is not then in material breach of the Merger Agreement;

•

at any time before, but not after, Company shareholder approval has been obtained, the Board has determined to enter into an alternative acquisition agreement with respect to a superior proposal in compliance with the terms of the Merger Agreement, including the requirements described under “The Merger Agreement—Acquisition Proposals.”

Termination Fees

A termination fee of $4.9 million would be payable by us to Tadano in the event the Merger Agreement is terminated:

•	by Tadano if the Board has made and not withdrawn a change of Board recommendation;

•

by the Company if the Board has determined to enter into an alternative acquisition agreement with respect to a superior proposal in compliance with the terms of the Merger Agreement, including the requirements described under “The Merger Agreement—Acquisition Proposals”; or

•

(i) by either Tadano or the Company if the Merger has not been consummated by the end date; (ii) by either Tadano or the Company if our shareholders do not approve the Merger Agreement at the special meeting or at any adjournment or postponement of the special meeting; or (iii) by Tadano if there has been a violation or breach of any representation, warranty, covenant or agreement made by the Company in the Merger Agreement that would cause the conditions to the consummation of the Merger not to be satisfied and (A) such violation or breach has not been waived by Tadano; (B) Tadano has provided written notice to the Company of such violation or breach and its intent to terminate the Merger Agreement; and (C) such violation or breach cannot be cured by the end date or has not been cured by the Company within 30 days of receipt of such written notice; provided that Tadano and Merger Sub are not then in material breach of the Merger Agreement, and (1) before termination of the Merger Agreement, an acquisition proposal has been publicly announced or publicly made known to the Company’s shareholders and not withdrawn before the Merger Agreement is terminated; and (2) within 12 months after termination, the Company consummates a transaction contemplated by an acquisition proposal for 50% or more of the Company’s common stock, or assets representing 50% or more of the Company’s assets, consolidated net revenues or consolidated book value.

Fees and Expenses

All fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees and expenses, whether or not the Merger is completed, except that (i) all filing fees paid in respect of the HSR Act and any filing made under any other antitrust laws will be paid by Tadano, and (ii) all filing fees paid in respect of the notice to CFIUS shall be split equally as between Tadano and the Company.

Remedies

In the event the termination fee becomes payable, and is paid, by the Company, such termination fee will be the sole and exclusive remedy for monetary damages to which Tadano and Merger Sub will be entitled.

The parties agreed in the Merger Agreement that immediate and irreparable harm or damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties is entitled to seek to enforce specifically the terms and provisions of the Merger Agreement and to obtain or to seek an injunction restraining any breach or violation or threatened breach or violation of the provisions of the Merger Agreement, and each party waived (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement to post a bond or other form of security as a prerequisite to obtaining equitable relief.

Tadano and Merger Sub may pursue, in the alternative, both a grant of specific performance and the payment of the termination fee, but under no circumstances will Tadano and Merger Sub be permitted or entitled to receive both a grant of specific performance and the termination fee.

Modification or Amendment; Waiver

Subject to applicable law and the terms of the Merger Agreement, the parties to the Merger Agreement may amend or modify any provision of the Merger Agreement by a writing executed by such parties, except that after the Company obtains shareholder approval of the Merger Agreement, there may not be any amendment or modification that would require additional shareholder approval without such approval first having been obtained. The conditions to the obligations of Tadano, Merger Sub and the Company to consummate the Merger may be waived in whole or in part by a writing executed by the party against whom the waiver is to be effective.

Governing Law and Jurisdiction

Except to the extent the provisions of Michigan law are applicable to the Merger or to the fiduciary duties of the Board, the Merger Agreement and its enforcement will be governed by the laws of the state of Delaware without regard to conflicts of law provisions thereof. Any disputes arising out of or relating to the Merger Agreement must be brought in the state and federal courts of the state of Delaware.

PROVISIONS FOR UNAFFILIATED COMPANY SHAREHOLDERS

No provision has been made (1) to grant the Company’s unaffiliated security holders access to the corporate files of the Company, any other party to the Merger or any of their respective affiliates, or (2) to obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate.

IMPORTANT INFORMATION REGARDING THE COMPANY

Company Background

For information regarding the Company’s background, please see the section of this proxy statement entitled “Parties to the Merger—The Company.”

Directors and Executive Officers of the Company

The Company’s Board currently consists of six members. The persons listed below are the Company’s directors and executive officers as of the date of this proxy statement. The Merger Agreement provides, however, that the directors of Merger Sub immediately prior to the effective time will be the initial directors of the surviving corporation immediately following the Merger. The Merger Agreement provides that the officers of the Company immediately prior to the effective time will be the initial officers of the surviving corporation immediately following the Merger. Following the Merger, each executive officer will serve until a successor is elected or appointed and qualified or until the earlier of his or her death, resignation or removal, as the case may be. As of the date of this proxy statement, no executive officer of the Company has had any discussions or reached any understandings on potential employment with the surviving corporation or with Tadano or Merger Sub (or any of their respective affiliates) following the consummation of the Merger.

There are no family relationships among any of the Company’s directors or executive officers. During the past five years, neither the Company nor any of the Company’s directors or executive officers listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five years, neither the Company nor any of the Company’s directors or executive officers listed below has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. The ages given below are as of November 19, 2024. Each of the individuals listed below is a citizen of the United States, except for Mr. Fukui, who is a citizen of Japan. Each of the individuals listed below can be reached at c/o Manitex International, Inc., 9725 Industrial Drive, Bridgeview, Illinois 60455.

Name	Age	Positions Held
Ronald M. Clark	77	Director
J. Michael Coffey	54	Director and Chief Executive Officer
Frederick B. Knox	83	Director
David J. Langevin	73	Director and Executive Chairman
Takashi Fukui	55	Director
Stephen J. Tober	60	Director
Joseph Doolan	61	Chief Financial Officer

Executive Officers

Below is information about the Company’s executive officers.

J. Michael Coffey, Age 54, has served as our Chief Executive Officer and a director since April 2022. Prior to that, he served as Managing Director of Resurgence Advisory, LLC, a consulting firm, since 2021. Before that, he served as Chief Operating Officer of H-E Parts International from 2009 until 2018, and then as Chief Executive Officer from 2018 until 2021. Mr. Coffey received his Bachelor of Science in Social Science from Nyack College, and his Master of Business Administration from Emory University’s Goizueta Business School.

David J. Langevin, Age 73, has been our Executive Chairman since September 2019, and was previously Chairman of our Board of Directors and our Chief Executive Officer from July 2006 until September 2019. Mr. Langevin was the Chairman and Chief Executive Officer of Manitex, Inc., a leading provider of engineered lift solutions (and one of our subsidiaries), from 2003 until joining our company. Mr. Langevin has a Bachelor of Science from Illinois State University and a Master of Business Administration from DePaul University.

Joseph Doolan, Age 61, has served as Chief Financial Officer since October 2020. Prior to joining our company, Mr. Doolan served as a consultant for Rank Group from 2019 to 2020. From 2016 to 2019, Mr. Doolan served as the Vice President – Finance of Fram Group Holdings Inc., a supplier of a broad range of automotive products. From 2012 to 2016, he served as Vice President – Finance of UCI-FRAM Inc., a manufacturer of aftermarket auto parts. Mr. Doolan has his Bachelor of Science and a Masters in Accountancy from DePaul University and a Masters of Financial Markets and Trading from Illinois Institute of Technology.

Non-Employee Directors

Below is information about the Company’s non-employee directors.

Ronald M. Clark, Age 77, joined our Board of Directors in 2010. In 2013, Mr. Clark was elected to the Board of Directors of Allianz Life Insurance Company of New York. Mr. Clark was the Chief Investment Officer of Allianz of America, Inc. from 2000 until he retired on December 31, 2011. From 1990 until 2000, Mr. Clark was the Chief Operating Officer for Allianz of America, Inc. In 2014 Mr. Clark was elected to the Boards of Directors of Allianz Life Insurance Company of North America and served on the Board of Directors at Fireman’s Fund Insurance Company from 2014—2017. In January 2015, Mr. Clark was elected to the Board of Directors of Allianz Reinsurance America, Inc. Mr. Clark has both a Bachelor of Science in Industrial Engineering and a Master of Business Administration in Finance and Real Estate from the University of Wisconsin.

Takashi Fukui, Age 55, joined our Board of Directors in June 2024. Mr. Fukui is currently Executive Officer, International Sales Division of Tadano Ltd. based in Tokyo. He concurrently serves on the Boards of Directors for Tadano’s subsidiaries in America, Australia, Singapore, Thailand and India. Before joining Tadano in 2021, Mr. Fukui spent 30 years with Marubeni Corporation, mainly with its earth moving equipment business, with over 13 years of overseas assignments for distributor operations in the United Kingdom, Australia and Peru.

Frederick B. Knox, Age 83, joined our Board of Directors in September 2013. Mr. Knox has managed, operated and led numerous merger and acquisitions in large scrap and other metal businesses. Currently, Mr. Knox is providing consulting services to the scrap industry. From 2008 until April 1, 2015, Mr. Knox served as a Vice President and Chief Operating Officer of Mercer Company/Scholz. Mr. Knox was one of the original founders of Mercer Company, a company that was formed in 1986. Mr. Knox was a Vice President of the Mercer Company from its inception and also became its Chief Operating Officer in 1994. Mr. Knox held the position of Vice President and Chief Operating Officer for the Mercer Company until the Company was sold in 2008. Earlier in his career, Mr. Knox held various positions at Warren Scrap, Whittaker Corp., Rainbow Metals and Blaw Knox Corporation. Mr. Knox has his Bachelor of Sciences degree in Metallurgical Engineering from The Ohio State University.

Stephen J. Tober, Age 60, joined our Board of Directors in 2007. Mr. Tober is currently the Chief Executive Officer of Perspectus, Inc., a provider of virtual reality solutions for healthcare and education. From January 2019 to December 2019, Mr. Tober served as President of Tiber Health Corporation, a healthcare education company operating medical and health science schools. From April 2012 to May 2018, Mr. Tober served as Chief Executive Officer of Career Step, LLC, an online school offering career focused education and corporate training. From April 2009 to March 2012, Mr. Tober was the Chief Executive Officer of American InterContinental University and President of AIU Online, a Career Education Corporation school. From October 2008 until April 2009, Mr. Tober served as Chief Operating Officer of American InterContinental University.

From April 2007 until September 2008 Mr. Tober served as the Managing Director and head of Corporate And Business Services of ThinkEquity Partners LLC a boutique institutional investment firm. As a result of his significant experiences as a CEO of several public and private companies as well as his investment experiences, Mr. Tober has actively supervised principal financial officers and evaluated as well as understood many complex financial statements. Finally, his experiences and his active supervision of financial matters have confirmed his ability to understand the importance of internal controls over financial reporting. The foundations of Mr. Tober’s business experiences are his earning a Bachelor of Arts from Amherst College and a Juris Doctor from the University of Virginia School of Law.

Market Price of the Company’s Common Stock

The Company’s common stock is listed on The NASDAQ Capital Market trading under the symbol MNTX. The following table sets forth, for the periods indicated, the high and low sales prices per share of the Company’s common stock:

	Market Price
	High	Low
2022
First Quarter	$8.19	$6.66
Second Quarter	$7.86	$6.31
Third Quarter	$6.84	$4.20
Fourth Quarter	$5.95	$3.48
2023
First Quarter	$6.26	$3.75
Second Quarter	$5.73	$4.33
Third Quarter	$5.50	$4.42
Fourth Quarter	$9.16	$3.72
2024
First Quarter	$8.60	$6.15
Second Quarter	$7.85	$4.35
Third Quarter	$3.07	$5.66
Fourth Quarter (through November 19, 2024)	$5.78	$5.62

On November 19, 2024, the most recent practicable date before this proxy statement was distributed to the Company’s shareholders, the closing price of the Company’s common stock on Nasdaq was $5.72. You are encouraged to obtain current market quotations in connection with voting your shares.

Dividends

In the past two years, the Company has not declared or paid any cash dividends on its common stock.

Prior Public Offerings

During the past three years, none of the Company, Tadano, Merger Sub or any of their respective affiliates have made any underwritten public offering of shares of the Company’s common stock for cash that was registered under the Securities Act, or exempt from registration under Regulation A promulgated thereunder.

Transactions in the Company’s Common Stock

Except as set forth below, and other than the Merger Agreement and certain activity related to the Company’s equity compensation awards discussed elsewhere in this proxy statement, (i) none of the Company, its directors and executive officers, Tadano and Merger Sub and their respective affiliates have conducted any transactions with respect to shares of the Company’s common stock during the past 60 days and (ii) none of the Company, Tadano or Merger Sub or their respective affiliates have purchased shares of the Company’s common stock during the past two years.

Transactions by the Company’s Directors and Executive Officers During the Last 60 Days

None of the Company’s directors or executive officers have conducted any reportable transactions with respect to the common stock within the last 60 days.

Other Transactions in Common Stock by the Company, Tadano and Merger Sub in the Last Two Years

The following table provides information about the Company’s purchases of equity securities during the past two years. The transactions represent repurchases by the Company from employees upon the vesting of Company RSUs to satisfy tax withholding obligations.

Period	Total number of shares purchased	Average price paid per share ($)	Range of prices paid per share ($)
September 1—September 30, 2022	—	—	—
October 1—October 31, 2022	—	—	—
November 1—November 30, 2022	—	—	—
December 1—December 31, 2022	656	4.49	4.48 – 4.83
January 1— January 31, 2023	—	—	—
February 1—February 28, 2023	—	—	—
March 1—March 31, 2023	7,605	5.22	5.12 – 5.32
April 1—April 30, 2023	—	—	—
May 1—May 31, 2023	—	—	—
June 1—June 30, 2023	1,875	4.82	4.63 – 5.20
July 1—July 31, 2023	1,727	5.43	5.43
August 1—August 31, 2023	—	—	—
September 1—September 30, 2023	—	—	—
October 1—October 31, 2023	—	—	—
November 1—November 30, 2023	—	—	—
December 1—December 31, 2023	177	6.96	6.96
January 1—January 31, 2024	—	—	—
February 1—February 29, 2024	—	—	—
March 1—March 31, 2024	8,841	6.40	6.30 – 8.11
April 1—April 30, 2024	2,130	6.51	6.51
May 1—May 31, 2024	—	—	—
June 1—June 30, 2024	1,934	5.76	5.76
July 1—July 31, 2024	1,309	4.04	4.04
August 1—August 31, 2024	—	—	—
September 1—September 30, 2024	—	—	—
October 1—October 31, 2024	—	—	—
Total	26,254	$5.54	$4.04 – 8.11

On each of March 7, 2023 and January 2, 2024, Takashi Kiso, then the Tadano director designee, was granted 9,000 Company RSUs as part of the Company’s director compensation program, which provides for one third of the Company RSUs vesting on the grant date and one third of the Company RSUs vesting on the first and second anniversary of the grant date. Pursuant to the terms of Mr. Kiso’s employment arrangement with Tadano, the Company RSUs were assigned to Tadano. These Company RSUs shall be treated in accordance with the treatment for Company RSUs set forth under “The Merger Agreement—Treatment of Common Stock and Equity Awards.”

PROPOSAL 2: ADVISORY VOTE ON MERGER-RELATED COMPENSATION

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, the Company is required to submit a proposal to the Company’s shareholders for a non-binding advisory vote to approve the Merger-related compensation.

The compensation that the Company’s named executive officers may be entitled to receive from the Company in connection with the Merger is summarized and included under the heading “Proposal 1: The Merger—Interests of Company’s Directors and Executive Officers in the Merger—Golden Parachute Compensation” beginning on page 79 of this proxy statement. That summary includes all compensation and benefits that may be paid or become payable to the Company’s named executive officers by the Company in connection with the Merger.

The Board encourages you to review carefully the compensation arrangements for the Company’s named executive officers in connection with the Merger disclosed in this proxy statement.

The Board unanimously recommends that our shareholders approve the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers, in connection with the Merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “Proposal 1: The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Golden Parachute Compensation,” including the footnotes to the table and the related narrative discussion, is hereby APPROVED.”

The proposal to approve, by a non-binding advisory vote, the Merger-related compensation requires the affirmative vote of holders of a majority of the votes cast by the holders entitled to vote thereon at the special meeting. This proposal is a vote separate and apart from the vote to approve the Merger Agreement. Accordingly, you may vote not to approve this proposal and vote to approve the Merger Agreement or vice versa. Because the vote on this proposal is advisory only, it will not be binding on either the Company or Tadano. Approval of the non-binding, advisory named executive officer Merger-related compensation proposal that may be received by the Company’s named executive officers in connection with the Merger is not a condition to the completion of the Merger, and failure to approve this advisory matter will have no effect on the vote to approve the Merger proposal. Because the named executive officer Merger-related compensation that may be paid is based on contractual arrangements with the named executive officers, such compensation will be payable regardless of the outcome of this advisory vote, if the Merger is completed (subject to the contractual conditions applicable thereto).

Recommendation of Our Board

The Board unanimously recommends that the shareholders vote “FOR” the proposal to approve, by a non-binding advisory vote, the Merger-related compensation.

PROPOSAL 3: VOTE ON ADJOURNMENT

We are asking the shareholders to approve a proposal that will give the Board the authority to adjourn the special meeting to a later date or dates if (i) as of the time for which the special meeting is originally scheduled, there are insufficient shares of common stock represented, either in person or by proxy, in order to establish a quorum at the special meeting or to obtain shareholder approval of the Merger Agreement or (ii) the Board has determined in good faith (after consultation with outside legal counsel) that it is necessary under applicable law to file and/or mail any supplement or amendment to this proxy statement to be disseminated and reviewed by our shareholders prior to the special meeting.

If the special meeting is adjourned for the purpose of soliciting additional proxies, shareholders who have already submitted their proxies will be able to revoke them at any time before their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you sign and return a proxy and you indicate that you wish to vote in favor of the Merger proposal but do not indicate a choice on the adjournment proposal, your shares of Company common stock will be voted “FOR” the adjournment proposal.

The Company does not anticipate calling a vote on this proposal if Proposal 1 is approved by the requisite number of shares of common stock at the special meeting.

The vote on the adjournment proposal is a vote separate and apart from the vote on the proposal to approve the Merger Agreement. Accordingly, you may vote to approve the Merger Agreement and vote not to approve the adjournment proposal or vice versa.

Approval of the adjournment proposal requires the affirmative vote of holders of a majority of the votes cast with respect to this proposal.

Recommendation of Our Board

The Board unanimously recommends that the shareholders of the Company vote “FOR” this proposal, if a vote on the adjournment proposal is called.

PRINCIPAL SHAREHOLDERS

The following table sets forth with respect to the beneficial ownership of our common stock as of November 19, 2024, based on filings with the SEC as of such date, by: (i) each person known by us to beneficially own more than 5% of our common stock; (ii) each Director; (iii) each executive officer; and (iv) all of our executive officers and Directors as a group. Except as otherwise indicated, each Shareholder listed below has sole voting and investment power with respect to the shares beneficially owned by such person.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percentage of Common Stock Beneficially Owned(2)
5% Shareholders
Tadano Ltd. (3)	2,966,542	14.5%
De Lisle Partners LLP (4)	1,130,366	5.5%
Named Executive Officers and Directors
David J. Langevin	946,985	4.6%
J. Michael Coffey(5)	93,700	*
Joseph Doolan	63,658	*
Ronald M. Clark	101,517	*
Takashi Fukui (6)	—	*
Frederick B. Knox	84,517	*
Stephen J. Tober	127,005	*

All Directors and Officers as a Group (7 persons)	1,417,382	7.0%

*	Less than 1%
(1)	Unless noted otherwise, the business address of each beneficial owner is 9725 Industrial Drive, Bridgeview, Illinois 60455.
(2)

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and generally includes voting and investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, each share of restricted stock or common stock subject to options held by that person that will become vested or exercisable within sixty (60) days of November 19, 2024 is deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. These percentages were calculated using the 20,397,358 shares of common stock outstanding on November 19, 2024.

(3)

Based solely on a Schedule 13D/A filed with the SEC on September 12, 2024. Tadano is the beneficial owner of 2,963,542 shares of our common stock. Tadano has the sole power to vote or to direct the vote of 2,963,542 shares of our common stock and the sole power to dispose or to direct the disposition of 2,963,542 shares of our common stock. The business address of Tadano is Ko-34, Shinden-Cho, Takamatsu, Kagawa 761-0185 Japan.

(4)

Based solely on a Schedule 13G filed with the SEC on September 27, 2024, De Lisle Partners LLP is the beneficial owner of 1,130,366 shares of our common stock. De Lisle Partners LLP has the sole power to vote or direct the vote of 1,130,366 shares of our common stock and the sole power to dispose or to direct the disposition of 1,130,366 shares of our common stock. The business address of De Lisle Partners LLP is 3 Firs Lane, Poole, BH14 8JG United Kingdom.

(5)

Shares owned exclude 490,000 Company PSUs that will vest only upon the attainment of certain Company stock price improvement milestones. 300,000 Company PSUs will be converted to Company RSUs contingent on the completion of the Merger.

(6)

Takashi Fukui is a director of the Company and an employee of Tadano. He serves as a director of the Company pursuant to Tadano’s right under the Securities Purchase Agreement, dated as of May 24, 2018, by and between the Company and Tadano, to nominate one individual to serve on the Board of Directors of the Company. All shares received by Mr. Fukui in connection with his service as a director of the Company have been assigned to Tadano under the terms of Mr. Fukui’s arrangement with Tadano. As a result, Mr. Fukui disclaims any pecuniary interest in these shares.

NO APPRAISAL RIGHTS

Under Section 762(2) of the MBCA, as well as the governing documents of the Company, shareholders are not entitled to exercise dissenters’, appraisal or similar rights in connection with the Merger because cash is the sole consideration to be received by shareholders and shares of the Company common stock are listed on Nasdaq.

DELISTING AND DEREGISTRATION OF COMMON STOCK

If the Merger is completed, our common stock will be delisted from Nasdaq and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC.

WHERE YOU CAN FIND MORE INFORMATION

Because the Merger may be deemed a “going-private” transaction, Tadano, Merger Sub and the Company have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, can be obtained by following the directions set forth below. The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The Company’s public filings are available in electronic format to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. Information contained on the SEC’s website is expressly not incorporated by reference into this proxy statement. You can also review the Company’s SEC filings on its website at www.manitexinternational.com/secfilings.aspx. Information included on, or otherwise accessible through, the Company’s website is not incorporated into, and does not form a part of, this proxy statement.

Shareholders may also obtain copies of any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from the Company at the following address:

Manitex International, Inc.

Attn: Corporate Secretary

9725 Industrial Drive

Bridgeview, Illinois 60455

(708) 237-2052

If you would like to request documents, please do so at least five business days prior to the special meeting in order to receive them before the special meeting.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information with respect to this proxy statement, but not with respect to the Schedule 13E-3. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed will not be deemed to be incorporated by reference into this proxy statement or into the Schedule 13E-3. We incorporate by reference the documents listed below:

•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2023;

•	the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024;

•	the Company’s Definitive Proxy Statement for the 2024 annual meeting; and

•	the Company’s Current Reports on Form 8-K filed with the SEC on January 24, 2024, June 4, 2024, June 18, 2024, June 28, 2024 and September 12, 2024 (two filings).

Tadano, Merger Sub and the Company will amend the Schedule 13E-3 to incorporate by reference any additional documents that the Company may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting to the extent required to fulfill the Company’s obligations under the Exchange Act.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING OF SHAREHOLDERS. THE COMPANY HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED NOVEMBER 20, 2024. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS SHOULD NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ADDITIONAL INFORMATION

Other Matters to Come Before the Meeting

Our Board of Directors does not know of any other matters to come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters. If any other matter should come before the meeting, action on such matter will be approved if the number of votes cast in favor of the matter exceeds the number opposed.

Shareholder Proposals

Shareholders who intend to have a proposal considered for inclusion in the Company’s proxy materials for presentation at the 2025 Annual Meeting of Shareholders must submit the written proposal to the Company no later than December 27, 2024 addressed to the Corporate Secretary at the address set forth on the first page of this proxy statement. Shareholders who intend to present a proposal at the 2025 Annual Meeting of Shareholders without inclusion of such proposal in the Company’s proxy materials are required to provide notice of such proposal to the Company no later than March 12, 2025. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Any Shareholder who intends to solicit proxies in support of director nominees other than the Company’s nominees in accordance with Rule 14a-19 must provide the required notice of intent to solicit proxies to the Company no later than April 7, 2025 for the 2025 Annual Meeting of Shareholders.

Delivery of Proxy Materials to Households

Pursuant to SEC rules, services that deliver the Company’s communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of the Company’s annual report to shareholders and this proxy statement. Upon written or oral request, the Company will promptly deliver a separate copy of the annual report to shareholders and this proxy statement to any shareholder at a shared address to which a single copy of each document was delivered. Such written or oral requests should be made to Lynn Logerquist at 9725 Industrial Drive, Bridgeview, Illinois 60455, or (708) 237-2052. Shareholders sharing the same address who wish to receive separate copies or only a single copy of the Company’s annual reports to shareholders and proxy statements in the future should contact Lynn Logerquist at 9725 Industrial Drive, Bridgeview, Illinois 60455.

Request to Return Proxies Promptly

A Proxy is enclosed for your use. Please mark, date, sign and return the Proxy at your earliest convenience or vote through the telephone or Internet procedures set forth on the Proxy. The Proxy requires no postage if mailed in the United States in the postage-paid envelope provided. A prompt return of your Proxy will be appreciated.

By Order of the Board of Directors,

/S/ LYNN LOGERQUIST
Bridgeview, Illinois

November 20, 2024

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

Tadano Ltd.,

Lift SPC Inc.

and

Manitex International, Inc.

Dated as of September 12, 2024

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 12, 2024, is made by and among Tadano Ltd., a Japanese corporation (“Parent”), Lift SPC Inc., a Michigan corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), and Manitex International, Inc., a Michigan corporation (the “Company”). Parent, Merger Sub and the Company are referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed to such terms in Article 1.

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the Michigan Business Corporation Act (the “MBCA”), Merger Sub will be merged with and into the Company, with the Company surviving the Merger as a Wholly Owned Subsidiary of Parent;

WHEREAS, the Board of Directors of the Company (the “Board”) has established a transaction committee (the “Transaction Committee”), consisting solely of nonmanagement independent members of the Board not affiliated with Parent, Merger Sub or their respective Affiliates, to, among other things, review, assess and negotiate the terms of this Agreement and the transactions contemplated hereby, including the Merger, and to make a recommendation to the Board as to whether the Company should enter into this Agreement;

WHEREAS, upon the recommendation of the Transaction Committee, the Board has (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, (b) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, the Company and the Company’s shareholders, (c) directed that this Agreement be submitted to the Company’s shareholders for their adoption, and (d) resolved to recommend approval and adoption of this Agreement by the Company’s shareholders;

WHEREAS, (a) the respective boards of directors of Parent and Merger Sub have each approved and declared advisable this Agreement and transactions contemplated by this Agreement, including the Merger, and (b) the board of directors of Merger Sub has resolved to recommend approval and adoption of this Agreement by Parent (as Merger Sub’s sole stockholder); and

WHEREAS, each of Parent, Merger Sub and the Company desires to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. As used herein, the following terms shall have the following meanings:

“Action” means any litigation, action, suit, cause of action, claim, demand, investigation, review, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration or similar proceeding (public or private) by or before a Governmental Authority.

“Affiliate” of any particular Person means any other Person, directly or indirectly, controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by Contract or otherwise.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Benefit Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) and each other employee benefit, welfare, bonus, pension, profit sharing, executive compensation, change in control, retention, severance, deferred compensation, incentive compensation, stock compensation, stock purchase, stock option, stock appreciation, phantom stock option, health or other medical, dental, life, disability or other insurance plan, program, agreement or arrangement sponsored, maintained or contributed to or required to be contributed to by the Company and its Subsidiaries for the benefit of their employees or former employees or directors and their dependents or beneficiaries or with respect to which the Company has any actual, potential, or contingent liability, excluding any plan or program that is sponsored solely by a Governmental Authority.

“Business Day” means any day ending at 11:59 p.m. (New York time) other than Saturday or Sunday or a day on which (i) banks in New York, New York, the State of Michigan or Tokyo, Japan are authorized or required by Law to close or (ii) solely for the purposes of determining the Closing Date, the Michigan Department is required or authorized by Law to close.

“CFIUS” means Committee on Foreign Investment in the United States.

“CFIUS Clearance” means (i) written notice from CFIUS that the Merger is not a “covered transaction” within the meaning of Section 721, (ii) written notice from CFIUS that it has concluded its review or investigation, as applicable, of the Merger, determined that there are no unresolved national security concerns with respect to the Merger, and concluded all action under Section 721, or (iii) if CFIUS has sent a report to the President requesting the President’s decision with respect to the Merger, either (A) the President has announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated hereby or (B) the time permitted under Section 721 for the President to take action to suspend or prohibit the Merger has lapsed.

“CFIUS Notice” means a joint notice of the Merger submitted to CFIUS pursuant to 31 C.F.R. § 800.401(f) and subpart E of 31 C.F.R. Part 800.

“Code” means the Internal Revenue Code of 1986.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2023 and the footnotes thereto set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2023.

“Company Balance Sheet Date” means December 31, 2023.

“Company Common Stock” means the common stock, no par value per share, of the Company.

“Company Equity Award” means each outstanding Company RSU, Company PSU, Company Option, and/or any other award granted under the Company Equity Plan.

“Company Equity Plan” means the Manitex International, Inc. 2019 Equity Incentive Plan, as amended.

“Company Government Contract” means any Contract to which the Company or any of its Subsidiaries is a party, or by which any of them are bound, the ultimate contracting party of which is a Governmental Authority (including any subcontract with a prime contractor or other subcontractor who is a party to any such Contract).

“Company Material Adverse Effect” means any changes, effects, events, occurrences, states of facts or developments, alone or in combination with other changes, effects, events, occurrences, states of facts or developments, that (A) has or reasonably would be expected to have a material adverse effect on the business, properties, assets, liabilities, operations, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (B) would reasonably be expected to prevent or delay beyond the End Date the Company’s ability to perform its obligations under this Agreement necessary to consummate the Merger; provided, that with respect to clause (A) none of the following, either alone or in combination, shall constitute, and none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: (a) changes in business or political conditions or in capital, credit or financial markets in general, including but not limited to (i) changes in interest rates and changes in exchange rates or (ii) the effect of any potential or actual government shutdown; (b) any changes, effects, events, occurrences, states of facts or developments generally affecting the industry or markets in which the Company and its Subsidiaries participate; (c) any change after the date of this Agreement in accounting requirements or principles or in applicable Laws or the interpretation or enforcement thereof; (d) any acts of war (whether or not declared), armed hostilities, sabotage or terrorism occurring after the date of this Agreement or the continuation, escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement; (e) any earthquakes, hurricanes, floods, tsunamis or other natural disasters, weather conditions, manmade disasters, acts of God, any outbreaks, epidemics or pandemics relating to COVID-19 or any evolutions or mutations thereof or any other viruses, or other force majeure events; (f) any changes, developments or occurrences resulting from the execution, delivery or announcement of this Agreement or the transactions contemplated by this Agreement, including (1) as a result of the identity of Parent and (2) the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with its customers, employees or suppliers, or with any other third party; (g) the taking of any action expressly required by this Agreement (except for any obligation to operate in the ordinary course of business) or the taking of any action with Parent’s prior written consent or at Parent’s written request; (h) any shareholder litigation arising from allegations of a breach of fiduciary duty or disclosure violations relating to this Agreement or the transactions contemplated hereby; and (i) the failure of the Company or any of its Subsidiaries to meet internal forecasts, budgets or financial projections or any decline in the market price or trading volume of the Company Common Stock on the NASDAQ (provided, that the exception in this clause (i) shall not prevent or otherwise affect a determination that any adverse change, effect, event, occurrence, state of facts or development underlying such failure or decline has resulted in or contributed to a Company Material Adverse Effect); except in the case of the foregoing clauses (a), (b), (c), (d) or (e), to the extent any change, effect, event, occurrence, state of facts or development has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other Persons in the industry in which the Company and its Subsidiaries operates generally, in which case only the incremental disproportionate effect may be taken into account in determining whether or not there has been a Company Material Adverse Effect.

“Company Option” means each outstanding option to purchase shares of Company Common Stock issued under any Company Equity Plan or otherwise.

“Company PSU” means each outstanding restricted stock unit of the Company that is subject to performance-based vesting restrictions and is issued under any Company Equity Plan or otherwise.

“Company RSU” means each outstanding restricted stock unit of the Company that is subject solely to time-based vesting restrictions and is issued under any Company Equity Plan or otherwise.

“Contract” means any legally binding contract or agreement.

“Environmental Laws” means all Laws (including common law standards of conduct) enacted and in effect on or prior to the Closing Date concerning pollution or protection of the environment and health and safety as it relates to any Hazardous Substance, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, control, or cleanup of any hazardous materials, substances or wastes.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Shares” shall mean each outstanding or issued share of Company Common Stock that is owned by Parent, Merger Sub or the Company, or by any Subsidiary of Parent, Merger Sub or the Company, immediately prior to the Effective Time.

“Export and Sanctions Regulations” means all applicable Laws relating to economic and trade sanctions and to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, and similar Laws in jurisdictions in which the Company or any of its Subsidiaries do business, have done business or are otherwise subject, including the U.S. International Traffic in Arms Regulations, the Export Administration Regulations, U.S. sanctions Laws administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, and the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any foreign, federal, state, provincial or local governmental or regulatory commission, board, bureau, agency, court or regulatory or administrative body.

“Hazardous Substance” means any substance to the extent regulated under any Environmental Law including any petroleum product or by-product, asbestos-containing material, lead-containing paint, polychlorinated biphenyls, perfluoroalkyl and polyfluoroalkyl substances and mold.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means all rights in, arising out of, or associated with any of the following in any jurisdiction worldwide, whether registered or unregistered, including (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (ii) trademarks, service marks, corporate names, trade names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (iii) domain names and social media handles, (iv) copyrights and works of authorship (whether or not copyrightable), including common law rights, moral rights and mask work rights, (v) trade secrets and all other rights in ideas, know-how, inventions, proprietary processes, formulae, models, and methodologies, and all other confidential or proprietary business or technical information (whether or not patentable) (“Trade Secrets”), (vi) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”), (vii) all applications and registrations for the foregoing and (viii) all other intellectual or industrial property and proprietary rights, including all economic rights and rights of exploitation of whatever kind.

“IT Assets” means technology devices, computers, hardware, Software, data, databases, systems, networks, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“Knowledge of the Company” means the actual present knowledge after reasonable inquiry of the individuals set forth in Section 1.01 of the Disclosure Schedule.

“Law” means any federal, state, local, municipal, foreign or other constitution, law ordinance, rule, regulation, statute or treaty.

“Leased Real Property” means all leasehold or subleasehold estates to use and occupy any land, buildings, structures, or improvements held by the Company or any of its Subsidiaries.

“Lien” means any lien, charge, mortgage, pledge, security interest, easement, assessment, option, hypothecation, right of first refusal, right of first offer, adverse right, license, sublicense or other encumbrance of any kind or nature whatsoever, whether contingent or absolute (other than restrictions on transfer generally arising under federal and state securities Laws).

“NASDAQ” means the NASDAQ Stock Market, LLC.

“Order” means any order, award, judgement, injunction, writ, decree (including any consent decree or similar agreed order or judgement), directive, settlement, stipulation, ruling, determination, decision, award or verdict, whether civil, criminal or administrative, in each case entered, issued, made or rendered by any Governmental Authority.

“Other Anti-Bribery Laws” means, other than the FCPA, all applicable anti-bribery, anti-corruption, anti-money-laundering and similar Laws in jurisdictions in which the Company or any of its Subsidiaries do business, have done business, in which any agent thereof is conducting or has conducted business involving the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries are otherwise subject.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned in fee by the Company or any of its Subsidiaries.

“Parent Material Adverse Effect” means any changes, effects, events, occurrences, states of facts or developments, alone or in combination with other changes, effects, events, occurrences, states of facts or developments, that would prevent or delay beyond the End Date Parent’s ability to perform its obligations under this Agreement necessary to consummate the Merger.

“Permitted Liens” means (a) Liens for current Taxes not yet due and payable or that are being contested in good faith and for which reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Company or any of its Subsidiaries; (c) zoning, entitlement, building and other similar land use regulations; (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to owned or leased Real Property which do not materially impair the occupancy, use or operation thereof for the purposes for which it is currently used in connection with the business of the Company and its Subsidiaries, or restrictions or exclusions that would be shown by a current title report or other similar report; (e) Liens incurred in the ordinary course of business under worker’s compensation, unemployment insurance, social security, retirement and similar Laws; (f) Liens incurred in the ordinary course of business to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations; (g) Liens on goods in transit incurred pursuant to documentary letters of credit in the ordinary course of business; (h) non-exclusive licenses and other grants with respect to Intellectual Property; (i) purchase money Liens and Liens securing rental payments under capital lease arrangements in the ordinary course of business; (j) Liens attaching to inventory held by consignees in the ordinary course of business; and (k) Liens the existence of which are specifically disclosed in the notes to the Company Balance Sheet.

“Person” means an individual, partnership, corporation, limited liability company business trust, joint stock corporation, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

“Personal Information” means information that identifies or is reasonably capable of identifying, a particular individual, household, browser or device, and when referring to applicable Laws, has the same meaning as the similar or equivalent term defined thereunder.

“President” means President of the United States.

“Real Property” means the Owned Real Property and Leased Real Property.

“Representatives” means, with respect to any Person, such Person’s directors, officers, managers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent, representative or Affiliate, in each case acting in their capacity as such.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Section 721” means Section 721 of the United States Defense Production Act of 1950, as amended (50 U.S.C. § 4565), and all rules and regulations thereunder, including those codified at 31 C.F.R. Part 800 et seq.

“Securities Act” means the Securities Act of 1933.

“Shares” means the outstanding shares of the Company Common Stock.

“Subsidiary” of any Person means any corporation, partnership, limited liability company or other legal entity in which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity or ownership interests, the holder of which is generally entitled to elect a majority of the board of directors or other governing body of such legal entity.

“Takeover Laws” means any “Moratorium,” “Control Share Acquisition,” “Fair Price,” “Business Combination,” or other similar state anti-takeover Laws.

“Tax Return” means any declaration, estimate, return, report, information statement, schedule or other document with respect to Taxes that is required to be filed with any Taxing Authority.

“Taxes” means all federal, state, municipal, local, foreign or other taxes, duties, fees, charges, imposts or assessments, in each case in the nature of a tax, including ad valorem, capital, capital stock, documentary stamp, escheat or unclaimed property obligations, employment, excise, franchise, gains, gross income, gross receipts, income, intangible, inventory, license, mortgage recording, net income, occupation, payroll, personal property, production, profits, property, real property, recording, sales, social security, stamp, transfer, transfer gains, unemployment, use, value added, windfall profits, and withholding taxes, together with any interest, additions, fines or penalties with respect thereto.

“Taxing Authority” means the Internal Revenue Service and any other federal, state, local or non-U.S. Governmental Authority responsible for the administration or imposition of any Tax.

“Termination Fee” means an amount equal to $4,900,000.

“Treasury Regulations” means the regulations prescribed by the United States Department of the Treasury under the Code (including any temporary regulations).

“Wholly Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person of which all of the equity or ownership interests of such Subsidiary are, directly or indirectly, owned or controlled by such Person.

Each of the following terms is defined in the Section set forth opposite such term:

Defined Term	Section
Acquisition Agreement	Section 5.03(a)
Acquisition Proposal	Section 5.03(h)(i)
Agreement	Preamble
Bankruptcy and Equity Exceptions	Section 3.02(a)
Board	Recitals
Book-Entry Shares	Section 2.07(c)
Burdensome Condition	Section 5.05(b)
Certificate	Section 2.07(c)
Certificate of Merger	Section 2.03
Closing	Section 2.02
Closing Date	Section 2.02
Company	Preamble
Company Adverse Recommendation Change	Section 5.03(d)
Company Option Consideration	Section 2.08(c)
Company Preferred Stock	Section 3.04(a)
Company Proxy Statement	Section 3.07
Company Shareholder Approval	Section 3.02(a)
Company Shareholder Meeting	Section 5.02(a)
Company Recommendation	Section 3.02(b)
Company RSU Consideration	Section 2.08(a)
Company SEC Documents	Section 3.06(a)
Confidentiality Agreement	Section 5.04
Continuing Employees	Section 5.08(a)
Credit Agreement	Section 5.14
Delaware Courts	Section 8.08
D&O Insurance	Section 5.07(d)
Disclosure Schedule	Article 3
Effective Time	Section 2.03
End Date	Section 7.01(b)(i)
Indemnified Parties	Section 5.07(a)
Intervening Event	Section 5.03(h)(ii)
Lookback Date	Section 3.06(a)
Material Contract	Section 3.12(a)
Material Customer	Section 3.19
Material Supplier	Section 3.20
MBCA	Recitals
Merger	Section 2.01
Merger Sub	Preamble
Michigan Department	Section 2.03
Non-U.S. Benefit Plan	Section 3.15(a)
OFAC	Section 3.11(d)
Other Antitrust Request	Section 5.05(e)
Owned Intellectual Property	Section 3.16(a)
Owned IT Assets	Section 3.16(d)
Parent	Preamble
Parent Benefit Plan	Section 5.08(b)
Parties	Preamble
Paying Agent	Section 2.09(a)
Paying Agent Agreement	Section 2.09(a)

Defined Term	Section
Payment Fund	Section 2.09(a)
Pay-off Amount	Section 5.14
Per Share Merger Consideration	Section 2.07(c)
Permits	Section 3.11(b)
Required Regulatory Approvals	Section 6.01(c)
Schedule 13e-3	Section 3.07
Second Request	Section 5.05(e)
Specified Date	Section 3.04(a)
Superior Proposal	Section 5.03(h)(iii)
Surviving Corporation	Section 2.01
Tail Period	Section 5.07(d)
Transaction Committee	Recitals

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. When a reference is made in this Agreement to an Article, Section, paragraph, clause, Schedule or Exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to any “statute” or “regulation” are to the statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any “section of any statute or regulation” include any successor to the section. The definition of any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. All references to “$” in this Agreement shall be deemed references to United States dollars. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. All references to “made available” and words of like import used in this Agreement regarding documents or records shall mean (a) those documents or records uploaded to the electronic data room at least one (1) Business Day prior to the date of this Agreement or (b) such information or document is publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC and not subject to any redactions or omissions at least one (1) Business Day prior to the date of this Agreement. The headings contained herein (including in the Exhibits and the Disclosure Schedule) are for reference purposes only and shall not affect in any way the meaning or interpretation hereof. The Parties agree that the terms and language of this Agreement were the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

ARTICLE 2

THE MERGER

Section 2.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MBCA, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), and as a result thereof the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

Section 2.02. Closing. The closing of the Merger (the “Closing”) shall take place remotely via electronic exchange of signature pages at 7:00 a.m. (Michigan time), on the third Business Day following the satisfaction or

(to the extent permitted by Law) waiver by the Party or Parties entitled to the benefits thereof of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time or date as shall be agreed in writing between Parent and the Company. The date and time on which the Closing occurs is referred to in this Agreement as the “Closing Date.” The Parties intend that the Closing shall be effected, to the extent practicable, by conference call, the electronic delivery of documents and the prior physical exchange of certain other documents to be held in escrow by outside counsel to the recipient party pending authorization by the delivering party (or its outside counsel) of their release at the Closing.

Section 2.03. Effective Time. At the Closing, the Parties shall cause the Merger to be consummated by filing with the Michigan Department of Licensing and Regulatory Affairs (the “Michigan Department”) a certificate of merger (the “Certificate of Merger”) in connection with the Merger, in such form as is required by, and executed in accordance with, the MBCA, and the Parties shall make all other filings or recordings required under the MBCA in connection with the Merger. The Merger shall become effective at the date and time specified in the Certificate of Merger in accordance with the relevant provisions of the MBCA (the date and time the Merger becomes effective being the “Effective Time”), it being understood and agreed that the Parties shall cause the Effective Time to occur on the Closing Date.

Section 2.04. Effects of the Merger. The Merger shall have the effects set forth in this Agreement and specified in the applicable provisions of the MBCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.05. Articles of Incorporation and Bylaws of the Surviving Corporation.

(a) At the Effective Time, the articles of incorporation of the Company shall be amended and restated to read in their entirety as set forth on Exhibit A hereto, and as so amended and restated shall thereafter be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with their terms and as provided by applicable Law (subject to Section 5.07).

(b) At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the MBCA, the articles of incorporation of the Surviving Corporation and such bylaws.

Section 2.06. Directors and Officers. The officers of the Company immediately prior to the Effective Time shall, at the Effective Time, be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The directors of Merger Sub immediately prior to the Effective Time shall, at the Effective Time, be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.07. Conversion of Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company or any holder of any securities of any of the foregoing:

(a) Capital Stock of Merger Sub. Each share of common stock, no par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled without payment of any consideration therefor and shall cease to exist.

(b) Treatment of Excluded Shares. Each Excluded Share owned by Parent or any Subsidiary of Parent shall remain outstanding as a validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each other Excluded Share shall automatically be canceled and shall cease to exist, and no cash, stock or other consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall automatically be converted into the right to receive $5.80 in cash, without interest (the “Per Share Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such shares (a “Certificate”) or book-entry shares (“Book-Entry Shares”) shall cease to have any rights with respect to such shares, except, in all cases, the right to receive the Per Share Merger Consideration, without interest, in accordance with Section 2.09. The right of any holder of any share of Company Common Stock to receive the Per Share Merger Consideration shall be subject to and reduced by the amount of any withholding as provided in Section 2.09(g).

(d) Anti-Dilution. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the number of outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, business combination, tender or exchange offer, readjustment or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Per Share Merger Consideration shall be appropriately adjusted to provide the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 2.08. Certain Equity Securities.

(a) At the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of Parent, Merger Sub, the Company or the holder thereof, vest (if unvested) and be cancelled and converted automatically into the right to receive a cash payment (without interest, and subject to deduction for any required withholding Tax) equal to the product of (i) the number of shares of Company Common Stock underlying such Company RSU and (ii) the Per Share Merger Consideration (the “Company RSU Consideration”).

(b) At the Effective Time, each Company PSU that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the Parent, Merger Sub, the Company or the holder thereof, be cancelled for no consideration.

(c) At the Effective Time, each Company Option (whether or not vested) that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of Parent, Merger Sub, the Company or the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive a cash payment (without interest, and subject to deduction for any required withholding Tax), equal to the product of (i) the excess, if any, of (A) the Per Share Merger Consideration over (B) the per share exercise price for such Company Option multiplied by (ii) the total number of shares of Company Common Stock underlying such Company Option (the “Company Option Consideration”); provided, that if the exercise price per share of Company Common Stock of such Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option shall be cancelled without any cash payment or other consideration being made in respect thereof.

(d) At or as promptly as practicable following the Effective Time (but in no event later than two (2) Business Days after the Closing Date), Parent shall deposit, or shall cause to be deposited with the Surviving Corporation, sufficient cash to pay the Company RSU Consideration and the Company Option Consideration, and the Company’s portion of any Taxes related thereto. The Surviving Corporation shall pay through its payroll systems to each holder of a Company Option or a Company RSU, no later than the first regularly scheduled payroll occurring at least five (5) Business Days after the Closing Date, the Company Option Consideration and the Company RSU Consideration, as applicable (without interest, and subject to deduction for any required withholding Tax) and subject to any requirements under applicable Law.

(e) At or prior to the Effective Time, the Company shall adopt any resolutions and take any actions that are necessary to (i) effectuate the provisions of this Section 2.08 and (ii) cause each of the Company Equity Plans to terminate at or prior to the Effective Time and ensure that from and after the Effective Time neither Parent nor the Surviving Corporation shall be required to deliver Company Common Stock or other capital stock of the Company to any Person pursuant to or in settlement of Company Options, Company PSUs or Company RSUs.

(f) Notwithstanding anything to the contrary in this Agreement, this Section 2.08 shall exclusively govern the treatment of Company RSUs, Company PSUs and Company Options in connection with the Merger or any other transactions contemplated by this Agreement.

Section 2.09. Payment of Consideration in Merger.

(a) Paying Agent. Prior to the Effective Time, Parent and Merger Sub shall appoint a U.S.-based nationally recognized bank or trust company to act as paying agent (the “Paying Agent”) for the payment of the Per Share Merger Consideration to the holders of the shares of Company Common Stock pursuant to Section 2.07(c). Parent and Merger Sub will enter into a paying agent agreement with the Paying Agent (the “Paying Agent Agreement”) on terms reasonably acceptable to the Company prior to the Effective Time. Immediately prior to or at the Closing, Parent shall deposit with the Paying Agent cash in immediately available funds in the amount sufficient for making all payments in accordance with Section 2.07(c) (such total deposited cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to Section 2.07(c); provided, that the Payment Fund may be invested by the Paying Agent in the manner directed by Parent; provided, further, that: (i) no such investment or losses thereon shall relieve Parent or the Surviving Corporation or the Paying Agent from making the payments of the Per Share Merger Consideration required to be paid under Section 2.07(c); and (ii) in the event there are any losses that result in the amount of funds in the Payment Fund being insufficient to promptly pay the remaining Per Share Merger Consideration, Parent shall immediately provide additional funds to the Paying Agent to the extent of such insufficiency. Any interest or other income resulting from the investment of such funds shall be the property of Parent. Parent or the Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, incurred by it in connection with the exchange of Shares for the Per Share Merger Consideration and other amounts contemplated by this Article 2.

(b) Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares representing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have rights with respect to such shares except as otherwise provided for herein. From and after the Effective Time, any Certificates or Book-Entry Shares presented to the Paying Agent, Parent or the Surviving Corporation for any reason (other than Certificates or Book-Entry Shares representing Excluded Shares) shall be canceled and exchanged for the Per Share Merger Consideration payable in respect of such shares pursuant to this Article 2.

(c) Payment Procedures.

(i) As soon as possible after the Effective Time (and in any event within three (3) Business Days thereafter), Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate or Certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock that were converted into the right to receive the Per Share Merger Consideration (A) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such holder of record shall pass to the Paying Agent, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent), and which letter shall be in a customary form and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) in exchange for the Per Share Merger Consideration to which the holder thereof is entitled. Upon surrender of any Certificate (or affidavit of loss in lieu thereof) to the Paying Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent, the holder of such Certificate (other than holders of Excluded Shares) shall be entitled to receive in exchange therefor an amount of cash in immediately available funds equal to (x) the number of shares of Company Common Stock represented by such Certificate (or affidavits of loss in lieu thereof) multiplied by (y) the Per Share Merger Consideration (less any required Tax withholdings as provided in Section 2.09(g)), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. No interest shall be paid or accrue on any cash payable pursuant to this Section 2.09.

(ii) As soon as possible after the Effective Time (and in any event within three (3) Business Days thereafter), Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Book-Entry Shares (other than holders of Excluded Shares) not held through The Depository Trust Company that immediately prior to the Effective Time represented outstanding shares of Company Common Stock that were converted into the right to receive the Per Share Merger Consideration (A) a form of letter of transmittal which letter shall be in a customary form and (B) instructions for use in exchange for the Per Share Merger Consideration to which the holder thereof is entitled. Upon delivery of the Book-Entry Shares (which shall be deemed to have been effected upon the delivery of a customary “agent’s message” with respect to such Book-Entry Shares or such other reasonable evidence, if any, of such surrender as the Paying Agent may reasonably request pursuant to the terms and conditions of the Paying Agent Agreement), the holder of such Book-Entry Shares (other than holders of Excluded Shares) shall be entitled to receive in exchange therefor an amount of cash in immediately available funds equal to (x) the number of shares of Company Common Stock represented by such Book-Entry Shares multiplied by (y) the Per Share Merger Consideration (less any required Tax withholdings as provided in Section 2.09(g)), and such Book-Entry Shares so surrendered shall forthwith be canceled. Payment with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. No interest shall be paid or accrue on any cash payable pursuant to this Section 2.09.

(iii) Notwithstanding anything to the contrary in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or, in the case of Book-Entry Shares held through The Depository Trust Company, an executed letter of transmittal to the Paying Agent to receive the Per Share Merger Consideration that such holder is entitled to receive pursuant to this Article 2. In lieu thereof, each holder of record of one (1) or more Book-Entry Shares held through The Depository Trust Company whose Shares were converted into the right to receive the Per Share Merger Consideration shall, in accordance with The Depository Trust Company’s customary procedures (including receipt by the Paying Agent of an “agent’s message” (or such other evidence of transfer or surrender as the Paying Agent may reasonably request)) and such other procedures as agreed by the Company, Parent, the Paying Agent and The Depository Trust Company, be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time (and in any event within five (5) Business Days after the Effective Time), the Per Share Merger Consideration in respect of each such share of Company Common Stock (less any required Tax withholdings as provided in Section 2.09(g)), and the Book-Entry Shares of such holder shall forthwith be cancelled.

(d) Termination of Payment Fund. Any portion of the Payment Fund which remains unclaimed for one hundred eighty (180) days after the Effective Time shall be delivered to the Surviving Corporation, and any holders of shares of Company Common Stock prior to the Effective Time who have not theretofore complied with this Article 2 shall thereafter look only to Parent for, and Parent shall remain liable for, payment of the Per Share Merger Consideration (subject to abandoned property, escheat or similar Laws).

(e) No Liability. None of Parent, Merger Sub, the Surviving Corporation, the Company or the Paying Agent, or any Representative or Affiliate thereof, shall be liable to any Person in respect of the Per Share Merger Consideration from the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Shares shall not have been surrendered immediately prior to the date on which any cash in respect of such Certificate or Book-Entry Shares would otherwise escheat to or become the property of any Governmental Authority, any such cash in respect of such Certificate or Book-Entry Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if reasonably required by Parent or the Paying Agent, the posting by such Person of a bond in such reasonable and customary amount as Parent or the Paying Agent may direct as indemnity against any claim that may be made against it or the Surviving Corporation or any of their Affiliates with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration payable in respect thereof, pursuant to this Agreement.

(g) Withholding Rights. Parent, the Surviving Corporation or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under Tax Law; provided, that a determination as to whether such withholding is required shall be made in good faith after consultation with the Company. To the extent that amounts are so withheld and timely paid over to the applicable Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.10. No Dissenters’ or Appraisal Rights. In accordance with the MBCA, no dissenters’ or appraisal rights shall be available to any holder of Company Common Stock in connection with the transactions contemplated hereby, including the Merger.

Section 2.11. FIRPTA Certificate. At or before the Closing, the Company shall deliver or cause to be delivered to Parent a duly executed certificate, dated as of the Closing Date, in the form and substance prescribed by Treasury Regulations promulgated under Section 1445 of the Code and reasonably satisfactory to Parent, stating that the Company is not, and has not been, during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the Company SEC Documents filed with or furnished to the SEC on or after January 1, 2022 and publicly available prior to the date of this Agreement or (ii) as set forth in the disclosure schedule, dated as of the date hereof, delivered by the Company to Parent concurrently with the execution of this Agreement (the “Disclosure Schedule”) (it being understood and agreed that any disclosure set forth in one section or subsection of the Disclosure Schedule shall be deemed to be disclosed by the Company for, and apply to and qualify, the section or subsection of this Agreement to which it corresponds and each other section or subsection of this Agreement and each other section or subsection of the Disclosure Schedule to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other section or subsection of this Agreement or the Disclosure Schedule), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.01. Organization, Standing and Corporate Power.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Michigan and has all corporate power required to carry on its business as conducted as of the date hereof. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction where the nature of its properties and the conduct of its business as of the date hereof require such qualification, licensing or good standing, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has made available to Parent correct and complete copies of the Company’s organizational documents that are in full force and effect as of the date of this Agreement, and the Company is not in violation of any such organizational documents.

Section 3.02. Authority.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in connection with the consummation of the Merger (the “Company Shareholder Approval”), to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by the other Parties, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting or relating to creditors’ rights generally and general equitable principles (the “Bankruptcy and Equity Exceptions”).

(b) At a meeting duly called and held, upon the recommendation of the Transaction Committee, the Board has (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of the Company and the Company’s shareholders, (ii) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, (iii) resolved to recommend approval and adoption of this Agreement by the Company’s shareholders (the recommendation described in this clause (iii) being the “Company Recommendation”), and (iv) directed that this Agreement be submitted to the Company’s shareholders for their adoption.

Section 3.03. Non-Contravention; Consents and Approvals.

(a) The execution and delivery of this Agreement by the Company does not, and the performance by the Company and consummation by the Company of the transactions contemplated hereby will not, (i) assuming the Company Shareholder Approval is obtained, result in a violation of any provision of the organizational documents of the Company or any of its Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by Section 3.03(b) have been obtained and all notices and filings described in Section 3.03(b) have been made, result in a violation of any Law or Order applicable to, binding upon or enforceable against the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of acceleration or termination under, or result in the creation of any Lien (other than a Permitted Lien) on any of the rights, properties or assets of the Company or any of its Subsidiaries pursuant to, or require any notice, consent or waiver under, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, except in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) No consent, approval, Order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger or the other transactions contemplated by this Agreement, except (i) as required under the HSR Act or as set forth in Section 3.03(b) of the Disclosure Schedule, (ii) as required under applicable requirements of the

Securities Act, the Exchange Act, other applicable foreign securities Laws, and state securities, takeover and “blue sky” Laws, (iii) the filing of the Certificate of Merger with the Michigan Department, (iv) any filings with and approvals of the NASDAQ, (v) CFIUS Clearance, and (vi) such other consents, approvals, Orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.04. Capitalization.

(a) The authorized capital stock of the Company consists of (i) 25,000,000 shares of Company Common Stock and (ii) 150,000 shares of preferred stock, no par value (the “Company Preferred Stock”). All outstanding shares of capital stock of the Company have been, and all Shares that may be issued pursuant to the Company Equity Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. As of the close of business on September 11, 2024 (the “Specified Date”):

(i) 20,397,358 shares of Company Common Stock were issued and outstanding;

(ii) no shares of Company Preferred Stock were issued and outstanding;

(iii) Company Options to purchase an aggregate of 213,437 shares of Company Common Stock were outstanding;

(iv) Company RSUs relating to 262,884 shares of Company Common Stock were outstanding; and

(v) Company PSUs relating to 490,000 shares of Company Common Stock were outstanding.

(b) Except as set forth in this Section 3.04 and for changes since the Specified Date resulting from the exercise or settlement of Company Equity Awards outstanding on the Specified Date, or as expressly permitted by Section 5.01, there are no issued, preemptive or outstanding (i) shares of capital stock or other voting securities of or other ownership interest in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interest in the Company, (iii) warrants, calls, conversion rights, redemption rights, repurchase rights, agreements, arrangements, commitments, options or other rights that obligate the Company to issue or to sell any capital stock, other voting securities or securities convertible or exchangeable into or exercisable for, valued by reference to, or giving any Person a right to subscribe or acquire, capital stock or other voting securities of or other ownership interest in the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, the Company, and there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities. There are no bonds, debentures, notes or other indebtedness of the Company or its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company or its Subsidiaries may vote. Neither the Company nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any of its securities.

(c) Section 3.04(c) of the Disclosure Schedule sets forth a correct and complete list of all outstanding Company Equity Awards as of the Specified Date, setting forth the number of Shares subject to each Company Equity Award and the holder, grant date, vesting schedule (including any acceleration terms) and exercise (or reference) price per Share with respect to each Company Equity Award, as applicable.

(d) All Company Equity Awards are evidenced by written award agreements substantially in the forms that have been made available to Parent prior to the date hereof. Each Company Option (i) has an exercise or strike price per share of Company Common Stock equal to or greater than the fair market value of a share of Company

Common Stock on the date of such grant, (ii) has a grant date identical to the date on which the Board or Company compensation committee actually awarded such Company Option and (iii) is not expected to trigger any obligation or liability for the holder thereof under Section 409A of the Code.

(e) Except as set forth in this Section 3.04, none of the shares of capital stock of the Company are owned by any Subsidiary of the Company.

Section 3.05. Subsidiaries.

(a) Section 3.05(a) of the Disclosure Schedule lists each Subsidiary of the Company as of the date hereof, as well as, for each Subsidiary, the ownership interest of the Company in each such Subsidiary, the jurisdiction of incorporation or formation of each such Subsidiary, and the ownership interest and number and type of capital stock or other securities owned by any other Person or Persons in each such Subsidiary (and the owner thereof). Each Subsidiary of the Company is a corporation or other entity duly incorporated or organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of its jurisdiction of incorporation or organization and has all corporate or other organizational power, as applicable, required to carry on its business as conducted as of the date hereof. Each such Subsidiary is duly qualified or licensed to do business as a foreign corporation or other entity, as applicable, and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction where the nature of its properties and the conduct of its business as of the date hereof require such qualification, licensing or good standing, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and free of any preemptive rights, and are owned, directly or indirectly, by the Company free and clear of all Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. There are no issued, preemptive or outstanding (i) securities of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interest in any Subsidiary of the Company, (ii) warrants, calls, conversion rights, redemption rights, repurchase rights, agreements, arrangements, commitments, options or other rights that obligate the Company or any of its Subsidiaries to issue or to sell any capital stock, other voting securities or securities convertible or exchangeable into or exercisable for, valued by reference to, or giving any Person a right to subscribe or acquire, capital stock or other voting securities of or other ownership interest in any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, any Subsidiary of the Company, and there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities.

(c) The Company has made available to Parent correct and complete copies of the organizational documents of each of its Subsidiaries that, in each case, are in full force and effect as of the date of this Agreement, and the Company and its Subsidiaries are not in violation of any such organizational documents.

(d) Section 3.05(d) of the Disclosure Schedule sets forth the Company’s or its Subsidiaries’ capital stock or other direct or indirect equity interest in any Person that is not a Subsidiary of the Company. The Company does not own, directly or indirectly, any voting interest in any Person that requires an additional filing by Parent under the HSR Act.

Section 3.06. Company SEC Documents; Financial Statements.

(a) The Company has filed or furnished all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed or furnished by the Company under the Exchange Act since January 1, 2022 (the “Lookback Date”) (such documents, collectively with any documents filed or furnished during such period by the Company to the SEC on a voluntary basis, any exhibits and schedules to any of the foregoing documents and other information incorporated therein, the “Company SEC Documents”) on a timely basis. Each of the Company SEC Documents, as of the time of its filing or furnishing (or, if applicable, as of the time of its most recent amendment or supplement, or, in the case of a Company SEC Document that is a registration statement filed pursuant to the Securities Act or a proxy statement filed pursuant to the Exchange Act, on the date of effectiveness of such Company SEC Document or date of mailing, respectively), complied or will comply (as applicable) as to form in all material respects with, to the extent in effect at such time, the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as applicable to such Company SEC Document. None of the Company SEC Documents when filed or furnished or that will be filed or furnished (or, if applicable, as of the time of its most recent amendment or supplement, or, in the case of a Company SEC Document that is a registration statement filed pursuant to the Securities Act or a proxy statement filed pursuant to the Exchange Act, on the date of effectiveness of such Company SEC Document or date of mailing, respectively), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including the related notes and schedules thereto) of the Company included in the Company SEC Documents (or incorporated therein by reference) complied at the time it was filed or, if amended, as of the date of such most recent amendment, as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing or amendment, had been prepared in accordance with GAAP applied in a manner consistent throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal period-end audit adjustments that were not and are not material individually or in the aggregate). There are no outstanding comments from the SEC with respect to any of the Company SEC Documents, and to the Knowledge of the Company, none of the Company SEC Documents filed or furnished since the Lookback Date is subject to any pending proceeding by or before the SEC.

(c) The Company has established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15 and 15d-15, as applicable, under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and that the information is accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure. The Company has established and maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15 and 15d-15 under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management of the Company and the Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on its financial statements.

(d) The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2023, and such assessment concluded that such control was effective. Since such date, there have been no changes in the Company’s internal control over financial reporting that, individually or in the aggregate, have materially and adversely affected or would reasonably be expected to materially and adversely affect, the Company’s internal control over financial reporting. The Company’s independent registered public accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2023.

(e) The Company has disclosed, based on its most recent evaluation of its internal controls prior to the date of this Agreement, to the Company’s auditors and audit committee of the Board (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which would be reasonably expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, known to management of the Company, that involves management or other employees who have a significant role in internal control over financial reporting.

(f) Since the Lookback Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available to Parent (i) a correct and complete summary of any disclosure made by management to the Company’s auditors and the audit committee of the Board contemplated by Section 3.06(e) since the Lookback Date, (ii) any material communication since the Lookback Date made by management or the Company’s auditors to the audit committee of the Board required or contemplated by listing standards of NASDAQ, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board and (iii) a correct and complete summary of all material complaints or concerns relating to other matters made since the Lookback Date through the Company’s whistleblower hotline or equivalent system for receipt of employee concerns regarding possible violations of Law.

(g) No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Representatives to the Company’s chief legal officer, the audit committee of the Board (or other committee of the Board designated for the purpose) or the Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.

(h) None of the Subsidiaries of the Company is subject to the reporting requirements of Section 13a or Section 15d of the Exchange Act or similar foreign authority.

(i) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and/or one or more of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(b) of Regulation S-K of the Securities Act).

Section 3.07. Disclosure Documents. The proxy statement of the Company to be filed with the SEC in connection with the Merger (the “Company Proxy Statement”) and any amendments or supplements thereto and the Rule 13e-3 Transaction Statement on Schedule 13e-3 filed jointly by the Company and Parent (the “Schedule 13e-3”) and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company, and at the time such shareholders vote on adoption of this Agreement and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.07 will not apply to statements or omissions included in the Company Proxy Statement or the Schedule 13e-3 based upon information furnished to the Company in writing by Parent or Merger Sub specifically for use therein.

Section 3.08. No Undisclosed Liabilities. The Company and its Subsidiaries do not have any liabilities or obligations required by GAAP to be reflected in a consolidated balance sheet of the Company and its Subsidiaries except for (a) those reflected or reserved against in the Company Balance Sheet (or the notes thereto), (b) liabilities and obligations incurred since the Company Balance Sheet Date in the ordinary course of business, (c) liabilities and obligations arising under this Agreement or the transactions contemplated hereby, (d) performance obligations under Contracts to which the Company or any of its Subsidiaries is a party or bound (but not including liabilities resulting from a breach thereof) and (e) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.09. Absence of Certain Developments.

(a) Except as contemplated or permitted by, or necessary to effectuate the transactions contemplated by, this Agreement, since the Company Balance Sheet Date and through the date of this Agreement, (i) the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business; (ii) there has not been any material damage, destruction or other casualty loss with respect to any material property or asset owned, leased or otherwise used by the Company or its Subsidiaries (including any material Real Property), whether or not covered by insurance; and (iii) neither the Company nor any of its Subsidiaries has taken, or agreed, committed, arranged, authorized or entered into any understanding to take, any action that, if taken on or after the date of this Agreement, would (without Parent’s prior written consent) have constituted a breach of any of the covenants set forth in Section 5.01(b).

(b) Since the Company Balance Sheet Date, there has not occurred a Company Material Adverse Effect.

Section 3.10. Litigation. There are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, at law or in equity, by or before any Governmental Authority, that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any Order, except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11. Compliance with Laws. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) the Company and its Subsidiaries are in compliance with all applicable Laws;

(b) the Company and its Subsidiaries have in effect all governmental licenses, approvals, permits, certifications, registrations, consents, franchises, variances, exemptions and authorizations that are necessary to the operation of their business as currently conducted (collectively, “Permits”), neither the Company nor any of its Subsidiaries is in default or violation under any such Permits, and there are no Actions pending or, to the Knowledge of the Company, threatened in writing relating to the suspension, failure to renew, revocation or modification of any such Permits;

(c) the Company, its Subsidiaries, their respective directors and officers, and, to the Knowledge of the Company, their respective employees, agents or Persons acting on behalf or for the benefit of the Company, in each case, are in compliance with and, for the past five (5) years, have complied with the FCPA and Other Anti-Bribery Laws in all material respects. For the past five (5) years, neither the Company nor any of its Subsidiaries, directors or officers, or, to the Knowledge of the Company, any employees, agents or other Persons acting on behalf or for the benefit of the Company has (i) been charged or convicted or, to the Knowledge of the Company, the subject of any investigation, by any Governmental Authority for any actual, alleged or suspected violation of the FCPA or Other Anti-Bribery Laws; or (ii) offered, promised, provided, or authorized the provision of any money or other thing of value, directly or indirectly, to any government official or to any Person to improperly influence official action or secure an improper advantage. For the past five (5) years, the Company and its Subsidiaries have maintained in effect policies and procedures reasonably designed to promote compliance by the Company, its Subsidiaries, officers, employees, agents, and any Person acting on behalf or for the benefit of the Company with the FCPA and Other Anti-Bribery Laws; and

(d) the Company and each of its Subsidiaries is in compliance and, for the past five (5) years, has been in compliance with the Export and Sanctions Regulations. During the past five (5) years, neither the Company nor any of its Subsidiaries (i) has made any voluntary, directed or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any non-compliance with Export and Sanctions Regulations, (ii) has been the subject of an actual investigation, inquiry or enforcement proceeding relating to Export and Sanctions Regulations, nor has any such investigation, inquiry or enforcement been threatened in writing, or (iii) received any notice, request, penalty, or citation for any actual or potential non-compliance with Export and Sanctions Regulations. None of the Company, its Subsidiaries, nor any of their respective directors, officers, employees, agents, representatives or other Persons acting on behalf of the Company or its Subsidiaries is or has been designated on the lists of parties with which U.S. persons are restricted from dealing administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), or is owned 50% or more by one or more such Persons or is located, organized or resident in a country or territory that is the subject of any comprehensive sanctions Laws administered by the OFAC that broadly prohibit transactions or dealings on a country-wide or territory-wide basis (at the time of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine). The Company has instituted policies and procedures reasonably designed to ensure compliance with the Export and Sanctions Regulations and has maintained such policies and procedures in full force and effect.

Section 3.12. Material Contracts.

(a) Section 3.12(a) of the Disclosure Schedule lists each Contract of the following types to which the Company or any of its Subsidiaries is a party or by which they are bound:

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other similar agreement or arrangement with another Person;

(iii) any Contract relating to indebtedness incurred for borrowed money or deferred purchase price of property by the Company or any of its Subsidiaries (in either case, whether incurred, assumed, guaranteed or secured by any asset) having an outstanding principal amount in excess of $500,000;

(iv) any Contract involving the acquisition or disposition, directly or indirectly (whether by merger, sale of stock, sale of assets or otherwise), of assets, capital stock, securities or other equity interests or businesses for aggregate consideration (in one or a series of transactions) under such Contract of $1,000,000 or more (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice);

(v) any Contract that by its terms calls for either (A) aggregate payment or receipt by the Company and its Subsidiaries under such Contract of more than $5,000,000 over the remaining term of such Contract or (B) annual payments to or from the Company and its Subsidiaries of more than $350,000;

(vi) any Contract pursuant to which the Company or any of its Subsidiaries has continuing guarantee, “earn-out” or other contingent payment obligations, in each case that would reasonably be expected to result in payments in excess of $500,000;

(vii) any Contract (A) pursuant to which a third party grants the Company or any of its Subsidiaries a license under or to any Intellectual Property that is material to the business of the Company or any of its Subsidiaries, as currently conducted, but excluding in all events Contracts granting a license or right to use shrink-wrap, commercially available software with annual license, maintenance, support and other fees of less than $500,000 in the aggregate and Contracts that include a license or right to use Intellectual Property that is merely incidental to the purchase, lease, provision or sale of goods or services, or (B) pursuant to which the Company or any of its Subsidiaries grants a third party a license under or to any Intellectual Property owned by the Company or its Subsidiaries to any third party, other than non-exclusive licenses that are granted pursuant to commercial relationships between the Company or its Subsidiaries, on the one hand, and their customers, vendors or suppliers, on the other hand, in the ordinary course of business;

(viii) any Company Government Contract;

(ix) any Contract related to a collective bargaining arrangement or with a labor union, labor organization, works council or similar organization;

(x) any Contract related to the settlement of any Action in an amount in excess of $500,000, other than Actions defended and settled by insurance companies;

(xi) any Contract evidencing financial or commodity hedging or similar trading activities, including any interest rate swaps, financial derivatives master agreements or confirmations, or futures account opening agreements and/or brokerage statements or similar Contract;

(xii) any Contract for any Leased Real Property or the lease of personal property providing, in each case, for annual payments thereunder of $350,000 or more;

(xiii) any Contract that contains a put, call, right of first refusal, right of first offer or similar right or obligation or any other obligation pursuant to which the Company or any of its Subsidiaries could be required to, directly or indirectly, purchase or sell, as applicable, any securities, capital stock or other interests, assets or businesses;

(xiv) any Contract that (A) purports to restrict the ability of the Company or any of its Subsidiaries or, at or after the Effective Time, Parent or any of its Affiliates from (I) directly or indirectly, engaging in any business or competing in any business (or any line of business or geographic region) with any Person (including soliciting clients or customers), (II) operating its business in any manner or location or (III) enforcing any of its rights with respect to any of its material assets, (B) grants “most favored nation” status to any other Person that, including those that, at or after the Effective Time, would purport to apply to Parent or any of its Affiliates or (C) includes “take or pay” requirements or similar provisions obligating a Person to obtain a minimum quantity of goods or services from another Person or would constitute a “requirements” contract, including those that, at or after the Effective Time, would purport to apply to Parent or any of its Affiliates;

(xv) any Contract that prohibits the payment of dividends or distributions in respect of the capital stock or other equity interests of the Company or any of its Subsidiaries, the pledging of the capital stock or other equity interests of the Company or any of its Subsidiaries or the incurrence of indebtedness by the Company or any of its Subsidiaries;

(xvi) any Contract that was not, to the Knowledge of the Company, negotiated and entered into on an arm’s length basis, except for any such Contract solely between the Company and its Wholly Owned Subsidiaries or solely among the Company’s Wholly Owned Subsidiaries;

(xvii) any Contract between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or any Person beneficially owning 5% or more of the Shares or shares of common stock of any of their respective Affiliates, on the other hand, other than offer letters that can be terminated at will without severance, termination or “change of control” obligations and Contracts pursuant to the Company Equity Plan or contracts with Parent or its Affiliates; and

(xviii) any Contract with a Material Customer or Material Supplier.

Each contract of the type described in this Section 3.12(a) is referred to herein as a “Material Contract.”

(b) Each Material Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and to the Knowledge of the Company, each other party thereto and in full force and effect and enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, except to the extent that (i) it has previously expired in accordance with its terms, (ii) it is cancelled, rescinded or terminated after the date of this Agreement in accordance with its terms or (iii) the failure to be in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. During the twelve (12) month period prior to the date hereof, neither the Company nor any of its Subsidiaries has received any written notice of termination in respect of any Material Contract.

(c) A correct and complete copy of each Material Contract (including, for the avoidance of doubt, any amendments or supplements thereto) has been made available to Parent.

Section 3.13. Taxes. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) All Tax Returns required by applicable Law to be filed with any Taxing Authority by the Company or any of its Subsidiaries have been duly and timely filed and all such Tax Returns are correct and complete.

(b) The Company and each of its Subsidiaries have timely paid in full (or caused to be paid) all Taxes required by applicable Law to be paid by any of them (whether or not shown on any Tax Return), and the financial statements of the Company and its Subsidiaries reflect full and adequate reserves, in accordance with GAAP, for all Taxes accrued but not yet paid by the Company or any of its Subsidiaries.

(c) Parent has been supplied with documentation which accurately sets forth the Tax basis of the assets owned by the Company and its Subsidiaries.

(d) No audits, assessments, claims, examinations, investigations or administrative or judicial proceedings by any Governmental Authority with respect to Taxes (i) are pending, proposed, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or (ii) have been settled in the last five (5) years. Neither the Company nor any of its Subsidiaries has received any written notice, questionnaire or inquiry from any Taxing Authority in the last five (5) years.

(e) Neither the Company nor any of its Subsidiaries has (i) granted (or is subject to) any waiver or extension of the statute of limitations for the assessment or collection of any Taxes or deficiencies, which waiver or extension is not yet expired, (ii) granted a power-of-attorney relating to any Tax matters to any Person that is currently in effect or (iii) applied for or received a ruling or determination from a Taxing Authority regarding Taxes.

(f) All Taxes which the Company or any of its Subsidiaries was required by Law to withhold or collect in connection with amounts paid or owed to any employee, stockholder, creditor or other third party have been duly withheld or collected and paid over to the appropriate Taxing Authority in accordance with applicable Law, and the Company and each of its Subsidiaries has complied with all information reporting (including Internal Revenue Service Form 1099) and backup withholding requirements, including maintenance of required records with respect thereto.

(g) Neither the Company nor any of its Subsidiaries has a permanent establishment or other taxable presence in any jurisdiction other than the jurisdiction of its formation. No jurisdiction in which either the Company or any of its Subsidiaries does not file Tax Returns has asserted that the Company or any such Subsidiary is or may be subject to Tax in that jurisdiction.

(h) The Company and each of its Subsidiaries have conducted all intercompany transactions in material compliance with the principles of Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law). The Company and each of its Subsidiaries have complied in all material respects with applicable rules relating to transfer pricing (including the filing of all required transfer pricing reports) and have maintained in all material respects all necessary documentation in connection with any intercompany transactions in accordance with Section 482 of the Code (or any similar provision of state, local or non-U.S. Law).

(i) Neither the Company nor any of its Subsidiaries has ever been a member of any affiliated group of corporations which has filed a combined, consolidated, or unitary income Tax Return with any Governmental Authority, other than such a group, the parent of which is the Company or one of its Subsidiaries. Neither the Company nor any of its Subsidiaries is liable for the Taxes of any Person (other than the Company or any of its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 or any similar provision of any applicable Law, (ii) as a transferee or successor or (iii) by Contract (excluding Contracts entered into in the ordinary course of business the primary purpose of which does not relate to Taxes).

(j) Neither the Company nor any of its Subsidiaries will be required to include an item of income (or exclude an item of deduction) in any taxable period (or portion thereof) beginning after the Closing Date as a result of (i) a change in or incorrect method of accounting occurring prior to the Closing Date, (ii) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed prior to the Closing Date, (iii) an installment sale or open transaction disposition made prior to the Closing Date, (iv) any prepaid amount received (or deferred revenue recognized) or paid, prior to the Closing Date or (v) Section 965 of the Code.

(k) Neither the Company nor any of its Subsidiaries is a party to or bound by, or has any obligation under, any Tax indemnity, sharing, allocation, or reimbursement agreement or arrangement, other than customary tax provisions in ordinary course commercial agreements, the principal purpose of which is not related to Taxes.

(l) Neither the Company nor any of its Subsidiaries is bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code or any similar or analogous state, local or non-Law) or other ruling or written agreement with a Taxing Authority, in each case, with respect to material Taxes.

(m) During the five (5) year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code (or any similar provision of state, local or non-U.S. Law) in a transaction intended to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. Law).

(n) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (or any similar state, local or non-U.S. legal requirement).

(o) No Liens for Taxes exists with respect to the Company, any of its Subsidiaries or any of their respective assets, except Permitted Liens.

(p) The Company is not, and has not been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code.

Section 3.14. Labor and Employment Matters.

(a) Except as set forth on Section 3.14 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other agreement with a labor union, labor organization, works council or similar organization.

(b) To the Knowledge of the Company, there is currently no organized effort by any labor union to organize any employees of the Company and its Subsidiaries into one or more collective bargaining units. Neither the Company nor any of its Subsidiaries has experienced any strike, lockout, slowdown or claim of unfair labor practices or other material labor dispute since the Lookback Date and none are pending or, to the Knowledge of the Company, threatened in writing that may interfere in any material respect with the business activities of the Company or any of its Subsidiaries or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

(c) The Company and each of its Subsidiaries is in material compliance with all applicable Laws regarding labor, employment and employment practices, terms and conditions of employment, including, without limitation, wages and hours, classification of employees, discrimination, harassment, equitable pay practices, occupational safety and health. Neither the Company nor any of its Subsidiaries has incurred any obligation or liability under the Worker Adjustment and Retraining Notification Act or any similar state or local Law, or the local equivalent Laws outside of the United States or any social plan, relating to plan closings, layoffs or collective dismissals that remains unsatisfied.

(d) Since the Lookback Date, neither the Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations of harassment (including sexual harassment) or workplace misconduct by, and, to the Knowledge of the Company, no allegations of harassment or workplace misconduct have been made against, (i) any employee of the Company at the level of vice president or above or (ii) a member of the Board, in each case, in their capacity as such.

Section 3.15. Employee Benefit Plans.

(a) Section 3.15(a) of the Disclosure Schedule sets forth an accurate and complete list of each material Benefit Plan and separately identifies each material Benefit Plan that is maintained primarily for the benefit of employees outside of the United States (a “Non-U.S. Benefit Plan”).

(b) With respect to each Benefit Plan, the Company has made available to Parent, to the extent applicable, accurate and complete copies of (i) the Benefit Plan document, including any amendments thereto, and all related trust documents, insurance contracts or other funding vehicles, (ii) a written description of such Benefit Plan if such plan is not set forth in a written document, (iii) the most recently prepared actuarial report, and (iv) all material correspondence to or from any Governmental Authority received since the Lookback Date with respect to any Benefit Plan.

(c) Each Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, all Benefit Plans intended to be qualified within the meaning of Section 401(a) of the Code have received favorable determination, advisory and/or opinion letters, as applicable, from the Internal Revenue Service, to the effect that such Benefit Plans are so qualified. To the Knowledge of the Company, no event has occurred since the date of the most recent determination letter relating to any such Benefit Plan that would reasonably be expected to adversely affect the qualification of such Benefit Plan.

(d) Neither the Company nor any ERISA Affiliate has contributed (or had any obligation of any sort) in the last six (6) years to a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA. For purposes of this Agreement, “ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

(e) Neither the Company nor any ERISA Affiliate has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plans” within the meaning of Section 3(37) of ERISA in the last six (6) years. No Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(f) Neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or together with any other event, (i) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Benefit Plan or (ii) otherwise give rise to any material liability under any Benefit Plan.

(g) Neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the transactions contemplated by this Agreement could reasonably be expected to, either alone or in combination with another event, result in payments under any Benefit Plan that would not be deductible under Section 280G of the Code or constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(h) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries, except as required under Section 4980B of the Code.

(i) Each Non-U.S. Benefit Plan (i) has been maintained, operated and funded in all material respects in conformance with the applicable statutes or governmental regulations and rulings relating to such Non-U.S. Benefit Plan in the jurisdiction in which such Non-U.S. Benefit Plan is present or operates and, to the extent relevant, the United States, (ii) to the extent required to be registered or approved by a foreign Governmental Authority, has been registered with, or approved by, a foreign Governmental Authority and, to the Knowledge of the Company, nothing has occurred that would adversely affect such registration or approval, and (iii) that is intended to qualify for special Tax treatment meets all material requirements for such treatment and to the extent intended to be funded and/or book-reserved, is funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions. Except as would not reasonably be expected to result in any material liability to the Company or any of its Subsidiaries, with respect to each Non-U.S. Benefit Plan, (1) if required to be funded, the assets of such Non-U.S. Benefit Plan are sufficient under applicable local Law to provide for the payment of the relevant benefits in full or (2) if not required to be funded, the book reserves (determined in accordance with GAAP) are sufficient to provide for the payment of the relevant benefits. As of the date hereof, there is no pending or threatened material litigation relating to any Non-U.S. Benefit Plan.

Section 3.16. Intellectual Property; Information Technology; Privacy.

(a) Section 3.16(a) of the Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of all Intellectual Property that is issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or domain name registrar and owned or purported to be owned by the Company or any of its Subsidiaries (together with all other Intellectual Property owned by or purported to be owned by the Company or any of its Subsidiaries, collectively, the “Owned Intellectual Property”), indicating for each item the registration or application number, registration or application date and the applicable filing jurisdiction (or, in the case of a domain name or social media account, the applicable domain name registrar or host).

(b) The Company and its Subsidiaries own, license or otherwise have the right to use all Intellectual Property used in the operation of their businesses as currently conducted, in the manner in which such Intellectual Property is currently used (provided, however, that the foregoing shall not be deemed to be a representation as to non-infringement, misappropriation or other violation of Intellectual Property, for which the representations in Section 3.16(c) shall control), the Intellectual Property owned by the Company and its Subsidiaries is owned free and clear of all Liens (other than Permitted Liens), and the material Owned Intellectual Property is subsisting, and to the Knowledge of the Company, the issued and granted items therein are valid and enforceable.

(c) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate any other Person’s Intellectual Property rights, (ii) since the Lookback Date, neither the Company nor any of its Subsidiaries has received any written notice or written allegation of infringement, misappropriation or other violation from any third party with respect to the Company’s or any of its Subsidiaries’ use of any Intellectual Property and (iii) to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Owned Intellectual Property, and no such claims have been asserted or threatened in writing against any Person by the Company or any of its Subsidiaries since the Lookback Date.

(d) The Company and its Subsidiaries have made commercially reasonable efforts to (i) maintain and protect the confidentiality of any material Trade Secrets included in the Owned Intellectual Property and (ii) protect the security and integrity of the IT Assets owned by or purported to be owned by the Company or any of its Subsidiaries (the “Owned IT Assets”). To the Knowledge of the Company, since the Lookback Date, there has been no material security breach of or unauthorized access to any Owned IT Assets.

(e) (i) Since the Lookback Date, to the Knowledge of the Company, there has been no material unauthorized access to, or unauthorized use or other processing of, any Personal Information that is collected or otherwise processed by the Company or any of its Subsidiaries and (ii) the Company and its Subsidiaries are in material compliance with applicable Laws governing the collection, use, storage, processing, transmission, transfer, disclosure and protection of Personal Information.

Section 3.17. Property.

(a) Section 3.17 of the Disclosure Schedule sets forth a correct and complete list of all Owned Real Property and Leased Real Property, together with (i) a description of the principal functions conducted at each parcel of Owned Real Property and Leased Real Property and (ii) a correct street address and such other information as is reasonably necessary to identify each parcel of Owned Real Property and Leased Real Property.

(b) Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company or a Subsidiary of the Company owns and has good and marketable title to all of its tangible personal property and Owned Real Property and has valid leasehold interests in all of its Leased Real Property necessary to conduct their respective businesses as currently conducted, free and clear of all Liens (except for Permitted Liens), assuming the timely discharge of all obligations owing under or related to the owned tangible personal property, Owned Real Property and the Leased Real Property, (ii) there are no outstanding options or rights of first refusal to which the Company or any Subsidiary is party to purchase such property, or any portion thereof or interest therein, and (iii) there are no Persons other than the Company or its Subsidiaries in possession thereof.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have in a Company Material Adverse Effect, with respect to the Leased Real Property, (i) the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect in accordance with its terms, (ii) there is no breach or violation of, or default under, any such leases or subleases by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with or without notice, lapse of time or both, would constitute or result in a breach or violation of, or default under, any such leases or subleases by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, and (iii) there are no written or oral subleases, concessions, licenses, occupancy agreements or other Contracts to which the Company is a party granting to any Person other than the Company or its Subsidiaries the right to use or occupy any such property. All security deposits required under Leased Real Property leases have been paid to and, to Knowledge of the Company, are being held by the applicable landlord in compliance with the applicable lease and applicable Law. No construction, alteration or other work due to be performed by any landlord pursuant to any Leased Real Property to ready the Leased Real Property for the Company’s or its Subsidiaries’ use remains to be performed thereunder and all construction allowances or other sums to be paid to the Company or its Subsidiaries and all amounts owed by the Company or its Subsidiaries to outside contractors or other third parties for work performed by or at the request of the Company or its Subsidiaries at the Leased Real Property have been paid in full, to the extent currently due and payable. The Company or its Subsidiaries have not vacated or abandoned the Leased Real Property or given notice of intent to do so.

(d) The Real Property and all material personal property of the Company and its Subsidiaries has been maintained in accordance with normal industry practice, is in good operating condition and repair, except for ordinary wear and tear, in all material respects, and is suitable for the purposes for which it is currently used.

(e) Neither the Company nor any of its Subsidiaries has received any written notice of any pending or threatened condemnation of any Owned Real Property or any material Leased Real Property by any Governmental Authority, nor, to the Knowledge of the Company, are there any public improvements or re-zoning measures proposed or in progress that could result in special assessments against or otherwise adversely affect the Owned Real Property or any of the material Leased Real Property, in each case, that would reasonably be expected to materially interfere with the business or operations of the Company and its Subsidiaries as currently conducted. No representation is made under this Section 3.17 with respect to any Intellectual Property or Intellectual Property rights, which are the subject of Section 3.16.

Section 3.18. Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries are and have since the Lookback Date been in compliance with all Environmental Laws, (b) since the Lookback Date, neither the Company nor any of its Subsidiaries has received any written notice of a violation of Environmental Laws or any liability arising under Environmental Laws, (c) no property owned, operated or utilized by the Company or any Subsidiary has been contaminated in violation of or created liability under Environmental Law requiring investigation or remediation that has not been completed and (d) as of the date of this Agreement, there is no Action pending against the Company or any of its Subsidiaries related to an actual or alleged violation of Environmental Laws or a liability arising under Environmental Laws. Except for the representations and warranties made by the Company in Section 3.06, Section 3.08, Section 3.11 and this Section 3.18, the Company makes no representation or warranty, express or implied, concerning environmental matters in respect of the Company or any of its Subsidiaries.

Section 3.19. Customers. Section 3.19 of the Disclosure Schedule sets forth a list of the ten (10) largest (measured by revenue) customers of the Company (each, a “Material Customer”) for the fiscal year ended December 31, 2023. Since January 1, 2024 to the date of this Agreement, (a) no Material Customer has, to the Knowledge of the Company, notified the Company or any of its Subsidiaries in writing that it intends to terminate, cancel or (other than in connection with industry-wide decreases in volume) materially curtail its business relationship with the Company and (b) neither the Company nor any of its Subsidiaries is engaged in a dispute that is material to the Company and its Subsidiaries, taken as a whole, with a Material Customer that remains ongoing.

Section 3.20. Suppliers. Section 3.20 of the Disclosure Schedule sets forth a list of the ten (10) largest (on the basis of the actual amounts paid for goods and services by the Company and its Subsidiaries) suppliers of the Company (each, a “Material Supplier”) for the fiscal year ended December 31, 2023. Since January 1, 2024 to the date of this Agreement, (a) no Material Supplier has, to the Knowledge of the Company, notified the Company or any of its Subsidiaries in writing that it intends to terminate, cancel or (other than in connection with industry-wide decreases in volume) materially curtail its business relationship with the Company and (b) neither the Company nor any of its Subsidiaries is engaged in a dispute that is material to the Company and its Subsidiaries, taken as a whole, with a Material Supplier that remains ongoing.

Section 3.21. Insurance. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (a) the Company and its Subsidiaries maintain insurance with reputable insurers in such amounts and against such risks as are in accord with normal industry practice, (b) all insurance policies owned or held by the Company or any of its Subsidiaries are in full force and effect, and all premiums due on such policies have been paid by the Company or its Subsidiaries (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending before the Effective Time), (c) neither the Company nor any of its Subsidiaries is in breach or default under such policies, which breach or default would permit cancellation, termination or modification of any such insurance policies, and (d) as of the date of this Agreement, none of the Company or its Subsidiaries has received any written notice of cancellation or termination with respect to any material insurance policy of the Company or its Subsidiaries in effect on the date of this Agreement.

Section 3.22. Affiliate Transactions. No material relationship exists between the Company or any of its Subsidiaries, on the one hand, and any executive officer, director or Affiliate (other than any Subsidiary of the Company) of the Company, on the other hand, that is required to be described under Item 404 of Regulation S-K under the Securities Act in the Company SEC Documents, which is not described in the Company SEC Documents.

Section 3.23. Takeover Laws. No Takeover Laws are applicable to this Agreement or the transactions contemplated hereby and the Board has approved resolutions irrevocably exempting the Merger and the transactions contemplated hereby from Section 780 of the MBCA pursuant to Section 782 of the MBCA.

Section 3.24. Opinion of Financial Advisor. The Board has received the opinion of Brown, Gibbons, Lang & Company (which may be an oral opinion to be confirmed in writing), dated as of the date of this Agreement, to the effect that, as of such date, the Per Share Merger Consideration to be received by the holders of Company Common Stock in the transaction pursuant to the Merger Agreement, other than the holders of Excluded Shares, is fair to them from a financial point of view.

Section 3.25. No Brokers. No broker, investment banker, financial advisor or other Person (other than Brown, Gibbons, Lang & Company) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.26. No Other Representations or Warranties. Except for the representations and warranties contained in this Article 3, neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Affiliates or with respect to any other information provided to Parent or Merger Sub in connection with this Agreement or the transactions contemplated hereby, including as to the accuracy or completeness of any information (including any projections, estimates or other forward-looking information) provided (including in any “data room,” management presentations, information memoranda, supplemental information or other materials) or otherwise made available with respect to the Company or its Subsidiaries as to the probable success or profitability of the Company or its Subsidiaries. The Company expressly disclaims any and all other representations and warranties, whether express or implied.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.01. Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all corporate power required to carry on its business as conducted as of the date hereof. Each of Parent and Merger Sub is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction where the nature of its properties and the conduct of its business as of the date hereof require such qualification, licensing or good standing, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.02. Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by each of Parent and Merger Sub and, assuming the due and valid authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against it in accordance with its terms, except as the same may be limited by the Bankruptcy and Equity Exceptions.

Section 4.03. Non-Contravention; Consents and Approvals.

(a) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance by each of Parent and Merger Sub and consummation by each of Parent and Merger Sub of the transactions contemplated hereby will not, (i) result in a violation of any provision of the organizational documents of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by Section 4.03(b) have been obtained and all notices and filings described in Section 4.03(b) have been made, result in a violation of any Law or Order applicable to, binding upon or enforceable against Parent or Merger Sub or any of their respective properties or assets, or (iii) result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of acceleration or termination under, or require any notice, consent or waiver under, any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound, except in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) No consent, approval, Order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by each of Parent and Merger Sub or the consummation of the Merger or the other transactions contemplated by this Agreement, except (i) as required under the HSR Act or as set forth in Section 4.03(b) of the Disclosure Schedule, (ii) as required under applicable requirements of the Securities Act, the Exchange Act, other applicable foreign securities Laws, and state securities, takeover and “blue sky” Laws, (iii) the filing of the Certificate of Merger with the Michigan Department, (iv) CFIUS Clearance, and (v) such other consents, approvals, Orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.04. Ownership and Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and has not since the date of its incorporation, and at no time prior to the Effective Time will have, engaged in any other business activities and does not, and at no time prior to the Effective Time will, have assets, liabilities or obligations of any nature other than as contemplated herein or as otherwise required to effect the transactions contemplated by this Agreement. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, no par value per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at all times through the Effective Time will be, wholly owned directly by Parent, free and clear of all Liens.

Section 4.05. Litigation. There are no Actions pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, at law or in equity, by or before any Governmental Authority, that, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is subject to any Order, except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.06. Disclosure Documents. None of the information provided by Parent for inclusion in the Company Proxy Statement or any amendment or supplement thereto or the Schedule 13e-3 or any amendment or supplement thereto, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time the shareholders vote on adoption of this Agreement, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 4.07. Available Funds. As of the Closing, Parent and Merger Sub will have immediately available funds sufficient to (a) pay the Per Share Merger Consideration, the Company Option Consideration and the Company RSU Consideration, (b) satisfy all of their other obligations under this Agreement and (c) pay all fees and expenses payable by Parent and Merger Sub in connection with the transactions contemplated by this Agreement. Each of Parent and Merger Sub expressly acknowledges and agrees that its obligation to consummate the transactions contemplated by this Agreement is not subject to any condition or contingency with respect to any financing or funding by any third party.

Section 4.08. No Brokers. Except for Perella Weinberg Partners LP, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.09. No Other Representations or Warranties; Independent Investigation.

(a) Except for the representations and warranties contained in this Article 4, neither Parent, Merger Sub nor any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or any of their Affiliates or with respect to any other information provided to the Company in connection with this Agreement or the transactions contemplated hereby. Each of Parent and Merger Sub expressly disclaims any and all other representations and warranties, whether express or implied.

(b) Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, technology, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledges and agrees that each of Parent and Merger Sub has been provided with access to the personnel, properties, premises and books and records related thereto (including via electronic data room) for this purpose. In entering into this Agreement, each of Parent and Merger Sub has relied solely upon its own investigation and analysis, and each of Parent and Merger Sub hereby waives any claims or causes of action against, and acknowledges and agrees that the Company and its Affiliates and their respective Representatives shall not have any liability or responsibility whatsoever to, Parent, Merger Sub or their Affiliates (including, from and after the Effective Time, the Surviving Corporation and its Subsidiaries) or any of their respective Representatives (including in Contract or tort, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to Parent, Merger

Sub or their Affiliates or any of their respective Representatives, except as expressly and specifically covered by a representation or warranty set forth in Article 3.

(c) Without limiting the generality of the foregoing, in connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company, its Subsidiaries and their respective businesses and operations. Parent and Merger Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, or any other person, with respect thereto. Accordingly, Parent and Merger Sub acknowledge that none of the Company nor any of its Subsidiaries, nor any of their respective Representatives, nor any other person, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements, or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements, or business plans).

ARTICLE 5

COVENANTS

Section 5.01. Conduct of Business.

(a) During the period from the date of this Agreement to the earlier to occur of (x) the date of the termination of this Agreement in accordance with its terms and (y) the Effective Time, except (i) as set forth in Section 5.01 of the Disclosure Schedule, (ii) as expressly contemplated by this Agreement, (iii) as required by applicable Law or (iv) as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in all material respects in the ordinary course of business and, to the extent consistent therewith, use commercially reasonable efforts to preserve substantially intact its current business organization and maintain relationships with its significant customers, suppliers and other Persons with which it has significant business relations; provided, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.01(b) shall be deemed a breach of this sentence unless such action constitutes a breach of such provision of Section 5.01(b).

(b) During the period from the date of this Agreement to the earlier to occur of (x) the date of the termination of this Agreement in accordance with its terms and (y) the Effective Time, except (i) as set forth in Section 5.01 of the Disclosure Schedule, (ii) as expressly contemplated by this Agreement, (iii) as required by applicable Law or (iv) as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries not to, take any of the following actions:

(i) (A) split, combine, reclassify or subdivide any shares of its capital stock or other equity interests (including with respect to the Company, for the avoidance of doubt, Shares), (B) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other securities (including with respect to the Company, for the avoidance of doubt, Shares), except for dividends or distributions paid by any of its Wholly Owned Subsidiaries to the Company or to any other Wholly Owned Subsidiary, or (C) redeem, repurchase, cancel or otherwise acquire or offer to redeem, purchase or otherwise acquire any of its securities or any securities of any of its Subsidiaries, except for redemptions, repurchases, cancellations or other acquisitions (I) for which the withholding of shares is required (or permitted in connection with any net share settlement or Tax withholding) by the terms of any Company Equity Plan or any award agreement thereunder or (II) required by the terms of any plans, arrangements or Contracts existing on the date hereof between the Company or any of its Subsidiaries, on the one hand, and any director, employee or equityholder of the Company or any of its Subsidiaries, on the other hand;

(ii) issue, sell, pledge, transfer, dispose of, grant, transfer, lease, license, guarantee, encumber or otherwise enter into any Contract or other agreement, understanding or arrangement with respect to the voting of, any shares of its capital stock or other equity interests, securities convertible or exchangeable into or exercisable for any such shares of capital stock or other equity interests, or any rights, warrants, options, calls or commitments to acquire any such shares or other equity interests, except for (A) issuances or sales of any of the foregoing to the Company or any Wholly Owned Subsidiary of the Company and (B) issuance of shares of Company Common Stock subject to Company Options or Company RSUs, in each case, in accordance with the terms of the Company Equity Plan or award agreement thereunder;

(iii) voluntarily adopt or publicly propose a plan of complete or partial liquidation or dissolution of the Company, or restructure, reorganize or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its properties, assets, operations or business;

(iv) amend or propose an amendment to its articles of incorporation or bylaws, or equivalent organizational documents;

(v) acquire or dispose (by merger, consolidation or acquisition or disposition of stock or other equity interests or of assets), directly or indirectly, of any Person, business or division thereof, or a material portion of the properties or assets of any other Person;

(vi) (A) incur or assume any indebtedness for borrowed money (including the issuance of any debt securities, warrants or other rights to acquire any debt security) except for (I) indebtedness for borrowed money not to exceed $350,000 in the aggregate or (II) working capital purposes under facilities existing on the date of this Agreement, or (B) issue any guarantee for any such indebtedness;

(vii) make any loans, advances or capital contributions to or investments in any Person, other than loans or advances (A) by the Company to any of its Wholly Owned Subsidiaries or (B) required by any Contract or other legal obligation of the Company or any of its Subsidiaries in existence as of the date of this Agreement and made available to Parent;

(viii) sell, lease, license or otherwise dispose of any Subsidiary or assets, securities, property or inventory, except (A) pursuant to Contracts in effect prior to the date of this Agreement, (B) dispositions of obsolete assets or property in the ordinary course of business, (C) sales or leases of inventory or equipment in the ordinary course of business consistent with past practice, or (D) for such sale, lease, license or other disposition that does not exceed $350,000 in the aggregate;

(ix) (A) except as permitted pursuant to Section 5.13, settle or compromise any Action for an amount in excess of $350,000 in the aggregate, net of any amount covered by insurance, indemnification or existing reserves established in accordance with GAAP or on a basis that would result in the imposition of any Order that would restrict the future activity or conduct of the Company or any of its Subsidiaries or involve a finding or admission of any criminal liability, any material wrongdoing or any wrongful conduct by the Company or any of its Subsidiaries, or (B) commence any new Action following the date of this Agreement;

(x) change its accounting reporting methods, principles or policies, except as may be required by Law, GAAP or the rules or policies of the Public Accounting Oversight Board;

(xi) other than as required by Law or any Contract or Benefit Plan in existence as of the date of this Agreement, (A) materially increase the amount of compensation or consulting fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any employee or independent contractor who is a natural person or director of the Company, except for (I) employees who are not executive officers, increases in annual salary or wage rate in the ordinary course of business consistent with past practice that do not exceed 2% individually or in the aggregate and (II) the payment of annual bonuses for completed periods based on actual performance in the ordinary course of business consistent with past practice, (B) adopt or amend any Benefit Plan or any arrangement that would have been a Benefit Plan had it been entered into prior to this Agreement, (C) grant any new awards, or amend or modify the terms of any outstanding awards, under any Benefit Plan, (D) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, (E) hire any employee or engage any independent contractor (who is a natural person) with an annual salary or wage rate or consulting fees in excess of $70,000 or (F) terminate the employment of any employee or independent contractor with an annual salary or wage rate or consulting fees in excess of $70,000, other than for cause;

(xii) amend, let lapse or terminate, or otherwise modify or waive in a manner that is materially adverse to the Company, any Material Contract, or enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement, other than Contracts with customers or suppliers entered into in the ordinary course of business;

(xiii) make or authorize any payment of, or accrual or commitment for, any new capital expenditures, except for any such expenditures not in excess of $350,000 in the aggregate during any consecutive twelve (12) month period;

(xiv) (A) change or revoke any Tax election, (B) adopt or change any accounting method for Tax purposes (unless required by Law), (C) settle any Tax claim or assessment, (D) surrender any right to claim a refund for Taxes, (E) file any amended Tax Return, (F) enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement related to Taxes (other than customary Tax provisions in ordinary course commercial agreements, the principal purpose of which is not related to Taxes), (G) enter into any closing agreement related to Taxes with any Taxing Authority, (H) apply for or request any Tax ruling from a Taxing Authority, (I) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or (J) fail to pay any Tax that becomes due and payable;

(xv) cancel, modify or waive any debts or claims held by or owed to the Company or any of its Subsidiaries having in each case a value in excess of $70,000;

(xvi) become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, labor organization, works council or similar organization;

(xvii) sell, license, transfer or otherwise dispose of, cancel, abandon or otherwise allow to lapse or expire, any material Owned Intellectual Property, except for (A) the expiration, lapse or other abandonment of any Owned Intellectual Property at the end of its natural term or (B) licenses or other similar rights granted in the ordinary course of business; or

(xviii) authorize any of, or commit or agree to take any of, the foregoing actions.

(c) Nothing in this Section 5.01 is intended to result in the Company or any of its Subsidiaries ceding control to Parent or Merger Sub of the Company’s or any of its Subsidiaries’ basic ordinary course of business and commercial decisions prior to the Effective Time.

Section 5.02. Shareholder Meeting; Proxy Material.

(a) The Company shall cause a meeting of its shareholders (the “Company Shareholder Meeting”) to be duly called and held as soon as reasonably practicable after the Company Proxy Statement is filed for the purpose of voting on the approval and adoption of this Agreement and the Merger. Subject to Section 5.03(b) and Section 5.03(e), the Board shall recommend approval and adoption of this Agreement and the Merger by the

Company’s shareholders. A Company Adverse Recommendation Change permitted by Section 5.03(e) will not constitute a breach by the Company of this Section 5.02. In connection with such meeting, the Company shall (i) promptly prepare and file (but in no event later than the 15th Business Day following the date hereof) with the SEC, use its reasonable best efforts to respond to the SEC’s comments and thereafter mail to its shareholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) use its reasonable best efforts to obtain the Company Shareholder Approval and (iii) otherwise comply in all material respects with all legal requirements applicable to such meeting. The Company and Parent shall cooperate to, concurrently with the preparation and filing of the Company Proxy Statement, jointly prepare and file with the SEC the Schedule 13e-3, and shall use their respective reasonable best efforts to respond to the SEC’s comments with respect thereto.

(b) The Company shall provide Parent with a reasonable opportunity to review drafts of the Company Proxy Statement and any other documents related to the Company Shareholder Meeting and will consider in good faith any reasonable comments provided by Parent or its outside legal counsel in connection with such review. The Company and Parent shall (i) provide each other with a reasonable opportunity to review drafts of the Schedule 13e-3 prior to filing the Schedule 13e-3 with the SEC and (ii) consider in good faith all comments thereto reasonably proposed by the other Party, its outside legal counsel and its other Representatives. The Company shall promptly notify Parent, and Parent shall promptly notify the Company, as applicable, of the receipt of all comments from the SEC with respect to the Company Proxy Statement or Schedule 13e-3 and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to the other Party copies of all correspondence between such Party and/or any of its Representatives and the SEC with respect to the Company Proxy Statement or the Schedule 13e-3, as applicable.

(c) The Company shall not be permitted to postpone, adjourn, recess or otherwise delay the Company Shareholder Meeting or, after the Company has established a record date for the Company Shareholder Meeting, change the record date or establish a different record date for the Company Shareholder Meeting unless required to do so by applicable Law or the Company’s organizational documents, except (i) with the prior written consent of Parent, (ii) for the absence of a quorum (in which case the Company shall, and shall instruct its proxy solicitor to use reasonable best efforts to, solicit as promptly as practicable the presence, in person or by proxy of a quorate number of Shares), or (iii) after consultation with Parent, if the Company reasonably believes that such adjournment, postponement, recess or delay is necessary (and to the extent required, change the record date in connection therewith) to allow reasonable additional time (x) for the filing and mailing of any supplemental or amended disclosure which the Board has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Company Shareholder Meeting, or (y) to solicit additional proxies in order to obtain the Company Shareholder Approval; provided, that if the Company delivers a notice of an intent to make a Company Adverse Recommendation Change pursuant to Section 5.03 within five (5) Business Days prior to the original date that the Company Shareholder Meeting is scheduled, as set forth in the definitive Company Proxy Statement, or any date that the Company Shareholder Meeting is scheduled to be held thereafter in accordance with the terms of this Section 5.02(c), at the request of Parent, the Company shall as promptly as practicable thereafter postpone, adjourn or recess the Company Shareholder Meeting for up to ten (10) Business Days in accordance with Parent’s direction. The Company agrees to provide Parent reasonably detailed periodic updates concerning proxy solicitation results on a timely basis.

Section 5.03. Solicitation; Company Adverse Recommendation Change.

(a) From the execution of this Agreement until the earlier to occur of (x) the date of the termination of this Agreement in accordance with its terms and (y) the Effective Time, except as permitted by this Section 5.03, the Company agrees that neither it nor any of its Subsidiaries nor any of its or their respective directors or officers shall, and the Company shall cause its and its Subsidiaries’ other Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate (provided that any communication undertaken by the Company in the ordinary course of business and not related, directly or indirectly, to an Acquisition Proposal, the Merger or any other similar transaction shall not, in and of itself, be deemed an action by the Company to knowingly encourage or knowingly facilitate) any Acquisition Proposal or offer or inquiry that would reasonably be expected to lead to any Acquisition Proposal, or the making or consummation thereof, (ii) other than to inform any Person of the existence of the provisions contained in this Section 5.03, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or afford any Person access to the business, properties, assets, books or records of the Company or any of its Subsidiaries in connection with, or otherwise knowingly cooperate or assist any effort by any Person in making, any Acquisition Proposal, (iii) take any action to exempt any party from any applicable Takeover Laws or fail to enforce or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, (iv) enter into any agreement, letter of intent, memorandum of understanding, agreement in principle or similar agreement or document with respect to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.03(b)) (an “Acquisition Agreement”), or (v) agree, authorize or commit to do any of the foregoing; provided, however, that it is understood and agreed that any determination or action by the Board or the Transaction Committee permitted under Section 5.03(b), Section 5.03(d), Section 5.03(e), or Section 7.01(d)(ii) shall not be deemed to be a breach of this Section 5.03(a). The Company shall, and shall cause its Subsidiaries and its and its Subsidiaries’ Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, and shall promptly (x) send written notice demanding that any such Person or its Representatives in possession of non-public information of the Company or its Subsidiaries return or destroy such information and (y) terminate all physical and electronic data access previously granted to such Persons.

(b) Notwithstanding anything to the contrary in Section 5.03(a), at any time prior to obtaining the Company Shareholder Approval, in response to a bona fide written Acquisition Proposal (i) the Company and the Company’s Representatives shall be permitted to participate in discussions regarding such Acquisition Proposal solely to clarify and understand any ambiguous terms and conditions of such Acquisition Proposal that are necessary to provide adequate information for the Board or the Transaction Committee to make an informed determination under this Section 5.03, (ii) if the Board (acting on the recommendation of the Transaction Committee) or the Transaction Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, and failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, the Company and its Representatives may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal (and its Representatives) pursuant to a confidentiality agreement with terms in the aggregate no less favorable to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain any standstill provision); provided, that any non-public information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent concurrently with the time it is provided or made available to such Person and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal (and its Representatives and potential sources of financing) regarding such Acquisition Proposal.

(c) The Company shall notify Parent promptly (but in no event later than twenty-four (24) hours) after receipt by the Company of any written Acquisition Proposal, or any inquiry or request that would be reasonably expected to lead to an Acquisition Proposal, or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Person that the Company believes may be considering making, or has made, an Acquisition Proposal, which notice by the Company, in each case, shall identify the material terms and conditions of, any such Acquisition Proposal, indication or request (including any material changes thereto). The Company shall keep Parent informed as to the status and details of any such Acquisition Proposal or request on a reasonably prompt basis, including promptly (but in no event later than within twenty-four (24) hours of receipt) providing to Parent copies of all correspondence and written materials sent or provided to the Company or any of its

Subsidiaries that describes the terms or conditions of any Acquisition Proposal (as well as written summaries of any material oral communications addressing such matters) or any amendment thereto.

(d) The Board shall not (i) fail to include the Company Recommendation in the Company Proxy Statement, (ii) withdraw, withhold, qualify or modify (or publicly propose or resolve to withdraw, withhold, qualify or modify) in a manner adverse to Parent the Company Recommendation, (iii) if a tender or exchange offer for shares of capital stock of the Company that constitutes an Acquisition Proposal is commenced, fail to recommend against acceptance of such tender or exchange offer by the shareholders of the Company within ten (10) Business Days after such offer is first commenced or subsequently amended in any material respect, (iv) following the public disclosure of an Acquisition Proposal, fail to publicly reaffirm the Company Recommendation within five (5) Business Days after Parent requests a reaffirmation of the Company Recommendation, or (v) approve, authorize or recommend or otherwise declare advisable, or propose publicly to approve, authorize or recommend or otherwise publicly declare advisable, any Acquisition Proposal, any other proposal that would reasonably be expected to lead to any Acquisition Proposal or Acquisition Agreement (each, a “Company Adverse Recommendation Change”).

(e) Notwithstanding anything to the contrary in this Section 5.03, the Board (acting on the recommendation of the Transaction Committee) may make a Company Adverse Recommendation Change if:

(i) an Intervening Event becomes known to the Board; provided, that (A) the Company provides Parent with at least five (5) days’ written advance notice indicating that the Company, acting in good faith, believes that an Intervening Event has occurred and is reasonably likely to lead the Board to make the determination set forth in clause (B) of this Section 5.03(e)(i), which notice shall include a reasonably detailed description of the Intervening Event, and (B) the Board (acting on the recommendation of the Transaction Committee) concludes (taking into account any amendments to this Agreement that may be proposed by Parent pursuant to Section 5.03(f)) in good faith after consultation with its financial advisor and outside legal counsel that the failure of the Board to make such Company Adverse Recommendation Change would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; or

(ii) an Acquisition Proposal is made; provided, that (A) the Company provides Parent with at least five (5) days’ written advance notice indicating that the Company, acting in good faith, believes that an Acquisition Proposal has been made and is reasonably likely to lead the Board to make the determinations set forth in clauses (B) and (C) of this Section 5.03(e)(ii), which notice shall include the terms of such Acquisition Proposal and the identity of the Person making such Acquisition Proposal, (B) the Board (acting on the recommendation of the Transaction Committee) concludes (taking into account any amendments to this Agreement that may be proposed by Parent pursuant to Section 5.03(f)) that such Acquisition Proposal would, if consummated, constitute a Superior Proposal, and (C) the Board (acting on the recommendation of the Transaction Committee) concludes in good faith after consultation with its financial advisor and outside legal counsel that the failure of the Board to make such Company Adverse Recommendation Change would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law.

(f) During any five (5) day period specified in clause (A) of Section 5.03(e)(i) or clause (A) of Section 5.03(e)(ii), Parent shall be entitled to deliver to the Company one or more written proposals for amendments to this Agreement and, if requested by Parent, the Company shall negotiate with Parent in good faith with respect thereto until the expiration of such five (5) day period. Any material change to the facts and circumstances relating to an Intervening Event, or any material amendment of an Acquisition Proposal, including any revision to price, shall require the Company to deliver to Parent a new written notice and again comply with the provisions of Section 5.03(e)(i) or Section 5.03(e)(ii), as applicable; provided, however, that the period during which the Board effecting the Company Adverse Recommendation Change is required to negotiate in good faith with Parent regarding any revisions to the terms of this Agreement proposed by Parent in response to such changes to the facts and circumstances relating to an Intervening Event or any material amendment of an Acquisition Proposal pursuant to the provisions above shall expire three (3) Business Days after the Board provides written notice of such changes or amendments.

(g) Nothing contained in this Section 5.03 shall prohibit the Company from complying with Rule 14e-2, Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (including making any “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) thereunder), or to prohibit the Company from making any disclosure if the Board determines in good faith (after consultation with its outside counsel) that failure to do so would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law, nor shall any such action be deemed to constitute a breach of the Company’s obligations under this Agreement; provided, however, that nothing in this Section 5.03(g) shall permit the Company to effect a Company Adverse Recommendation Change (including in compliance with Rule 14e-2, Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or other applicable Law) without complying with Section 5.03(e).

(h) For purposes of this Agreement:

(i) “Acquisition Proposal” means any proposal or offer with respect to (A) a merger, consolidation or other business combination, tender offer, exchange offer or any transaction involving the purchase or acquisition of 15% or more of the Shares, including as a result of a primary issuance of Shares, or (B) a direct or indirect purchase, sale, lease, transfer or acquisition of the assets of the Company and its Subsidiaries that constitute or account for (x) more than 15% of the consolidated net revenues of the Company, consolidated net income of the Company or consolidated book value of the Company or (y) more than 15% of the fair market value of the assets of the Company (other than any such proposal or offer made by Parent, Merger Sub or any of their Affiliates).

(ii) “Intervening Event” means an event, fact, circumstance, development, change or occurrence with respect to the Company or its Subsidiaries that (x) first becomes actually known to the Board after the date of this Agreement (or, if known to the Board as of the date of this Agreement, the material consequences of any of the foregoing were neither known nor reasonably foreseeable to the Board as of the date of this Agreement) and (y) is material to the Company and its Subsidiaries, taken as a whole; provided, that under no circumstances shall the following events, facts, circumstances, developments, changes or occurrences constitute an Intervening Event: (A) the receipt by the Company, existence or terms of an Acquisition Proposal or a Superior Proposal or any matter relating thereto or consequence thereof, (B) changes in the market price or trading volume of the Shares or the debt instruments or credit ratings of the Company or its Subsidiaries (provided, however, that the underlying causes of such change or fact shall not be excluded by this clause (B)) and (C) the fact that the Company meets or exceeds internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period (provided, however, that the underlying causes of such change or fact shall not be excluded by this clause (C)).

(iii) “Superior Proposal” means any unsolicited, bona fide Acquisition Proposal which the Board (acting on the recommendation of the Transaction Committee) concludes in good faith (after consultation with its financial advisor and outside legal counsel), taking into account all factors the Board acting in good faith considers to be appropriate (including (x) any proposal by Parent in writing to amend or modify the terms hereof, (y) the identity of the Person making such Acquisition Proposal, and (z) the consideration, terms, conditions, timing, likelihood of consummation, financing terms and legal, financial, and regulatory aspects of such Acquisition Proposal), (A) would, if consummated, be more favorable to the Company’s shareholders from a financial point of view than the transactions contemplated by this Agreement (provided that for the purpose of this definition, references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “80%”), and (B) is reasonably expected to be consummated on the terms proposed.

(i) References in this Section 5.03 to the “Board” shall mean the Board or, to the extent applicable, the Transaction Committee or another duly authorized committee thereof.

Section 5.04. Access to Information; Confidentiality. From the date hereof until the Effective Time or the earlier termination of this Agreement in accordance with its terms, the Company shall, and shall cause its

Subsidiaries, officers, directors and Representatives to, (a) provide Parent reasonable access to the offices, properties, books and records of the Company and its Subsidiaries and (b) furnish Parent with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as Parent may reasonably request in writing; provided, that (i) such access or information requests do not unreasonably interfere with the operation of the Company’s and its Subsidiaries’ business, result in any significant interference with the prompt and timely discharge by the employees of the Company or its Subsidiaries of their normal duties, and shall be subject to reasonable security measures and insurance requirements, (ii) Parent and its Representatives shall not contact or otherwise communicate with the customers or suppliers of the Company and its Subsidiaries (other than contact or other communications with such customers or suppliers by Parent in the ordinary course of business and not related to the transactions contemplated by this Agreement) unless, in each instance, approved in writing in advance by the Company (such approval not to be unreasonably withheld, conditioned or delayed), (iii) such access shall not require the Company or its Subsidiaries to allow any invasive environmental testing or sampling (which shall require the prior written approval of the Company in its sole and absolute discretion) and (iv) nothing herein shall require the Company or its Subsidiaries to furnish to Parent or its Representatives, or provide Parent or its Representatives with access to, information that legal counsel for the Company reasonably determines to (A) give rise to a violation of a Law, including, without limitation, any Antitrust Law, (B) be subject to an attorney-client or other legal privilege or (C) not be permitted to be provided to Parent or its Representatives under the terms of any Contract; provided, that the Company shall cooperate with Parent to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the impediments expressly set forth in foregoing clause (iv), including by arrangement of appropriate “counsel-to-counsel” disclosure, clean room procedures, redaction and other customary procedures, entry into a customary joint defense agreement and, with respect to the contractual confidentiality obligations contemplated by clause (iv)(C) of this Section 5.04, obtaining a waiver with respect to or consent under such contractual confidentiality obligations. Parent acknowledges that the information and access provided pursuant to this Section 5.04 shall be subject to the terms and conditions of the letter agreement executed on August 11, 2024, by the Company and Parent (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms and shall survive any termination of this Agreement. All requests for access or information pursuant to this Section 5.04 shall be made through the Chief Financial Officer of the Company or such Person as he shall designate.

Section 5.05. Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each Party shall, and shall cause their respective Affiliates to, use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under applicable Law (including under any Antitrust Law and Section 721) to consummate the Merger and the other transactions contemplated by this Agreement before the End Date, including: (i) preparing and filing all forms, notifications, registrations and notices required to be filed to consummate the Merger and the other transactions contemplated hereby; and (ii) obtaining and maintaining any requisite consent, approval, authorization, waiver or Order required to be obtained from any other Person, including any Governmental Authority.

(b) In furtherance and not in limitation of the foregoing, such reasonable best efforts of Parent and Merger Sub shall include taking any action to avoid or eliminate each and every impediment that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur before the End Date. In particular, Parent and Merger Sub agree that its obligations pursuant to this Section 5.05(b) shall include (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any of the businesses, product lines or assets of Parent or its controlled Affiliates or, following the Effective Time, the Surviving Corporation or its Subsidiaries, (ii) terminating existing, or creating new, relationships, contractual rights or obligations of Parent or its controlled Affiliates or, following the Effective Time, the Surviving Corporation or its Subsidiaries, (iii) effectuating any other change or restructuring of Parent, its Affiliates, the Company, or their respective Subsidiaries, or otherwise taking or committing to take any actions that limit the freedom of action of, Parent, its

Affiliates, the Company, or their respective Subsidiaries, with respect to, or its ability to retain, one or more assets or businesses, (iv) defending all lawsuits and other proceedings by or before any Governmental Authority challenging this Agreement or the consummation of the Merger and the other transactions contemplated hereby, including by pursuing all available avenues of administrative or judicial appeal, (v) resolving any objection asserted with respect to the transactions contemplated under this Agreement raised by any Governmental Authority, and (vi) seeking to prevent, have vacated, lifted, reversed or overturned any injunction, decree, ruling, Order or other action of any Governmental Authority (whether temporary, preliminary or permanent) that is threatened or in effect and that would prevent, prohibit, restrict or delay the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that notwithstanding anything to the contrary herein, including the foregoing, in no event shall Parent and Merger Sub be required to take such actions under this Section 5.05(b) that would, or would reasonably be expected to result in a material and adverse effect on Parent and its Affiliates, taken as a whole, after giving effect to the Merger (measured on a scale relative to the Company and its Subsidiaries, taken as a whole) (such action or actions, a “Burdensome Condition”). Nothing in this Section 5.05(b) shall require the Company, Parent or Merger Sub to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon consummation of the Merger; provided, that Parent can compel the Company to (and to cause its Subsidiaries to) agree to any such term or condition or take any such actions (or agree to take such actions) so long as the effectiveness of such term or condition or action is conditioned upon the consummation of the Merger.

(c) Notwithstanding anything to the contrary in this Agreement, no action taken by Parent pursuant to this Section 5.05 shall entitle Parent to any reduction of the Per Share Merger Consideration.

(d) Parent shall not, and shall not permit any of its controlled Affiliates to, enter into any agreement, transaction or any agreement to effect any transaction (including any merger or acquisition) that would reasonably be expected to: (i) materially delay or materially and adversely affect Parent’s ability to obtain termination or expiration of any applicable waiting period and any requisite clearances and approvals under the HSR Act, any other Antitrust Laws or Section 721 before the End Date; (ii) materially delay or materially and adversely affect Parent’s ability to avoid the entry of, the commencement of any Action seeking the entry of, or effect the dissolution of, any Order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits consummation of the Merger and the other transactions contemplated by this Agreement under the HSR Act, any other Antitrust Laws, or Section 721; or (iii) otherwise impede, prevent or delay beyond the End Date the consummation of the Merger and the other transactions contemplated by this Agreement.

(e) Parent and the Company agree to make, and to cause their respective Affiliates to make, any necessary filings under the HSR Act, Section 721 and any other Required Regulatory Approvals as promptly as practicable after execution of this Agreement; provided, however, that any necessary filings under the HSR Act shall, in any event, be made within ten (10) Business Days after the execution of this Agreement. Parent and the Company shall, and shall cause their respective Affiliates to, (i) comply at the earliest practicable date with any request under the HSR Act, Section 721 or any other Required Regulatory Approvals to provide information, documents or other materials requested by any Governmental Authority, (ii) coordinate and cooperate in connection with their respective efforts to obtain termination or expiration of any applicable waiting period and clearances, approvals and decisions under the HSR Act, any other Antitrust Laws or Section 721 as promptly as practicable, but in any event before the End Date, including by providing the other Party or its outside counsel with all information and documents reasonably requested by them for the purpose of making any relevant filings under the HSR Act, Section 721 or the relevant Required Regulatory Approvals, responding to any requests for information, documents or other materials from any Governmental Authorities within any timeframe required by applicable Law or otherwise as promptly as practicable, responding to any request for additional information or documentary material issued pursuant to the HSR Act (“Second Request”) or any formal or informal request pursuant to any other applicable Antitrust Law (“Other Antitrust Request”) from any Governmental Authority, and (iii) in connection with any review, investigation or other inquiry, including a Second Request, Other Antitrust Request, or CFIUS review or investigation under Section 721, and unless prohibited by applicable Law or a Governmental Authority, (A) keep outside counsel for the other Party promptly informed of any substantive communication received by such Party or any of its Affiliates from any Governmental Authority regarding any of the transactions contemplated hereby, (B) provide outside counsel for the other Party with a reasonable opportunity to review any proposed substantive communication by such Party or its Affiliates with any Governmental Authority, (C) consult with outside counsel for the other Party prior to any substantive meeting or conference with any Governmental Authority, and, to the extent permitted by the relevant Governmental Authority, provide outside counsel for the other Party with the opportunity to attend and participate in such meetings or conferences. Parent and the Company will not, and will not permit their respective controlled Affiliates to, consent or agree to extend the waiting period under the HSR Act or enter into any agreement with any Governmental Authority to not consummate the Merger, except with the prior written consent of the other Parties. Notwithstanding anything to the contrary in this Agreement, Parent shall have the right to devise, control and direct the strategy and timing for, and make all material decisions relating to (and shall take the lead in all meeting and communications with any Governmental Authority relating to), obtaining any clearance, decision, approval or expiration of a waiting period contemplated by this Section 5.05(e), including defending and resolving any Actions related to any such clearance, decision, approval or expiration a waiting period; provided, that Parent shall consult with the Company and consider its views in good faith.

(f) Without limiting the generality of the foregoing, Parent and the Company shall (i) prepare and submit to CFIUS, as promptly as practicable after execution of this Agreement, a draft of the CFIUS Notice and (ii) as promptly as practicable after receipt of comments from CFIUS on the draft CFIUS Notice, prepare and submit to CFIUS the final CFIUS Notice.

(g) Each of Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Party or its outside counsel under this Section 5.05 as “outside counsel only.” Such competitively sensitive material and the information contained therein shall be given only to the outside legal counsel of the other Party and will not be disclosed by such outside counsel to employees, officers or directors of such Party unless express permission is obtained in advance from the source of the materials (the Parent or the Company, as the case may be), or its legal counsel. Notwithstanding anything to the contrary in this Section 5.05, materials provided to the other Party or its counsel may be redacted to remove references concerning the valuation of the Company and its Subsidiaries or other competitively sensitive information unless required by, or in connection with any submission to, any Governmental Authority.

Section 5.06. Certain Filings.

(a) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement and the Schedule 13e-3, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement or Schedule 13e-3 and seeking timely to obtain any such actions, consents, approvals or waivers.

(b) Subject to Section 5.05(g), and without limiting Section 5.05(e), each of Parent and the Company shall promptly notify the other Party of any substantive communication it or its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other Party to review in advance any proposed substantive communication by such Party to any Governmental Authority and shall provide the other Party or its outside counsel with copies of all such correspondence, filings or communications between them or any of their representatives and any Governmental Authority. Neither Parent nor the Company shall agree to participate in any substantive meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting.

Section 5.07. Indemnification, Exculpation and Insurance.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless all past and present directors and officers of the Company and its Subsidiaries and each person who is or was serving at the request of, or to represent the interest of, the Company or any of its Subsidiaries as a director, officer, partner, member, trustee, fiduciary, employee or agent of any other corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise, including any charitable or not-for profit public service organization or trade association (collectively, the “Indemnified Parties”) against any costs, expenses (including attorneys’ fees and expenses and disbursements), judgments, fines, losses, claims damages or liabilities incurred in connection with any Action arising out of or pertaining to (i) their service as such or (ii) matters existing or occurring at or prior to the Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent that the Company would have been permitted by applicable Law and the articles of incorporation and bylaws of the Company in effect as of the date of this Agreement. In the event of any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Party hereunder), each Indemnified Party shall be entitled to advancement of expenses incurred in the defense of any such proceeding or threatened Action from Parent or the Surviving Corporation to the fullest extent and in the manner permitted by the MBCA and the articles of incorporation and bylaws of the Company as of the date of this Agreement; provided, that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

(b) Without limitation to Section 5.07(a), Parent shall, and shall cause the Surviving Corporation to, to the fullest extent permitted by applicable Law, include and cause to be maintained in effect in the Surviving Corporation’s (or any successor’s) organizational documents for a period of six (6) years after the Effective Time, provisions regarding elimination of liability of directors, and indemnification of and advancement of expenses to directors and officers of the Company, no less favorable than those contained in the Company’s organizational documents as of the date of this Agreement.

(c) In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties, rights and other assets to any Person, then, and in each such case, Parent shall, and shall cause the Surviving Corporation to, cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 5.07.

(d) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for “tail” insurance policies for the extension of directors’ and officers’ liability insurance, fiduciary liability insurance and employee practices liability insurance (to the extent applicable to directors of the Company as of the date of this Agreement) (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of six (6) years after the Effective Time (the “Tail Period”) with respect to any claim related to matters existing or occurring at or prior to the Effective Time from the Company’s D&O Insurance carrier as of the date of this Agreement or one or more insurance carriers with the same or better credit rating as such carrier with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies; provided, however, that in no event shall the premium amount for such policies exceed 300% of the last aggregate annual premium paid by the Company prior to the date hereof. If the Company for any reason fails to obtain or Parent for any reason fails to cause to be obtained such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the current D&O Insurance for the Tail Period, with at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay with respect to D&O Insurance in respect of any one policy year annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the D&O Insurance coverage required to be obtained pursuant hereto, but in such case shall purchase D&O Insurance with the best overall terms, conditions, retentions and levels of coverage reasonably available for such amount.

(e) Notwithstanding anything herein to the contrary, if any proceeding or threatened action, suit, proceeding, investigation or claim (whether arising before, at or after the Effective Time) is instituted against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.07 shall continue in effect until the final disposition of such proceeding or threatened action, suit, proceeding, investigation or claim.

(f) The provisions of this Section 5.07 are (i) intended to be for the benefit of, and will be enforceable from and after the Effective Time by, each Indemnified Party, his or her heirs and his or her Representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

Section 5.08. Employee Matters.

(a) For a period commencing on the Effective Time and ending on the date that is twelve (12) months following the Closing Date, each employee of the Company and its Subsidiaries who remains in the active employment of the Surviving Corporation and its Subsidiaries (the “Continuing Employees”) shall receive (i) base salary or base wages and a target annual incentive opportunity that is no less favorable than the base salary or base wages and target annual incentive opportunity that was provided to the Continuing Employee immediately prior to the Closing, (ii) severance benefits that are no less favorable than the severance benefits that were provided to the Continuing Employee as of immediately prior to the Effective Time, and (iii) employee benefits (including, without limitation, vacation, health and welfare, and fringe benefits, but excluding long-term incentive compensation, equity compensation, retiree medical, and defined benefit plan benefits) that are comparable in the aggregate to those benefits provided by the Company immediately prior to the Effective Time.

(b) For purposes of eligibility to participate, vesting and benefit accrual for a Continuing Employee in a benefit plan (including any such plan providing severance or vacation benefits) of Parent or its Affiliates (a “Parent Benefit Plan”), Parent shall credit each Continuing Employee with all years of service for which such Continuing Employee was credited before the Closing Date under any comparable Benefit Plans, except to the extent such credit would result in a duplication of benefits. With respect to any Parent Benefit Plan that is a welfare plan, Parent shall, and shall cause its Affiliates to use commercially reasonable efforts to, (i) waive all limitations as to preexisting conditions and limitations, exclusions, actively-at-work requirements, waiting periods and any other restriction that would prevent immediate or full participation under any such Parent Benefit Plan, (ii) cause all pre-existing condition exclusions, evidence of insurability requirements, and actively-at-work requirements of such Parent Benefit Plan to be waived for such Continuing Employee and his or her covered dependents to the extent waived, satisfied or not included under the comparable Benefit Plan, and (iii) recognize for each Continuing Employee and his or her covered dependents for purposes of applying annual deductible, co-payment and out-of-pocket maximums under applicable Parent Benefit Plans any deductible, co-payment and out-of-pocket expenses paid by the Continuing Employee and his or her covered dependents during the plan year for such Benefit Plan in which occurs the later of the Closing Date and the date on which the Continuing Employee (or such covered dependent) becomes covered under such Parent Benefit Plan.

(c) From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor all obligations under the plans, programs, agreements and arrangements set forth on Section 5.08(c) of the Disclosure Schedule.

(d) The provisions of this Section 5.08 are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or shall be construed to (i) confer upon or give to any Person (including for the avoidance of doubt any current or former employees, directors, or independent contractors of any of the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Corporation or any of its Subsidiaries), other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies with respect to the matters provided for in this Section 5.08, (ii) constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise be treated as an amendment or modification of any Benefit Plan or other compensation or benefit plan, agreement or arrangement, or (iii) limit the right of the Company, Parent or any of their respective Affiliates to amend, terminate or otherwise modify any Benefit Plan or other compensation or benefit plan, agreement or arrangement.

Section 5.09. Public Announcements. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such Party may reasonably conclude may be required by applicable Law, rules of a stock exchange, or court process; provided, that the restrictions set forth in this Section 5.09 shall not apply to any release or announcement made or proposed to be made (a) following a determination by the Board that an Acquisition Proposal constitutes a Superior Proposal or (b) following a Company Adverse Recommendation Change. The Parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the Parties. Each of the Company and Parent may make any public statements in response to questions by the press, analysts, investors or those attending industry conferences or analyst or investor conference calls, so long as those statements are consistent with previous statements made jointly by the Company and Parent.

Section 5.10. Section 16 Matters. Prior to the Effective Time, the Company shall cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each Person who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.11. Stock Exchange Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ to enable the delisting by the Surviving Corporation of the Company Common Stock from the NASDAQ and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, but in any event no more than ten (10) days thereafter.

Section 5.12. Takeover Laws. If any Takeover Law is or may become applicable to the Merger or any of the other transactions contemplated by this Agreement, each of the Company, Parent and Merger Sub and their respective boards of directors shall grant all such approvals and take all such actions as are reasonably necessary or appropriate so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby, and otherwise act reasonably to eliminate or minimize the effects of such Law on such transactions.

Section 5.13. Shareholder Litigation. The Company shall provide Parent with notice of all Actions against the Company, any of its Subsidiaries or any of their respective directors, officers or Affiliates by any shareholder of the Company arising out of or relating to this Agreement or the transactions contemplated by this Agreement. The Company shall (a) give Parent an opportunity to review and to propose comments to all filings or written responses to be made by the Company in connection with any shareholder litigation against the Company and its directors relating to the transaction contemplated by this Agreement, and the Company shall give reasonable and good-faith consideration to any comments proposed by Parent and (b) give Parent the opportunity to otherwise participate in the defense and/or settlement of any such litigation (in each case at Parent’s expense), and shall consider Parent’s advice with respect to such litigation, with respect to the Company’s defense or settlement of any such Actions (other than any Action or settlement where the interests of the Company or any of its Affiliates are, or would reasonably be expected to be, adverse to those of Parent, Merger Sub or any of their respective Affiliates); provided, that the Company shall control such defense and settlement and the disclosure of information in connection therewith shall be subject to the provisions of Section 5.04, including regarding attorney-client privilege or other applicable legal privilege; and provided, further, that the Company shall not settle any such Actions by shareholders without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed).

Section 5.14. Certain Indebtedness. The Company shall, with Parent’s cooperation and at Parent’s expense, take such actions as are necessary and appropriate to obtain, prior to the Closing Date, pay-off letters in a form reasonably satisfactory to Parent evidencing the amount (the “Pay-off Amount”) necessary to pay off, at the Effective Time, all existing indebtedness and other obligations (excluding any letters of credit outstanding as of the Effective Time and identified in writing by the Company to Parent at least five (5) Business Days prior to the Effective Time, which Parent will, directly or indirectly, assume or otherwise provide acceptable replacement letters of credit) under that certain Commercial Credit Agreement, dated as of April 12, 2022, by and among the Company, the other borrowers party thereto from time to time, the lenders party thereto from time to time and Amarillo National Bank (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). At or immediately following the Effective Time, Parent shall, or shall cause one of its Subsidiaries to, pay, on behalf of the Company, the Pay-off Amount to an account or accounts designated by the administrative agent under the Credit Agreement and take such reasonable action as necessary to replace such outstanding letters of credit as of the Effective Time.

Section 5.15. Parent Vote. Parent shall vote or cause to be voted any Shares beneficially owned by it or any of its Subsidiaries in favor of the adoption of this Agreement at the Company Shareholder Meeting and at all postponements, recesses or adjournments thereof.

ARTICLE 6

CONDITIONS TO THE MERGER

Section 6.01. Conditions to the Obligations of Each Party to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) no Governmental Authority of competent jurisdiction shall have enacted, entered or enforced any Order or Law which is in effect and declares unlawful or enjoins the Merger;

(b) the Company Shareholder Approval shall have been obtained in accordance with the MBCA; and

(c) any statutory waiting period (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act and, if applicable, any contractual waiting periods under any timing agreements with a Governmental Authority applicable to the consummation of the Merger shall have expired or been earlier terminated, and CFIUS Clearance and the approvals set forth in Section 6.01(c) of the Disclosure Schedule (collectively, the “Required Regulatory Approvals”) shall have been obtained.

Section 6.02. Conditions to the Obligations of Parent and Merger Sub to Effect the Merger. The respective obligation of Parent and Merger Sub to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b) (i) the representations and warranties of the Company set forth in Section 3.01 (Organization, Standing and Corporate Power), Section 3.02 (Authority), Section 3.03(a)(i) (Non-Contravention), Section 3.05(b) (Subsidiaries), Section 3.09(b) (Absence of Certain Developments), Section 3.23 (Takeover Laws) and Section 3.25 (No Brokers) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period); (ii) the representations and warranties of the Company set forth in Section 3.04(a) and Section 3.04(b) (Capitalization) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period) (with the exception of inaccuracies that are individual or in the aggregate de minimis); and (iii) the other representations and warranties of the Company set forth in Article 3 shall be true and correct (disregarding all qualifications or limitations as to “materially”, “Company Material Adverse Effect” and words of similar import set forth therein) at and as of the date of this Agreement and as of the Effective Time as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(c) there shall not have occurred and be continuing as of or otherwise arisen before the Effective Time any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had a Company Material Adverse Effect;

(d) Parent shall have received a certificate signed by the chief executive officer or chief financial officer of the Company (in his or her capacity as such and not in his or her personal capacity, and without personal liability) that the conditions set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(c) have been satisfied; and

(e) none of the Required Regulatory Approvals or any other approval of a Governmental Authority in connection with the Merger, or Law or Order enacted, promulgated, issued, entered or amended in connection with the Merger, shall impose or require any undertakings, terms, conditions, liabilities, obligations, commitments or sanctions (including any such actions set forth in Section 5.05(b)) that constitute a Burdensome Condition.

Section 6.03. Conditions to the Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) each of Parent and Merger Sub shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b) the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materially”, “Parent Material Adverse Effect” and words of similar import set forth therein) at and as of the date of this Agreement and as of the Effective Time as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and

(c) the Company shall have received a certificate signed by a duly authorized officer of Parent and Merger Sub (in his or her capacity as such and not in his or her personal capacity, and without personal liability) that the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.

ARTICLE 7

TERMINATION

Section 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, as follows:

(a) by mutual written consent of the Company and Parent;

(b) by either Parent or the Company:

(i) if the Merger has not been consummated on or before June 12, 2025 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any Party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(ii) if any Governmental Authority of competent jurisdiction shall have enacted, entered or enforced any Order or Law permanently enjoining, restraining, prohibiting or making illegal the consummation of the Merger, which Order or Law shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(ii) shall not be available to any Party whose breach or failure to perform or comply with any obligation under this Agreement was the primary cause of, or the primary factor that resulted in, the issuance of such Order or Law; or

(iii) if the Company Shareholder Approval has not been obtained at the Company Shareholder Meeting (or, if the Company Shareholder Meeting has been adjourned or postponed, the final adjournment or postponement thereof);

(c) by Parent:

(i) at any time prior to, but not after, the Company Shareholder Approval has been obtained, if a Company Adverse Recommendation Change shall have occurred; or

(ii) if there has been any violation or breach by the Company of any covenant, representation or warranty contained in this Agreement that would cause the conditions set forth in Section 6.02(a) or Section 6.02(b) not to be satisfied and (A) such violation or breach has not been waived by Parent, (B) Parent has provided written notice to the Company of such violation or breach and its intent to terminate this Agreement pursuant to this Section 7.01(c)(ii) and (C) such violation or breach is not capable of being cured by the End Date or, to the extent so curable, has not been cured by the Company within thirty (30) days after receiving such written notice thereof from Parent; provided, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 7.01(c)(ii) if Parent or Merger Sub is then in material breach of its obligations under this Agreement;

(d) by the Company:

(i) if there has been any violation or breach by Parent or Merger Sub of any covenant, representation or warranty contained in this Agreement that would cause the conditions set forth in Section 6.03(a) or Section 6.03(b) not to be satisfied and (A) such violation or breach has not been waived by the Company, (B) the Company has provided written notice to Parent of such violation or breach and its intent to terminate this Agreement pursuant to this Section 7.01(d)(i), and (C) such violation or breach is not capable of being cured by the End Date or, to the extent so curable, has not been cured by Parent and Merger Sub within thirty (30) days after receiving such written notice thereof from the Company; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company is then in material breach of this Agreement; or

(ii) at any time prior to, but not after, the Company Shareholder Approval has been obtained, the Board has determined to enter into a definitive Acquisition Agreement with respect to a Superior Proposal, but only if the Company shall have complied with its obligations under Section 5.03 with respect to such Superior Proposal; provided, however, that concurrently with or as promptly as reasonably practicable following such termination under this Section 7.01(d)(ii), the Company shall enter into a definitive Acquisition Agreement with respect to such Superior Proposal and make the payment required by Section 7.03(a).

The Party desiring to terminate this Agreement pursuant to this Section 7.01 (other than pursuant to Section 7.01(a)) shall give written notice of such termination to the other Party.

Section 7.02. Effect of Termination. In the event that this Agreement is validly terminated pursuant to Section 7.01, this Agreement shall forthwith become null and void and of no effect without liability or obligation on the part of any Party (or any Affiliate of such Party and such Party’s and its Affiliates’ respective Representatives), except that no such termination shall relieve any Party from any liabilities or damages resulting from any willful and material breach of this Agreement prior to or in connection with such termination or from any obligation to pay the Termination Fee pursuant to Section 7.03(a); provided, however, that this Section 7.02, Section 7.03 and Article 8 and the Confidentiality Agreement shall each survive the termination of this Agreement, as applicable, in accordance with their respective terms.

Section 7.03. Fees and Expenses.

(a) Except as expressly provided otherwise in this Agreement, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated, except that all filing fees paid in respect of the HSR Act, and any filing made under any other Antitrust Laws, shall be paid by Parent and all filing fees paid in respect of the CFIUS Notice shall be split equally as between Parent and the Company.

(b) In the event that this Agreement is terminated:

(i) by Parent pursuant to Section 7.01(c)(i);

(ii) by the Company pursuant to Section 7.01(d)(ii); or

(iii) by either Parent or the Company pursuant to Section 7.01(b)(i) or Section 7.01(b)(iii) or by Parent pursuant to Section 7.01(c)(ii) as a result of any breach of Section 5.03, and (A) at any time after the date of this Agreement and prior to such termination, an Acquisition Proposal shall have been publicly announced or publicly made known to the shareholders of the Company, and not withdrawn prior to such termination and (B) within twelve (12) months after such termination, the Company shall have consummated a transaction contemplated by an Acquisition Proposal, or entered into a definitive agreement with respect to an Acquisition Proposal and the transactions contemplated by such Acquisition Proposal shall have consummated (provided, that for purposes this Section 7.03(b)(iii), the references to “15% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%”);

then, in each case, the Company shall pay, or cause to be paid, to Parent the Termination Fee (i) on or before the third (3rd) Business Day following the date of such termination (in the case of termination by Parent pursuant to Section 7.01(c)(i)), (ii) concurrently with such termination (in the case of termination by the Company pursuant to Section 7.01(d)(ii)), or (iii) upon the consummation of the transaction contemplated by an Acquisition Proposal, in the case of a Termination Fee payable pursuant to Section 7.03(b)(iii), in each case by wire transfer of immediately available U.S. dollars to the applicable account or accounts designated in writing to the Company by Parent.

(c) Upon termination of this Agreement in accordance with its terms, Parent’s right, if any, to receive the Termination Fee pursuant to Section 7.03(a) shall be the sole and exclusive remedy of Parent and Merger Sub, and their respective Affiliates against the Company and its former, current or future shareholders, directors, officers, Affiliates, agents or other Representatives for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement or the failure of the Merger or the other transactions contemplated by this Agreement to be consummated, and upon payment of such Termination Fee, the Company and its former, current or future shareholders, directors, officers, Affiliates, agents or other Representatives shall have no further liability or obligation relating to or arising out of this Agreement, the Merger or the other transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Company be required to pay the Termination Fee more than once. For the avoidance of doubt, while Parent and Merger Sub may pursue, in the alternative, both a grant of specific performance in accordance with Section 8.10 and the payment of the Termination Fee under Section 7.03, under no circumstances shall Parent and Merger Sub be permitted or entitled to receive both a grant of specific performance and the Termination Fee.

Section 7.04. Amendment. This Agreement may be amended by the Parties at any time prior to the Effective Time; provided, however, that after the Company Shareholder Approval there shall be no amendment or waiver that pursuant to applicable Law requires further Company Shareholder Approval without such approval first having been obtained. Any amendment to this Agreement shall be in a writing specifically designated as an amendment hereto and signed on behalf of each of the Parties.

Section 7.05. Extension; Waiver. At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions contained herein. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the Parties. No waiver of any provision of this Agreement shall be effective except by written instrument executed by the Party against whom the waiver is to be effective. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.

ARTICLE 8

GENERAL PROVISIONS

Section 8.01. No Survival. Each of the Parties, intending to modify any applicable statute of limitations, agree that (a) all of the representations and warranties in this Agreement and in any certificate or other instrument delivered pursuant hereto shall terminate effective as of the Effective Time and shall not survive the Effective Time for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates, or any of their respective Representatives, in respect thereof, (b) after the Effective Time, there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates, or any of their respective Representatives, in respect of any covenants or agreements that, by their terms, contemplate performance at or prior to the Effective Time, and (c) covenants or agreements that, by their terms, contemplate performance following the Effective Time shall survive the Effective Time for the period set forth therein or until fully performed.

Section 8.02. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) one (1) Business Day after deposit with Federal Express or similar overnight courier service for delivery the next Business Day, (c) upon confirmation by email transmission (with a copy sent by overnight prepared courier service for delivery the next Business Day) or (d) three (3) Business Days after being mailed by first-class mail, return receipt requested. Notices, demands and other communications to the Parties shall, unless another address is specified in writing, be sent to the addresses indicated below:

(a) if to Parent or Merger Sub, to:

Tadano Ltd.

Ko-34, Shinden-cho, Takamatsu, Kagawa

761-0185, Japan

Attention: Noriaki Yashiro

Email:   noriaki.yashiro@tadano.com

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention: Francis J. Aquila

Mimi Wu

Email:   aquilaf@sullcrom.com

wum@sullcrom.com

if to the Company, to:

Manitex International, Inc.

9725 Industrial Drive

Bridgeview, Illinois 60455

Attention: Michael Coffey

Email:   jmcoffey@manitex.com

with a copy (which shall not constitute notice) to:

Bryan Cave Leighton Paisner LLP

211 N. Broadway, Suite 3600

St. Louis, Missouri 63102

Attention: Todd Kaye

Stephanie Hosler

Email:    todd.kaye@bclplaw.com

Stephanie.hosler@bclplaw.com

Section 8.03. Entire Agreement. This Agreement (including the Disclosure Schedule and Exhibits attached hereto) and the Confidentiality Agreement contain the entire understanding of the Parties in respect of their subject matter and supersede all prior agreements and understandings (oral or written) between the Parties with respect to such subject matter, other than the Confidentiality Agreement. The Disclosure Schedule and Exhibits constitute a part of this Agreement as though set forth in full herein.

Section 8.04. Disclosure Schedule. The Disclosure Schedule is not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company, except and solely to the extent that a representation or warranty set forth in Article 3 of this Agreement specifically states that a correct and complete list of a particular item is set forth on a particular section of the Disclosure Schedule. The fact that any item or other information is disclosed in the Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Inclusion of any item or other matter in the Disclosure Schedule shall not be construed as an admission or indication that such item or other matter is or is not material, that such item has had or would reasonably be expected to have a Company Material Adverse Effect or that such item will in fact exceed any applicable threshold limitation set forth in this Agreement. Headings in the Disclosure Schedule are inserted for reference purposes and for convenience of the reader only, and shall not affect the interpretation thereof or of this Agreement. Nothing contained in the Disclosure Schedule shall be construed as an admission of liability or responsibility in connection with any pending, threatened or future matter or proceeding.

Section 8.05. Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by any Party without the prior written consent of the other Parties.

Section 8.06. No Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended to confer any legal or equitable rights, benefits, remedies, obligations or liabilities upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that the Parties specifically acknowledge and agree that, (a) Section 5.07 shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof, (b) following the Effective Time, each holder of Company Common Stock shall be entitled to enforce the provisions of Article 2 to the extent necessary to receive the consideration to which such holder is entitled pursuant to Article 2, and (c) following the Effective Time, the holders of Company Options and Company RSUs shall be entitled to enforce the provisions of Section 2.08 to the extent necessary to receive the consideration to which such holder is entitled pursuant to Section 2.08.

Section 8.07. Governing Law. Except to the extent the provisions of Michigan law are applicable to the Merger or to the fiduciary duties of the Board, this Agreement and its enforcement will be governed by, and interpreted in accordance with, the Laws of the State of Delaware without regard to the conflicts of law provisions of such state.

Section 8.08. Consent to Jurisdiction. Each Party hereby submits to the exclusive jurisdiction of the state and federal courts located in the State of Delaware (the “Delaware Courts”) for any dispute arising out of or relating to this Agreement or the breach, termination or validity thereof. Each Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such proceedings brought in such court. Each of the Parties irrevocably and unconditionally waives and agrees not to plead or claim in any such court (a) that it is not personally subject to the jurisdiction of the Delaware Courts for any reason other than the failure to serve process in accordance with applicable Law, (b) that it or its property is exempt or immune from jurisdiction of the Delaware Courts or from any legal process commenced in the Delaware Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law that (i) the suit, action or proceeding in the Delaware Courts is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by the Delaware Courts.

Section 8.09. Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 8.10. Specific Performance. The Parties agree that irreparable harm would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that, without posting bond or other undertaking, the Parties shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no Party will allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The Parties further agree that (a) by seeking any remedy provided for in this Section 8.10, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement and (b) nothing contained in this Section 8.10 shall require any Party to institute any action for (or limit such Party’s right to institute any action for) specific performance under this Section 8.10 before exercising any other right under this Agreement.

Section 8.11. Severability. If any provisions of this Agreement, or the application thereof to any Person or circumstance, is invalid or unenforceable in any jurisdiction, then (a) a substitute and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable in such jurisdiction, the intent and purpose of the invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability of such provision affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 8.12. Counterparts. This Agreement may be executed in any number of counterparts (including by means of facsimile and electronically transmitted portable document format (pdf) signature pages), each of which shall be an original but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TADANO LTD.

By:	/s/ Noriaki Yashiro
Name: Noriaki Yashiro
Title: Director and Managing Executive Officer

LIFT SPC INC.

By:	/s/ Yusuke Tanaka
Name: Yusuke Tanaka
Title: President

MANITEX INTERNATIONAL, INC.

By:	/s/ J. Michael Coffey
Name: J. Michael Coffey
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex B

Opinion of Brown Gibbons Lang & Company

September 12, 2024

Transaction Committee of the Board of Directors

Manitex International, Inc.

9725 Industrial Drive

Bridgeview, IL 60455

Members of the Transaction Committee of the Board of Directors:

We understand that Tadano Ltd (“Tadano”), Lift SPC Inc., a wholly-owned subsidiary of Tadano (“Merger Sub”) and Manitex International, Inc. (the “Company”) propose to enter into the Merger Agreement (defined below) pursuant to which, among other things, Merger Sub will be merged with and into the Company (the “Transaction”), and in connection with the Transaction, (i) each issued and outstanding share of common stock, no par value per share (“Company Common Stock”) of the Company, other than shares of Company Common Stock that are owned by Tadano, Merger Sub or the Company, or by any subsidiary of Tadano, Merger Sub or the Company (such shares of Company Common Stock, the “Excluded Shares”), shall be automatically converted into right to receive $5.80 in cash (the “Per Share Merger Consideration”), and (ii) the Company will become a wholly owned subsidiary of Tadano.

The Transaction Committee of the Board of Directors (the “Transaction Committee”) of the Company has requested our opinion as to whether, as of the date hereof, the Per Share Merger Consideration to be received by the holders of Company Common Stock in the Transaction, other than the holders of Excluded Shares, is fair to them, from a financial point of view.

In arriving at our opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate. Specifically, in the course of our work, among other things we have: (i) reviewed the draft Merger Agreement dated September 10, 2024 by and among the Company, Tadano and Merger Sub (the “Draft Agreement”) (ii) reviewed relevant public filings, including but not limited to, Form 10-Ks, Form 10-Qs, Form 8-Ks, proxies, investor presentations, and quarterly analyst calls; (iii) reviewed publicly available analyst research coverage reports for the Company; (iv) reviewed the Company’s audited financial statements for each of the fiscal years ended December 31, 2021, December 31, 2022, and December 31, 2023; (v) reviewed year to date unaudited financial statements prepared by the Company; (vi) reviewed a forecast model, prepared by the Company’s management in October 2023, including the budget for the fiscal year ended December 31, 2024, and forecasts for the fiscal years ended December 31, 2025, 2026, 2027, and 2028 that were prepared by Company management; (vii) participated in discussions of the Company’s forecast model with the Chief Executive Officer and Chief Financial Officer of the Company (viii) reviewed schedules of non-recurring expenses and adjustments as prepared by the Company’s management and presented publicly through investor calls held by the Company’s management for the fiscal years ended December 31, 2021, 2022, 2023, and the year-to-date period ending June 2024; (ix) reviewed certain other historical operating and financial information provided to us by management of the Company, including division level financial performance and key performance indicators of the Company; (x) reviewed analyses prepared by the Company regarding its business, service offerings, markets, customers, vendors, personnel, asset base, facilities, and operations; (xi) reviewed the current and historical market prices and trading volume for the Company Common Stock, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that we deemed to be relevant,

Transaction Committee of the Board of Directors

Manitex International, Inc.

September 12, 2024

(xii) participated in meetings, discussions, interviews and facility tours with management of the Company; and (xiii) compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant and conducted such other financial studies, analyses and inquiries and considered such other factors and information as BGL deemed appropriate.

In reaching our conclusion, we have assumed the accuracy and completeness of all of, and have relied upon, the financial, legal, regulatory, tax, accounting, and other information provided to, discussed with or reviewed by us, including, without limitation, the forecasts, the components, value and computation of the Per Share Merger Consideration, without assuming any responsibility for independent verification, and we do not assume any liability for if any such information is not accurate or complete. As to any information provided to us by the Company, with your consent, we have relied upon the assurances of the management of the Company that all such information was prepared on a reasonable basis and that the management of the Company is not aware of any information or facts that would make the information provided to us incomplete or misleading. We have assumed that the forecast models and projections prepared by management of the Company are predicated upon reasonable assumptions and reflects management’s best currently available estimates and judgments and we express no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. We have further assumed that all assets and liabilities (contingent or otherwise, known or unknown) of the Company are set forth on the financial statements provided to us and that, in each case, the financial statements provided to us present fairly the Company’s results of operations, cash flows and financial condition for the periods and as of the dates indicated and were prepared in conformity with U.S. generally accepted accounting principles consistently applied, and that there was no material changes in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company since the date of the last financial statements made available to us. We have assumed that, in the course of obtaining any necessary regulatory or third-party approvals and consents for the Transaction, no modification, delay, limitation, restriction, condition, or waiver will be imposed or granted, the effect of which would be material to our analysis or opinion.

We have assumed, at your direction, that the final executed Merger Agreement that will be delivered by the parties will not differ in respect material to our analysis or this opinion from the Draft Agreement, and that the Per Share Merger Consideration, as described above, will be included in the final version of the Merger Agreement. We also have assumed, at your direction, that the Transaction will be consummated in accordance with the terms and conditions stated in the Merger Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or any material amendment to the Agreement or waiver by any party of any condition stated in the Merger Agreement that would be material to our analysis or this opinion. We have assumed at your direction, that Tadano will be able to finance the aggregate payment of the Per Share Merger Consideration. We have assumed that the representations and warranties of the parties stated in the Merger Agreement are true and correct.

Each assumption that we have stated in this letter has been made with your knowledge and consent, and we have relied upon each such assumption without independent verification as a predicate for our opinion.

In the course of our work supporting our opinion, we have made qualitative judgments as to the significance and relevance of each analysis and factor that we have considered and did not attribute any particular weight to any particular analysis or factor. Therefore, all of the analyses and factors must be considered together. Considering any portion of the analyses or factors, without considering all of it, would represent an incomplete or misleading view of the process underlying our opinion.

Our opinion expressed below is being rendered as of the date of this letter, based upon information furnished to us, and our knowledge of economic, market and other conditions as they exist and can be evaluated, on the date of this letter. We disclaim any undertaking or obligation to advise any person of any information that comes to

Transaction Committee of the Board of Directors

Manitex International, Inc.

September 12, 2024

our attention after the date of this letter or to supplement, revise or withdraw our opinion in light of any such information.

We call to your attention the fact that we will receive a fee for our services in preparing and delivering our opinion expressed below and that we have served as exclusive financial advisor to the Company in connection with the Transaction for which we will receive a fee contingent upon the closing of the Transaction. Our fee for delivering this opinion is not contingent upon our views expressed in this opinion or upon the closing of the Transaction. In addition, the Company has agreed to indemnify us against certain liabilities arising from our engagement and to reimburse us for certain expenses. We have in the past and may, in the future, provide investment banking and financial advisory services to the Company and its affiliates or to Tadano and its affiliates, for which we may be expected to receive compensation. In addition, we may from time to time provide investment banking, advisory, brokerage or other services to clients that may be competitors or suppliers to, or customers or security holders of, the Company or Tadano or that may otherwise participate or be involved in the same or a similar business or industry as the Company or Tadano.

Our opinion expressed below addresses only the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by the holders of Company Common Stock, other than the holders of Excluded Shares. It also does not address any other issue, including, without limitation, the fairness of the amount or the nature of any compensation payable to any of the officers, directors or employees of any party in connection with the Transaction or any financial or non-financial terms of the Merger Agreement or the Transaction. We are not legal, regulatory, accounting or tax experts and have assumed that the Company and its other advisors have assessed and acted upon all legal, regulatory, accounting and tax matters.

We have not made any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such valuations or appraisals, nor did we conduct a comprehensive physical inspection of any assets of the Company. We have not analyzed nor were we requested to address, nor do we express any assurance regarding any of the following: the solvency of the Company, either before or after giving effect to the Transaction; the merits of the Transaction relative to other business strategies or transactions that might be available to the Company or in which the Company might engage; the Company’s business decision to pursue the Transaction; or the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Merger Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any class of securities, creditors or other constituencies of the Company or any other party. We also express no view or opinion as to any consequence that may result from the Transaction, including as to the price at which the Company’s common stock will trade at any time, including following the announcement or consummation of the Transaction.

Our opinion expressed below and this letter are delivered to and intended for the benefit and use of the Transaction Committee, solely in connection with its consideration of the Transaction, solely in their capacity as members of the Transaction Committee and not in any other capacity, and it may not be delivered, communicated or disclosed (in whole or in part) to any third party for any purposes whatsoever, or used or relied upon for any other purpose, except that the Company may refer to the existence of this letter and the delivery of our opinion stated herein and may include the entirety (but not part) of this letter. Our opinion is not intended to be, nor does it constitute, a recommendation to the Transaction Committee regarding how to vote with respect to the Transaction. Neither the delivery of this letter nor the rendering of our opinion is intended or shall be deemed to confer any rights or remedies upon any person other than the Transaction Committee or to impose upon us any duty (fiduciary or otherwise) to any other person.

Transaction Committee of the Board of Directors

Manitex International, Inc.

September 12, 2024

Based upon and subject to the foregoing, including the various assumptions, procedures followed, matters considered, and qualifications and limitations set forth herein, it is our opinion that, as of the date hereof, the Per Share Merger Consideration to be received by the holders of Company Common Stock in the Transaction pursuant to the Merger Agreement, other than the holders of Excluded Shares, is fair to them from a financial point of view.

Very truly yours,

Brown Gibbons Lang & Company Securities, LLC

MANITEX INTERNATIONAL, INC. C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717 VOTE BY INTERNET-www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE-1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V58055-TBD KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY MANITEX INTERNATIONAL, INC. The Board of Directors recommends you vote FOR proposals 1, 2 and 3. 1. A proposal to approve the Agreement and Plan of Merger, dated as of September 12, 2024, as it may be amended from time to time, by and among Manitex International, Inc. (the “Company”), Tadano Ltd., and Lift SPC Inc. 2. A proposal to approve, by a non-binding advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the Merger. 3. A proposal to adjourn the special meeting, if necessary or appropriate, including if there are not holders of a sufficient number of shares of our common stock, no par value per share, present or represented by proxy at the special meeting to constitute a quorum. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For Against Abstain Yes No Please indicate if you plan to attend this meeting Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. V58056-TBD MANITEX INTERNATIONAL, INC. Special Meeting of Shareholders December 20, 2024 11:00 AM (Central Standard Time) This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) David J. Langevin and Joseph Doolan, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MANITEX INTERNATIONAL, INC. that the shareholder(s) is/are entitled to vote at the Special Meeting of Shareholders to be held at 11:00 AM (Central Standard Time) on Friday, December 20, 2024, at 9725 Industrial Drive, Bridgeview, Illinois, 60455, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. If any other matters properly come before the meeting, the shares represented by this proxy will be voted in accordance with the discretion of the persons designated as proxies. Continued and to be signed on reverse side